SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

AVANEX CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

Dear Avanex Stockholder:

      You are cordially invited to attend a special meeting of stockholders relating to the acquisition by Avanex of all of the outstanding equity of Alcatel Optronics France SA, a subsidiary of Alcatel that operates the optical components division of Alcatel, the purchase of certain assets of the photonic technologies business of Corning Incorporated, and the issuance of Avanex common stock to Alcatel and Corning in connection with these transactions. As consideration for these transactions, Avanex will issue to Alcatel and Corning shares of Avanex common stock representing 28% and 17%, respectively, of the outstanding shares of Avanex common stock on a post-transaction basis, which, as of June 16, 2003, would equal approximately 35,367,000 and 21,473,000 shares, respectively.

      At the special meeting, you will be asked to approve the issuances of Avanex common stock in connection with the transactions described above. The date, time and place of the special meeting are as follows:

July 25, 2003 at 10:00 a.m.
Avanex Corporation
40919 Encyclopedia Circle
Fremont, CA 94538

      The board of directors of Avanex has unanimously approved the acquisition by Avanex of all of the outstanding equity of Alcatel Optronics France SA, a subsidiary of Alcatel that operates the optical components division of Alcatel, and the purchase of certain assets of the photonic technologies business of Corning, and recommends that you vote “FOR” the proposals relating to the issuances of Avanex common stock in connection with these transactions as described in the attached materials. Although you are being asked to approve two separate proposals relating to the transactions with Alcatel and Corning, the completion of each transaction is conditioned upon the completion of the other transaction. It is not likely that we will be able to complete either transaction unless our stockholders approve both proposals. Before voting, you should carefully review all the information contained in the attached proxy statement. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 21.

      Your vote is very important. Whether or not you expect to attend the special meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope so that your shares may be represented at the meeting, regardless of the number of shares you own. You also may vote your shares by telephone or through the Internet by following the instructions indicated on the proxy card.

      We strongly support the transactions with Alcatel and Corning and enthusiastically recommend that you vote in favor of the proposals presented to you for approval.

WALTER ALESSANDRINI

Chairman, President and Chief Executive Officer Avanex Corporation

This proxy statement is dated June 17, 2003 and is first being mailed to stockholders of Avanex on or about June 20, 2003.

AVANEX CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On July 25, 2003

To the Stockholders of Avanex Corporation:

     We will hold a special meeting of stockholders of Avanex Corporation at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont, California 94538, on July 25, 2003 at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of Avanex common stock in connection with the acquisition of all of the outstanding equity of Alcatel Optronics France SA, a subsidiary of Alcatel that operates the optical components division of Alcatel (the “Optronics Share Acquisition”), pursuant to the Share Acquisition and Asset Purchase Agreement, dated as of May 12, 2003, between Avanex Corporation, Alcatel and Corning Incorporated (the “purchase agreement”). Pursuant to the purchase agreement, Avanex will issue to Alcatel shares of Avanex common stock representing 28% of the outstanding shares of Avanex common stock on a post-transaction basis. The completion of the Optronics Share Acquisition is conditioned upon the satisfaction or waiver of the conditions to the closing of the Corning Asset Purchase.

2.	To consider and vote upon a proposal to approve the issuance of Avanex common stock in connection with the purchase of certain assets of the photonic technologies business of Corning Incorporated (the “Corning Asset Purchase”) pursuant to the purchase agreement. Pursuant to the purchase agreement, Avanex will issue to Corning shares of Avanex common stock representing 17% of the outstanding shares of Avanex common stock on a post-transaction basis. The completion of the Corning Asset Purchase is conditioned upon the satisfaction or waiver of the conditions to the closing of the Optronics Share Acquisition.

3.	To transact any other business as may properly come before the special meeting or any adjournment of the special meeting.

     Our board of directors has unanimously determined that the proposed Optronics Share Acquisition and the proposed Corning Asset Purchase are fair to, and in the best interests of, Avanex and its stockholders. Our board unanimously approved the purchase agreement and the issuances of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase and recommends that you vote FOR the approval of the issuance of shares of Avanex common stock in connection with the Optronics Share Acquisition and FOR the approval of the issuance of shares of Avanex common stock in connection with the Corning Asset Purchase. The proposals are described in more detail in the accompanying proxy statement, which we encourage you to read in its entirety before voting. A copy of the purchase agreement is attached as Annex A to the accompanying proxy statement.

     Only Avanex stockholders of record at the close of business on June 5, 2003 are entitled to notice of the special meeting and to vote at the special meeting and at any adjournments thereof.

     All Avanex stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You also may vote your shares by telephone or through the Internet by following the instructions indicated on the proxy card. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the special meeting.

     Your vote is important regardless of the number of shares you own. We cannot complete the Optronics Share Acquisition or the Corning Asset Purchase unless holders of a majority of the shares of Avanex common stock represented in person or by proxy and entitled to vote at the special meeting at which a quorum is present vote for the proposals.

By order of the board of directors,

WALTER ALESSANDRINI
Chairman, President and Chief Executive Officer

Fremont, California

June 17, 2003

REFERENCE TO ADDITIONAL INFORMATION

      This proxy statement “incorporates by reference” important business and financial information about Avanex from documents that are not included in or delivered with this proxy statement. You may obtain documents incorporated by reference in this proxy statement without charge by requesting them in writing or by telephone at the following address and telephone number:

Avanex Corporation

40919 Encyclopedia Circle
Fremont, California 94538
Tel: (510) 897-4188
Attn: Investor Relations

      If you would like to request any documents, please do so by July 18, 2003 in order to receive them before the Avanex special meeting.

      For a more detailed description of the information incorporated by reference into this proxy statement and how you may obtain it, see “Where You Can Find More Information” on page 127.

QUESTIONS AND ANSWERS ABOUT THE OPTRONICS SHARE ACQUISITION AND THE CORNING ASSET PURCHASE
SUMMARY OF THE PROXY STATEMENT
The Companies
Summary of the Optronics Share Acquisition and the Corning Asset Purchase (see page 45)
Opinion of Avanex’s Financial Advisor (see page 50)
Overview of the Purchase Agreement
Risks (see page 21)
Regulatory Approval (see page 57)
No Appraisal Rights (see page 58)
FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT
SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
Alcatel’s Optronics Division Selected Historical Combined Financial Data
Exchange Rate Information
Optical Components Business of Corning Selected Financial Data
Selected Unaudited Pro Forma Condensed Combined Financial Data of Avanex
Selected Unaudited Pro Forma Condensed Combined Financial Data
Comparative Historical and Pro Forma Per Share Data
RISK FACTORS
Risks Related to the Optronics Share Acquisition and the Corning Asset Purchase
Risks Related to the Combined Company Following the Optronics Share Acquisition and the Corning Asset Purchase
Risks Related to Avanex
SPECIAL MEETING OF AVANEX STOCKHOLDERS
General
Date, Time and Place
Purpose of Avanex Special Meeting
Record Date
Vote of Avanex Stockholders Required
Voting of Proxies
PROPOSAL 1 APPROVAL OF THE ISSUANCE OF AVANEX COMMON STOCK IN CONNECTION WITH THE OPTRONICS SHARE ACQUISITION
PROPOSAL 2
APPROVAL OF THE ISSUANCE OF AVANEX COMMON STOCK IN CONNECTION WITH THE CORNING ASSET PURCHASE
THE OPTRONICS SHARE ACQUISITION AND THE CORNING ASSET PURCHASE
Background of the Optronics Share Acquisition and the Corning Asset Purchase
Reasons for the Optronics Share Acquisition and the Corning Asset Purchase
Recommendation of the Board of Directors
Opinion of Avanex’s Financial Advisor
Completion and Effectiveness of the Optronics Share Acquisition and the Corning Asset Purchase
Businesses and Assets to Be Acquired
Consideration
Employment Matters
Directors and Officers of Avanex Following the Optronics Share Acquisition and Corning Asset Purchase
Regulatory Matters; Hart-Scott-Rodino Act and Antitrust
Other Approvals
Accounting Treatment
Appraisal Rights
Listing on the Nasdaq Stock Market of Avanex Common Stock to be Issued in the Optronics Share Acquisition and the Corning Asset Purchase
THE PURCHASE AGREEMENT
General
Conditions to the Completion of the Transactions
No Solicitation
No Competition
Meeting of Stockholders
Covenants; Conduct of Business Pending the Optronics Share Acquisition and Corning Asset Purchase
Other Agreements
Termination
Representations and Warranties
Indemnification
Amendment; Extension and Waiver
Fees and Expenses
AGREEMENTS RELATED TO THE OPTRONICS SHARE ACQUISITION AND THE CORNING ASSET PURCHASE
Voting Agreements
Stockholders’ Agreement
Alcatel Intellectual Property License Agreement
Corning Intellectual Property Rights Agreement
Alcatel Supply and Frame Purchase Agreement
Corning Dispersion Compensating Optical Fiber Supply Contract
Transition Services Agreements
DESCRIPTION OF AVANEX
DESCRIPTION OF ALCATEL’S OPTRONICS DIVISION
OPTRONICS DIVISION’S OPERATING AND FINANCIAL REVIEW AND PROSPECTS
DESCRIPTION OF OPTICAL COMPONENTS BUSINESS OF CORNING
MANAGEMENT’S DISCUSSION AND ANALYSIS OF NET REVENUES AND DIRECT OPERATING EXPENSES OF THE OPTICAL COMPONENTS BUSINESS OF CORNING
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction to Unaudited Pro Forma Condensed Combined Financial Information
PRINCIPAL STOCKHOLDERS OF AVANEX
WHERE YOU CAN FIND MORE INFORMATION
OTHER MATTERS
FINANCIAL STATEMENTS
ANNEX A — SHARE ACQUISITION AND ASSET PURCHASE AGREEMENT
ANNEX B — OPINION OF CITIGROUP GLOBAL MARKETS INC.

QUESTIONS AND ANSWERS ABOUT THE OPTRONICS SHARE ACQUISITION

AND THE CORNING ASSET PURCHASE

Q:	What is the Optronics Share Acquisition?

A:	Pursuant to the purchase agreement, Avanex will acquire all of the outstanding equity of Alcatel Optronics France SA, a subsidiary of Alcatel that operates the optical components division of Alcatel, and, as a result, the Optronics Share Acquisition will combine the businesses of Avanex and the optical components division of Alcatel. Alcatel will receive as consideration shares of Avanex common stock representing 28% of the outstanding shares of Avanex common stock on a post-transaction basis, which, as of June 16, 2003, would equal approximately 35,367,000 shares. In addition, in connection with the Optronics Share Acquisition, Alcatel will contribute to the ongoing business an amount equal to the sum of $40 million plus € 64.6 million, approximately € 49.6 million of which is intended to fund certain anticipated restructuring costs. The amount intended to cover anticipated restructuring costs may change based upon the amount of restructuring that is implemented by Alcatel prior to the completion of the Optronics Share Acquisition.

Q:	What is the Corning Asset Purchase?

A.	Pursuant to the purchase agreement, Avanex will acquire certain assets and assume certain liabilities of the photonic technologies business of Corning Incorporated, and, as a result, the Corning Asset Purchase will combine the businesses of Avanex and portions of the photonic technologies business of Corning. Corning will receive as consideration shares of Avanex common stock representing 17% of the outstanding shares of Avanex common stock on a post-transaction basis, which, as of June 16, 2003, would equal approximately 21,473,000 shares. In addition, in connection with the Corning Asset Purchase, Corning will contribute approximately $20 million in cash to the ongoing business.

Q:	Will Avanex stockholders receive any consideration as a result of the Optronics Share Acquisition or the Corning Asset Purchase?

A:	No. Avanex stockholders will not receive consideration as a result of the Optronics Share Acquisition or the Corning Asset Purchase.

Q:	What vote is required by Avanex stockholders to approve the issuances of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase?

A:	The affirmative vote of the holders of a majority of the Avanex shares represented at the Avanex special meeting at which a quorum is present is required to approve each of the issuances of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase. Avanex stockholders who collectively held approximately 6.9% of the outstanding common stock of Avanex as of June 5, 2003 have agreed to vote all of their shares in favor of the issuances of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase.

Q:	Does Avanex’s board of directors recommend voting in favor of the issuances of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase?

A:	Yes. After careful consideration, Avanex’s board of directors unanimously determined that the Optronics Share Acquisition and the Corning Asset Purchase are each fair to, and in the best interests of, Avanex and its stockholders. Avanex’s board of directors unanimously recommends that Avanex stockholders vote FOR the issuance of Avanex common stock in connection with the Optronics Share Acquisition and FOR the issuance of Avanex common stock in connection with the Corning Asset Purchase.

For a description of the factors considered by the Avanex board of directors in making its determination, see the section entitled “The Optronics Share Acquisition and the Corning Asset

Purchase — Reasons for the Optronics Share Acquisition and the Corning Asset Purchase” on page 49.

Q:	What happens if only one of the two proposals is approved?

A:	The completion of each of the transactions is conditioned upon the satisfaction or waiver of the conditions to the closing of the other transaction, including stockholder approval. If the Avanex stockholders do not approve the issuance of shares in connection with the Corning Asset Purchase then that transaction will not be completed, and, as a result, the Optronics Share Acquisition will only be completed if Avanex and Alcatel waive the condition that the issuance of shares in connection with the Corning Asset Purchase be approved by the Avanex stockholders. If the Avanex stockholders do not approve the issuance of shares in connection with the Optronics Share Acquisition then that transaction will not be completed, and, as a result, the Corning Asset Purchase will only be completed if Avanex and Corning waive the condition that the issuance of shares in connection with the Optronics Share Acquisition be approved by Avanex stockholders. Therefore, it is likely that if our stockholders approve only one of the two proposals, we will not be able to complete either transaction.

Q:	When do you expect to complete the Optronics Share Acquisition and the Corning Asset Purchase?

A:	We are working to complete the Optronics Share Acquisition and the Corning Asset Purchase as quickly as possible. We hope to complete the Optronics Share Acquisition and the Corning Asset Purchase during the third calendar quarter of 2003.

For a description of the conditions to completion of the Optronics Share Acquisition and the Corning Asset Purchase, see the section entitled “The Purchase Agreement — Conditions to the Completion of the Transactions” on page 60.

Q:	What do I need to do now?

A:	We urge you to carefully read and consider the information contained in this proxy statement, including the annexes, and to consider how the Optronics Share Acquisition and the Corning Asset Purchase will affect you as a stockholder. You also may want to review the documents referenced in the section entitled “Where You Can Find More Information” on page 127. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:	How do I vote?

A:	Please complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you return your proxy card but do not include instructions on how to vote your proxy, Avanex will vote your shares FOR the proposals being made at the special meeting unless your shares are held in “street name” in a brokerage account. You may also vote your shares by telephone or through the Internet by following the instructions indicated on the proxy card or attend the special meeting and vote in person instead of submitting a proxy.

Q:	What happens if I do not vote?

A:	If you do not submit a proxy card or vote at the special meeting, your shares will not be counted as present for the purpose of determining a quorum and will not be voted on the proposals to approve the issuances of shares of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against the issuance of Avanex common stock in connection with the Optronics Share Acquisition and a vote against the issuance of Avanex common stock in connection with the Corning Asset Purchase.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker.

      For a more complete description of voting shares held in “street name,” see the section entitled “Special Meeting of Avanex Stockholders” on page 41.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you want to change your vote, send to the corporate secretary of Avanex a later-dated, signed proxy card before the special meeting or attend the special meeting and vote in person. You may also revoke your proxy by sending written notice to the corporate secretary before the special meeting. If you have instructed your broker to vote your shares, you must follow your broker’s directions in order to change those instructions.

Q:	Whom should I call with questions?

A:	If you have any questions about the Optronics Share Acquisition or the Corning Asset Purchase, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538
Tel: (510) 897-4188
Attn: Investor Relations

      You may also obtain additional information about Avanex from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 127.

SUMMARY OF THE PROXY STATEMENT

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the Optronics Share Acquisition and the Corning Asset Purchase, you should read this entire document carefully, including the annexes and the other documents to which we refer. In addition, we incorporate by reference into this proxy statement important business and financial information about Avanex. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 127. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Avanex Corporation (see page 81)

      Avanex is a leading global provider of cost-effective, high-performance photonic processing solutions that enable optical communications networks to achieve next-generation performance. Avanex sells its products to communication service providers and optical system manufacturers. Avanex’s photonic processing technologies are designed to increase the performance of these optical transmission systems. Photonic processing technologies increase the speed and capacity of fiber optic networks. More specifically, they directly increase the number of wavelengths of light that can travel on optical networks, and they extend the distance an optical signal can travel without electrical regeneration, which adds expense and complexity to network transmission systems. Unlike optical system components, Avanex’s photonic processing solutions perform optical signal processing and influence systems architecture. Avanex’s photonic processor solutions are micro-optics based devices, modules or sub-systems with built-in optical processing algorithms.

Alcatel’s Optronics Division (see page 82)

      Alcatel Optronics France SA, which operates Alcatel’s Optronics division, is a wholly owned subsidiary of Alcatel, which designs, manufactures and sells high performance optical components, modules and integrated sub-systems for use in terrestrial and submarine optical telecommunications networks. Alcatel Optronics France SA is a leading supplier of dense wave division multiplexing (DWDM) lasers, photodetectors, optical amplifiers, high-speed interface modules and key passive devices such as arrayed waveguide multiplexers and Fiber Bragg Grating (FBG) filters.

The Optical Components Business of Corning (see page 102)

      The optical components business of Corning to be acquired by Avanex comprises a portion of Corning’s photonic technologies business. Corning’s photonic technologies business represents a part of Corning’s telecommunications reportable business segment which also includes Corning’s optical fiber and cable business and Corning’s hardware and equipment business. Specifically, the portion of Corning’s photonic technologies business to be acquired by Avanex is Corning’s optical amplifier design and assembly operations and dispersion compensation module assembly operations conducted in Erwin Park, New York, and Corning’s lithium-niobate modulator research, development and assembly operation in Milan, Italy, and is referred to in this proxy statement as Corning’s “optical components business”. Corning’s pump laser and optical filter production operations and facility located in Bedford, Massachusetts are not included among the assets to be acquired by Avanex, although Avanex will acquire intellectual property rights owned by Corning involving pump lasers and optical filters.

Summary of the Optronics Share Acquisition and the Corning Asset Purchase (see page 45)

      Pursuant to the purchase agreement, Avanex will acquire all of the outstanding equity of Alcatel Optronics France SA, a subsidiary of Alcatel that operates the optical components division of Alcatel, and will purchase certain assets and assume certain liabilities of the photonic technologies business of Corning. Alcatel and Corning will receive as consideration shares of Avanex common stock representing 28% and

17%, respectively, of the outstanding common stock of Avanex on a post-transaction basis, which, as of June 16, 2003, would equal approximately 35,367,000 and 21,473,000 shares, respectively.

      If the Optronics Share Acquisition and the Corning Asset Purchase are completed, the transactions will combine the complementary optical components business capabilities of three of the industry’s leading providers of optical components, modules and subsystems for fiber optic transmission networks and should enable Avanex to offer one of the broadest lines of advanced optical technologies and intelligent photonic solutions to enhance the speed and capacity of optical communications systems. After the acquisitions, Avanex will offer products that address optical wavelength generation and modulation, multiplexing and demultiplexing, signal amplification, wavelength routing and dispersion compensation. Avanex estimates that after the acquisitions, it will have over $250 million in cash, cash equivalents and short-term investments and approximately 1,500 employees.

      We have attached the purchase agreement, which is the legal document that governs the proposed transactions, as Annex A to this proxy statement. We encourage you to read it carefully.

Opinion of Avanex’s Financial Advisor (see page 50)

      In connection with the proposed Optronics Share Acquisition and Corning Asset Purchase, the Avanex board of directors received a written opinion from Citigroup Global Markets Inc., Avanex’s financial advisor, as to the fairness, from a financial point of view, to Avanex of the aggregate number of shares of Avanex common stock to be issued to Alcatel and Corning, collectively, in connection with the transactions. The full text of Citigroup’s written opinion, dated May 12, 2003, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Citigroup’s opinion is addressed to the Avanex board of directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Optronics Share Acquisition or the Corning Asset Purchase.

Overview of the Purchase Agreement

Conditions to Completion of the Optronics Share Acquisition (see page 60)

      The obligations of Avanex and Alcatel to complete the Optronics Share Acquisition are subject to satisfaction or waiver of several closing conditions, including the following:

•	Avanex stockholders must approve the issuance of Avanex common stock in connection with the Optronics Share Acquisition and Corning Asset Purchase;

•	no statute, rule, regulation, executive order, decree, injunction or other order shall be in effect which has the effect of making the Optronics Share Acquisition illegal or otherwise prohibiting the completion of the Optronics Share Acquisition;

•	all material antitrust requirements applicable to the Optronics Share Acquisition must be satisfied;

•	there must not be any pending or overtly threatened suit or action asserted by a governmental entity challenging or seeking to restrain or prohibit the completion of the Optronics Share Acquisition or the Corning Asset Purchase;

•	the shares of Avanex common stock to be issued in the Optronics Share Acquisition must be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

•	the conditions to the closing of the Corning Asset Purchase must have been satisfied or waived;

•	the representations and warranties of the other party set forth in the purchase agreement regarding the respective party’s organization, absence of certain changes or events, and, with respect to Alcatel, certain information technology matters, must be true and correct in all respects, and all other representations and warranties of the other party set forth in the purchase agreement must be true and correct in all respects except as would not reasonably be expected to have a material adverse effect on Avanex in the case of Avanex’s representations and warranties or on Alcatel Optronics France or Alcatel Optronics Ltd. U.K., a subsidiary of Alcatel Optronics France, in the case of Alcatel’s representations and warranties, in each case on the date of the purchase agreement and on the date on which the Optronics Share Acquisition is to be completed;

•	with respect to the obligation of Alcatel, the representations and warranties of Corning set forth in the purchase agreement must be true and correct in all respects, except as would not reasonably be expected to have a material adverse effect on the combined company following the completion of the Optronics Share Acquisition and the Corning Asset Purchase;

•	the other party must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it;

•	with respect to the obligation of Alcatel, Corning must have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by it, except as would not reasonably be expected to have a material adverse effect on the combined company following the completion of the Optronics Share Acquisition and Corning Asset Purchase; and

•	with respect to Alcatel, Avanex must not have completed a transaction with certain Alcatel competitors that resulted in a change of control of Avanex, which transaction was not approved by the board of directors of Avanex.

Conditions to Completion of the Corning Asset Purchase (see page 60)

      The obligations of Avanex and Corning to complete the Corning Asset Purchase are subject to satisfaction or waiver of several closing conditions, including the following:

•	Avanex stockholders must approve the issuance of Avanex common stock in connection with the Optronics Share Acquisition and Corning Asset Purchase;

•	no statute, rule, regulation, executive order, decree, injunction or other order shall be in effect which has the effect of making the Corning Asset Purchase illegal or otherwise prohibiting the completion of the Corning Asset Purchase;

•	all material antitrust requirements applicable to the Corning Asset Purchase must be satisfied;

•	there must not be any pending or overtly threatened suit or action asserted by a governmental entity challenging or seeking to restrain or prohibit the completion of the Corning Asset Purchase or the Optronics Share Acquisition;

•	the shares of Avanex common stock to be issued in the Corning Asset Purchase must be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

•	the conditions to the closing of the Optronics Share Acquisition must have been satisfied or waived;

•	Corning and its Italian subsidiary must have completed the procedure of information and consultation with trade unions/works council as provided for in Section 47 of Law No. 428 of December 29, 1990 of Italy;

•	the representations and warranties of the other party set forth in the purchase agreement regarding the absence of certain changes or events and, in the case of Avanex, Avanex’s organization, must be true and correct in all respects, and all other representations and warranties of the other party set forth in the purchase agreement must be true and correct in all respects except as would not reasonably be expected to have a material adverse effect on Avanex in the case of Avanex’s representations and warranties or on Corning’s optical components business in the case of Corning’s representations and warranties, in each case on the date of the purchase agreement and on the date on which the Corning Asset Purchase is to be completed;

•	with respect to the obligation of Corning, the representations and warranties of Alcatel set forth in the purchase agreement must be true and correct in all respects, except as would not reasonably be expected to have a material adverse effect on the combined company following the completion of the Optronics Share Acquisition and the Corning Asset Purchase;

•	the other party must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it; and

•	with respect to the obligation of Corning, Alcatel must have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by it, except as would not reasonably be expected to have a material adverse effect on the combined company following the completion of the Optronics Share Acquisition and the Corning Asset Purchase.

Termination of the Purchase Agreement (see page 71)

      Avanex, Alcatel and Corning have the right to terminate the purchase agreement before the transactions are completed:

•	by mutual written consent;

•	by any party, if the closings do not occur by August 1, 2003 through no fault of the terminating party;

•	by any party, if a governmental entity issues an order restraining the Optronics Share Acquisition or the Corning Asset Purchase;

•	by any party if the required approval of the stockholders of Avanex is not obtained; or

•	by any party if another party is in breach of any representation, warranty, covenant or other agreement in the purchase agreement (subject to certain conditions).

“No Solicitation” Provisions (see page 63)

      The purchase agreement contains detailed provisions prohibiting Alcatel and Corning from pursuing transactions that would conflict with the Optronics Share Acquisition or the Corning Asset Purchase, respectively. These “no solicitation” provisions prohibit Alcatel and Corning, as well as their officers, directors, employees, subsidiaries and representatives, from taking any action to solicit a competing acquisition proposal for the acquisition of the businesses being acquired by Avanex.

Indemnification Provisions (see page 72)

      The purchase agreement contains detailed provisions regarding indemnification obligations of the parties. Specifically, the purchase agreement provides that Avanex will be required to indemnify Alcatel and Corning and their respective officers, directors and affiliates for any losses arising from any breach of a representation or warranty of Avanex, any failure by Avanex to comply with a covenant, or, with respect to Corning, any losses arising from the Corning liabilities that will be assumed by Avanex. Alcatel and Corning will each be required to indemnify Avanex and its officers, directors and affiliates for any losses arising from any breach of a representation or warranty by such party, any failure by such party to comply with a covenant, the liabilities retained by Corning in the case of Corning, which generally include all liabilities incurred by Corning prior to the completion of the Corning Asset Purchase, and, in the case of Alcatel, certain liabilities retained by Alcatel. These indemnification obligations are subject to certain limitations and thresholds which are described in detail in the purchase agreement.

Non-Competition Provisions (see page 64)

      Each of Alcatel and Corning has agreed that it will not compete with the business it will sell to Avanex for a period of three years following the closing of the Optronics Share Acquisition and the Corning Asset Purchase, respectively, except in limited circumstances set forth in detail in the purchase agreement. In addition, neither Alcatel nor Corning will be permitted to solicit any employee of Avanex to terminate his or her employment with Avanex for employment by either Alcatel or Corning, as the case may be, for a period of one year following the completion of the Optronics Share Acquisition or the Corning Asset Purchase.

Risks (see page 21)

      In evaluating the issuances of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase, you should carefully read this proxy statement and consider the factors discussed in the section entitled “Risk Factors” on page 21.

Regulatory Approval (see page 57)

      The Optronics Share Acquisition is, and the Corning Asset Purchase may be, subject to the Hart-Scott-Rodino Antitrust Improvement Act. We intend to make the required filings under applicable antitrust laws with the U.S. Department of Justice and the U.S. Federal Trade Commission with respect to the Optronics Share Acquisition. We are not permitted to complete the Optronics Share Acquisition until the applicable waiting period has expired or been terminated. If necessary, we also intend to make the required filings with respect to the Corning Asset Purchase and to observe any antitrust waiting period. Either the Department of Justice or the Federal Trade Commission as well as a foreign regulatory agency or government, state or private person, may challenge the Optronics Share Acquisition or the Corning Asset Purchase at any time before or after its completion.

No Appraisal Rights (see page 58)

      Under applicable law, Avanex stockholders do not have the right to an appraisal of the value of their shares in connection with the Optronics Share Acquisition or the Corning Asset Purchase.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT

      This proxy statement and the documents incorporated by reference into this proxy statement contain “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to Avanex’s financial condition, results of operations and business and the expected impact of the Optronics Share Acquisition and the Corning Asset Purchase on Avanex’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Many of the important factors that will determine these results and values are beyond Avanex’s ability to control or predict. Avanex stockholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, Avanex does not assume any obligation to update any forward-looking statements. In evaluating the Optronics Share Acquisition and the Corning Asset Purchase, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” beginning on page 21 of this proxy statement.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

Alcatel’s Optronics Division Selected Historical Combined Financial Data

      The following table sets forth selected historical combined financial data for Alcatel’s Optronics division for the periods and as of the dates indicated. For periods prior to January 1, 1999, the Optronics division’s combined financial statements were prepared in French francs and have been translated into euro at the fixed exchange rate of € 1.00 = FF 6.55957. Although these statements depict the same trends as would have been shown had they been presented in French francs, they may not be directly comparable to the financial statements of other companies originally reported in a currency other than the French franc and subsequently restated in euro. Prior to the adoption of the euro, the currencies of other countries fluctuated against the French franc, but because the euro did not exist prior to January 1, 1999, historical exchange rates for the euro are not available. A comparison of the Optronics division’s financial statements and those of another company that had historically used a reporting currency other than the French franc that takes into account actual fluctuations in exchange rates could be materially different from a comparison of the Optronics division’s financial statements and those of another company as translated into euro.

      The selected historical financial data as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are derived from the unaudited combined financial statement included elsewhere herein. Such unaudited financial data, in the opinion of Alcatel’s management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the combined financial statements for the three months ended March 31, 2003 and 2002. The unaudited combined financial statements for the three months ended March 31, 2003 are not necessarily indicative of the results which may be expected for the year ended December 31, 2003 or any future period. The selected historical financial data as of December 31, 2002, 2001 and 2000 and for the years then ended are derived from the audited combined financial statements included elsewhere herein. The selected historical combined financial data as of December 31, 1999 and 1998 and for the years then ended are derived from audited combined financial statements, not included elsewhere herein. The selected historical financial data of the Alcatel Optronics division should be read in conjunction with the financial statements of the Alcatel Optronics division and the Optronics Division’s Operating and Financial Review and Prospects included elsewhere in this proxy statement. For a discussion of significant differences between French GAAP and U.S. GAAP as they relate to the Optronics division’s combined financial statements and a reconciliation to U.S. GAAP of the net income and net worth of the Optronics division, please refer to Notes 22 and 23 to the Optronics division’s combined financial statements included elsewhere in this proxy statement.

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In millions)
Income Statement Data:
Amounts in accordance with French GAAP
Net sales	€7.3	€35.1	€84.1	€470.4	€432.3	€177.1	€164.1
Income (loss) from operations	(24.1)	(43.0)	(171.4)	(58.6)	95.1	24.6	23.3
Restructuring costs	(4.0)	(3.3)	(77.4)	(7.5)	—	—	—
Other revenue (expense)	0.9	(0.3)	(88.3)	(21.5)	0.1	(0.9)	(0.1)
Amortization of goodwill(1)	—	(1.1)	(53.8)	(77.2)	(2.9)	—	—
Net income (loss)	(29.4)	(38.2)	(418.8)	(144.3)	37.5	16.1	24.7
Amounts in accordance with U.S. GAAP
Net income (loss)			(535.6)	(89.1)	31.3	16.4	24.2

		At December 31,
	At March 31,
	2003	2002	2001	2000	1999	1998

	(In millions)
Balance Sheet Data:
Amounts in accordance with French GAAP
Property, plant and equipment, net	€81.4	€87.6	€262.9	€107.6	€34.7	€27.8
Cash and cash equivalents	7.7	20.4	20.9	49.2	4.3	7.8
Total financial debt	305.6	279.2	204.9	36.1	4.7	5.7
Total net worth of the division(2)	(233.0)	(191.2)	227.7	337.5	56.7	53.1
Amounts in accordance with U.S. GAAP
Total net worth of the division(2)		(151.7)	388.4	330.3	55.8	53.6

(1)	Amortization of goodwill includes an impairment charge of € 70 million and € 53.1 million, respectively, in 2001 and 2002. See Note 2 to the Optronics division’s combined financial statements.

(2)	Amounts are presented after payment of dividends attributable to the current year. Total net worth of the Optronics division is based on (a) for 1998 through 1999, the historical capital and debt structure of Alcatel Optronics France and, for the U.S. divisions that became part of the Optronics division, the notional amount for which any cash transaction was recorded as an increase or reduction of funds allocated by Alcatel and (b) since 2000, the current capital structure and financial position of each of Alcatel Optronics France SA, Alcatel Optronics USA, Alcatel Optronics Canada and Alcatel Optronics UK. See Note 1.1 to the Optronics division’s combined financial statements.

Exchange Rate Information

      The table below shows the average French franc/ U.S. dollar exchange rate for 1998 based on the noon buying rate expressed in French francs per $1.00 and the average euro/ U.S. dollar exchange rate for 1999 through 2002 based on the noon buying rate expressed in euro per $1.00. As used in this document, the term “noon buying rate” refers to the rate of exchange for either the French franc or euro, expressed in U.S. dollars per French franc or euro, as announced by the Federal Reserve Bank of New York for customs purposes as the rate in The City of New York for cable transfers in foreign currencies.

Average
Year	Rate(1)

Euro/ U.S. Dollar(2)
2002	€1.0531
2001	0.8929
2000	0.9174
1999	1.0638
French Franc/ U.S. Dollar
1998	FF5.90

(1)	The average of the noon buying rate for French franc or euro, as the case may be, on the last business day of each month during the year.

(2)	Originally published as U.S. dollar/euro.

      The table below shows the high and low euro/ U.S. dollar exchange rates for the previous six months based on the noon buying rate expressed in euro per $1.00.

Period	High	Low

Euro/ U.S. Dollar(1)
December 2002	€1.0074	€0.9537
January 2003	0.9652	0.9207
February 2003	0.9339	0.9195
March 2003	0.9483	0.9416
April 2003	0.9415	0.8945
May 2003	0.8929	0.8437

(1)	Originally published as U.S. dollar/euro.

      On June 13, 2003, the noon buying rate was $0.8453 per € 1.00.

Optical Components Business of Corning Selected Financial Data

      The following table sets forth for the periods and as of the dates indicated, selected historical financial data for the optical components business of Corning. The selected historical financial data as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are derived from the unaudited statement of assets to be acquired and liabilities to be assumed and related unaudited statements of net revenues and direct operating expenses included elsewhere herein. Such unaudited financial data, in the opinion of Corning management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Corning optical components business assets to be acquired and liabilities to be assumed as of March 31, 2003 and the related net revenues and direct operating expenses for the three months ended March 31, 2003 and 2002. The net revenues and direct operating expenses for the three months ended March 31, 2003 are not necessarily indicative of the results which may be expected for the year ended December 31, 2003 or any future period. The selected historical financial data as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 are derived from the audited statements of assets to be acquired and liabilities to be assumed and the related audited statements of net revenues and direct operating expenses, included elsewhere herein. The selected historical financial data as of December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 are derived from the historical accounting records of Corning, which are unaudited and are not included herein. The selected historical financial data of Corning’s optical components business should be read in conjunction with the financial statements of the optical components business of Corning and Management’s Discussion and Analysis of Net Revenues and Direct Operating Expenses of the optical components business of Corning included elsewhere in this proxy statement.

	Three Months Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands)
Statement of Net Revenues and Direct Operating Expenses Data:
Net revenues	$9,705	$22,014	$66,865	$254,296	$736,019	$357,009	$216,422
Cost of revenues	1,924	28,389	76,292	472,754	517,652	235,728	130,878
Direct operating expenses:
Research, development and engineering	4,916	6,989	29,247	77,009	59,686	34,240	36,522
Sales and marketing	1,957	1,984	5,056	15,342	14,617	9,212	8,808
General and administration	3,841	4,952	17,684	24,864	24,833	16,105	11,180
Acquired in-process research and development	—	—	—	—	235,000	—	—
Amortization of patents	—	824	3,401	6,313	529	—	—
Impairment of long-lived assets	—	—	161,486	131,418	—	—	—
Restructuring charges	—	—	8,761	25,156	—	—	—
Other expense (income), net	121	8	336	(278)	—	—	—

Net revenues (less than) in excess of direct expenses	$(3,054)	$(21,132)	$(235,398)	$(498,282)	$(116,298)	$61,724	$29,034

		At December 31,
	At March 31,
	2003	2002	2001	2000	1999	1998

	(In thousands)
Statement of Assets to be Acquired and Liabilities to be Assumed Data:
Inventories	$14,825	$15,938	$59,462	$196,942	$57,202	$68,056
Equipment, net	$4,890	$4,832	$115,068	$80,239	$52,522	$3,730
Patents, net	$—	$—	$40,820	$127,571	$—	$—
Total assets to be acquired	$19,715	$20,770	$215,350	$404,752	$109,724	$71,786
Product warranty liability	$(14,353)	$(22,464)	$(23,826)	$(2,455)	$—	$—

Selected Unaudited Pro Forma Condensed Combined

Financial Data of Avanex

      We have included in this proxy statement the selected unaudited pro forma condensed combined financial data set forth below after giving effect to the transactions as purchases of Alcatel’s Optronics division and the optical components business of Corning by Avanex using the purchase method of accounting, as required under the rules of the Securities and Exchange Commission.

      The selected unaudited pro forma condensed combined statement of operations data are presented as if the transactions had occurred on July 1, 2001. Avanex has a fiscal year ended June 30 while both Alcatel’s Optronics division and the optical components business of Corning have a fiscal year ended December 31. Accordingly, the selected unaudited pro forma condensed combined statement of operations data for the year ended June 30, 2002 combines Avanex’s fiscal year then ended with Alcatel’s Optronics division and the optical components business of Corning for the 12 months ended June 30, 2002. The selected unaudited interim pro forma condensed combined statement of operations data for the nine months ended March 31, 2003 combines Avanex’s, Alcatel’s Optronics division’s and the optical components business of Corning historical unaudited operating results for the nine months then ended.

      The selected unaudited pro forma condensed combined balance sheet data is presented to give effect to the acquisitions of Alcatel’s Optronics division and the optical components business of Corning as if they occurred on March 31, 2003 and combines Avanex’s and Alcatel’s Optronics division’s balance sheets and Corning’s optical components business statement of assets to be acquired and liabilities to be assumed as of that date.

      The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions that are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Avanex that would have been reported had the transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Avanex.

      This selected unaudited pro forma condensed combined financial data should be read in conjunction with the separate selected historical financial data of Alcatel’s Optronics division and the optical components business of Corning contained elsewhere in this proxy statement, the unaudited pro forma condensed combined financial information and accompanying notes included elsewhere in this proxy statement, and the separate historical financial statements and accompanying notes of Alcatel’s Optronics division and the optical components business of Corning included elsewhere in this proxy statement.

Selected Unaudited Pro Forma Condensed Combined Financial Data

(In thousands, except per share amounts)

	Year Ended	Nine Months Ended
	June 30, 2002	March 31, 2003

Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Net revenue	$361,975	$75,035
Net loss	$(562,598)	$(503,493)
Basic and diluted net loss per common share	$(4.81)	$(4.07)
Weighted average shares used in computing basic and diluted net loss per common share	116,924	123,856

As of
March 31, 2003

Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments	$243,259
Working capital	153,814
Total assets	415,397
Long-term liabilities, excluding current portion	39,069
Total stockholders’ equity	203,329

Comparative Historical and Pro Forma Per Share Data

      The following table presents comparative historical per share data regarding the net loss and book value per share of Avanex, and unaudited combined pro forma per share data of Avanex after giving effect to the transactions as purchases of Alcatel’s Optronics division and Corning’s optical components business by Avanex, assuming the transactions had been completed on July 1, 2001 for the per share amounts of net loss, and as of June 30, 2002 and March 31, 2003 for the book value per share amounts. This data has been derived from and should be read in conjunction with the summary selected historical financial data contained elsewhere in this proxy statement, and the separate historical financial statements and accompanying notes of each of Alcatel’s Optronics division and Corning’s optical components business included elsewhere in this proxy statement. No cash dividends have ever been declared or paid with respect to Avanex common stock. The unaudited combined pro forma per share data is presented for informational purposes only and is not necessarily an indication of the consolidated results of operations or financial condition that would have been achieved had the transactions been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of Avanex.

	Avanex

	Historical	Pro forma

Basic and diluted net loss per share:
Nine months ended March 31, 2003	$(0.86)	$(4.07)
Year ended June 30, 2002	$(1.21)	$(4.81)
Book value per share as of (1):
March 31, 2003	$1.48	$1.62
June 30, 2002	$2.85	$2.37

(1)	Historical book value per share is computed by dividing stockholders’ equity by the number of shares of Avanex common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of Avanex common stock outstanding at the end of each period.

RISK FACTORS

      Following the Optronics Share Acquisition and the Corning Asset Purchase, Avanex and the optical components businesses of Alcatel and Corning will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond our control. In addition to the other information contained in, or incorporated by reference into, this proxy statement, you should carefully consider the material risks described below before deciding how to vote your shares.

Risks Related to the Optronics Share Acquisition and the Corning Asset Purchase

     We may not realize the benefits we expect from the Optronics Share Acquisition or the Corning Asset Purchase.

      The integration of Avanex and the optical components businesses of Alcatel and Corning will be complex, time consuming and expensive and may disrupt our business. We will need to overcome significant challenges in order to realize any benefits or synergies from the Optronics Share Acquisition and the Corning Asset Purchase. These challenges include the timely, efficient and successful execution of a number of post-transaction events, including:

•	integrating the operations and technologies of the acquired businesses;

•	retaining and assimilating the key personnel of each acquired business;

•	retaining existing customers of both acquired businesses and attracting additional customers;

•	retaining strategic partners of each acquired business and attracting new strategic partners; and

•	creating uniform standards, controls, procedures, policies and information systems.

      The execution of these post-transaction events will involve considerable risks and may not be successful. These risks include:

•	the potential disruption of Avanex’s ongoing business and distraction of its management;

•	the potential strain on Avanex’s financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the acquired businesses;

•	the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to restructuring, particularly restructuring activities related to the optical components business of Alcatel, including employee severance or relocation costs and costs related to vacating leased facilities; and

•	potential unknown liabilities associated with the Optronics Share Acquisition and the Corning Asset Purchase and the combined operations.

      Avanex may not succeed in addressing these risks or any other problems encountered in connection with the Optronics Share Acquisition or the Corning Asset Purchase. The inability to successfully integrate the operations, technology and personnel of Avanex and the acquired businesses, or any significant delay in achieving integration, could have a material adverse effect on the business and results of operations of Avanex after the Optronics Share Acquisition and the Corning Asset Purchase and, as a result, on the market price of Avanex’s common stock.

     The Optronics Share Acquisition and the Corning Asset Purchase could cause us to lose key personnel, which could materially affect our business and require us to incur substantial costs to recruit replacements for lost personnel.

      As a result of the Optronics Share Acquisition and the Corning Asset Purchase, current and prospective Avanex employees could experience uncertainty about their future roles within Avanex. This uncertainty may adversely affect the ability of Avanex to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on our business following the transaction.

     General uncertainty related to the Optronics Share Acquisition and the Corning Asset Purchase could cause us harm.

      Customers of Avanex, Corning or Alcatel may, in response to the announcement of the proposed Optronics Share Acquisition and the Corning Asset Purchase, delay or defer purchasing decisions. If these customers delay or defer purchasing decisions, our revenues could materially decline or any anticipated increases in revenue could be lower than expected. Also, speculation regarding the likelihood of the closing of the Optronics Share Acquisition and the Corning Asset Purchase could increase the volatility of the market price of Avanex’s common stock.

Third parties may terminate or alter existing contracts with Avanex, Corning and Alcatel.

      Each of Avanex, Corning and Alcatel has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Certain of these contracts require Avanex, Corning or Alcatel to obtain consent from these other parties in connection with the Optronics Share Acquisition and the Corning Asset Purchase. If their consent cannot be obtained on favorable terms, we may suffer a loss of potential future revenue and may lose rights that are material to our business following the transaction.

     During the pendency of the Optronics Share Acquisition and the Corning Asset Purchase, Avanex may not be able to enter into a similar transaction or business combination with another party because of restrictions in the purchase agreement.

      Covenants in the purchase agreement may impede the ability of Avanex to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Optronics Share Acquisition and the Corning Asset Purchase without the consent of Alcatel and Corning. As a result, we may be at a disadvantage to our competitors if we are unable to pursue such transactions.

We may be subject to adverse regulatory conditions.

      A condition to completing the Optronics Share Acquisition, and potentially the Corning Asset Purchase, is the termination or expiration of the waiting period under the Hart-Scott-Rodino Act. The Federal Trade Commission may grant early termination of the applicable antitrust waiting period. However, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge each of the Optronics Share Acquisition and the Corning Asset Purchase at any time before or after its completion. We cannot assure you that the Department of Justice or Federal Trade Commission will not try to prevent the Optronics Share Acquisition or the Corning Asset Purchase or seek to impose restrictions or conditions on Avanex as a condition of their not challenging the Optronics Share Acquisition or the Corning Asset Purchase. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the Optronics Share Acquisition and the Corning Asset Purchase, or lessen the anticipated benefits of the Optronics Share Acquisition and the Corning Asset Purchase. See “The Optronics Share Acquisition and the Corning Asset Purchase — Regulatory Matters; Hart-Scott-Rodino Act and Antitrust” on page 57.

     The Optronics Share Acquisition and the Corning Asset Purchase may be completed even though material adverse changes may result from the announcement of the Optronics Share Acquisition and the Corning Asset Purchase, industry-wide changes and other causes.

      In general, each party can refuse to complete the Optronics Share Acquisition and the Corning Asset Purchase if there is a material adverse change affecting Avanex or the optical components businesses of Alcatel or Corning between the date of signing of the purchase agreement, May 12, 2003, and the closing of the transactions. However, certain types of changes will not prevent the Optronics Share Acquisition or the Corning Asset Purchase from going forward, even if they would have a material adverse effect on Avanex or the optical components businesses of Alcatel or Corning, including:

•	changes resulting from compliance with the terms and conditions of the purchase agreement;

•	changes resulting from the announcement or pendency of the transactions contemplated by the purchase agreement;

•	changes in an entity’s stock price or trading volume, in and of itself;

•	any failure to meet revenue or earnings projections, in and of itself;

•	changes resulting from conditions affecting the optical telecommunications components industry generally or the economy of the United States or any other country where such entity or business has conducted operations generally;

•	changes resulting from conditions affecting general worldwide economic, business or capital market conditions;

•	changes resulting from changes in laws after the date of the purchase agreement; and

•	changes resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism.

      If adverse changes occur but Avanex, Alcatel and Corning must still complete the Optronics Share Acquisition and the Corning Asset Purchase, Avanex’s stock price may suffer.

     The Optronics Share Acquisition and the Corning Asset Purchase will result in substantial dilution to our current stockholders.

      The issuance of shares of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase will significantly dilute the voting power and ownership percentage of our existing stockholders. In connection with the transactions, we will issue to Alcatel and Corning shares of Avanex common stock representing 28% and 17%, respectively, of the outstanding shares of Avanex common stock, on a post-transaction basis. As of June 16, 2003, this would equal an aggregate of approximately 35,367,000 and 21,473,000 shares of Avanex common stock respectively. Immediately following the Optronics Share Acquisition and the Corning Asset Purchase, our existing stockholders will hold approximately 55% of our outstanding equity. Pursuant to the terms of the stockholders’ agreement to be entered into between Avanex, Alcatel and Corning, for so long as it holds 5% or more of the outstanding shares of Avanex common stock, each of Alcatel and Corning will be required to vote its shares of Avanex common stock in the manner recommended by the board of directors of Avanex. However, Alcatel will be permitted to vote in a manner inconsistent with the recommendation of the board of directors of Avanex with respect to certain corporate transactions involving specified competitors of Alcatel. See “Agreements Related to the Optronics Share Acquisition and the Corning Asset Purchase — Stockholders’ Agreement” on page 75.

     The percentage of shares issued in consideration of the Optronics Share Acquisition and the Corning Asset Purchase will not be adjusted, even if there is a change in the price of our common stock.

      The percentage of shares issued in connection with the Optronics Share Acquisition and the Corning Asset Purchase is fixed and will not be adjusted based upon changes in the value of Avanex common stock. As a result, before the completion of the Optronics Share Acquisition and the Corning Asset Purchase, the value of the Avanex common stock to be issued to Alcatel and Corning in the transactions will vary as the market price of the Avanex common stock changes, while the value of the shares acquired from Alcatel and the value of the assets purchased from Corning will remain unchanged. For example, on May 12, 2003, the date of the purchase agreement, the value of the Avanex common stock to be issued to Alcatel and Corning in the transactions, as measured by the closing sales price of Avanex common stock on such date, was approximately $42,070,000 and $25,543,000, respectively, and on June 16, 2003, the value of the Avanex common stock to be issued to Alcatel and Corning in the transactions, as measured by the closing sales price of Avanex common stock on such date, was approximately $130,859,000 and $79,450,000, respectively. At the time of the special meeting of Avanex stockholders, Avanex stockholders will not know the specific dollar value of the Avanex common stock to be issued to Alcatel and Corning in exchange for the shares acquired from Alcatel and the assets purchased from Corning.

     Future sales of substantial amounts of Avanex common stock by Alcatel or Corning could cause the market price for Avanex common stock to significantly decline.

      Subject to certain restrictions on transfer which apply for a period of two years following completion of the Optronics Share Acquisition and Corning Asset Purchase, Alcatel or Corning may sell substantial amounts of Avanex common stock in the public market which could cause the market price of Avanex common stock to fall, and could make it more difficult for us to raise capital through public offerings or other sales of our capital stock. In particular, during the quarter ending December 31, 2004, Alcatel will be permitted to sell a greater number of shares of Avanex common stock than it will be permitted to sell during other quarters during this two-year period. Additionally, Alcatel and Corning will have certain registration rights with respect to the Avanex common stock issued to them in connection with the Optronics Share Acquisition and the Corning Asset Purchase, which if exercised will increase the number of shares of Avanex common stock available for resale in the public market. For a description of the restrictions on transfer of the shares of Avanex common stock that will be issued to Alcatel and Corning, and for a description of the registration rights to be granted to Alcatel and Corning with respect to such shares, see “Agreements Related to the Optronics Share Acquisition and the Corning Asset Purchase — Stockholders’ Agreement” on page 75.

Risks Related to the Combined Company Following the Optronics Share Acquisition and the Corning Asset Purchase

      In determining whether to approve the issuances of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase, you should carefully consider the following risks. These risks relate to the business of the combined company following the transactions.

The combined company will have a history of losses and may experience losses in the future.

      Avanex and the respective optical components businesses of Alcatel and Corning have experienced losses in the past and we expect that the combined company will continue to experience losses in the future due to significant costs and operating expenses. The combined company will need to generate significant revenue to achieve profitability. We cannot be certain that the combined company will achieve profitability in the future. A failure by the combined company to significantly increase revenue would adversely affect its business.

     Following the Optronics Share Acquisition and the Corning Asset Purchase, the rate at which Avanex utilizes its cash resources will significantly increase, which may adversely affect the combined company’s financial condition.

      Following the Optronics Share Acquisition and the Corning Asset Purchase the costs and operating expenses of the combined company will be significantly greater than the costs and operating expenses of Avanex as a stand-alone company. As a result, the integration of Avanex and the optical components businesses of Alcatel and Corning will substantially increase the rate at which Avanex will utilize its cash resources. Failure to generate higher revenues while containing costs and operating expenses will significantly harm the combined company’s financial position.

     The combined company may not be able to obtain certain patent licenses from third parties with whom Alcatel currently has patent cross licenses.

      Alcatel currently holds patent cross licenses with various third parties that may be applicable to the Optronics division. We cannot guarantee that the combined company will be able to obtain these patent licenses from these third parties, or that the combined company will be able to obtain these licenses on favorable terms. If the combined company is not able to obtain licenses from these third parties, then we may be subject to litigation to defend against infringement claims from these third parties.

     The combined company may face continued competition from Alcatel and Corning following the Optronics Share Acquisition and the Corning Asset Purchase.

      In connection with the Optronics Share Acquisition, Alcatel has agreed generally that it will not compete with the business of the Optronics division and in connection with the Corning Asset Purchase, Corning has agreed generally that it will not compete with the optical components business of Corning to be acquired by Avanex, in each case for a period of three years following the completion of the transactions. There are a number of circumstances, however, in which Alcatel and Corning will be permitted to compete with the combined company. In particular, Alcatel and Corning will be permitted, subject to certain restrictions, to invest in certain businesses that may compete with the combined company and to engage in research and development activities related to the business of the combined company. Alcatel will be permitted to continue activities relating to current investments even if these activities are competitive with the business of the combined company. In addition, Corning will be permitted to engage in activities in the field of dispersion compensation modules following the transactions if Avanex does not meet certain obligations under the dispersion compensation optical fiber supply contract to be entered into by Avanex and Corning upon completion of the Corning Asset Purchase. Further, each of Alcatel and Corning will be permitted to compete with the combined company outside of the scope of the businesses to be acquired by Avanex from Alcatel and Corning respectively. Any of these activities may have a negative impact on the ability of the combined company to sell its products and, therefore, have a negative effect on its operating results.

     The combined company will rely on a limited number of customers for a substantial portion of its revenue.

      Each of Avanex and Corning has depended upon a small number of customers for a substantial portion of revenue related to optical components. In addition, the Optronics division of Alcatel has made most of its sales to companies or divisions within Alcatel and a small number of major customers outside of Alcatel. Following the Optronics Share Acquisition and the Corning Asset Purchase, the combined company will continue to rely on a limited number of customers, including Alcatel, and any decrease in revenues from, or loss of, one or more of these customers, including through consolidation of customers, without a corresponding increase in revenues from other customers would harm the combined company’s operating results.

     As a result of the Optronics Share Acquisition and the Corning Asset Purchase, Avanex will be a substantially larger and broader organization, and if Avanex’s management is unable to manage the company after the combined transaction, its operating results will suffer.

      As a result of the Optronics Share Acquisition and the Corning Asset Purchase, Avanex will acquire approximately 1,360 employees from both Corning and Alcatel, some of whom are located in New York, the United Kingdom, France and Italy. To date, most of Avanex’s employees have been based at or near Avanex’s headquarters in Fremont, California. As a result, the combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to successfully manage the substantially larger and geographically diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on the combined company after the Optronics Share Acquisition and the Corning Asset Purchase and, as a result, on the market price of the combined company’s common stock.

     The vigorous competition in the optical components industry has led to the continued erosion of sales prices, and the failure to develop new products that are less susceptible to price competition will adversely affect the combined company.

      Competition in the optical components industry has contributed to substantial price-driven competition. As a result, sales prices for specific products have tended to decrease over time at varying rates, in some instances significantly. Price pressure is exacerbated by the rapid emergence of new technologies and the evolution of technical standards, which can greatly diminish the value of products relying on older technologies and standards. In addition, overcapacity and the current economic and industry downturn in the telecommunications industry have increased pricing pressures in 2002 and the first quarter of 2003. Pricing pressures are expected to continue through the balance of 2003, which may adversely affect the operating results of the combined company.

     The combined company may face risks related to a concentration of research and development efforts on a limited number of key industry standards and technologies.

      In the past, each of Avanex, Alcatel and Corning has concentrated its respective research and development efforts on a limited number of technologies that it believed had the best growth prospects. If the combined company is unable to develop commercially viable products using these technologies, or these technologies do not become generally accepted, the business of the combined company will likely suffer.

     As a result of the Optronics Share Acquisition and the Corning Asset Purchase, Avanex will expand its international operations and will be subject to risks that could prevent Avanex from successfully manufacturing, marketing and distributing products internationally.

      The Optronics Share Acquisition and the Corning Asset Purchase will expand our international operations, including the expansion of overseas product manufacturing, international sales and the number of international customers. This expansion will require significant management attention and financial resources to successfully integrate or develop direct and indirect international sales and support channels. We may not be able to establish or maintain international market demand for our products. We currently have little or no experience in manufacturing, marketing and distributing our products internationally. In addition, international operations are subject to inherent risks, including, without limitation, the following:

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulties inherent in managing remote foreign operations;

•	difficulties and costs of staffing and managing foreign operations with personnel who have expertise in optical network technology;

•	import or export licensing and product certification requirements;

•	tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

•	potential adverse tax consequences;

•	seasonal reductions in business activity in some parts of the world;

•	burdens of complying with a wide variety of foreign laws, particularly with respect to intellectual property, license requirements and environmental requirements;

•	the impact of recessions in economies outside of the United States;

•	unexpected changes in regulatory or certification requirements for optical systems or networks; and

•	political and economic instability, terrorism and war.

      While we expect our international revenues and expenses to be denominated predominantly in U.S. dollars, a portion of our international revenues and expenses may be denominated in foreign currencies in the future. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations, which would seriously harm our business, financial condition and results of operations.

     If the financial condition of customers of the combined company declines, we may face increased credit risks.

      During 2002, certain customers for optical components products of Avanex, Alcatel and Corning experienced financial difficulties and several filed with the courts seeking protection under bankruptcy or reorganization laws. Each of Avanex, Alcatel and Corning have experienced, and in the future the combined company may experience, losses as a result of the inability to collect accounts receivable, as well as the loss of ongoing business from such customers. If customers of the combined company fail to meet their payment obligations, we could experience reduced cash flows and losses in excess of amounts reserved.

     If Avanex is unable to successfully integrate employees into the Avanex corporate and employee culture after the combined transactions, synergies related to the combined transactions could be lost or diminished.

      The combined company will face challenges inherent in merging distinct employee and corporate cultures into an integrated whole. The inability to successfully integrate employee and corporate cultures, or any significant delay in achieving a successful integration, could adversely affect the combined company’s ability to retain and attract personnel, and could result in the loss or decrease of efficiency and/or the synergies expected to be achieved as a result of the Optronics Share Acquisition and the Corning Asset Purchase. As a result, this could have a material adverse effect on the combined company and the market price of Avanex’s common stock after the completion of the transactions.

     If Avanex is unable to reach agreement with various employee unions and works councils, it could materially affect the ability of the combined company to function effectively.

      It is possible that various issues regarding terms of employment pursuant to collective bargaining agreements and/or agreements with works councils will not be successfully resolved, or that such resolutions will be delayed. As a result, employee relations could suffer after the Optronics Share Acquisition and the Corning Asset Purchase, which could have a material adverse effect on the combined company.

     The combined company may incur costs and experience disruptions complying with environmental laws and regulations.

      Following the Optronics Share Acquisition and the Corning Asset Purchase, the manufacturing operations of the combined company will involve the use of various hazardous materials and will be subject to a variety of governmental laws and regulations related to the use, storage, recycling, labeling, reporting, treatment, transportation, handling, discharge and disposal of such hazardous materials. Although we believe that the operations of the combined company will conform to presently applicable environmental laws and regulations, we may incur costs in order to comply with current or future environmental laws and regulations, including costs associated with permitting, investigation and remediation of hazardous materials and installation of capital equipment relating to pollution abatement, production modification and/or hazardous materials management. Any failure of the combined company to have appropriate permits in place or the failure of the combined company to comply with environmental laws and regulations could have a material adverse effect on our operations.

     The Optronics Share Acquisition and the Corning Asset Purchase may result in a substantial annual limitation on our net operating loss carryforwards and tax credits.

      As of June 30, 2002 we had federal net operating loss carryforwards of approximately $98 million and state net operating loss carryforwards of approximately $54 million. The issuance of our common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase may result in a “change of ownership” of Avanex for purposes of Section 382 of the Internal Revenue Code of 1986. If a “change of ownership” occurs, our ability to utilize our net operating loss carryforwards and tax credits in the future could be subject to a substantial annual limitation. In this event, we could experience increased liability for income taxes and some of our net operating losses and tax credits could expire unutilized.

     The concentration of ownership of shares of Avanex common stock and certain provisions of the stockholders’ agreement to be entered into by Avanex, Alcatel and Corning could delay or prevent a change of control of Avanex.

      Upon completion of the Optronics Share Acquisition and the Corning Asset Purchase, Alcatel and Corning will own shares of Avanex common stock representing 28% and 17%, respectively, of the outstanding shares of Avanex common stock following the transactions. Pursuant to the stockholders’ agreement to be entered into by Avanex, Alcatel and Corning upon the completion of the transactions, Alcatel and Corning will generally be required to vote on all matters as recommended by the board of directors of Avanex, except, in the case of Alcatel, for proposals relating to certain acquisition transactions between Avanex and certain competitors of Alcatel. The concentration of ownership of our shares of common stock combined with the voting requirements contained in the stockholders’ agreement, could have the effect of delaying or preventing a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, unless the transaction is approved by the board of directors. In addition, Avanex may be subject to additional factors which could delay or prevent a change of control. See the risk factor entitled “Certain provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a change of control of us.” on page 40.

Risks Related to Avanex

      In determining whether to approve the issuances of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase, you should carefully consider the following risks. These risks relate to Avanex’s current business and will also apply to the business of the combined company following the transactions.

Market conditions in the telecommunications industry may significantly harm our financial position.

      We sell our products primarily to a few large customers in the telecommunications industry for use in infrastructure projects. In the past two years, there has been a significant reduction in spending for infrastructure projects in the telecommunications industry. Certain large telecommunications companies who were customers or potential customers of ours have suffered severe business setbacks and face uncertain futures. There is currently a perception that an oversupply of communications bandwidth exists. This perceived oversupply, coupled with the current economic downturn, may lead to continued reductions in telecommunications infrastructure spending, and our customers may continue to cancel, defer or significantly reduce their orders for our products. Reduced infrastructure spending has caused and may continue to cause increased price competition, resulting in a decline in the prices we charge for our products. If our customers and potential customers continue to reduce their infrastructure spending, our revenues may be adversely affected.

     We have a history of losses, and such losses are likely to continue if we are unable to increase our revenues and further reduce our costs.

      We have never been profitable. We have experienced operating losses in each quarterly and annual period since our inception in 1997, and we may continue to incur operating losses for the foreseeable future. As of March 31, 2003, we had an accumulated deficit of $380 million. Also, for the quarter ended March 31, 2003, we had negative operating cash flow, and we may continue to incur negative operating cash flow in future quarters.

      Due to insufficient cash generated from operations, we have funded our operations primarily through the sale of equity securities, bank borrowings and equipment lease financings. Although we implemented cost reduction programs in the quarters ended September 30, 2002 and March 31, 2003, we continue to have significant fixed expenses, and we expect to continue to incur considerable manufacturing, sales and marketing, product development and administrative expenses. If we fail to generate higher revenues while containing our costs and operating expenses, our financial position will be harmed significantly. Our revenues may not grow in future quarters, and we may never generate sufficient revenues to achieve profitability.

     Our future revenues and operating results are inherently unpredictable, and as a result, we may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline.

      Our revenues and operating results have fluctuated significantly from quarter-to-quarter in the past, and may continue to fluctuate significantly in the future. Factors that are likely to cause these fluctuations, some of which are outside of our control, include:

•	the current economic downturn and other developments in the telecommunications industry, including the severe business setbacks of customers or potential customers and the current perceived oversupply of communications bandwidth;

•	our ability to control expenses, particularly in light of the current economic downturn;

•	fluctuations in demand for and sales of our products, which will depend upon the speed and magnitude of the transition to an all-optical network, the acceptance of our products in the marketplace, and the general level of spending on infrastructure projects in the telecommunications industry;

•	cancellations of orders and shipment rescheduling;

•	changes in product specifications required by customers for existing and future products;

•	satisfaction of contractual customer acceptance criteria and related revenue recognition issues;

•	our ability to maintain appropriate manufacturing capacity, and particularly to limit excess capacity commensurate with the volatile demand levels for our products;

•	our ability to successfully complete a transition to an outsourced manufacturing model;

•	the ability of our outsourced manufacturers to timely produce and deliver subcomponents, and possibly complete products in the quantity and of the quality we require;

•	the mix of our products sold;

•	the current practice of companies in the telecommunications industry of sporadically placing large orders with short lead times;

•	competitive factors, including the introduction of new products and product enhancements by competitors and potential competitors, pricing pressures, and the competitive environment in the markets into which we sell our photonic processor solutions and products, including competitors with substantially greater resources than we have;

•	our ability to effectively develop, introduce, manufacture, and ship new and enhanced products in a timely manner without defects;

•	the availability and cost of components for our products;

•	new product introductions that may result in increased research and development expenses and sales and marketing expenses that are incurred in one quarter, with revenues, if any, that are not recognized until a subsequent or later quarter;

•	the unpredictability of customer demand and difficulties in meeting such demand; and

•	costs associated with, and the outcome of, any litigation to which we are, or may become, a party.

      A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development, and general and administrative functions, is fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed.

      Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful. You should not rely on our results for one quarter as any indication of our future performance. It is possible that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

     We rely on a limited number of customers for a substantial portion of our revenue, and any decrease in revenues from, or loss of, one or more of these customers without a corresponding increase in revenues from other customers would harm our operating results.

      We depend upon a small number of customers for a substantial portion of our revenue. Two customers accounted for an aggregate of 73% of our net revenue in the quarter ended March 31, 2003. We expect that the majority of our revenues will continue to depend on sales of our products to a small number of customers. If current customers do not continue to place significant orders, or if they cancel or delay current orders, we may not be able to replace these orders. In addition, any negative developments in the business of existing customers could result in significantly decreased sales to these customers, which could seriously harm our revenues and results of operations. For example, WorldCom accounted for approximately 16% of our net revenue for the year ended June 30, 2002. WorldCom has experienced significant business and financial difficulties. While we do not expect WorldCom to be a significant customer in future periods and do not expect the recent business and financial difficulties of WorldCom to have a significant impact on our business or financial condition, the business and financial difficulties of WorldCom or other customers could result in the loss of future revenues for our products. Because of our reliance on a limited number of customers, any decrease in revenues from, or loss of, one or more of these customers without a corresponding increase in revenues from other customers would harm our operating results.

We have a limited operating history, which makes it difficult to evaluate our prospects.

      We are in the photonic processor industry. We were first incorporated in October 1997. Because of our limited operating history, we have limited insight into trends that may emerge in our industry and affect our business. The revenue and income potential of the photonic processor industry, and our business in particular, are unproven. We began shipping to customers for evaluation our PowerFilter products in the quarter ended June 30, 1999, and our PowerMux products in the quarter ended December 31, 1999. Volume shipments of PowerFilter did not commence until the quarter ended September 30, 1999, and volume shipments of PowerMux did not commence until the quarter ended June 30, 2000. In addition, we only began shipping our PowerShaper FDS product for beta testing purposes in the quarter ended June 30, 2002, and commenced commercial shipments in the quarter ended September 30, 2002. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are an early-stage company in a new and rapidly evolving industry.

     Our customers are under no obligation to buy significant quantities of our products, and may cancel or delay purchases with minimal advance notice to us.

      Our customers typically purchase our products pursuant to individual purchase orders. While we have executed long-term contracts with some of our customers, and may enter into additional long-term contracts with other customers in the future, these contracts do not obligate our customers to buy significant quantities of our products. Our customers may cancel, defer or decrease purchases without significant penalty and with little or no advance notice. Further, certain of our customers have a tendency to purchase our products near the end of a fiscal quarter. Cancellation or delays of such orders may cause us to fail to achieve that quarter’s financial and operating goals. Decreases in purchases, cancellations of purchase orders, or deferrals of purchases may significantly harm our business, particularly if they are not anticipated.

     Our future success depends on our ability to develop and successfully introduce new and enhanced products that meet the needs of our customers in a timely manner.

      We currently offer products in seven product lines: PowerFilter, PowerMux, PowerExchanger, PowerBlocker, PowerExpress, PowerShaper and PowerEqualizer. The markets for our products are characterized by rapid technological change, frequent new product introduction, changes in customer requirements, and evolving industry standards. Our future performance will depend upon the successful development, introduction and market acceptance of new and enhanced products that address these changes. We may not be able to develop the underlying core technologies necessary to create new or enhanced products, or to license or otherwise acquire these technologies from third parties. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	difficulties in hiring and retaining necessary technical personnel;

•	difficulties in reallocating engineering resources and overcoming resource limitations;

•	difficulties with contract manufacturers;

•	changing market or competitive product requirements; and

•	unanticipated engineering complexities.

      The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, or on a timely basis. In addition, the introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. To the extent customers defer or cancel orders for existing products due to the expectation of a new product release or if there is any delay in development or introduction of our new products or enhancements of our products, our operating results would suffer. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to competitive products, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm our business.

     We expect competition in our industry to increase, and if we are unable to compete successfully our revenues could decline further and harm our operating results.

      We believe that our principal competitors in the optical systems and components industry include Alcatel Optronics, Bookham Technology, DiCon Fiberoptics, Fujitsu OC, JDS Uniphase, NEC and Oplink Communications. We may also face competition from companies that choose to expand into our industry in the future.

      Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. Many of our competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition, more extensive customer bases, better developed distribution channels, and broader product offerings than we have. As a result, some of these competitors are able to devote greater resources to the development, promotion, sale, and support of their products. In addition, our competitors that have larger market capitalization or cash reserves are better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines.

      Consolidation in the optical systems and components industry could intensify the competitive pressures that we face. For example, three of our historical competitors, JDS Uniphase, SDL, and E-Tek Dynamics have merged over the past several years to become a single, more formidable competitor. This merged company has announced its intention to offer more integrated products that could make our products less competitive. Our customers may prefer to purchase products from our competitors who offer broader product lines, which would negatively affect our sales and operating results.

      Some existing customers and potential customers are also our competitors. These customers may develop or acquire additional competitive products or technologies in the future, which may cause them to reduce or cease their purchases from us. Further, these customers may reduce or discontinue purchasing our products if they perceive us as a serious competitive threat with regard to sales of products to their customers. As a result of these factors, we expect that competitive pressures will intensify and may result in price reductions, reduced margins and loss of market share.

     Delays, disruptions or quality control problems in manufacturing could result in delays in shipments of products to customers and adversely affect our business.

      We may experience delays, disruptions or quality control problems in our manufacturing operations or the manufacturing operations of our third party manufacturers, and, as a result, product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our business. Furthermore, even if we are able to timely deliver products to our customers, we may be unable to recognize revenue based on our revenue recognition policies. In the past, we have experienced disruptions in the manufacture of some of our products due to changes in our manufacturing processes, which resulted in reduced manufacturing yields, delays in the shipment of our products and deferral of revenue recognition. Any disruptions in the future could adversely affect our revenues, gross margins and results of operations. Changes in our manufacturing processes or those of our third party manufacturers, or the inadvertent use of defective materials by our third party manufacturers or us, could significantly reduce our manufacturing yields and product reliability. Because the majority of our manufacturing costs are relatively fixed, manufacturing yields are critical to our results of operations. Lower than expected manufacturing yields could delay product shipments and further impair our gross margins. We may need to develop new manufacturing processes and techniques that will involve higher levels of automation to improve our gross margins and achieve the targeted cost levels of our customers. If we fail to effectively manage this process or if we experience delays, disruptions or quality control problems in our manufacturing operations, our shipments of products to our customers could be delayed.

     If we are unable to accurately forecast component and material requirements, our results of operations will be adversely affected.

      We use rolling three-month demand forecasts based on anticipated and historical product orders to determine our component and material requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. It is very difficult to develop accurate forecasts of product demand, especially given the current uncertain conditions in the telecommunications industry. Order cancellations and lower order volumes by our customers have in the past created excess inventories. For example, the inventory write-offs taken in the years ended June 30, 2001, and June 30, 2002, and in the nine month period ended March 31, 2003, were primarily the result of our inability to anticipate the sudden decrease in demand for our products. Cumulatively, we have recorded $47.7 million of inventory write-offs since our inception. If we fail to accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials in the future, we could incur additional inventory write-offs. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively affect our results of operations.

     If our customers do not qualify our manufacturing processes they may not purchase our products, and our operating results could suffer.

      Certain of our customers will not purchase our products prior to qualification of our manufacturing processes and approval of our quality assurance system. The qualification process determines whether the manufacturing line meets the quality, performance and reliability standards of our customers. These customers may also require that we, and any manufacturer that we may use, be registered under international quality standards, such as ISO 9001. In August 2000, we successfully passed the ISO 9001 registration audit and received formal registration of our quality assurance system, and we have passed subsequent reviews as well. Delays in obtaining customer qualification of our manufacturing processes or approval of our quality assurance system may cause a product to be removed from a long-term supply program and result in significant lost revenue opportunity over the term of that program.

     We may lose orders and customers if we are unable to commit to deliver sufficient quantities of our products to satisfy customers’ needs.

      Communications service providers and optical systems manufacturers historically have required that suppliers commit to provide specified quantities of products over a given period of time. If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer’s anticipated needs, we may lose the opportunity to make significant sales to that customer over a lengthy period of time. In addition, we may be unable to pursue large orders if we do not have sufficient manufacturing capacity to enable us to provide customers with specified quantities of products. If we cannot deliver sufficient quantities of our products, we may lose business, which could adversely impact our business, financial condition, and results of operations.

     Our dependence on independent manufacturers may result in product delivery delays and may harm our operations.

      We rely on a small number of outsourced manufacturers to manufacture a portion of our subcomponents. We intend to further develop our relationships with these manufacturers so that they will eventually manufacture substantially all of our subcomponents, and possibly a substantial portion of our finished products, in the future. The qualification of these independent manufacturers is an expensive and time-consuming process. Our independent manufacturers have a limited history of manufacturing optical subcomponents, and have no history of manufacturing our products on a turnkey basis. Any interruption in the operations of these manufacturers, or any deficiency in the quality or quantity of the subcomponents or products built for us by these manufacturers, could impede our ability to meet our scheduled product deliveries to our customers. As a result, we may lose existing or potential customers.

      We have very limited experience in working with outsourced manufacturers, and do not have contracts in place with many of these manufacturers. As a result, we may not be able to effectively manage our relationships with these manufacturers. If we cannot effectively manage our manufacturing relationships, or if these manufacturers fail to deliver components in a timely manner, we could experience significant delays in product deliveries, which may have an adverse effect on our business and results of operations. Increased reliance on outsourced manufacturing, and the ultimate disposition of our manufacturing capacity in the future, may result in impairment charges relating to our long-lived assets in future periods, which would have an adverse impact on our business, financial condition and results of operations.

     If we do not reduce costs, introduce new products or increase sales volume, our gross margin will decline.

      Our ability to achieve profitability depends on our ability to control costs and expenses in relation to sales. Over our limited operating history, the average selling prices of our products have decreased, and we expect this trend to continue. Future price decreases may be due to a number of factors, including competitive pricing pressures, rapid technological change and sales discounts. Therefore, to maintain or improve our gross margin, we must develop and introduce new products and product enhancements on a timely basis and reduce our costs of production. Moreover, as our average selling prices decline, we must increase our unit sales volume, or introduce new products, to maintain or increase our revenues. If our average selling prices decline more rapidly than our costs of production, our gross margin will decline, which could adversely impact our business, financial condition and results of operations.

     Our products may have defects that are not detected until full deployment of a customer’s network, which could result in a loss of customers and revenue and damage to our reputation.

      Our products are designed to be deployed in large and complex optical networks and must be compatible with existing and future components of such networks. Our products can only be fully tested for reliability when deployed in networks for long periods of time. Our products may not operate as expected, and our customers may discover errors, defects, or incompatibilities in our products only after they have been fully deployed and are operating under peak stress conditions. Our products are becoming more complex and involve an increasing amount of software. If we are unable to fix errors or other problems, we could experience:

•	loss of customers or customer orders;

•	loss of or delay in revenues;

•	loss of market share;

•	loss or damage to our brand and reputation;

•	inability to attract new customers or achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	legal actions by our customers; and

•	increased insurance costs.

      We may be required to indemnify our customers against certain liabilities arising from defects in our products. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. To date, product defects have not had a material negative effect on our business, financial condition or results of operations. However, we cannot be certain that product defects will not have a material negative effect on our business, financial condition or results of operations in the future.

     We depend on key personnel to manage our business effectively, and if we are unable to hire and retain qualified personnel, our ability to sell our products could be harmed.

      Our future success depends, in part, on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly engineering, sales or marketing personnel, may seriously harm our business, financial condition and results of operations. None of our officers or key employees has an employment agreement for a specific term, and these employees may terminate their employment at any time. For example, four of our executive officers left Avanex in the second quarter of fiscal 2003. We do not have “key person” life insurance policies covering any of our employees. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel is frequently intense, especially in the San Francisco Bay Area. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs.

     While we are likely to expand our international operations, we face risks that could prevent us from successfully manufacturing, marketing and distributing our products internationally.

      We are likely to expand our international operations in the future, including expansion of overseas product manufacturing. Further, we intend to increase our international sales and the number of our international customers. This expansion may require significant management attention and financial resources to successfully develop direct and indirect international sales and support channels. We may not be able to establish or maintain international market demand for our products. We currently have limited experience in marketing and distributing our products internationally. International operations are subject to inherent risks, including:

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulties inherent in managing remote foreign operations;

•	import or export licensing, regulatory and product certification requirements outside the U.S.;

•	potential adverse tax consequences;

•	reduced protection for intellectual property rights in some countries, including China, where some of our subcomponents and products will be manufactured; and

•	political and socioeconomic instability, terrorism and war.

      While we expect our international revenues and expenses to be denominated predominantly in U.S. dollars, a portion of our international revenues and expenses may be denominated in foreign currencies in the future. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations, which would seriously harm our business, financial condition and results of operations.

     Our business and future operating results may be adversely affected by events outside of our control.

      Our business and operating results are vulnerable to interruption by events outside of our control, such as earthquakes, fire, power loss, telecommunications failures and uncertainties arising out of the terrorist attacks on the United States, including the continuation or potential worsening of the current global economic slowdown, the economic consequences of additional military action or additional terrorist activities and associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce. We cannot be certain that the insurance we maintain against fires, floods and general business interruptions will be adequate to cover our losses for such events in any particular case.

     We may incur costs and experience disruptions complying with environmental regulations and other regulations.

      We handle small amounts of hazardous materials as part of our manufacturing activities. Although we believe that we have complied with all applicable environmental regulations in connection with our operations, we may incur environmental remediation costs to comply with current or future environmental laws. We currently sell products that incorporate firmware and electronic components. The additional level of complexity created by combining firmware and electronic components with our optical components requires that we comply with additional regulations, both domestically and abroad, related to power consumption, electrical emissions and homologation. Any failure to successfully obtain the necessary permits or comply with the necessary regulations in a timely manner or at all could seriously harm our sales of these products and our business.

     The long sales cycles for sales of our products to customers may cause operating results to vary from quarter to quarter, which could continue to cause volatility in our stock price, and may prevent us from achieving profitability.

      The period of time between our initial contact with certain of our customers and the receipt of an actual purchase order from such customers often spans a time period of six to nine months, and sometimes longer. During this time, customers may perform, or require us to perform, extensive and lengthy evaluation and testing of our products and our manufacturing processes before purchasing our products. While our customers are evaluating our products before they place an order with us, we may incur substantial sales and marketing and research and development expenses, expend significant management efforts, increase manufacturing capacity and order long-lead-time supplies. If we increase capacity and order supplies in anticipation of an order that does not materialize, our gross margins will decline and we will have to carry or write off excess inventory. Even if we receive an order, if we are required to add additional manufacturing capacity in order to service the customer’s requirements, such manufacturing capacity may be underutilized in a subsequent quarter, especially if an order is delayed or cancelled. Either situation could cause our results of operations to be below the expectations of investors and public market analysts, which could, in turn, cause the price of our common stock to decline.

     We will lose significant sales and may not be successful if our customers do not qualify our products to be designed into their products and systems.

      In the telecommunications industry, service providers and optical systems manufacturers often undertake extensive qualification processes prior to placing orders for large quantities of products such as ours, because these products must function as part of a larger system or network. Once they decide to use a particular supplier’s product or component, these potential customers design the product into their system, which is known as a “design-in” win. Suppliers whose products or components are not designed in are unlikely to make sales to that company until the adoption of a future redesigned system at the earliest. If we fail to achieve design-in wins in potential customer’s qualification process, we may lose the opportunity for significant sales to such customers for a lengthy period of time.

     If carriers for new telecommunications systems deployments do not select our systems-level customers, our shipments and revenues will be reduced.

      The rate at which telecommunications service providers and other optical network users have built new optical networks or installed new systems in their existing optical networks has fluctuated in the past and these fluctuations may continue in the future. Sales of our components depend on sales of fiber optic telecommunications systems by our systems-level customers, which are shipped in quantity when telecommunications service providers add capacity. Systems manufacturers compete for sales in each capacity deployment. If systems manufacturers that use our products in their systems do not win a contract, their demand for our products will decline, reducing our future revenues. Similarly, a telecommunications service provider’s delay in selecting systems manufacturers for a deployment could delay our shipments and revenues.

     If the Internet does not continue to expand as a widespread communication and commerce media, demand for our products may decline further.

      Our future success depends on the continued growth and success of the telecommunications industry, including the continued growth of the Internet as a widely used medium for commerce and communication and the continuing demand for increased bandwidth over communications networks. If the Internet does not continue to expand as a widespread communication medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for optical transmission products may not develop. As a result, it would be unlikely that our products would achieve commercial success.

     If the communications industry does not achieve a widespread transition to optical networks, our business may not succeed.

      The market for our products is relatively new and evolving. Future demand for our products is uncertain and will depend to a great degree on the speed of the widespread adoption of optical networks. If the transition occurs too slowly or ceases altogether, the market for our products and the growth of our business will be significantly limited.

     Our stock price is highly volatile.

      The trading price of our common stock has fluctuated significantly since our initial public offering in February 2000, and is likely to remain volatile in the future. The trading price of our common stock could be subject to wide fluctuations in response to many events or factors, including the following:

•	quarterly variations in our operating results;

•	significant developments in the businesses of telecommunications companies;

•	changes in financial estimates by securities analysts;

•	changes in market valuations or financial results of telecommunications-related companies;

•	announcements by us or our competitors of technology innovations, new products, or significant acquisitions, strategic partnerships or joint ventures;

•	any deviation from projected growth rates in revenues;

•	any loss of a major customer or a major customer order;

•	additions or departures of key management or engineering personnel;

•	any deviations in our net revenues or in losses from levels expected by securities analysts;

•	activities of short sellers and risk arbitrageurs;

•	future sales of our common stock; and

•	volume fluctuations, which are particularly common among highly volatile securities of telecommunications-related companies.

      In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies, which often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. As long as we continue to depend on a limited customer base and a limited number of products, there is substantial risk that our quarterly results will fluctuate. Furthermore, if our stockholders sell substantial amounts of our common stock in the public market during a short period of time, our stock price may decline significantly.

     Current and future litigation against us could be costly and time consuming to defend.

      In August 2001, two putative class action lawsuits were filed against us, certain officers and directors, and the underwriters of our initial public offering. The lawsuits allege that the underwriters received excessive commissions and manipulated our stock price after the initial public offering. In addition, on May 31, 2002, High Hopes Enterprises Ltd. and Hon Hai Precision Industry Co., Ltd. filed an action in the Superior Court of California, County of Alameda, against us alleging breach of an oral contract, breach of the covenant of good faith and fair dealing, breach of implied contract, promissory estoppel, deceit by fraud and deceit by negligent misrepresentation. The complaint seeks compensatory damages “in an amount of no less than $41,500,000, with interest thereon,” as well as punitive damages, attorneys’ fees and costs. While we believe we have meritorious defenses and will vigorously defend ourselves against these charges, an unfavorable result to this litigation could be costly to us. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, financial condition, results of operations and cash flows.

     If we are unable to protect our proprietary technology, this technology could be misappropriated, which would significantly impair our ability to compete in our industry.

      We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. As of March 31, 2003, we had 129 patents issued or applied for in the U.S., of which 17 are jointly filed with Fujitsu and of which two have been assigned to us as a result of our LambdaFlex acquisition. Also, as of March 31, 2003, we had 27 patents issued or applied for outside of the U.S., of which six are jointly filed with Fujitsu and of which two were assigned to us through our LambdaFlex acquisition. We cannot assure you that any applied for or issued patents will protect our intellectual property, or that any patents issued will not be challenged by third parties. Our intellectual property also consists of trade secrets, which require more monitoring and control mechanisms to protect. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. Further, other parties may independently develop similar or competing technology or design around any patents that may be issued to us.

      We use various methods to attempt to protect our intellectual property rights. However, we cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property. In particular, in foreign countries such as China, the laws may not protect our proprietary rights as fully as laws in the United States.

     If necessary licenses of third-party technology become unavailable or very expensive, we may be unable to develop new products and product enhancements, which could prevent us from operating our current business.

      From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain a necessary third-party license required to develop new products and product enhancements could require us to substitute technology of lower quality or performance standards, or of greater cost, either of which could prevent us from operating our business. For example, we license certain proprietary technology from Fujitsu related to its proprietary virtually imaged phased array technology, which is critical to our PowerShaper product. The license agreement expires, unless earlier terminated, when the latest issued patent covered by the agreement expires. Currently, the latest issued patent covered by the agreement will expire on October 10, 2017. The license agreement is also subject to termination upon the acquisition of more than a 50% interest in us by certain major communications system suppliers. Thus, if we are acquired by any of these specified companies, we will lose this license. The existence of this license termination provision may have an anti-takeover effect in that it would discourage those specified companies from acquiring us.

     We may become subject to litigation regarding intellectual property rights, which could divert resources, cause us to incur significant costs, and restrict our ability to utilize certain technology.

      We may become a party to litigation in the future to protect our intellectual property or we may be subject to litigation to defend against infringement claims of others. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling, incorporating or using our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all;

•	redesign the products that use the technology; or

•	indemnify certain customers against intellectual property claims asserted against them.

      If we are forced to take any of these actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

Acquisitions and investments may adversely affect our business.

      We regularly review acquisition and investment prospects that would complement our existing product offerings, augment our market coverage, secure supplies of critical materials or enhance our technological capabilities. For example, in July 2000, we acquired substantially all of the assets and certain liabilities of Holographix Inc., and in November 2001, we acquired LambdaFlex, Inc. Acquisitions or investments could result in a number of financial consequences, including without limitation:

•	potentially dilutive issuances of equity securities;

•	reduced cash balances and related interest income;

•	higher fixed expenses which require a higher level of revenues to maintain gross margins;

•	the incurrence of debt and contingent liabilities;

•	amortization expenses related to intangible assets; and

•	large one-time write-offs.

      For example, as a result of our acquisitions of Holographix and LambdaFlex, we recorded in the first quarter of fiscal 2003 a goodwill impairment charge for all of our goodwill of $37.5 million, in accordance with Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets.” Further, as a result of our disposal of certain property, equipment and intellectual property rights, we recorded in the second quarter of fiscal 2003 a reduction in long-lived assets of $1.5 million, in accordance with Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

      In addition, in March 2002, we entered into an Agreement and Plan of Reorganization with Oplink Communications, pursuant to which we intended to acquire all of the outstanding capital stock of Oplink. The merger was subject to the approval of our stockholders and the stockholders of Oplink. While our stockholders approved the issuance of Avanex common stock in connection with the merger, the stockholders of Oplink failed to approve the merger in August 2002. We expensed $4.1 million in related merger expenses during the first quarter of fiscal 2003.

      Furthermore, acquisitions involve numerous operational risks, including:

•	difficulties integrating operations, personnel, technologies, products and the information systems of the acquired companies;

•	diversion of management’s attention from other business concerns;

•	diversion of resources from our existing businesses, products or technologies;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

     Certain provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a change of control of us.

      Certain provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions allow us to issue preferred stock with rights senior to those of our common stock and impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions. In addition, our license agreement with Fujitsu Limited could discourage certain companies from making a bid to acquire us because it terminates if certain major communications systems suppliers acquire us.

SPECIAL MEETING OF AVANEX STOCKHOLDERS

General

      Avanex is furnishing this proxy statement to holders of Avanex common stock in connection with the solicitation of proxies by the Avanex board of directors for use at the special meeting of stockholders to be held on July 25, 2003 and at any adjournment, postponement or continuation thereof. This proxy statement is first being furnished to stockholders of Avanex on or about June 20, 2003.

Date, Time and Place

      The special meeting of stockholders will be held on July 25, 2003 at 10:00 a.m., local time, at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont, California 94538.

Purpose of Avanex Special Meeting

      At the special meeting, we are asking holders of Avanex common stock to: (1) approve the issuance of Avanex common stock in connection with the Optronics Share Acquisition, (2) approve the issuance of Avanex common stock in connection with the Corning Asset Purchase, and (3) transact any other business that may be properly brought before the special meeting or any adjournment, postponement or continuation thereof.

Record Date

      Avanex has fixed the close of business on June 5, 2003, as the record date for determination of Avanex stockholders entitled to notice of and to attend and vote at the special meeting.

Vote of Avanex Stockholders Required

      As of the close of business on June 5, 2003, there were 69,460,085 shares of Avanex common stock outstanding and entitled to vote. A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the Avanex special meeting if shares representing a majority of the votes entitled to be cast are represented in person or by proxy. If a quorum is not present at the Avanex special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and “broker non-votes” count as being present to establish a quorum. A “broker non-vote” occurs when a broker is not permitted to vote because the broker does not have instructions from the beneficial owner of the shares.

      The approval of the issuance of Avanex common stock in connection with the Optronics Share Acquisition and the approval of the issuance of Avanex common stock in connection with the Corning Asset Purchase each require the affirmative vote of holders of shares representing a majority of the shares of Avanex common stock represented in person or by proxy and entitled to vote at the special meeting.

      Directors, officers and certain stockholders of Avanex who collectively held approximately 6.9% of the outstanding common stock on June 5, 2003, have entered into agreements to vote their shares in favor of both the issuance of Avanex common stock in connection with the Optronics Share Acquisition and the issuance of Avanex common stock in connection with the Corning Asset Purchase.

      If you do not submit a proxy card or vote at the special meeting, your shares will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of either the proposal to approve the issuance of shares of Avanex common stock in connection with the Optronics Share Acquisition or the proposal to approve the issuance of Avanex common stock in connection with the Corning Asset Purchase.

Voting of Proxies

      Avanex requests that its stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Avanex. In the alternative, a stockholder may vote his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. Brokers holding Avanex common stock in “street name” may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that Avanex receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve both the issuance of Avanex common stock in connection with the Optronics Share Acquisition and the issuance of Avanex common stock in connection with the Corning Asset Purchase. Properly executed proxies, other than proxies voting against the issuance of Avanex common stock in connection with the Optronics Share Acquisition and the issuance of Avanex common stock in connection with the Corning Asset Purchase, will also be voted for any adjournment or postponement of Avanex’s special meeting of stockholders for the purpose of soliciting additional votes to approve the issuance of Avanex common stock in connection with the Optronics Share Acquisition and the issuance of Avanex common stock in connection with the Corning Asset Purchase, if necessary. Avanex’s board of directors does not currently intend to bring any other business before the special meeting and, so far as Avanex’s board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

      Stockholders may revoke their proxies at any time prior to use by delivering to the Secretary of Avanex a signed notice of revocation or a later-dated signed proxy, or by attending the special meeting in person and revoking the proxy by signing a notice of revocation. Attendance at the special meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares must follow their broker’s directions in order to change those instructions. You may also attend the special meeting in person instead of submitting a proxy.

      Avanex will bear the costs of solicitation of proxies from its stockholders, including assembly, printing and mailing of this proxy statement and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Avanex common stock beneficially owned by others to forward to such beneficial owners. Avanex may reimburse persons representing beneficial owners of Avanex common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of Avanex in person or by telephone, telegram or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Avanex for such services.

      Avanex has retained Morrow & Co. to assist in the solicitation of proxies. Avanex will pay Morrow & Co. approximately $15,000 for its services, in addition to reimbursement for its out-of-pocket expenses and will indemnify it against any losses arising out of its proxy soliciting services on behalf of Avanex.

PROPOSAL 1

APPROVAL OF THE ISSUANCE OF AVANEX COMMON STOCK

IN CONNECTION WITH THE OPTRONICS SHARE ACQUISITION

      Pursuant to the purchase agreement between Avanex Corporation, Corning Incorporated and Alcatel dated as of May 12, 2003, Avanex will acquire all of the outstanding equity of Alcatel Optronics France SA, a subsidiary of Alcatel that operates the optical components division of Alcatel, and will issue to Alcatel shares of Avanex common stock representing 28% of the outstanding common stock of Avanex on a post-transaction basis, which, as of June 16, 2003, would equal approximately 35,367,000 shares.

      Avanex’s board of directors unanimously determined that the Optronics Share Acquisition is fair to, and in the best interests of, Avanex and its stockholders. Avanex’s board of directors unanimously recommends that Avanex stockholders vote FOR the issuance of Avanex common stock in connection with the Optronics Share Acquisition.

      For a more detailed description of the Optronics Share Acquisition, see the sections entitled “The Optronics Share Acquisition and the Corning Asset Purchase” and “The Purchase Agreement” beginning on pages 45 and 59, respectively.

PROPOSAL 2

APPROVAL OF THE ISSUANCE OF AVANEX COMMON STOCK
IN CONNECTION WITH THE CORNING ASSET PURCHASE

      Pursuant to the purchase agreement between Avanex Corporation, Corning Incorporated and Alcatel dated as of May 12, 2003, Avanex will purchase certain assets and assume certain liabilities of the photonic technologies business of Corning and will issue to Corning shares of Avanex common stock representing 17% of the outstanding common stock of Avanex on a post-transaction basis, which, as of June 16, 2003, would equal approximately 21,473,000 shares.

      Avanex’s board of directors unanimously determined that the Corning Asset Purchase is fair to, and in the best interests of, Avanex and its stockholders. Avanex’s board of directors unanimously recommends that Avanex stockholders vote FOR the issuance of Avanex common stock in connection with the Corning Asset Purchase.

      For a more detailed description of the Corning Asset Purchase, see the sections entitled “The Optronics Share Acquisition and the Corning Asset Purchase” and “The Purchase Agreement” beginning on pages 45 and 59, respectively.

THE OPTRONICS SHARE ACQUISITION AND THE CORNING ASSET PURCHASE

      This section of the proxy statement describes material aspects of the proposed Optronics Share Acquisition and the proposed Corning Asset Purchase, including the purchase agreement. While we believe that the description covers the material terms of the Optronics Share Acquisition, the Corning Asset Purchase and the purchase agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which we refer for a more complete understanding of the Optronics Share Acquisition, the Corning Asset Purchase and the purchase agreement.

Background of the Optronics Share Acquisition and the Corning Asset Purchase

      Avanex regularly assesses the competitive position of its products, technologies, workforce, manufacturing and distribution capabilities and markets. As a result, we continuously explore strategic opportunities to strengthen our business. Over the last several years, we have been generally familiar with the optical components businesses of Alcatel and Corning, as both companies conduct operations in certain segments of the optical component, module and subsystem industry.

      In May 2002, Paul Engle, then President and Chief Executive Officer of Avanex, and Mark Weinswig, then Director of Investor Relations and Strategic Affairs of Avanex, had an introductory telephone conversation with Larry McRae, Vice President, Corporate Development of Corning, and Mark Newhouse, Vice President, New Products and Development of Corning, to discuss their perspectives of the overall condition of the fiber optics industry.

      In June 2002, Mr. Giovanni Barbarossa, Chief Technology Officer and Senior Vice President, Product Development of Avanex, and Mr. Weinswig met with Mr. McRae to discuss certain challenges and opportunities facing each company in the fiber optics industry.

      In September 2002, Mr. Engle, Mr. Barbarossa, Mr. Weinswig and Jaime Reloj, Vice President, Sales of Avanex, met with Messrs. McRae, Gerry Fine, Senior Vice President, General Manager of Corning and Wendell Weeks, President and Chief Operating Officer of Corning, to discuss the respective businesses of Avanex and Corning and the potential for strategic opportunities.

      On October 7, 2002, Messrs. Engle, Weinswig, Barbarossa and Peter Sun, Director, Financial Planning and Analysis, of Avanex met with Messrs. McRae, Fine, and certain other representatives of Corning to discuss recent activities at their respective companies and the overall outlook for the optical components industry. The parties engaged in exploratory discussions concerning a possible business combination.

      On October 16, 2002, Mr. Weinswig had a telephone conversation with Mr. McRae to further explore the possibility of a potential business combination of Avanex and Corning’s optical components business. During this conversation, Messrs. Weinswig and McRae discussed potential structuring issues in connection with any such transaction.

      On November 18, 2002, Messrs. Engle and Weinswig had a telephone conversation with Mr. McRae to discuss specific strategies with respect to Corning’s optical components business. Messrs. Engle, Weinswig and McRae also discussed potential partnering opportunities between Avanex and Corning.

      On December 20, 2002, Walter Alessandrini, Chairman, President and Chief Executive Officer of Avanex, had a telephone conversation with Mr. Weeks to discuss Corning’s view and plans for its optical components business.

      On February 26, 2003, Mr. Weinswig had a telephone conversation with Mr. McRae to discuss a possible three party transaction between Avanex, Corning and Alcatel to combine the respective optical components business of Corning and Alcatel with Avanex.

      On March 4, 2003, Messrs. Alessandrini and Weinswig had a telephone conversation with Messrs. McRae and Weeks to further discuss a potential combination of Avanex and the respective optical components businesses of Corning and Alcatel. Messrs. Alessandrini, Weinswig, McRae and Weeks discussed various transaction structures and agreed to jointly introduce a potential three party transaction to representatives of Alcatel.

      On March 6, 2003, during a special meeting of the Avanex board of directors, Mr. Alessandrini described a potential strategic transaction between Avanex, Corning and Alcatel. Mr. Alessandrini discussed with the board the optical components businesses of Corning and Alcatel, the business rationale of any transaction between Avanex, Corning and Alcatel, the merits and risks relating to a potential transaction and the need to conduct due diligence in connection with any transaction. Following a discussion, the board authorized Mr. Alessandrini to continue discussions with Corning and Alcatel and inform the board of directors as to the status of the discussions.

      On March 6, 2003, Mr. McRae contacted Christian Reinaudo, Executive Vice President of Alcatel, and Jean-Christophe Giroux, President of Alcatel Optronics France SA, to discuss a potential three party transaction between Avanex, Corning and Alcatel.

      On March 10, 2003, Mr. Alessandrini had a telephone conversation with Mr. Weeks in which Mr. Weeks informed Mr. Alessandrini that Mr. Reinaudo had invited representatives of Avanex to meet with representatives of Alcatel in Paris, France on March 12, 2003 to further explore the possibility of a potential transaction between Avanex, Corning and Alcatel.

      On March 12, 2003, Mr. Alessandrini had an introductory meeting with Messrs. Reinaudo and Giroux, in Paris, France, to more formally explore the prospects of, and the strategic rationale behind, a potential transaction between Avanex, Corning and Alcatel. At the conclusion of this meeting, Messrs. Alessandrini, Reinaudo and Giroux agreed to further explore the merits of a potential transaction between Avanex, Alcatel and Corning.

      On March 13, 2003, Messrs. Alessandrini, Weinswig, Barbarossa and Paul Negus, Vice President, Operations of Avanex, met with Mr. Giroux in New York City to discuss the overall business and certain financial and operational issues of the optical components division of Alcatel.

      On March 14, 2003, Messrs. Alessandrini, Weinswig, Barbarossa, Negus, McRae, Fine and Michael Kieli, Director, Corporate Development of Corning, met with Mr. Giroux in New York City to discuss the operations, business plans and strategies of each company within the context of the current environment in the optical components industry. Messrs. Alessandrini, Weinswig, Barbarossa, Negus, McRae, Fine, Kieli and Giroux also discussed the potential transaction between Avanex, Alcatel and Corning.

      On March 17, Messrs. Alessandrini, Weinswig, Barbarossa and Negus met with Mr. Giroux and Phillipe Bregi, Chief Operating Officer of Alcatel Optronics France SA, in Nozay, France, to discuss certain details regarding the business and product lines, technology and facilities of the optical components division of Alcatel.

      On March 18, 2003, Messrs. Alessandrini, Weinswig and Giroux met to discuss certain financial and accounting information regarding restructuring initiatives undertaken by the optical components division of Alcatel. In a separate meeting on March 18, 2003, Messrs. Barbarossa and Negus met with Richard Laming, the Chief Executive Officer of Alcatel Optronics U.K., in Livingston, Scotland to discuss the Optronics division’s operations in Scotland.

      On March 19, 2003, Messrs. Alessandrini, Weinswig, Barbarossa and Negus met with Messrs. Reinaudo, Giroux and Anne-Lise Scaillierez, Vice President, Financial Operations of Alcatel, in Paris, France to discuss the potential combination of Avanex and the respective optical components businesses of Alcatel and Corning. Messrs. Alessandrini, Weinswig, Barbarossa, Negus, Reinaudo, Giroux and Ms. Scaillierez also discussed general terms for a three party transaction between Avanex, Alcatel and Corning, and a potential supply relationship between Avanex and Alcatel.

      On March 26, 2003, Messrs. Alessandrini, Weinswig, Barbarossa and Negus met with Messrs. McRae, Fine, Kieli and Weeks to discuss the operations and business of the optical components business of Corning. In addition, Messrs. Alessandrini, Weinswig, Barbarossa, Negus, McRae, Fine, Kieli

and Weeks also discussed general terms regarding the potential transactions between Avanex and the respective optical components businesses of Alcatel and Corning.

      On March 26, 2003, Avanex presented Corning and Alcatel with drafts of non-binding term sheets for the proposed Optronics Share Acquisition and Corning Asset Purchase for review and consideration by Alcatel and Corning. In addition, Avanex presented Corning and Alcatel with a draft of an exclusivity agreement for review and consideration by Alcatel and Corning, which agreement would restrict the ability of Corning and Alcatel to enter into negotiations with any party other than Avanex regarding the disposition of the businesses proposed to be acquired by Avanex.

      On March 28, 2003, Alcatel and Corning each presented Avanex with a revised draft of the non-binding term sheets for Avanex’s review and consideration.

      Between March 28, 2003 and April 1, 2003, several discussions took place between representatives of Avanex, Alcatel and Corning and their respective legal counsel to discuss and negotiate various points in the draft non-binding term sheets and binding exclusivity agreement.

      On April 1, 2003, Avanex, Alcatel and Corning executed an exclusivity agreement, Avanex and Alcatel finalized the non-binding term sheet regarding the proposed Optronics Share Acquisition, and Avanex and Corning finalized the non-binding term sheet regarding the proposed Corning Asset Purchase.

      On April 3, 2003, a special meeting of the Avanex board of directors was held to review the status of the discussions with Alcatel and Corning regarding the proposed Optronics Share Acquisition and the proposed Corning Asset Purchase. At the meeting, Mr. Alessandrini and other members of Avanex’s senior management delivered a presentation to the Avanex board of directors that included information relating to the non-binding term sheets, the optical components businesses of Alcatel and Corning, the merits and risks of entering into a proposed transaction with Alcatel and Corning and the need to commence and complete due diligence prior to reaching an agreement for the proposed Optronics Share Acquisition and Corning Asset Purchase. Following discussion, the Avanex board of directors directed management to proceed with discussions with Alcatel and Corning, and to conduct business, financial and legal due diligence.

      On April 3, 2003, Alcatel and Corning each received an initial due diligence request list from Avanex.

      From April 3, 2003 to May 12, 2003, representatives of each company, together with their respective financial and legal advisors, conducted due diligence investigations and the reciprocal exchange of due diligence materials. The due diligence investigations were conducted at a variety of locations and encompassed matters relating to finance, research and development, manufacturing and quality assurance, information technology, legal compliance, properties, human resources and sales and marketing of each company’s optical components business.

      On April 7, 2003, Avanex entered into an engagement letter with Citigroup Global Markets Inc. pursuant to which Citigroup was engaged to act as Avanex’s financial advisor in connection with the proposed Optronics Share Acquisition and the proposed Corning Asset Purchase.

      From April 9, 2003 to April 10, 2003, Messrs. Barbarossa, Negus, Kidi and certain other representatives of Avanex and Corning visited Corning’s Italian facilities and met with the general manager of Corning’s operations in Italy.

      On April 11, 2003, Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal advisors to Avanex, delivered drafts of the purchase agreement and the related agreements to Alcatel and Corning and each company’s respective legal advisors.

      On April 15, 2003, Messrs. Alessandrini, Weeks and Reinaudo had a telephone conversation to discuss the progress of the transactions.

      From April 18, 2003 through May 8, 2003, Avanex, Alcatel and Corning, and their respective legal advisors, negotiated the terms of the purchase agreement and the related agreements.

      On May 1, 2003, during a regularly scheduled meeting of the Avanex board of directors, Mr. Alessandrini informed the Avanex board of directors as to the status of the negotiations regarding the terms of the purchase agreement and the related agreements and the status of the due diligence investigation of the parties. Representatives of Citigroup also reviewed with the Avanex board of directors the proposed transactions with Alcatel and Corning. Following discussion, the Avanex board of directors authorized management to continue negotiations with respect to the purchase agreement and the related agreements.

      On May 8, 2003, a special meeting of the Avanex board of directors was held to review the status of the discussions regarding the proposed Optronics Share Acquisition and the proposed Corning Asset Purchase. The board considered certain strategic alternatives available to Avanex, including Avanex continuing as a stand-alone company, and compared these alternatives with the principal terms of the proposed transactions with Alcatel and Corning. Mr. Alessandrini reviewed the strategic rationale for the proposed Optronics Share Acquisition and Corning Asset Purchase, including the potential benefits and risks related to the transaction. Representatives of Citigroup and Wilson Sonsini Goodrich & Rosati also reviewed with the Avanex board of directors the proposed transactions with Alcatel and Corning. Following discussion, Avanex’s board of directors authorized management to continue discussions regarding the Optronics Share Acquisition and Corning Asset Purchase, and to perform further business, financial and legal due diligence.

      From May 9, 2003 through May 12, 2003, Avanex, Alcatel and Corning, and their respective legal advisors, continued negotiations and finalized the terms of the purchase agreement and the related agreements. The negotiations covered all aspects of the proposed Optronics Share Acquisition and Corning Asset Purchase.

      On May 11, 2003, a special meeting of the Avanex board of directors was held to discuss the status of the discussions relating to the proposed Optronics Share Acquisition and Corning Asset Purchase, the due diligence review of Alcatel and Corning, the purchase agreement and the related agreements, including the stockholders’ agreement, the voting agreement, the intellectual property agreements and the supply agreements. At the meeting, Avanex’s management and legal and financial advisors reviewed with the board of directors the final results of their due diligence review of Alcatel and Corning. In addition, Mr. Alessandrini reported on the potential strategic benefits and principal terms of the proposed Optronics Share Acquisition and Corning Asset Purchase, opportunities and challenges related to the proposed Optronics Share Acquisition and Corning Asset Purchase and the next steps to be taken in connection with the proposed transactions. Representatives of Citigroup presented to the Avanex board of directors its financial analysis of the aggregate number of shares of Avanex common stock to be issued to Alcatel and Corning, collectively, in connection with the proposed transactions. Mr. Alessandrini and representatives of Wilson Sonsini Goodrich & Rosati described to the board the principal terms of the proposed purchase agreement and the related agreements, and responded to questions concerning those terms. Following discussion, the board of directors authorized Mr. Alessandrini to finalize the terms of the purchase agreement and the related agreements.

      On May 12, 2003, the Avanex board of directors held a special meeting to consider the proposed Optronics Share Acquisition and Corning Asset Purchase. At this meeting, Mr. Alessandrini, together with Avanex’s legal and financial advisors, reviewed the terms of the proposed purchase agreement and related agreements. Representatives of Wilson Sonsini Goodrich & Rosati reviewed the board of directors’ responsibilities in connection with the proposed Optronics Share Acquisition and Corning Asset Purchase. In addition, Citigroup rendered to the Avanex board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 12, 2003, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the aggregate number of shares of Avanex common stock to be issued to Alcatel and Corning, collectively, in connection with the proposed transactions was fair, from a financial point of view, to Avanex. After discussions, the Avanex board of directors determined that the purchase agreement, the related agreements and the related transactions were fair and in the best interests of the stockholders of Avanex and unanimously approved the purchase agreement and the related agreements and authorized Avanex to enter into the purchase agreement and the related agreements.

      On May 12, 2003, the purchase agreement and the voting agreements were executed and delivered by the parties and the terms of the related agreements were finalized.

      On May 12, 2003, Avanex, Alcatel and Corning each issued public announcements of the Optronics Share Acquisition and the Corning Asset Purchase and the related transactions. In addition, Mr. Alessandrini hosted a press conference to discuss the transaction in more detail and to accept questions from the press and representatives of the optical industry and the financial community.

Reasons for the Optronics Share Acquisition and the Corning Asset Purchase

      Avanex’s board of directors has determined that the terms of the Optronics Share Acquisition, the Corning Asset Purchase and the purchase agreement are fair to, and in the best interests of, Avanex and its stockholders. Avanex’s board of directors consulted with senior management, as well as its legal counsel and financial advisors in reaching its decision to approve the Optronics Share Acquisition and the Corning Asset Purchase. Avanex’s board of directors considered a number of factors in its deliberations, including the following:

•	the competitive advantage of offering a more comprehensive product line, including Corning’s and Alcatel’s broad portfolio of optical components, modules and integrated subsystems;

•	the competitive advantage of acquiring approximately 1,400 patents and being licensed to two portfolios of additional patents related to optical components technologies;

•	the opportunity to leverage research and development and engineering capabilities acquired from Corning and Alcatel to facilitate faster product introduction, accelerated cost reduction and additional development of product features;

•	the potential of the combined company to respond more quickly to technological change and evolving standards;

•	the potential to reduce raw material and other costs through consolidating purchasing;

•	the opportunity to realize other cost savings by consolidating certain research and development programs and eliminating redundant expenses;

•	the opportunity to increase sales through Avanex’s ability to sell its products to a larger customer base, through expanded sales channels, and to Alcatel pursuant to the supply agreement that Avanex will enter into with Alcatel;

•	the benefits of becoming a larger organization with an enhanced market position and access to greater financial resources;

•	information regarding the financial performance and condition, assets, liabilities, business operations and prospects of the optical components businesses of Avanex, Alcatel and Corning;

•	the prices paid in comparable transactions involving other communications technology companies, as well as the trading performance for comparable companies in the industry;

•	beliefs shared by senior management of each of Avanex, Alcatel and Corning that the prospects of the combined entity were more favorable than the prospects of Avanex or the optical components businesses of Alcatel and Corning separately;

•	the financial terms of the Optronics Share Acquisition and the Corning Asset Purchase;

•	the evaluation of Avanex’s management, financial advisors and legal advisors relating to the due diligence review that was conducted regarding the optical components businesses of Alcatel and Corning; and

•	the financial presentation, including the opinion, of Citigroup Global Markets Inc. to the Avanex board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the aggregate number of shares of Avanex common stock to be issued to Alcatel and Corning, collectively, in connection with the proposed transactions, as more fully described below under the caption “Opinion of Avanex’s Financial Advisor.”

      The Avanex board of directors also considered potential negative factors relating to the Optronics Share Acquisition and the Corning Asset Purchase, including:

•	the risk that the benefits sought to be achieved by the Optronics Share Acquisition and the Corning Asset Purchase will not be realized;

•	the risk that the Optronics Share Acquisition and the Corning Asset Purchase may not be completed in a timely manner, if at all;

•	the potential loss of key Avanex, Alcatel and Corning employees critical to the ongoing success of Avanex’s business and to the successful integration of the businesses of each company;

•	the potential dilutive effect on Avanex’s common stock price if revenue and earnings expectations are not met;

•	the increased rate at which the combined company is expected to utilize its cash resources;

•	the possibility of cultural conflicts;

•	difficulties associated with integration of each company’s products, networks and technologies;

•	the risk that Avanex will be unable to recruit employees critical to the ongoing success of Avanex’s operations; and

•	the other risks and uncertainties discussed above under “Risk Factors” beginning on page 21.

      The foregoing discussion of the items that the Avanex board of directors considered is not intended to be exhaustive, but includes all material items that the Avanex board of directors considered. In view of the complexity and wide variety of factors, both positive and negative, that the Avanex board of directors considered, the Avanex board of directors did not find it practical to quantify, rank or otherwise weight the factors considered. In considering the various factors, individual members of the Avanex board of directors considered all of these factors as a whole and concluded that, on balance, the benefits of each of the Optronics Share Acquisition and the Corning Asset Purchase to Avanex and its stockholders outweighed the negative risks.

Recommendation of the Board of Directors

      After careful consideration, the Avanex board of directors unanimously determined that the proposed Optronics Share Acquisition and the proposed Corning Asset Purchase are fair to, and in the best interests of, Avanex and its stockholders. The Avanex board of directors unanimously recommends that Avanex stockholders vote FOR the issuance of Avanex common stock in connection with the Optronics Share Acquisition and FOR the issuance of Avanex common stock in connection with the Corning Asset Purchase.

Opinion of Avanex’s Financial Advisor

      Avanex retained Citigroup Global Markets Inc. to act as its financial advisor in connection with the proposed transactions. In connection with its engagement, Avanex requested that Citigroup evaluate the fairness, from a financial point of view, to Avanex of the aggregate number of shares of Avanex common stock to be issued to Alcatel and Corning, collectively, in connection with the proposed transactions. On May 12, 2003, at a meeting of the Avanex board of directors held to evaluate the proposed transaction, Citigroup rendered to the Avanex board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in the opinion, the aggregate number of shares of Avanex common stock to be issued to Alcatel and Corning, collectively, in connection with the proposed transactions was fair, from a financial point of view, to Avanex.

      In arriving at its opinion, Citigroup:

•	reviewed the purchase agreement;

•	held discussions with senior officers, directors and other representatives and advisors of Avanex and senior officers and other representatives and advisors of Alcatel and Corning concerning the business, operations and prospects of Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase, respectively;

•	examined publicly available business and financial information relating to Avanex, Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase;

•	examined financial forecasts and other information and data relating to Avanex, Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase which were provided to or otherwise reviewed by or discussed with Citigroup by the respective managements of Avanex, Alcatel and Corning, including information relating to the potential strategic implications and operational benefits anticipated by the management of Avanex to result from the proposed transactions;

•	reviewed the financial terms of the proposed transactions as set forth in the purchase agreement in relation to, among other things, the historical and projected earnings and other operating data of Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase; the capitalization of Alcatel Optronics France and the financial condition of Avanex, Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase;

•	considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the proposed transactions;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase;

•	evaluated the potential pro forma financial effects of the proposed transactions on Avanex; and

•	conducted other analyses and examinations and considered other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

      In rendering its opinion, Citigroup assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup. With respect to financial forecasts and other information and data relating to Avanex, Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase provided to or otherwise reviewed by or discussed with Citigroup, including adjustments to the forecasts and other information and data relating to Avanex, Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase discussed with Citigroup by the management of Avanex, Citigroup was advised by the respective managements of Avanex, Alcatel and Corning that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Avanex, Alcatel and Corning as to the future financial performance of Avanex, Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase, respectively. Citigroup was further advised by the management of Avanex that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Avanex with respect to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the proposed transactions and the other matters covered thereby. Citigroup also assumed, with Avanex’s consent, that the proposed transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any term, condition or agreement material to its analysis and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the proposed transactions, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Alcatel Optronics France or the assets to be acquired in the Corning Asset Purchase or the contemplated benefits to Avanex of the proposed transactions.

      Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Alcatel Optronics France or the assets to be acquired in the Corning Asset Purchase nor has Citigroup made any physical inspection of the properties or assets of Alcatel Optronics France or the assets to be acquired in the Corning Asset Purchase. Citigroup did not express any opinion as to what the value of the Avanex common stock actually will be when issued in the proposed transactions or the price at which the Avanex common stock will trade at any time. Citigroup expressed no view as to, and its opinion does not address, the relative merits of the proposed transactions as compared to any alternative business strategies that might exist for Avanex or the effect of any other transactions in which Avanex might engage. Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Avanex imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

      The full text of Citigroup’s written opinion dated May 12, 2003, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this document as Annex B and is incorporated into this proxy statement by reference. Citigroup’s opinion is addressed to the Avanex board of directors and relates only to the fairness, from a financial point of view, to Avanex of the aggregate number of shares of Avanex common stock to be issued to Alcatel and Corning, collectively, in the proposed transactions, does not address any other aspect of the proposed transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed transactions.

      In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Avanex, Alcatel or Corning. No company, transaction or business used in those analyses as a comparison is identical to Avanex, Alcatel Optronics France or the assets to be acquired in the Corning Asset Purchase or the proposed transactions, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transaction analyzed.

      The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Citigroup’s analyses and estimates are inherently subject to substantial uncertainty.

      Citigroup’s opinion and analyses were only one of many factors considered by the Avanex board of directors in its evaluation of the proposed transactions and should not be viewed as determinative of the views of the Avanex board of directors or management with respect to the consideration or the proposed transactions.

      The following is a summary of the material financial analyses performed by Citigroup in connection with the rendering of its opinion dated May 12, 2003. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

      Peer Group Comparison. Citigroup compared financial, operating and stock market data of Avanex to corresponding data of the following seven publicly traded companies in the optical components industry:

          Optical Components Companies

•	Bookham Technology plc

•	Corning Incorporated

•	Finisar Corporation

•	JDS Uniphase Corporation

•	Oplink Communications, Inc.

•	Optical Communication Products, Inc.

•	TriQuint Semiconductor, Inc.

      Citigroup compared firm values, calculated as equity market value plus total debt, minority interest and preferred stock, as a multiple of estimated calendar years 2003 and 2004 revenues. All multiples were based on closing stock prices on May 9, 2003, the last trading day prior to public announcement of the proposed transactions. Estimated financial data for Avanex were based on internal estimates of Avanex’s management and estimated financial data for the selected companies were based on publicly available research analysts’ estimates. This analysis indicated the following implied multiples for the selected companies, as compared to the implied multiples for Avanex:

	Firm Value/Revenue

	Estimated 2003		Estimated 2004

Bookham Technology plc	2.1	x	1.9	x
Corning Incorporated	3.9	x	3.6	x
Finisar Corporation	1.8	x	NA
JDS Uniphase Corporation	6.4	x	NA
Oplink Communications, Inc.	6.7	x	NA
Optical Communication Products, Inc.	3.6	x	NA
TriQuint Semiconductor, Inc.	2.5	x	2.1	x
Avanex	3.6	x	3.3	x

      Contribution Analysis. Citigroup compared the relative contributions of Avanex, Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase to calendar year 2002 revenue and calendar year 2003 estimated revenue of Avanex pro forma for the proposed transactions. Actual financial data were provided by the managements of Avanex, Alcatel and Corning, respectively. Estimated financial data were based on internal estimates of Avanex’s management. This analysis indicated the following estimated implied contribution percentages for Avanex, Alcatel Optronics France and the assets to be acquired in the Corning Asset Purchase as compared to the respective estimated equity percentage ownership in Avanex pro forma for the proposed transactions of the current holders of Avanex common shares, Alcatel and Corning:

	Estimated Implied
	Contribution Percentage

	Actual	Estimated
	2002 Revenue	2003 Revenue

Avanex	15%	21%
Alcatel Optronics France	46%	37%
Assets to Be Acquired in the Corning Asset Purchase	39%	42%

Estimated Equity Percentage
Ownership in Avanex
Pro Forma for the
Proposed Transactions

Current Avanex Stockholders	55%
Alcatel	28%
Corning	17%

      Illustrative Future Trading Analysis. Citigroup analyzed the implied per share equity value of Avanex common stock on a pro forma basis assuming the proposed transactions are completed. In this analysis, Citigroup utilized estimated calendar years 2003 and 2004 revenue for Avanex pro forma for the proposed transactions in two cases. The first case, the management case, was based on estimates of Avanex’s management. The second case, the conservative case, was based upon the management case but assumed no increase in revenues and no change in the cost structure of Avanex (other than changes contemplated by the proposed transactions) on a pro forma basis assuming the proposed transactions are completed. Citigroup then applied a range of multiples derived from selected companies in the “Peer Group Comparison” analysis described above to the corresponding financial data of Avanex pro forma for the proposed transactions. The results of this analysis indicated an implied per share equity reference range for Avanex common stock pro forma for the proposed transactions of $1.35 to $1.70. Citigroup noted that the price for Avanex common stock on a stand-alone basis on May 9, 2003, the last trading day prior to public announcement of the proposed transactions, was $1.12 and the 20-day average price for Avanex common stock ending on May 9, 2003 was $0.91.

      Transaction Multiples Analysis. Citigroup compared the transaction value and implied transaction multiples of the proposed transactions with those of the following seven publicly announced transactions involving companies in the optical components industry:

Acquiror	Target
• Avanex Corporation	• Oplink Communications, Inc.
• Bookham Technology plc	• Marconi Corporation plc (Optical Components Business)
• Bookham Technology plc	• Nortel Networks Corporation (HPOCs)
• EMCORE Corporation	• Agere Systems Inc. (Ortel)
• Finisar Corporation	• BaySpec, Inc.
• JDS Uniphase Corporation	• International Business Machines Corporation (Optical Transceiver Business)
• TriQuint Semiconductor, Inc.	• Agere Systems Inc. (Optoelectronics)

      Citigroup compared aggregate transaction values, calculated as equity purchase price plus debt, in the selected transactions as a multiple of last twelve months revenue and last quarter annualized revenue of the target company. All multiples for the selected transactions were based on information available at the time of the relevant transaction. Citigroup then compared the results of this analysis to corresponding data for the proposed transactions. The results of this analysis indicated the following mean and median implied multiples for the selected transactions, as compared to the implied multiples for the proposed transactions:

	Transaction Value/Revenue

	Last		Last Quarter
	Twelve Months		Annualized

Mean	1.4	x	7.3	x
Median	0.6	x	7.3	x
Proposed Transactions	0.4	x	0.7	x

      Other Factors. In rendering its opinion, Citigroup also reviewed and considered other factors, including the historical price performance and trading characteristics of Avanex common stock during the one-year period ended May 9, 2003, the last trading day prior to public announcement of the proposed transactions.

      Miscellaneous. Under the terms of its engagement, Avanex has agreed to pay Citigroup customary fees for its financial advisory services in connection with the proposed transactions. Avanex also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of Avanex, Alcatel or Corning for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Citigroup and its affiliates in the past have provided, and currently are providing, services to Avanex, Alcatel and Corning unrelated to the proposed transactions, for which services Citigroup and its affiliates have received and expect to receive compensation. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Avanex, Alcatel, Corning and their respective affiliates.

      Avanex selected Citigroup as its exclusive financial advisor based on Citigroup’s reputation, experience and familiarity with Avanex and its business. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Completion and Effectiveness of the Optronics Share Acquisition and the Corning Asset Purchase

      The Optronics Share Acquisition and the Corning Asset Purchase will be completed on the last day of the month in which all of the conditions to completion of the Optronics Share Acquisition and the Corning Asset Purchase are satisfied or waived, including approval of the issuances of shares of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase by the Avanex stockholders. We expect to complete the Optronics Share Acquisition and the Corning Asset Purchase in the third calendar quarter of 2003. However, because the Optronics Share Acquisition and the Corning Asset Purchase are subject to governmental approvals and other conditions, we cannot predict the exact timing of completion of these transactions.

Businesses and Assets to Be Acquired

      Pursuant to the Optronics Share Acquisition, Avanex will acquire all of the outstanding equity of Alcatel Optronics France SA (“Optronics France”) and, indirectly, Alcatel Optronics Ltd. U.K. (“Optronics U.K.”), a wholly owned subsidiary of Optronics France, which, together, comprise Alcatel’s optical components division. Among other things, Avanex will acquire operations of Alcatel’s optical components division located in France and the United Kingdom, including certain facilities, product lines, employees and equipment as well as the approximately 63 patents owned by Optronics France. Alcatel will also contribute to the on-going business an amount equal to the sum of $40 million plus € 64.6 million, approximately € 49.6 million of which is intended to cover anticipated restructuring costs. Amounts intended to cover anticipated restructuring costs may change based upon the amount of restructuring that is implemented by Alcatel prior to completion of the Optronics Share Acquisition.

      In addition, pursuant to the purchase agreement and an intellectual property license agreement that Avanex and Alcatel will enter into upon closing of the Optronics Share Acquisition, Alcatel will assign to Avanex approximately 1,373 patents and will license to Avanex Alcatel’s patents that are used both in the Optronics business and in other businesses, for use in Avanex’s on-going optical components business. For a description of the Alcatel intellectual property license agreement see “Agreements Related to the Optronics Share Acquisition and the Corning Asset Purchase — Alcatel Intellectual Property License Agreement” on page 77. Upon closing of the Optronics Share Acquisition, Avanex and Alcatel will enter into a supply agreement whereby Alcatel will agree to, among other things, purchase optical networking products from Avanex for a period of three years following the completion of the Optronics Share Acquisition. For a description of the Alcatel supply agreement see “Agreements Related to the Optronics Share Acquisition and the Corning Asset Purchase — Alcatel Supply and Frame Purchase Agreement” on page 80.

      Pursuant to the Corning Asset Purchase, Avanex will purchase certain assets of Corning’s optical components business. The assets purchased from Corning include operations in New York and Italy relating to optical amplifier design and assembly, dispersion compensation module design and assembly and lithium-niobate modulators, as well as certain inventories and tangible personal property (excluding any intellectual property rights associated with the design, manufacture, composition or production of optical fiber). In addition, Avanex will assume certain liabilities of Corning related to the assets being acquired, including certain repair and warranty obligations. Avanex will also assume certain agreements of Corning. Corning will also contribute to the on-going business approximately $20 million in cash. In addition, pursuant to an intellectual property rights agreement that Avanex and Corning will enter into upon closing of the Corning Asset Purchase, Corning will assign to Avanex approximately 153 patent families and will license to Avanex Corning’s other patents that are used in both the optical components business and in other businesses for use in Avanex’s on-going optical components business. For a description of the Corning intellectual property rights agreement see “Agreements Related to the Optronics Share Acquisition and the Corning Asset Purchase — Corning Intellectual Property Rights Agreement” on page 78. Upon the completion of the Corning Asset Purchase, Avanex and Corning will enter into a dispersion compensating optical fiber supply agreement whereby Avanex will agree to, among other things, purchase its annual requirements for dispersion compensating optical fiber from Corning. For a description of the Corning supply agreement see “Agreements Related to the Optronics Share Acquisition and the Corning Asset Purchase — Corning Dispersion Compensating Optical Fiber Supply Contract” on page 80.

Consideration

      As consideration for the Optronics Share Acquisition and the Corning Asset Purchase, Avanex will issue to Alcatel and Corning shares of Avanex common stock representing 28% and 17% respectively of the outstanding shares of Avanex common stock on a post-transaction basis, which, as of June 16, 2003 would equal approximately 35,367,000 and 21,473,000 shares, respectively.

Employment Matters

      Pursuant to the purchase agreement, Avanex has agreed to offer employment to approximately 950 current employees of Alcatel or the Optronics division and approximately 400 current employees of Corning. Following completion of the Optronics Share Acquisition and Corning Asset Purchase, Avanex is expected to have employees located in New York, the United Kingdom, France, Italy and California.

      For a period of two years after the transaction, Avanex has agreed to provide certain Corning employees who become employed by Avanex following completion of the Corning Asset Purchase with specified salary and bonus opportunities and severance plan coverage equivalent to the level of coverage currently offered to those employees by Corning. Avanex has also agreed to provide such employees with the right to participate in Avanex’s 401(k) retirement plan and credit for time worked at Corning under each benefit plan for which they are eligible (for purposes of eligibility, vesting and certain benefit accruals). Avanex has also agreed to have any pre-existing condition limitations waived under Avanex’s health and welfare plans, if those conditions were covered under Corning’s similar plans. Further, Avanex has agreed to make efforts to credit certain Corning employees with any deductibles and out-of-pocket expenses incurred under Corning’s health and welfare plans, and to have any medical certifications waived for purposes of life insurance, up to the amount of coverage that such employees had under Corning’s life insurance plan. The foregoing agreements will not apply to union employees located at Erwin Park, New York to the extent a collective bargaining agreement entered into between Avanex and the American Flint Glass Workers Union, AFL-CIO, including Local Union No. 1000, provides otherwise.

      Corning currently has in place a collective bargaining agreement with the American Flint Glass Workers Union, AFL-CIO, including Local Union No. 1000. Corning has agreed that it will assist Avanex in negotiating a new collective bargaining agreement with this union for the hourly employees located at Erwin Park, New York who are currently covered by the collective bargaining agreement.

      Avanex has agreed to provide Optronics division employees who become employed by Avanex following completion of the Optronics Share Acquisition with credit for time worked at Alcatel or the Optronics division under each Avanex benefit plan for which they are eligible (for purposes of eligibility, vesting and certain benefit accruals).

Directors and Officers of Avanex Following the Optronics Share Acquisition and Corning Asset Purchase

      Following the Optronics Share Acquisition and Corning Asset Purchase, the board of directors of Avanex will consist of six members, including Dr. Joseph A. Miller, Jr., Executive Vice President and Chief Technology Officer of Corning, and Avanex’s current board members, Walter Alessandrini, Todd Brooks, Dr. Vinton G. Cerf, Joel Smith and Susan Wang.

Regulatory Matters; Hart-Scott-Rodino Act and Antitrust

      The Optronics Share Acquisition is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents the transaction from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the related waiting period expires or is terminated early. Avanex and Alcatel intend to make the required filings under applicable antitrust laws with the Department of Justice and the Federal Trade Commission and to observe the antitrust waiting period for the Optronics Share Acquisition.

      The Corning Asset Purchase may be subject to the requirements of the HSR Act. If it is, Avanex and Corning intend to make the required filings under applicable antitrust laws with the Department of Justice and the Federal Trade Commission, and will observe the antitrust waiting period.

      Either the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the Optronics Share Acquisition or the Corning Asset Purchase at any time before or after their completion.

Other Approvals

      If any additional governmental approvals or actions are required, we intend to try to obtain them. We cannot assure you, however, that we will be able to obtain any or all necessary approvals or actions.

Accounting Treatment

      Both the Optronics Share Acquisition and the Corning Asset Purchase will be accounted for as “purchase” transactions for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the transactions, the results of operations of

Alcatel Optronics France SA and certain aspects of the optical components business of Corning will be included in the consolidated financial statements of Avanex. The purchase price for each transaction will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Avanex will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this proxy statement, Avanex has made a preliminary determination of the purchase price allocations, based upon current estimates and assumptions, which are subject to revision upon consummation of the transactions.

Appraisal Rights

      Under Delaware law, Avanex stockholders are not entitled to appraisal rights as a result of the Optronics Share Acquisition or the Corning Asset Purchase, or to demand payment for their shares under applicable law.

Listing on the Nasdaq Stock Market of Avanex Common Stock to be Issued in the Optronics Share Acquisition and the Corning Asset Purchase

      It is a condition to the completion of the Optronics Share Acquisition and the Corning Asset Purchase that the shares of Avanex common stock to be issued in the transactions be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

THE PURCHASE AGREEMENT

      This section of the proxy statement is a summary of the material terms of the purchase agreement, a copy of which is attached as Annex A to this document. The following description does not purport to be complete and is qualified in its entirety by reference to the purchase agreement. You should refer to the full text of the purchase agreement for details of the issuances of shares of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase and the terms and conditions of the purchase agreement.

General

      The purchase agreement provides that, upon completion of the Optronics Share Acquisition, Avanex will acquire all of the outstanding equity of Alcatel Optronics France SA and, indirectly, Alcatel Optronics Ltd. U.K., a wholly-owned subsidiary of Alcatel Optronics France SA. The purchase agreement also provides that Alcatel will assign to Avanex approximately 1,373 patents. In addition, the purchase agreement provides that, upon completion of the Optronics Share Acquisition, Avanex and Alcatel will enter into an intellectual property license agreement, pursuant to which Alcatel will license to Avanex Alcatel’s patents that are used both in the Optronics business and in other businesses, for use in Avanex’s on-going optical components business. The purchase agreement also provides that Alcatel will contribute to the on-going business an amount equal to the sum of $40 million plus € 64.6 million, approximately € 49.6 million of which is intended to cover anticipated restructuring costs. The amount intended to cover anticipated restructuring costs may change based upon the amount of restructuring that is implemented by Alcatel prior to completion of the Optronics Share Acquisition. Pursuant to the purchase agreement, upon completion of the Optronics Share Acquisition, Avanex and Alcatel will enter into a supply agreement pursuant to which Alcatel will agree to, among other things, purchase certain optical networking products from Avanex for a period of three years following the completion of the Optronics Share Acquisition. The purchase agreement also provides that the working capital of Optronics France and Optronics U.K. is intended to be zero upon the completion of the Optronics Share Acquisition, computed in accordance with the terms of the purchase agreement. Subject to certain limitations, if the combined working capital of these two companies is greater than zero, Avanex will be required to pay to Alcatel the difference between the actual working capital amount and the intended working capital amount, and if the working capital is less than zero, Alcatel will be required to pay to Avanex the difference between the actual working capital amount and the intended working capital amount.

      The purchase agreement provides that, upon completion of the Corning Asset Purchase, Avanex will purchase certain assets of Corning’s optical components business. In addition, Avanex will assume certain liabilities of Corning related to the assets being acquired, including certain repair and warranty obligations. The purchase agreement provides that, upon completion of the Corning Asset Purchase, Avanex and Corning will enter into an intellectual property rights agreement, pursuant to which Corning will assign to Avanex approximately 153 patent families and will license to Avanex Corning’s other patents that are used both in the optical components business and in other businesses, for use in Avanex’s on-going optical components business. The purchase agreement also provides that Corning will contribute to the on-going business approximately $20 million in cash. Pursuant to the purchase agreement, upon completion of the Corning Asset Purchase, Avanex and Corning will enter into a dispersion compensating optical fiber supply agreement whereby Avanex will agree to, among other things, purchase its annual requirements for dispersion compensating optical fiber from Corning.

      The closing of each of the Optronics Share Acquisition and Corning Asset Purchase will occur on the last day of the month during which all of the closing conditions, described below, have been satisfied or waived, or at another time as Avanex, Alcatel and Corning agree. We currently expect that the closing of each of the transactions will take place in the third calendar quarter of 2003. However, because completion of the Optronics Share Acquisition and Corning Asset Purchase are subject to governmental and stockholder approvals and other conditions, we cannot predict exactly when the closings will occur.

Conditions to the Completion of the Transactions

      Optronics Share Acquisition. Each of Avanex’s and Alcatel’s obligation to effect the Optronics Share Acquisition is subject to the satisfaction or waiver of various conditions, which include the following:

•	holders of shares of Avanex common stock representing a majority of the votes present and entitled to vote at the Avanex special meeting at which a quorum is present having approved the issuances of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase;

•	no statute, rule, regulation, executive order, decree, injunction or other order shall be in effect which has the effect of making the Optronics Share Acquisition illegal or otherwise prohibiting the completion of the Optronics Share Acquisition;

•	all material antitrust requirements applicable to the Optronics Share Acquisition having been satisfied;

•	there must not be any pending or overtly threatened suit or action asserted by a governmental entity challenging or seeking to restrain or prohibit the completion of the Optronics Share Acquisition or the Corning Asset Purchase, impose any divestiture of shares of capital stock or of any business, assets or property of Avanex, Alcatel Optronics, or Optronics U.K. or impose any material limitation on the ability of them to conduct their businesses or own or exercise control of their assets, properties or stock;

•	the shares of Avanex common stock to be issued in the Optronics Share Acquisition having been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

•	the conditions to the closing of the Corning Asset Purchase having been satisfied or waived;

•	with respect to representations and warranties:

•	the representations and warranties of the other party set forth in the purchase agreement regarding such party’s organization, the absence of certain changes or events, and, with respect to Alcatel, certain information technology matters being true and correct in all respects on the date of the purchase agreement and on the date on which the Optronics Share Acquisition is to be completed, with the same force and effect as if made on such date;

•	all other representations and warranties of the other party set forth in the purchase agreement being true and correct in all respects on the date of the purchase agreement and on the date on which the Optronics Share Acquisition is to be completed with the same force and effect as if made on such date or, if such representations and warranties expressly relate to an earlier date, then as of that earlier date, except where the failure of these representations and warranties to be true and correct (without giving effect to any limitation as to materiality), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Avanex in the case of Avanex’s representations and warranties or Optronics France or Optronics U.K. in the case of Alcatel’s representations and warranties; and

•	with respect to the obligation of Alcatel to effect the Optronics Share Acquisition, the representations and warranties of Corning set forth in the purchase agreement being true and correct in all respects on the date of the purchase agreement and on the date on which the Optronics Share Acquisition is to be completed or, if such representations and warranties expressly relate to an earlier date, then as of that earlier date, except where the failure of these representations and warranties to be true and correct (without giving effect to any limitation as to materiality), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the combined company following the completion of the Optronics Share Acquisition and the Corning Asset Purchase.

•	the other party having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it on or before the date on which the

Optronics Share Acquisition is to be completed, and that party having provided to the other party a certificate of an authorized senior executive officer to that effect;

•	with respect to the obligation of Alcatel, Corning must have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by it, except as would not reasonably be expected to have a material adverse effect on the combined company following the completion of the Optronics Share Acquisition and Corning Asset Purchase;

•	each party having been furnished by the other party with satisfactory evidence that it has obtained all necessary third-party consents, approvals and waivers;

•	with respect to Avanex, the directors of Optronics France and Optronics U.K. having resigned effective upon the date on which the Optronics Share Acquisition is to be completed, Alcatel having delivered any documents necessary to transfer title in the shares of Optronics France to Avanex, Alcatel having delivered to Optronics France the cash contribution that it has agreed to make as of the closing of the Optronics Share Acquisition and Avanex having received a legal opinion from Alcatel’s legal counsel;

•	with respect to Alcatel, Avanex not having completed a transaction with certain Alcatel competitors that resulted in a change of control of Avanex, which transaction was not approved by the board of directors of Avanex; and

•	with respect to Alcatel, Alcatel having received a legal opinion from Avanex’s legal counsel.

      Each of the conditions listed in the previous paragraph is waivable by the party or parties whose obligations to complete the Optronics Share Acquisition are so conditioned.

      Corning Asset Purchase. Each of Avanex’s and Corning’s obligation to effect the Corning Asset Purchase is subject to the satisfaction or waiver of various conditions, which include the following:

•	holders of shares of Avanex common stock representing a majority of the votes present and entitled to vote at the Avanex special meeting at which a quorum is present having approved the issuance of Avanex common stock in connection with the Optronics Share Acquisition and Corning Asset Purchase;

•	no statute, rule, regulation, executive order, decree, injunction or other order shall be in effect which has the effect of making the Corning Asset Purchase illegal or otherwise prohibiting the completion of the Corning Asset Purchase;

•	all material antitrust requirements applicable to the Corning Asset Purchase having been satisfied;

•	there not having been any pending or overtly threatened suit or action asserted by a governmental entity challenging or seeking to restrain or prohibit the completion of the Corning Asset Purchase or the Optronics Share Acquisition, impose any divestiture of shares of capital stock or of any business, assets or property of Avanex, Corning, or any subsidiary or affiliate of either Avanex or Corning or impose any material limitation on the ability of them to conduct their businesses or own or exercise control of their assets, properties or stock;

•	the shares of Avanex common stock to be issued in the Corning Asset Purchase having been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

•	the conditions to the closing of the Optronics Share Acquisition having been satisfied or waived;

•	Corning and its Italian subsidiary having completed the procedure of information and consultation with trade unions/works council as provided for in Section 47 of Law No. 428 of December 29, 1990 of Italy;

•	with respect to representations and warranties:

•	the representations and warranties of the other party set forth in the purchase agreement regarding the absence of certain changes or events and, with respect to Avanex, Avanex’s organization, being true and correct in all respects on the date of the purchase agreement and on the date on which the Corning Asset Purchase is to be completed, with the same force and effect as if made on such date;

•	all other representations and warranties of the other party set forth in the purchase agreement being true and correct in all respects on the date of the purchase agreement and on the date on which the Corning Asset Purchase is to be completed with the same force and effect as if made on such date or, if such representations and warranties expressly relate to an earlier date, then as of that earlier date, except where the failure of these representations and warranties to be true and correct (without giving effect to any limitation as to materiality), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Avanex in the case of Avanex’s representations and warranties or on Corning’s optical components business in the case of Corning’s representations and warranties; and

•	with respect to the obligation of Corning to effect the Corning Asset Purchase, the representations and warranties of Alcatel set forth in the purchase agreement being true and correct in all respects on the date of the purchase agreement and on the date on which the Corning Asset Purchase is to be completed or, if such representations and warranties expressly relate to an earlier date, then as of that earlier date, except where the failure of these representations and warranties to be true and correct (without giving effect to any limitation as to materiality), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the combined company after the completion of the Optronics Share Acquisition and Corning Asset Purchase.

•	the other party having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it on or before the date on which the Corning Asset Purchase is to be completed, and that party having provided to the other party a certificate of an authorized senior executive officer to that effect;

•	with respect to the obligation of Corning, Alcatel must have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by it, except as would not reasonably be expected to have a material adverse effect on the combined company following the completion of the Optronics Share Acquisition and Corning Asset Purchase;

•	each party having been furnished by the other with satisfactory evidence that it has obtained all necessary third-party consents, approvals and waivers;

•	with respect to Avanex, all liens being released from the assets it will purchase from Corning, Corning having delivered any documents necessary to transfer title in the assets Avanex will purchase from Corning, Corning having delivered to Avanex the cash contribution that it has agreed to make as of the closing of the Corning Asset Purchase and Avanex having received a legal opinion from Corning’s legal counsel; and

•	with respect to Corning, Corning having received a legal opinion from Avanex’s legal counsel.

      Each of the conditions listed in the previous paragraph is waivable by the party or parties whose obligations to complete the Corning Asset Purchase are so conditioned.

      The purchase agreement provides that a “material adverse effect” means, when used in connection with an entity, business, or the assets that Avanex is purchasing from Corning or the facilities that Avanex is acquiring from Corning taken as a whole, any fact, change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of such entity or business and its subsidiaries taken as a whole or that is materially adverse to the assets that Avanex is purchasing from Corning or the facilities that Avanex is acquiring from Corning taken as a whole; provided, however, that none of the following, alone or in combination, will be deemed to constitute a “material adverse effect:”

•	any effect resulting from compliance with the terms and conditions of the purchase agreement;

•	any effect resulting from the announcement or pendency of the transactions contemplated by the purchase agreement, including any actions by clients or competitors, any loss of personnel or clients or any work action by employees who are represented for collective bargaining, and the delay or cancellation of orders for services and products;

•	any change in the entity’s or business’ stock price or trading volume, in and of itself;

•	any failure to meet revenue or earnings projections, in and of itself;

•	any effect resulting from conditions affecting the optical telecom components industry generally or the economy of the United States or any other country where such entity or business has conducted operations generally;

•	any effect resulting from conditions affecting general worldwide economic, business or capital market conditions;

•	any effect resulting from changes in laws after the date of the purchase agreement; and

•	any effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism.

No Solicitation

      Except in certain circumstances described below, each of Alcatel and Corning has agreed that neither it nor its subsidiaries nor any of their respective officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) shall, and that it shall use its commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to), directly or indirectly:

•	solicit, initiate, encourage, knowingly facilitate, induce or accept any inquiries, proposals or offers with respect to, or the making, submission or announcement of, any acquisition proposal (as defined below);

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to, an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	enter into any letter of intent or similar agreement relating to an acquisition proposal.

      An “acquisition proposal” with respect to Alcatel includes any offer or proposal relating to any transaction or series of related transactions involving:

•	any purchase by any person of any voting securities of Optronics France or any interest therein;

•	any merger, consolidation, joint venture or other business combination or similar transaction involving the transfer, directly or indirectly, of all or any material part of Optronics France;

•	the acquisition or exclusive license of any material assets or properties of Optronics France (other than inventory in the ordinary course);

•	the third-party refinancing of the Optronics division;

•	any liquidation, dissolution or reorganization of Optronics France; or

•	the acquisition by either Optronics France, Optronics U.K., Alcatel or any of its subsidiaries of capital stock or assets and properties of any third party the principal business of which is in the optical components field in excess of $5 million.

      An “acquisition proposal” with respect to Corning includes any offer or proposal relating to any transaction or series of related transactions involving:

•	any merger, consolidation, joint venture or other business combination or similar transaction involving the transfer, directly or indirectly, of all or any material part of the assets being purchased by Avanex from Corning;

•	the acquisition or exclusive license of any material assets or properties included in the assets being purchased by Avanex from Corning (other than inventory in the ordinary course);

•	any liquidation of the assets being purchased by Avanex from Corning; or

•	the acquisition by Corning or any of its subsidiaries of capital stock or assets and properties of any third party the principal business of which is in the optical telecom components industry in excess of $5 million.

      The transactions contemplated by the purchase agreement shall not be deemed to be an “acquisition proposal” in any case.

      The purchase agreement also provides that each of Alcatel and Corning will promptly advise the other parties of the receipt of any acquisition proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an acquisition proposal.

No Competition

      Alcatel has agreed that, for a period of three years following the Optronics Share Acquisition closing, it will not engage in, or have an ownership interest in, any business that commercially manufactures, sells or markets products that have substantially the same functional attributes as the products that have been marketed, sold or distributed by Optronics France or Optronics U.K. or that Optronics France or Optronics U.K. currently intend to market, sell or distribute. Alcatel will be permitted, however, to do the following:

•	own debt securities of a company engaged in a competing business;

•	invest in securities representing less than 5% of a publicly traded company engaged in a competing business or less than 10% of a privately held company engaged in a competing business;

•	engage in research and development activities;

•	engage in certain activities currently conducted by Alcatel or currently related to existing investments of Alcatel;

•	engage in certain activities permitted by the intellectual property license agreement to be entered into by Avanex and Alcatel and engage in the Optronics business if there is a change of control or merger of Avanex involving specified competitors of Alcatel, or engage in certain activities permitted by the supply and frame purchase agreement to be entered into by Avanex and Alcatel in the event of a breach of such agreement or a change in control of Avanex involving specified competitors of Alcatel;

•	make passive, indirect investments; and

•	invest in or acquire a diversified business that is engaged in a competing business if promptly following such investment or acquisition Alcatel commences efforts to divest such investment in, or the operations of, such competing business within twelve months following such investment or acquisition.

      In addition, Alcatel has agreed that it will not, without Avanex’s prior written consent, solicit any employee of Avanex or any subsidiary of Avanex to terminate his or her employment with Avanex or any subsidiary of Avanex for employment by Alcatel or any of Alcatel’s subsidiaries for a period of one year following completion of the Optronics Share Acquisition.

      Corning has agreed that, for a period of three years following the Corning Asset Purchase closing, it will not engage or have an ownership interest in any business that commercially manufactures, sells or markets products which are within certain product categories. Corning will be permitted, however, to do the following:

•	own debt securities of a company engaged in a competing business;

•	invest in securities representing less than 5% of a publicly traded company engaged in a competing business or less than 10% of a privately held company engaged in a competing business;

•	maintain an ownership interest in certain specified companies in which Corning currently holds an ownership interest, so long as Corning does not encourage such companies to engage in a business which will compete with the optical components business of Corning to be acquired by Avanex;

•	make passive, indirect investments;

•	make, have made, import, use offer for sale or sell sub-components under certain circumstances;

•	purchase certain products for incorporation as a component in another product to be assembled and sold by Corning so long as such products are purchased from Avanex and provided such product does not compete with products sold by Avanex when Corning instituted sales of such other products;

•	invest in or acquire a diversified business that is engaged in a competing business if promptly following such investment or acquisition Corning commences efforts to divest such investment in, or the operations of, such competing business within twelve months following such investment or acquisition; and

•	conduct research and development efforts in any field.

      In addition, Corning has agreed that it will not, without Avanex’s prior written consent, solicit any employee of Avanex or any subsidiary of Avanex to terminate his or her employment with Avanex or any subsidiary of Avanex for employment by Corning or any of Corning’s subsidiaries for a period of one year following completion of the Corning Asset Purchase.

Meeting of Stockholders

      Avanex is obligated under the purchase agreement to hold and convene a special meeting of stockholders for purposes of voting on the issuance of shares of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase.

Covenants; Conduct of Business Pending the Optronics Share Acquisition and Corning Asset Purchase

      Avanex agreed that it will conduct its businesses in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations and to take certain other agreed-upon actions. Avanex also agreed that it would conduct its business in compliance with specific restrictions relating to:

•	accelerating, modifying or waiving any stock repurchase rights or the terms of any options, warrants or restricted stock;

•	entering into any material partnership arrangements, joint development agreements or strategic alliances;

•	granting any severance pay or adopting any new severance plan;

•	transferring or licensing any rights to intellectual property, or amending or modifying, in any material respect, any material contracts relating to intellectual property;

•	paying dividends or other distributions;

•	repurchasing, redeeming or otherwise acquiring any shares of its capital stock;

•	issuing securities, other than in connection with previously-granted options and options granted in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans in an amount not to exceed 50,000 shares for an individual and 1,000,000 shares in the aggregate;

•	modifying its certificate of incorporation and bylaws;

•	taking actions with respect to a merger, consolidation or similar transaction with another entity or the acquisition of equity or material assets of other entities;

•	selling, leasing and disposing of assets;

•	incurring or guaranteeing indebtedness;

•	adopting or amending any employee benefit plan or employee stock purchase plan or entering into or amending any employment or severance agreement, increasing the salary of any of its directors, officers, employees or consultants, increasing any employee benefits or bonuses or, other than pursuant to the terms of its stock option plans, accelerating the terms of any existing options, except in the ordinary course of business and consistent with past practice;

•	making any individual or series of related payments outside of the ordinary course of business in excess of $250,000;

•	modifying, amending or terminating any material contract or agreement to which it, or any of its subsidiaries, are a party;

•	entering into or materially modifying any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of their products or products licensed by them;

•	revaluing any assets or adopting or changing accounting methods, principles or practices;

•	incurring or entering into any agreement or commitment in excess of $1,000,000 individually;

•	hiring any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

•	paying, discharging or satisfying any material claim, liability or obligation, other than non-material amounts in the ordinary course of business;

•	modifying or amending in any manner that is adverse to it, or terminating, any material agreement or any confidentiality agreement entered into by it or any subsidiary in the ordinary course of business;

•	making or changing any material tax election, changing any accounting method resulting in a material amount of additional tax or filing a material amended tax return;

•	investing any cash in violation of the investment policy established by Avanex; or

•	agreeing in writing or otherwise to take any of the actions described above.

      Alcatel agreed that it will conduct the business of the Optronics division in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations and to take certain other agreed-upon actions. Alcatel also agreed that it would conduct the optronics business in compliance with specific restrictions relating to:

•	entering into any material partnership arrangements, joint development agreements or strategic alliances;

•	terminating the employment of certain employees being transferred to Avanex after the Optronics Share Acquisition (except for cause as reasonably determined by Alcatel or Optronics France);

•	granting any severance pay or adopting any new severance plan except pursuant to certain restructuring efforts previously agreed to by the parties;

•	transferring or licensing any rights to intellectual property, or amending or modifying, in any material respect, any material contracts relating to intellectual property except as permitted under the Alcatel IP agreement with Avanex;

•	paying dividends or other distributions;

•	repurchasing, redeeming or otherwise acquiring any shares of its capital stock;

•	issuing securities of capital stock of Optronics France or any loan capital of Optronics France or any securities or any loan capital convertible into shares of capital stock of Optronics France;

•	modifying its charter documents and bylaws;

•	taking actions with respect to a merger, consolidation or purchase of the equity interests in or material portion of assets of another entity with respect to the optronics business;

•	selling, leasing and disposing of assets of Optronics France or Optronics U.K.;

•	incurring indebtedness of Optronics France or guaranteeing of indebtedness of another entity by Optronics France;

•	with respect to the optronics business, adopting or amending any employee benefit plan or employee stock purchase plan or entering into or amending any employment or severance agreement, increasing the salary of any of its directors, officers, employees or consultants, increasing any employee benefits or bonuses or, other than pursuant to the terms of its stock option plans, accelerating the terms of any existing options, except in the ordinary course of business and consistent with past practice;

•	making any individual or series of related payments outside of the ordinary course of business of the Optronics division in excess of $250,000;

•	modifying, amending or terminating any material contract of Optronics France or Optronics U.K., or of Alcatel with respect to its optical components business;

•	entering into or materially modifying any material contract, agreement or obligation related to the optronics business relating to the distribution, sale, license or marketing by third parties of their products or products licensed by them;

•	revaluing any material assets relating to the optronics business or adopting or changing accounting methods, principles or practices;

•	incurring or entering into any agreement or commitment relating to the optronics business in excess of $1,000,000 individually;

•	hiring any Optronics France employee with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

•	paying, discharging or satisfying any material claim, liability or obligation related to the optronics business, other than non-material amounts in the ordinary course of business;

•	modifying or amending in any manner that is adverse to the optronics business, or terminating, any material agreement or any confidentiality, standstill or similar agreement applicable to the optronics business to which Alcatel or Optronics France is a party;

•	making or changing any material tax election related to the optronics business, changing any accounting method related to the optronics business resulting in a material amount of additional tax or filing a material amended tax return applicable to the optronics business;

•	instituting, settling or agreeing to settle any action that would result in payment by Optronics France or Optronics U.K. of $250,000 or more;

•	taking any action to reduce the working capital of Optronics France and Optronics U.K. inconsistent with past practice; or

•	agreeing in writing or otherwise to take any of the actions described above.

      Corning agreed that it will conduct its business as it relates to the product lines being acquired by Avanex in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations and to take certain other agreed-upon actions. Corning also agreed that it would conduct its business as it relates to the product lines being acquired by Avanex in compliance with specific restrictions relating to:

•	entering into any material partnership arrangements, joint development agreements or strategic alliances;

•	terminating the employment of certain employees being transferred to Avanex after the Corning Asset Purchase (except for cause as reasonably determined by Corning);

•	hiring or offering to hire any employee or consultant in Italy related to the product lines being acquired by Avanex;

•	granting any severance pay or adopting any new severance plan as such matters relate to the employees being transferred to Avanex after the Corning Asset Purchase;

•	paying any special bonus to any officers of Corning who may be transferred to Avanex after the Corning Asset Purchase;

•	transferring or licensing of any rights to certain intellectual property, or entering into agreements relating to certain intellectual property matters;

•	selling, leasing and disposing of the assets being purchased by Avanex;

•	modifying or amending in any material respect the agreements being transferred to Avanex pursuant to the Corning Asset Purchase, certain intellectual property contracts or certain confidentiality agreements, waiving rights thereunder or entering into certain obligations relating to the product lines being acquired by Avanex;

•	incurring or entering into any agreement or commitment relating to the optical components business in excess of $500,000 individually;

•	incurring any indebtedness or making a guarantee that results in a lien on the assets being purchased by Avanex, certain intellectual property or rights in certain patents; or

•	agreeing in writing or otherwise to take any of the actions described above.

Other Agreements

      Avanex, Alcatel and Corning agreed that:

•	Avanex would file this proxy statement as promptly as practicable after the date of the purchase agreement, and each of Alcatel and Corning would provide information for the proxy statement as well as certain other filings Avanex will make with the SEC;

•	Avanex will take all actions necessary or advisable under applicable law to call, convene and hold its special meeting of stockholders and use commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of shares to Alcatel and Corning pursuant to the Optronics Share Acquisition and Corning Asset Purchase;

•	the board of directors of Avanex will recommend to its stockholders that they vote in favor of the issuance of shares of Avanex common stock to Alcatel and Corning, include such recommendation in the proxy statement, and not withdraw or modify that recommendation in a way that is adverse to the other parties;

•	Avanex will offer to hire a specified number of employees of Corning and provide certain salary, bonus, severance plan and benefit plan opportunities as well as negotiate a new union contract, with Corning’s assistance, for Corning’s hourly employees employed in Erwin Park, New York;

•	Avanex will offer to hire an agreed-upon number of employees of Alcatel and provide them with certain compensation and benefit plan opportunities;

•	the parties will coordinate, cooperate with each other in and use commercially reasonable efforts to comply with, and not to take any action that would impede compliance with, applicable law, to make all filings reasonably determined by the parties to be required by any governmental entity in connection with the Optronics Share Acquisition or Corning Asset Purchase, and supply the other parties with information that may be required to make these filings;

•	the parties will consult with each other prior to taking a position with respect to any filing and consider in good faith the views of the other in connection with any analysis, appearances, presentations, memoranda, briefs, papers, arguments, opinions and proposals before making or submitting them to any governmental entity in connection with any investigation or proceeding regarding the purchase agreement or any transactions contemplated by the purchase agreement;

•	the parties will notify the other parties of any comments from any governmental entity in connection with any filings made in connection with the transactions and any requests by any governmental entity for amendments or supplements to any filings made pursuant to any legal requirements;

•	the parties will notify the other parties and cooperate with the other parties in preparing any amendments or supplements necessary to any filings made in connection with the Optronics Share Acquisition or the Corning Asset Purchase;

•	the parties will use commercially reasonable efforts to cause the conditions to closing to be met;

•	the parties will use commercially reasonable efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities;

•	the parties will use commercially reasonable efforts to defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the purchase agreement or the completion of the transactions contemplated by the purchase agreement;

•	the parties will use commercially reasonable efforts to execute or deliver any additional instruments necessary to complete the Optronics Share Acquisition or the Corning Asset Purchase;

•	Corning will ensure that certain licensed know-how related to certain Corning products will be located at the facilities to be occupied by Avanex;

•	Corning will execute and deliver to Avanex any other instruments of sale, transfer, conveyance, assignment and confirmation, provide materials and information and take such other actions as Avanex may reasonably deem necessary to effectively transfer, convey and assign to Avanex, and to confirm Avanex’s title to, the assets that Avanex is purchasing from Corning and to put Avanex in actual possession and operating control with respect to those assets to the fullest extent permitted by law;

•	Corning will hold any assets purchased by Avanex for which Avanex cannot be granted possession for and on behalf of Avanex until Avanex is granted possession, and Corning will bear risk of loss with respect to those assets during that time;

•	each of the parties will notify each other if they become aware that any of its respective representations and warranties have become untrue or that it has failed to comply with or satisfy any covenant;

•	each party will use its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties;

•	Avanex will use its commercially reasonable efforts to maintain its listing on the Nasdaq Stock Market and to authorize for listing on the Nasdaq Stock Market the shares of Avanex common stock it is issuing in connection with the Optronics Share Acquisition and the Corning Asset Purchase;

•	Alcatel will take all actions necessary or advisable to terminate all agreements, contracts or commitments existing between it or any of its subsidiaries and Optronics France as well as to cancel all intercompany indebtedness owed by either Optronics France or Optronics U.K.;

•	Alcatel will cause Optronics France, and use commercially reasonable efforts to cause Optronics U.K., to assign or terminate certain leases and to complete the consolidation of certain operations of Optronics France and Optronics U.K.;

•	Corning and Avanex will cooperate in good faith to obtain the consent of the landlord at Corning’s Milan, Italy facility to release Corning’s guarantee of the related lease agreement in return for Avanex’s guarantee;

•	Corning will negotiate purchase arrangements for certain components used in the assets purchased by Avanex;

•	Alcatel and Avanex will negotiate in good faith a commercially reasonable supply agreement for dispersion compensating optical fiber to be sold by Alcatel to Avanex or a subsidiary of Avanex;

•	Avanex will be entitled to a credit of € 1.4 million from Alcatel for eight successive calendar quarters following the Optronics Share Acquisition closing, subject to applicable law or accounting principles, related to amounts payable by Avanex or its affiliates to Alcatel or its affiliates under any agreement entered into in connection with the transactions contemplated by the purchase agreement;

•	Alcatel confirms that Optronics France will continue to benefit as licensee under Alcatel’s license agreement with SAP France at no additional license cost to Optronics France or Avanex following the Optronics Share Acquisition closing and Avanex acknowledges that Optronics France will have to negotiate new terms to the license agreement with SAP France regarding support and maintenance after the Optronics Share Acquisition closing, and Alcatel agrees to cooperate with Avanex in these negotiations;

•	Avanex will negotiate in good faith a transition services agreement with each of Alcatel and Corning; and

•	Corning and Avanex will cooperate in good faith to reach a commercially reasonable agreement whereby a joint venture involving Corning will transfer revenue, products and technology to Avanex promptly after the Corning Asset Purchase closing or, if no such agreement is reached, they will reach a commercially reasonable agreement whereby Corning will transfer relevant design and know-how to Avanex at the Corning Asset Purchase closing.

Termination

      The purchase agreement may be terminated at any time prior to the first to occur of the Optronics Share Acquisition closing or the Corning Asset Purchase closing by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the requisite approval of the stockholders of Avanex:

•	by mutual written agreement of all parties;

•	by any party, if the closings do not occur by August 1, 2003;

•	by any party, if a governmental entity issues an order restraining the Optronics Share Acquisition or Corning Asset Purchase;

•	by any party if the required approval of the stockholders of Avanex is not obtained (except that Avanex may not terminate for this reason if the failure to obtain stockholder approval was caused by a material breach of the agreement by Avanex).

•	by Avanex, upon a breach of representation or covenant of either Alcatel or Corning, such that a closing condition would not be satisfied;

•	by Alcatel, upon a breach of representation or covenant of either Avanex or Corning, such that a closing condition would not be satisfied; or

•	by Corning, upon a breach of representation or covenant of either Avanex or Alcatel, such that a closing condition would not be satisfied.

Representations and Warranties

      The purchase agreement contains representations and warranties of the parties relating to, among other things:

•	corporate organization and power and similar corporate matters;

•	subsidiaries with respect to Alcatel;

•	capital structure, with respect to Alcatel and Avanex;

•	obligations with respect to capital stock;

•	authorization, due execution and delivery of the purchase agreement;

•	restrictions on the Optronics Share Acquisition or the Corning Asset Purchase, as applicable;

•	financial statements or data;

•	absence of material changes or events;

•	filing of tax returns and payment of taxes;

•	intellectual property;

•	compliance, permits and absence of restrictions;

•	litigation matters;

•	payment of brokerage or finders’ fees or agents’ commissions;

•	employee benefits and related matters;

•	absence of liens and encumbrances;

•	environmental matters;

•	validity of material contracts to which the parties or their subsidiaries are a party and the absence of any violation, default or breach to such contracts;

•	with respect to Alcatel and Avanex, properties;

•	with respect to Alcatel and Avanex, vote required for approval of the proposals;

•	warranties;

•	customers and suppliers; and

•	sale of products.

      The purchase agreement also contains additional representations and warranties exclusive to Alcatel relating to, among other things:

•	share ownership;

•	sufficiency of assets; and

•	information technology.

      The purchase agreement also contains additional representations and warranties exclusive to Corning relating to, among other things:

•	the assets to be acquired;

•	inventories to be purchased by Avanex; and

•	facilities.

      The purchase agreement also contains additional representations and warranties exclusive to Avanex relating to, among other things:

•	approval by the board of directors;

•	absence of liens;

•	accuracy of information supplied in connection with this proxy statement;

•	amendment to the Stockholder Rights Agreement;

•	cash balances; and

•	the receipt of a fairness opinion from financial advisors.

Indemnification

      General. Generally, representations and warranties of each party will survive for 12 months following the closing date, except that certain representations will survive until the expiration of the applicable statute of limitations.

      Avanex Indemnification Obligations. Avanex will be required to indemnify Alcatel and Corning and their respective officers, directors and affiliates for any losses arising from any breach of a representation or warranty, any failure to comply with a covenant, or, with respect to Corning, any losses arising from the Corning liabilities that will be assumed by Avanex.

      Alcatel and Corning Indemnification Obligations. Alcatel and Corning will each be required to indemnify Avanex and its officers, directors and affiliates for any losses arising from any breach of a representation or warranty, any failure to comply with a covenant, pre-closing taxes, the liabilities retained by Corning in the case of Corning, which generally include all liabilities incurred by Corning prior to the completion of the Corning Asset Purchase, and in the case of Alcatel liabilities retained by Alcatel relating to certain:

•	repair and warranty obligations;

•	patent litigation;

•	employment matters;

•	liabilities arising out of the sale of products by the optical components business of Alcatel prior to the completion of the Optronics Share Acquisition;

•	liabilities not related to the optical components business of Alcatel or not related to the business being acquired from Alcatel;

•	liabilities with respect to real property located in Lannion, France and certain leased facilities to be vacated by Optronics France in Nozay, France and Optronics U.K. in Livingston, Scotland; and

•	infringement of intellectual property rights prior to the completion of the Optronics Share Acquisition.

      Limitation on Indemnification Obligations. Generally, for each of Alcatel and Corning, the indemnification obligations for breaches of representations will be limited to 50% of the value of the shares of Avanex common stock to be issued to such party in the transaction. For Avanex, the limitation will be equal to the Alcatel limitation, for losses claimed by Alcatel, or will be equal to the Corning limitation, for losses claimed by Corning. There is no limitation, however, for indemnification for losses resulting from a failure to perform a covenant, for a retained liability in the case of Corning, for certain identified liabilities of Alcatel in the case of Alcatel or for a liability of Corning assumed by Avanex in the case of Avanex.

      With respect to any liability of Optronics France or Optronics U.K. caused by certain environmental contamination prior to the Optronics Share Acquisition closing, Alcatel will indemnify Avanex for claims made during the five years following the Optronics Share Acquisition closing.

      Threshold. Before any indemnified party could make any claim, the aggregate amount of losses incurred by the indemnified party would be required to be at least $1 million in the case of claims against Alcatel or Corning or $3.5 million in the case of claims against Avanex.

      Exclusive Remedy. The indemnification provisions of the purchase agreement are the exclusive remedy of the parties for any breach or inaccuracy of the representations, warranties and covenants contained in the purchase agreement if the transactions are completed. However, the parties shall not be limited to this remedy with respect to any losses resulting from fraud of another party in connection with the purchase agreement.

Amendment; Extension and Waiver

      Subject to applicable law:

•	the parties may amend the purchase agreement by execution of a written instrument at any time before or after approval of the share issuance by the Avanex stockholders; provided, however, that after the Avanex stockholders have approved the share issuance in connection with the Optronics Share Acquisition and the Corning Asset Purchase, the parties may not amend the purchase agreement in any manner that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the stockholders of Avanex without the approval of the stockholders of Avanex; and

•	at any time prior to the completion of the Optronics Share Acquisition and Corning Asset Purchase, a party may, by written instrument signed on behalf of such party, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties in the purchase agreement or in any related document made to such party and waive compliance with any of the agreements or conditions for the benefit of such party contained in the purchase agreement.

Fees and Expenses

      Alcatel and Avanex will share equally any transfer taxes paid in connection with the Optronics Share Acquisition. Corning and Avanex will share equally any transfer taxes paid in connection with the Corning Asset Purchase. Whether or not the transactions contemplated by the purchase agreement are completed, each party will pay all fees and expenses incurred by it in connection with the purchase agreement.

AGREEMENTS RELATED TO THE OPTRONICS SHARE ACQUISITION

AND THE CORNING ASSET PURCHASE

Voting Agreements

      As a condition to Corning and Alcatel entering into the purchase agreement, the Avanex stockholders indicated below entered into voting agreements with Corning and Alcatel pursuant to which, among other things, each of these stockholders agreed, solely in his or her capacity as a stockholder, to vote all of his or her shares of Avanex common stock in favor of the approval of the issuance of the Avanex common stock in connection with the Optronics Share Acquisition and in favor of the approval of the issuance of Avanex common stock in connection with the Corning Asset Purchase, and against any matter that could reasonably be expected to prevent the Optronics Share Acquisition and the Corning Asset Purchase. These Avanex stockholders may vote their shares of Avanex common stock at their discretion on all other matters.

      The Avanex stockholders that entered into voting agreements with Corning and Alcatel include Walter Alessandrini, Giovanni Barbarossa, Todd Brooks, Vinton Cerf, Joel Smith and Susan Wang. As of June 5, 2003, these stockholders collectively owned 4,813,617 shares of Avanex common stock, representing approximately 6.9% of the outstanding common stock of Avanex.

      Pursuant to these voting agreements, subject to certain exceptions, the stockholders also have agreed not to transfer the Avanex common stock and options owned or acquired, either directly or indirectly, by them or their voting rights with respect to such shares until the earlier of the termination of the purchase agreement or the completion of the Optronics Share Acquisition or the Corning Asset Purchase, unless such transfer is made in compliance with the voting agreements.

      These voting agreements will terminate upon the earlier to occur of the termination of the purchase agreement or the completion of the Optronics Share Acquisition or the Corning Asset Purchase.

Stockholders’ Agreement

      Upon the completion of the Optronics Share Acquisition and the Corning Asset Purchase, Avanex will enter into a stockholders’ agreement with Alcatel and Corning, the principal terms of which are summarized below.

      Standstill Agreement. Alcatel and Corning will agree to not take any of the following actions for a period of three years following the completion of the Optronics Share Acquisition and the Corning Asset Purchase (the “standstill period”), without first obtaining the consent or approval of the board of directors of Avanex:

•	acquire, propose to acquire or agree to acquire, directly or indirectly, record or beneficial ownership of, or the right to vote, any additional securities, of Avanex;

•	propose or seek to effect a merger, consolidation, or other business combination that would result in the stockholders of Avanex immediately prior to the transaction holding, directly or indirectly, less than 50% of the equity interests of the surviving entity (referred to as a “change of control transaction proposal”);

•	publicly seek to exercise any control or influence over the management of Avanex or the board of directors of Avanex, or any of the businesses, operations or policies of Avanex;

•	solicit proxies or participate in any solicitation of proxies in opposition to the recommendation or proposal of the board of directors of Avanex; and

•	form, join in or participate in any group, partnership, pooling agreement, syndicate or voting trust with respect to any securities of Avanex, or enter into any agreement or arrangement for the purposes of acquiring, holding, voting or disposing of any securities of Avanex.

      Voting Obligations of Corning. Corning will agree to vote on all matters as recommended by a majority of the board of directors of Avanex for as long as it owns 5% or more of the outstanding voting securities of Avanex. In addition, Corning will agree to be present in person or by proxy at all Avanex stockholder meetings so that its voting securities will be counted for the purposes of determining the presence of a quorum.

      Voting Obligations of Alcatel. Alcatel will agree to vote on all matters as recommended by the board of directors of Avanex for as long as it owns 5% or more of the outstanding voting securities of Avanex. However, this voting obligation does not apply with respect to any change of control transaction proposal between Avanex and certain competitors of Alcatel. In addition, Alcatel will agree to be present in person or by proxy at all Avanex stockholder meetings so that its voting securities will be counted for the purposes of determining the presence of a quorum.

      Restrictions on Transfer. Subject to certain exceptions, Alcatel and Corning will be restricted from disposing of their shares of Avanex common stock owned at the time of the closing of the Optronics Share Acquisition and the Corning Asset Purchase, respectively, until two business days prior to the first anniversary of the closing of the Optronics Share Acquisition, in the case of Alcatel, or the Corning Asset Purchase, in the case of Corning (referred to as the “initial lock-up period”). After the initial lock-up period, Alcatel and Corning will be permitted to dispose of ten percent (10%) of the acquired shares and an additional ten percent (10%) during each of the subsequent four calendar quarters, subject to certain exceptions. Furthermore, during the quarter ending December 31, 2004, Alcatel will be permitted to dispose of more than ten percent (10%) of the shares it owns, provided that it continues to hold at least that number of shares equal to approximately 20% of the shares of common stock of Avanex outstanding at the end of that quarter. In addition, if Alcatel sells any of its shares of Avanex common stock in the quarter ending December 31, 2004, pursuant to the above exception, it may only dispose of a number of shares in the following quarter to the extent that, at the end of that quarter, it holds at least 70% of the shares it acquired in the Optronics Share Acquisition.

      Registration Rights; Demand Registration Rights; Piggyback Registration Rights. Avanex will agree to use commercially reasonable efforts to cause 10% of the securities acquired by Alcatel and Corning pursuant to the transactions to be registered under the Securities Act upon expiration of the initial lock-up period and to cause an additional ten percent (10%) of the acquired shares to be registered during each of the subsequent four calendar quarters. Alcatel and Corning will also have demand registration rights effective two years following the closing of the transactions and will also have piggyback registration rights effective upon the closing of the transactions, in each case, subject to certain limitations related to underwriter cut-backs. These registration rights, as well as the demand and piggyback registration rights, terminate on the date when all registrable securities held by Alcatel or Corning may be sold immediately under Rule 144(k) of the Securities Act during any 90 day period.

      Market Stand-off. Alcatel and Corning each will agree, in connection with the public offering of securities of Avanex and upon the request of Avanex or the underwriters managing any underwritten offering, not to dispose of Avanex securities held as of the date of the stockholders’ agreement or acquired after that date for a period of 90 days after the date of the final prospectus delivered to the underwriters, without the prior written consent of the board of directors of Avanex as long as it owns more than 5% of the outstanding securities of Avanex. Notwithstanding this restriction, in the quarter ended December 31, 2004, Alcatel will be entitled to dispose of shares of its Avanex common stock to the extent necessary to reduce the number of shares it acquired in the Optronics Share Acquisition to approximately 20% of the outstanding shares of Avanex common stock.

      Right of First Refusal. Until the earlier of either five years after the date of the Optronics Share Acquisition, in the case of Alcatel, or the Corning Asset Purchase, in the case of Corning, or the time that Alcatel or Corning, individually, beneficially owns less than 5% of the outstanding voting securities of Avanex, each of Alcatel and Corning will have the right to purchase its pro rata share of any new securities to be issued by Avanex on substantially the same terms and conditions of the proposed issuance. This right of first refusal does not apply to the issuance of certain securities by Avanex, including securities issued pursuant to employee stock incentive programs or arrangements, the acquisition of another corporation by Avanex approved by the board of directors, the exercise of certain outstanding exercisable securities, a commercial leasing or debt financing transaction approved by the board of directors, technology or similar agreements or strategic partnerships approved by the board of directors, or, in the case of Corning, securities which are otherwise excluded by the unanimous vote of the board of directors.

      Board of Directors. Avanex will agree to, at the closing of the Corning Asset Purchase, increase the size of its board of directors and appoint an individual designated by Corning to fill the new position on the board of directors. As long as Corning owns 5% or more of the outstanding shares of Avanex common stock, Avanex will use reasonable efforts to have an individual designated by Corning elected to the board of directors. In the event Corning owns less than 5% of the outstanding shares of Avanex common stock, Avanex may request that the individual designated by Corning resign from the board of directors, and within five days of such request, that individual will be required to resign. It is anticipated that Dr. Joseph A. Miller, Jr., Executive Vice President and Chief Technology Officer of Corning, will be appointed to the Avanex board of directors following the Corning Asset Purchase.

Alcatel Intellectual Property License Agreement

      Upon completion of the Optronics Share Acquisition, Avanex will enter into an intellectual property license agreement with Alcatel, the principal terms of which are summarized below.

      License Granted by Avanex to Alcatel. Avanex will grant to Alcatel and its subsidiaries a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to the intellectual property that is assigned to Avanex by Alcatel under the purchase agreement for use outside the field of the business of the Optronics division. Alcatel will have rights to sublicense the assigned intellectual property as part of certain technology licenses, but Alcatel will not have the right to sublicense the assigned intellectual property under any license that grants no other rights than those under patents.

      License Granted by Alcatel to Avanex. Alcatel will grant to Avanex and its subsidiaries a license, which will include the following:

•	Exclusive License. Alcatel will grant to Avanex and its subsidiaries an exclusive, royalty-free, irrevocable, perpetual, worldwide license to the multi-use intellectual property, which is defined as intellectual property, including patents, that is used in the business of the Optronics division and also used in other businesses, for use in the Optronics business. Alcatel will have the ability to include the multi-use patents in certain patent cross-licenses that it may grant, except to certain named competitors of Avanex.

•	Non-Exclusive License. Alcatel will grant to Avanex and its subsidiaries a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to the multi-use intellectual property for fields other than the Optronics business.

•	Sublicensing Rights. Avanex and its subsidiaries will have rights to sublicense the multi-use intellectual property only as part of certain technology licenses it may enter into with third parties, and not in connection with any license that grants no other rights than those under patents.

      Effect of Acquisition or Divestiture on License. If Alcatel or any of its subsidiaries holding a license granted pursuant to the intellectual property license agreement undergoes a change in control or merger, or sells all or substantially all of its business or spins off a subsidiary or product line, Alcatel or the relevant subsidiary will have the ability to transfer the license to the assigned intellectual property to the new entity. However, the license to the assigned patents will become royalty-bearing for sales that exceed a growth rate of 10% per year. Avanex will have the right to terminate the license to the assigned patents if the acquirer is a competitor of Avanex. If Avanex or any of its subsidiaries holding a license granted pursuant to the intellectual property license agreement undergoes a change in control or merger, or sells all or substantially all of its business or spins off a subsidiary or product line, Avanex or the relevant subsidiary will have the ability to transfer the license to the multi-use intellectual property. However, the license to the multi-use patents outside the field of the Optronics business will become royalty-bearing for sales that exceed a growth rate of 10% per year and the license within the field of the Optronics business will remain royalty-free. The exclusive license within the field of the Optronics business will become non-exclusive if the acquirer is a competitor of Alcatel and the license will remain royalty-free.

      Effect of Avanex Ceasing Business or Discontinuing a Product Line. If Avanex terminates any product line included within the business of the Optronics division, ceases to conduct business in the normal course, enters liquidation proceedings in bankruptcy, makes an assignment for the benefit of creditors or has a receiver appointed for it, Alcatel will have the right to terminate the license granted to Avanex. However, if Avanex discontinues only a product line, the license will only be terminable for that particular product line. A sale of a product line, on the other hand, will not cause a termination. In addition, if any of these above-mentioned events occur, or if Avanex enters reorganization proceedings in bankruptcy and commits an uncured breach of its supply obligations, then:

•	Alcatel may exercise its rights to a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license back from Avanex to Alcatel for the assigned patents within the field of the Optronics business (or, if only a product line has been terminated, only for the product line); and

•	Alcatel may exercise its rights to a non-exclusive, irrevocable, perpetual, worldwide license from Avanex to Alcatel for all intellectual property covering products that Avanex supplies to Alcatel in order to allow Alcatel to make and have made those products for supply only to Alcatel. This license will be royalty bearing.

      Trademark License. Alcatel will grant to Avanex a twelve month transitional trademark license for the word “Alcatel” and associated logo at a royalty rate of 0.075% of certain net sales and revenues.

Corning Intellectual Property Rights Agreement

      Upon the completion of the Corning Asset Purchase, Avanex will enter into an intellectual property rights agreement with Corning, the principal terms of which are summarized below.

      Assignment. Corning will assign to Avanex patents, which include approximately 153 patent families, and copyrights and trademarks, that are primarily used for the Corning OCM Products. “Corning OCM Products” are defined as amplifiers, pump lasers, modulators, packaging for dispersion compensation modules, multiplexer/demultiplexer devices, signal lasers, signal detectors and thin-film filters and gratings for certain applications.

      Patent License Granted by Avanex to Corning. Avanex will grant to Corning and its subsidiaries a non-exclusive, perpetual, worldwide, irrevocable, royalty-free license to the assigned patents for all purposes except for the commercial manufacture or sale of Corning OCM Products. Corning will have the ability to make sub-components for Corning OCM Products. Corning will also have the right to sublicense the assigned patents in connection with manufacture, sale or use of Corning products but not as part of portfolio licenses or patent cross-licenses, except for up to 15 patent families (of Corning’s choosing) that may be sublicensed as part of a patent portfolio license or patent cross-licenses. Corning may sublicense Avanex competitors only outside the field of optical fiber communications.

      Patent License Granted by Corning to Avanex. Corning will grant a patent license to Avanex and its subsidiaries which will include both solely licensed patents and non-exclusively licensed patents as described below.

•	Solely Licensed Patents. Corning will grant to Avanex and its subsidiaries a sole, perpetual, worldwide, irrevocable, royalty-free license to the solely licensed patents for Corning OCM Products. Solely licensed patents will include all patents currently used by Corning for the Corning OCM Products (excluding the assigned patents), except those patents that are non-exclusively licensed, as set forth below. Sublicensing rights will also be included in this license grant. There are also certain patents that are excluded from the licenses entirely. The excluded patents are, by way of example, optical fiber patents and patents covering microelectromechanical systems (MEMS) and vertical cavity surface emitting lasers (VCSELs).

•	Non-Exclusively Licensed Patents. Corning will grant to Avanex and its subsidiaries a non-exclusive, perpetual, irrevocable, royalty-free license to a limited set of patents for Corning OCM Products. The non-exclusively licensed patents exclude any patents from Corning Cable Systems (cables and fiber-optic hardware, cable installations, etc.) but include certain patents from Technical Materials (micromaterials and microlenses), another division within Corning. Avanex will have no right to sublicense or “have made” products under the non-exclusively licensed patents.

      Assigned Copyrights and Copyright Licenses. Avanex will acquire ownership of certain copyrighted materials and licenses to others as described below.

•	Assigned Copyrights. Corning will assign to Avanex those registered and unregistered copyrights which have been used exclusively in connection with Corning OCM Products, excluding any copyrights belonging to Corning Cable Systems or Technical Materials. Corning will retain a license to use those assigned copyrights for purposes other than related to Corning OCM Products.

•	Licensed Copyrights. Corning will grant to Avanex and its subsidiaries a perpetual, worldwide, irrevocable, royalty-free license (subject to royalties owned to third parties) to those registered and unregistered copyrights which have been used, but not exclusively, in connection with the Corning OCM Products. Avanex will have the right to sublicense the licensed copyrights in connection with any license granted by Avanex to make Avanex products or products based on Avanex products.

      Know-how and Copyright Licenses Granted by Corning to Avanex. Pursuant to the intellectual property rights agreement, Avanex will acquire a license to certain know-how and sublicensing rights related thereto as described below.

•	Sole and Non-Exclusive License. Corning will grant to Avanex and its subsidiaries a perpetual, worldwide, irrevocable, royalty-free license to know-how that was used by Corning for Corning OCM Products. The license is sole for the purpose of making Corning OCM Products and non-exclusive for other purposes. The know-how of the Corning Cable Systems and Technical Materials divisions are excluded from the licensed know-how, as well as any know-how related to certain other areas within Corning’s on-going business operations and research and development programs such as fiber, switching, MEMS and VCSELs.

•	Sublicensing. Avanex will have the right to sublicense the know-how in connection with any license granted by Avanex to make Avanex products or products based on Avanex products.

      Dispersion Compensation Modules (DCM). The license to dispersion compensation modules will become non-exclusive if Avanex breaches its purchase commitments under the Corning Dispersion Compensating Optical Fiber Supply Contract or fails to meet the milestones under the Corning Dispersion Compensating Optical Fiber Supply Contract.

      Assigned Trademarks and Trademark Licenses. Avanex will acquire ownership of certain trademarks and licenses to others as described below.

•	Trademark License. Corning will grant Avanex a non-exclusive, royalty-free license to the “Corning” trademarks for transitional purposes. In addition, Corning will grant Avanex a sole, royalty-free license to the “DCM” trademark for use on DCM modules. The license to the “DCM” trademark will terminate if the license to the DCM products becomes non-exclusive for failure to meet quality-related milestones under the Corning Dispersion Compensating Optical Fiber Supply Contract, and will become non-exclusive if the license to DCM products becomes non-exclusive for failure to meet other milestones.

•	Assigned Trademarks. Corning will assign to Avanex certain registered and unregistered trademarks that have been used exclusively in connection with the Corning OCM Products.

      Assignment. Both Avanex and Corning will have the right to assign the intellectual property rights agreement to a successor. In addition, Corning will also have the right to assign the license in connection with a sale of a product line so long as the successor is not a competitor of Avanex.

Alcatel Supply and Frame Purchase Agreement

      Upon the completion of the Optronics Share Acquisition, Avanex will enter into a supply agreement with Alcatel. For a period of three years, Alcatel will purchase from Avanex seventy percent (70%) of its requirements for certain qualified Avanex products, so long as Avanex remains competitive with respect to these products. The products to be sold by Avanex to Alcatel will include opto-electronic components, including dispersion compensation modules, optical transmitters, transceivers and transponders, as well as submarine components. Avanex will be a preferred supplier of Alcatel, and have an opportunity to participate in Alcatel’s requests for quotations.

Corning Dispersion Compensating Optical Fiber Supply Contract

      Upon the completion of the Corning Asset Purchase, Avanex will enter into an optical fiber supply contract with Corning. For a period of four years, Avanex will purchase its requirements for certain dispersion compensating optical fiber from Corning as long as Corning remains competitive with respect to these products. In addition, Avanex will pay Corning to conduct mutually agreed upon research and development activities relating to the development of new dispersion compensating optical fiber to be sold to Avanex by Corning. The supply contract also includes certain performance milestones related to sales and service of Avanex. If Avanex does not achieve these milestones, Corning may compete with Avanex in the dispersion compensation module business despite the non-competition agreement, and may license dispersion compensation module technology to third parties.

Transition Services Agreements

      Alcatel Transition Services Agreement. Alcatel and Avanex have agreed to negotiate and, at closing, to enter into a transition services agreement on the following terms:

•	For a minimum of one year following the closing date (and up to one additional year by agreement of the parties), Alcatel will continue to provide to the optical components business acquired by Avanex those services that were provided by Alcatel to such business prior to the closing date.

•	The amount charged for the services will be reasonable in relationship to their costs and not exceed the amounts charged prior to the closing date by Alcatel to the relevant business acquired by Avanex. Costs for time spent by Alcatel personnel in providing assistance will be based on hourly rates taking into account the salary and benefits costs for such employees.

•	Avanex will have the flexibility to terminate all or any part of the services on thirty (30) days notice (with exceptions for termination of certain IT services where the provider needs longer than thirty (30) days).

      Corning Transition Services Agreement. Corning and Avanex have agreed to negotiate and, at closing, to enter into a transition services agreement on the following terms:

•	For a minimum of one year following the closing date (and up to one additional year by agreement of the parties), Corning will provide to the business acquired by Avanex certain enumerated services, and Corning will provide the IT infrastructure for the life of the Erwin Park lease.

•	Corning will also negotiate in good faith to include any additional services provided by Corning to the business prior to the closing date that are later identified by the parties.

•	The amount charged for the services will be reasonable in relationship to their costs and not exceed the amounts charged prior to the closing date by Corning to the business. Costs for time spent by Corning personnel in providing assistance will be based on hourly rates taking into account the salary and benefits costs for such employees.

•	Avanex will be permitted to terminate any particular service upon thirty (30) days advance notice before the end of each fiscal quarter.

•	Corning will use commercially reasonable efforts to cause Pirelli S.p.A., and certain of its affiliates, to continue to provide the services currently being provided to Corning’s Italian subsidiary.

DESCRIPTION OF AVANEX

      Avanex is a leading global provider of cost-effective, high-performance photonic processing solutions that enable optical communications networks to achieve next-generation performance. Avanex sells its products to communication service providers and optical system manufacturers. Avanex’s photonic processing technologies are designed to increase the performance of these optical transmission systems. Photonic processing technologies increase the speed and capacity of fiber optic networks. More specifically, they directly increase the number of wavelengths of light that can travel on optical networks, and they extend the distance an optical signal can travel without electrical regeneration, which adds expense and complexity to network transmission systems. Unlike optical system components, Avanex’s photonic processing solutions perform optical signal processing and influence systems architecture. Avanex’s photonic processor solutions are micro-optics based devices, modules or sub-systems with built-in optical processing algorithms. Avanex was incorporated in 1997 and is headquartered in Fremont, California.

      Additional information regarding Avanex is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 127.

DESCRIPTION OF ALCATEL’S OPTRONICS DIVISION

Overview

      The business being sold by Alcatel to Avanex consists of the optical components business currently conducted through Alcatel Optronics France and its subsidiary, Alcatel Optronics UK. The Optronics division referred to in the financial statements included in this proxy statement and in the “Optronics Division’s Operating and Financial Review and Prospects” included in this proxy statement is the optical components business historically conducted by Alcatel. During 2002, Alcatel closed or disposed of the U.S. and Canadian operations of the Optronics division as part of a restructuring. Accordingly, the business being acquired by Avanex from Alcatel is in all material respects the Optronics division. The Optronics division designs, manufactures and sells high performance optical components, modules and integrated sub-systems for use in terrestrial and submarine optical telecommunications networks. The Optronics division is a leading supplier of DWDM lasers, photodetectors, optical amplifiers, high-speed interface modules and key passive devices such as arrayed waveguide multiplexers and Fiber Bragg Grating (FBG) filters. It also has experience in integrating active and passive components and modules into sub-systems.

      In 2002, the optoelectronic industry continued to be dramatically affected by the slowdown in the telecommunications market that began in 2001. This decline resulted from many factors, including:

•	over-capacity of networks that had been installed within the two last years,

•	a dramatic capital expenditure reduction at telecom operators due to their large debt burdens,

•	large component inventories at equipment suppliers,

•	vanishing submarine and ultra long-haul market segments, and

•	aggressive price pressure created by numerous suppliers.

      The Optronics division implemented cost-cutting measures in 2001 to address its excess manufacturing capacity and high fixed cost base in light of the downturn in the overall optoelectronic industry. However, during 2002, the Optronics division continued to experience a decrease in demand for its products and its key markets, the submarine network market and the long-haul terrestrial market, also suffered significant weakness. In June 2002, the Optronics division announced an Industrial Redeployment Plan to reduce headcount and consolidate manufacturing at certain sites. Seeing no short-term improvement in the business environment, in September 2002 the Optronics division accelerated its restructuring and cost cutting measures and implemented a Strategic Refocus Plan to react to the persistent market downturn. Pursuant to this Plan, the Optronics division’s operations were to be concentrated at two sites (Nozay, France for active components and Livingston, Scotland for passive components), costs were to be reduced and future research and development efforts were to be focused on a select group of products and customers.

      Also, during 2002, the Optronics division’s main customers changed their requirements for products to adapt to the challenging market environment. Customers were no longer focused on product customization or on next generation products, but rather were trying to maximize their existing networks through the use of high-performance products that are compact and use less power. In response to these customer demands, the Optronics division took several steps during 2002. More of the Optronics division’s research and development efforts were focused on developing planar hybrid integration, which reduces the cost of hardware and network ownership. In addition, the Optronics division entered into multi-source agreements with its competitors to work together to standardize the components of specific products, resulting in cost reductions for both the customer and the participating suppliers and greater functionality and performance in the product. Finally, consistent with its efforts to standardize products across a broad base and taking into account the competitive market, the Optronics division delayed the development of some emergent applications, including 40 Gbit/s systems and ultra long-haul networks.

Dispositions/ Closures

      As part of the Optronics division’s restructuring efforts in 2002, the following dispositions and/or closures were made:

•	in June, the Optronics division sold Alcatel Optronics Netherlands, the subsidiary that included its non-core MEMs and Planar design software activities, through a management buy-out for € 2.8 million;

•	in November, the Optronics division sold the majority of the assets of Alcatel Optronics USA, Inc., located in Plano, Texas, for $6.9 million to Sanmina Texas LP and transferred 48 employees to them; and

•	in December, all activities at the Gatineau, Canada facility were transferred to Livingston, Scotland and the Canadian plant was closed.

      In addition, the Optronics division sought external industrial solutions to convert its Lannion, France site so that it could be used by, or transferred to, a third party.

Recent Events

      On March 25, 2003, Alcatel announced that it had entered into an agreement with Solutions Plastiques, a plastic moulding company in Europe, to transfer 115 of the 180 employees at the Optronics division’s Lannion, France plant. Offers are being made to such employees, to be accepted on a voluntary basis.

Products

      There are two primary types of fiber optical components: active components and passive components. An active component requires a source of energy to function and modifies the nature of the signal that passes through it. An active optical component can:

•	produce light from electricity (like a laser);

•	change light to electricity (like a photodetector);

•	excite light (like a pump laser); or

•	amplify light (like an optical amplifier sub-system).

      The Optronics division offers four segments of active components:

•	discrete modules, which include DWDM lasers, detectors and optical routing modules;

•	pump modules, which are high-powered lasers that amplify the optical signal in terrestrial and submarine networks and are key components of optical amplifiers;

•	optical amplifier sub-systems, which include both the amplifier sub-systems used to increase the strength of light in DWDM submarine and terrestrial systems, and optical board solutions, which were introduced in 2001 and can be used in long-haul, ultra long-haul, optical cross-connect, metropolitan and regional markets; and

•	optical interface sub-systems, which combine all the required equipment to transmit and/or receive signals.

      A passive component can only modify the characteristics of a light signal by filtering, bundling or routing it, but does not require a source of energy to function. As a result of the acquisition of Innovative Fibers in 2000 and Kymata in 2001, the Optronics division currently offers two product lines of passive components:

•	fiber-based passives, which include FBG filters used in terrestrial and submarine systems as channel selectors or wavelength stabilizers; and

•	planar-based passives, which include various components based on planar technology used in terrestrial and submarine systems as multiplexers, demultiplexers, channel inventory and monitoring devices, variable attenuators and optical switches.

      Using both active and passive technology, next generation products called “hybrids” incorporate both functions on one chip. As a result of the combination of the Optronics division’s historical expertise in active component technology with the planar technology of Kymata, the Optronics division currently is developing hybrid solutions for optical management of wavelengths.

      During 2002, the Optronics division achieved the following product milestones:

•	a transparent wavelength combiner, a hybrid component that monitors and adjusts eight different channels before combining them within a highly compact package. The hybrid combiner allows an increase in equipment density, decreases inventory and significantly reduces the cost of hardware;

•	a new DWDM optical amplifier family that can be remotely managed and provides flexible system implementation;

•	a pump laser module dedicated to metropolitan and metro-access applications that does not require any temperature adjustment or control, thereby simplifying the architecture and design of sub-systems;

•	a 10 Gbit/s transceiver for metro and access applications;

•	miniaturized 2.5 Gbit/s optical emitters and receivers for metropolitan applications where size and cost are critical; and

•	a 32-channel multiplexer system for long-haul networks.

Applications

      The Optronics division’s products are used in four main applications: submarine networks, long-haul terrestrial backbones, metropolitan links and subscriber access networks.

      Submarine networks. In order to transmit voice or data on a submarine cable, terminals and optical repeater systems must be deployed along the cable, which is typically more than 5,000 kilometers long. Submarine transmission needs have been addressed through the use of DWDM technology. The Optronics division’s products are used in these very long-haul transport systems for both terminals and repeaters. For terminal systems, the Optronics division’s DWDM lasers are a key element for generating multi-color signals and, for repeater systems, the Optronics division’s high reliability pumps, which are devices that excite atoms to strengthen optical signals, give a significant competitive advantage to its customers, allowing them to increase the distance between each repeater.

      Long-haul terrestrial backbones. As in submarine networks, terminal systems and optical repeaters are deployed along a terrestrial cable, which is typically approximately 1,000 kilometers long, to transmit voice and data. Terminal systems are systems at the end of a submarine or terrestrial network, and optical repeaters are devices that regenerate and restore optical signals distorted by attenuation. DWDM technology is used for almost all new long-haul terrestrial systems because it offers the most cost-effective solution for high-capacity transportation, while at the same time offering less costly capacity expansion because new wavelengths can be added without network modification. The Optronics division’s lasers, high-power laser pumps and amplifier sub-systems are used in these backbones.

      Metropolitan and subscriber access links. Short-haul optical junctions are used to connect local switching points, which are points where different networks are interconnected to form a transmission path between users in a telecommunications network. Their typical length is 20-50 kilometers. The Optronics division believes this application has growth potential because the increased long-haul traffic has resulted in increased need for expanded capacity at the metropolitan links level. The Optronics division has developed specifically-targeted products for this market, including high-power lasers, very compact amplifier sub-systems and high-speed optical interfaces.

      Subscriber access links are designed to access subscribers directly. They feature a wide variety of topologies and architectures such as enterprise links, wide area networks or local area networks, cable TV networks, fiber to the building, fiber to the curb or fiber to the home. The Optronics division’s products are focused on the DWDM portion of the access network and are mainly used in cable TV and enterprise networks.

Customers

      Alcatel is the Optronics division’s principal customer. In 2002, sales to other Alcatel divisions represented 69% of total sales.

      Because sales to Alcatel are contractual and subject to a negotiation process substantially similar to the sales process applicable to the Optronics division’s other customers, the Optronics division’s sales to businesses are on competitive terms. Alcatel’s other divisions are not obligated to purchase their supplies from the Optronics division and Alcatel pursues a strategy of second source purchasing to secure price and availability. Alcatel’s strategy is designed to ensure that the Optronics division remains competitive in its product offerings whether they are to other Alcatel divisions or to outside customers.

      The Optronics division’s principal external customers include most of the world’s major manufacturers of equipment for telecommunications network operators. For the Optronics division’s products offered on the open market only, the Optronics division’s top five customers, excluding other Alcatel divisions, accounted for approximately 60% of external sales.

      Of the Optronics division’s 2002 net sales, approximately 10% were attributed to submarine networks, 46% to metropolitan and subscriber access links and 44% to long-haul terrestrial backbones.

Marketing and Sales Organization

      The Optronics division has developed an international marketing and sales organization capable of focusing on individual customers in its existing markets and targeting new customers in newer markets. Of the Optronics division’s 2002 net sales, 97% was realized by its direct sales force. During 2002, the Optronics division reduced the size of its sales force and concentrated its locations into three offices: Nozay, France; Shenzhen, China; and Reston, Virginia. Due to the reduction in the sales force, the Optronics division has taken steps to extend existing alliances and create new partnerships.

Suppliers

      The key raw materials that the Optronics division uses in the manufacturing of its products tend to be available from only a small number of suppliers. In order to avoid over-reliance on any single source, as a general policy the Optronics division seeks to have at least two suppliers qualified for each raw material that it uses. Exceptions to this policy may exist when new products are brought to market. Because of the need to get new products to market quickly, the Optronics division will initially work with single suppliers before later qualifying alternate sources.

      To ensure the availability of key raw materials at prices and quality levels which are commercially acceptable, the Optronics division seeks to work closely with its suppliers. Manufacturing capacity reserved for the Optronics division and pricing conditions are negotiated on a yearly basis according to forecasted volumes. As a result of the foregoing, the Optronics division’s supply relationships tend to be relatively concentrated.

Competition

      The market for optical components remained highly competitive in 2002, although there was some consolidation within the industry.

      The Optronics division competes with major international companies such as JDS Uniphase, Corning, Mitsubishi, NEC, Sumitomo, and Fujitsu, and with niche manufacturers such as Furukawa and Anritsu. The Optronics division believes that technological advancement, quality, reliable on-time delivery, the ability to customize products quickly, product cost and flexible manufacturing capacities are the main factors that distinguish competitors in its markets.

OPTRONICS DIVISION’S OPERATING AND FINANCIAL REVIEW AND PROSPECTS

      You should read the following information together with “Alcatel’s Optronics Division Selected Historical Combined Financial Data” and the audited combined financial statements and related notes for the years ended December 31, 2002, 2001 and 2000 and the unaudited combined financial statements and related notes for the three months ended March 31, 2003 and 2002, each included in this proxy statement, as well as the financial information for the Optronics division included elsewhere in this proxy statement.

Overall Perspective

      The business being sold by Alcatel to Avanex consists of the optical components business currently conducted through Alcatel Optronics France and its subsidiary, Alcatel Optronics UK. The Optronics division referred to in the financial statements included in this proxy statement and in this section of the proxy statement is the optical components business historically conducted by Alcatel. During 2002, Alcatel closed or disposed of the U.S. and Canadian operations of the Optronics division as part of a restructuring. Accordingly, the business being sold by Alcatel to Avanex is in all material respects the Optronics division.

      Restructuring. The opto-electronic industry in 2002 continued to be dramatically affected by the slowdown in the telecommunications market that began in 2001. In addition to the overall slowdown, the Optronics division’s business was significantly impacted by the severely depressed submarine and long-haul businesses that have historically accounted for a substantial portion of the division’s revenues. In response to these market conditions, the Optronics division announced two major restructuring plans in 2002, the Industrial Redeployment Plan and the Strategic Refocus Plan, to reduce its fixed cost base through headcount reduction, plant closures, and overall cost-cutting measures. As a result of these plans, during 2002 the Optronics division:

•	sold Alcatel Optronics Netherlands, the subsidiary that included its non-core MEMs and Planar design software activities, through a management buy-out for € 2.8 million in June 2002;

•	sold the majority of the assets of Alcatel Optronics USA, located in Plano, Texas for $6.9 million and transferred 48 employees to Sanmina Texas LP in November 2002;

•	closed the Gatineau, Canada plant and facilities and transferred all of its manufacturing activities to Livingston, Scotland in December 2002;

•	consolidated all manufacturing to two manufacturing facilities: one in Nozay, France for active chip manufacturing and one in Livingston, Scotland for passive chip technology;

•	sought external industrial solutions to convert the Lannion, France site so that it could be used by or transferred to a third party;

•	reduced headcount to 997 at December 31, 2002, from 1,796 at December 31, 2001, a 44% reduction; and

•	cancelled the outsourcing agreement with Alcatel regarding the Illkirch, France manufacturing site and transferred the assembly of optical fiber amplifiers and optical interface sub-systems to Nozay.

      As a result of this restructuring for 2002, the Optronics division recorded restructuring costs of € 77.4 million. In addition, during 2002 the Optronics division tried to reduce its manufacturing capacity by taking a € 88.3 million write-off, mainly for equipment. However, despite these efforts, the Optronics division was unable to reduce its fixed cost base and other costs in 2002 quickly enough to respond to the dramatic reduction in net sales.

      On March 25, 2003, Alcatel announced that it had entered into an agreement with Solutions Plastiques, a plastic moulding company in Europe, to transfer 115 of the 180 employees at the Optronics division’s Lannion, France plant. Offers are being made to such employees, to be accepted on a voluntary basis.

      Product trends. Historically, the Optronics division’s customers have tended to place large orders at irregular intervals, which caused the sales cycle to be quite lengthy, because customers required customization of products followed by a lengthy qualification process during which the Optronics division’s products were tested to prove they complied with the customer’s product specifications. During 2002, the Optronics division’s main customers changed their requirements for products to adapt to the challenging market environment. Customers are no longer focused on product customization or on lengthy qualification processes, but rather on products that will maximize their existing networks through the use of high performance products that are compact, use less power, and are therefore more cost effective. This fundamental shift has created a move toward standardization of products and reduced lead times and qualifying processes. The Optronics division is actively participating within its industry to promote this trend.

Combined Financial Statements

      The financial information included in this discussion is derived from the unaudited combined financial statements of the Optronics division, a business division of Alcatel, for the quarters ended March 31, 2003 and March 31, 2002 and the audited combined financial statements of the Optronics division for the years ended December 31, 2002, 2001 and 2000.

      The combined financial statements are prepared on the basis of the historical financial information of the entities included in the Optronics division and allocation of certain costs between Alcatel and the Optronics division. See Note 1.1 to the combined financial statements of the Optronics division for a discussion of the principles of the agreements governing the relationship between Alcatel and the Optronics division, as well as the allocation methodology applied.

      In 2000, Alcatel created class O shares and American Depository Shares (ADSs) to track the performance of the Optronics division. The combined financial statements presented from page F-2 to page F-51 were initially compiled to present the performance of Alcatel’s Optronics division and are included in Alcatel’s annual report on Form 20-F for the year ended December 31, 2002. At the Alcatel annual shareholders’ meeting on April 17, 2003, the shareholders approved the conversion of the Optronics division tracking stock into Alcatel class A shares and ADSs on a one for one basis.

Changes in Accounting Standards Effective as of January 1, 2002

      The “Comité de la Réglementation Comptable” (Committee of Accounting Regulations) approved the “règlement sur les passifs” (regulation on liabilities) No. 00-06, which became effective as of January 1, 2002, with optional implementation retroactive to January 1, 2000. The Optronics division decided to apply this new accounting principle to its financial statements as of January 1, 2002. The implementation of this regulation as of January 1, 2002 had no significant impact on the opening net worth or on the division’s financial position for 2002.

      The “Comité de la Réglementation Comptable” approved by decree dated December 12, 2002, the “règlement relatif à l’amortissement et à la dépréciation des actifs” (regulations on depreciation and amortization of assets) No. 02-10, which will become effective as of January 1, 2005, with optional implementation as of January 1, 2002. The division did not apply this new accounting standard to its 2002 financial statements. The Optronics division does not anticipate a material impact from the implementation of this regulation on its net income or on its financial position.

Critical Accounting Policies

      The discussion and analysis of the Optronics division’s results of operations and financial condition are based on its audited and unaudited combined financial statements, which are prepared in accordance with French generally accepted accounting principles as described in Note 1.2 of the Notes to each of the audited and unaudited combined financial statements of the Optronics division. The principal differences between French and U.S. accounting principles are detailed in Note 22 and 23 to the audited combined financial statements. Some of the accounting methods and policies used in preparing both the French and U.S. GAAP audited and unaudited combined financial statements are based on complex and subjective assessments by management or on estimates based on past experience and assumptions deemed realistic and reasonable based on the circumstances concerned. The actual value of the assets, liabilities and net worth, and of the division’s earnings, could differ from the value derived from these estimates if there were a change in the conditions that had an impact on the assumptions adopted.

      The Optronics division believes that the accounting methods and policies listed below are the most likely to be affected by these estimates and assessments:

Valuation allowance for inventory

      Inventories are recorded at the lower of the net realizable value expected from these assets and their carrying value. This valuation is calculated based on an analysis of predictable changes in demand, technology or the markets, mainly to identify any inventory that is obsolete or in excess.

      Significant charges have been booked over the last two years due to declining market conditions. The impact of a valuation of inventories at the lower of cost or market on the Optronics division’s net income before taxes resulted in a charge of approximately € 30.6 million in 2002 (€ 96.7 million and € 3.9 million in 2001 and 2000, respectively).

      Write-downs of inventory may continue to occur in the future if additional restructuring actions are taken or if there is a continuing deterioration of the market.

Goodwill and other intangible assets

      When there are signs of a loss in value in the course of the year, impairment tests are conducted on the intangible assets concerned, and impairment losses are recorded, if necessary. These exceptional amortizations are calculated based on the forecasted discounted cash flows or on the market value of such assets if an active market exists. A change in market conditions may cause the Optronics division to review the value of some goodwill or other intangible assets and to record an additional exceptional amortization.

      In the audited combined financial statements under French GAAP, goodwill was zero as of December 31, 2002, and represented a net amount of € 58.1 million as of December 31, 2001, and € 132.4 million at the end of 2000. Other intangible assets amounted to € 1.6 million at the end of 2002, compared with € 12.1 million and € 22.7 million at the end of 2001 and 2000, respectively.

      The acquisition of Kymata was recorded at its book value under French GAAP, in accordance with the optional method authorized under article 215 of Accounting rule 99-02 (see Note 2 to the audited combined financial statements). Goodwill, corresponding to the difference between the cost of acquisition and the fair value of assets acquired and liabilities assumed, was recorded as an intangible asset under U.S. GAAP and charged to equity under French GAAP.

      Starting January 1, 2002, for the U.S. GAAP reconciliation, the Optronics division adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and other intangible assets.”

      SFAS 142 requires that goodwill be tested for impairment at least annually using a two-step approach at the Optronics division level. In the first step, the fair value of the Optronics division is compared to its book value, including goodwill. In order to determine the fair value of the Optronics division, significant management judgment is applied in order to estimate the underlying discounted future free cash flows. If the fair value of the Optronics division is less than its book value, a second step is performed which compares the implied value of the Optronics division’s goodwill to the book value of its goodwill. The implied value of the goodwill is determined based upon the difference between the fair value of the Optronics division and the net of the fair value of the identifiable assets and liabilities of the Optronics division. If the implied value of the goodwill is less than its book value, the difference is recorded as an impairment.

      Due to continued and sharper deterioration of the telecommunication market in 2002, goodwill was tested for impairment three times during the year (initial impairment test as of January 1, 2002, annual impairment test in June 2002, and additional impairment test performed in December 2002). Significant impairment charges have been booked in the U.S. GAAP financial statements for 2002 representing € 115.3 million (€ 51.9 million under French GAAP). Impairment losses related to acquired technology were also recorded in the U.S. GAAP reconciliation in compliance with SFAS 144 requirements for an amount of € 31.2 million in 2002 (€ 8.5 million under French GAAP). All these impairment losses and valuations of intangible assets are based upon short and long-term projections of future cash flows and take into account assumptions regarding the evolution of the market and the ability of the Optronics division to successfully develop and commercialize its products. Changes in market conditions or future restructuring plans could have a major impact on the valuation of these assets and could justify additional impairment losses.

Impairment of tangible long-lived assets

      Whenever events or changes in market conditions indicate a risk of impairment of property, plant, equipment and other tangible assets, a detailed review is carried out in order to determine whether the net carrying amount of such assets remains higher than their fair values. When testing for other than temporary impairment of a tangible asset, the sum of the undiscounted cash flows for the identified tangible assets is compared to the carrying value of these assets. If this sum is lower than the carrying value, an impairment loss is recorded based upon the fair value of the asset concerned. Fair value is measured by discounting forecasted operating cash flows or market value, if any.

      Planned closure of certain facilities, further reductions in personnel and reduction in market expectations due to industry downturn were considered as impairment events in 2002. Following an analysis of potential impairment on certain tangible assets, the Optronics division recorded impairment charges of € 131.6 million in 2002.

      Significant assumptions and estimates are taken into account to determine the fair value of the tangible long-lived assets, including market expectations, economic obsolescence and realizable value in case of liquidation. Changes in these estimates could have a major impact on the assessment of the value of these assets and could require the Optronics division to book additional write-downs.

Customer warranties

      Reserves are recorded for warranties given to customers on the Optronics division’s products for manufacturing defects. These reserves are calculated based on historical return rates and warranty costs expensed as well as on estimates. These allowances are part of the cost of sales and are accounted for when the products are sold. They represent the best possible estimate, at the time the sale is made, of the expenses to be incurred under the warranty granted. The real costs recorded may differ from the amounts covered by the allowances and therefore may affect future earnings.

      Warranty reserves amounted to € 4.5 million at the end of 2002 (€ 14.5 million and € 13.7 million at December 31, 2001 and 2000, respectively). More information concerning changes in warranty reserves in 2002 are given in Note 23(d) to the audited combined financial statements in compliance with the provisions of FIN 45.

Deferred tax assets

      Deferred tax assets are accounted for on the balance sheet owing to the timing difference between the combined value of the assets and liabilities and their taxable value if it is more likely than not that they will be realized in the years to come.

      Significant management judgment is required in determining the Optronics division’s recognition of deferred tax assets on the balance sheet. This recognition is based on the Optronics division’s estimates of taxable income in the jurisdictions in which it operates and the period over which the Optronics division’s deferred tax assets will be recoverable. At the end of December 2002, all the deferred tax assets had been written off.

Summary of Differences Between French GAAP and U.S. GAAP

      The combined financial statements of the Optronics division have been prepared in accordance with French GAAP which differ in certain significant ways from U.S. GAAP.

      The most significant differences between French GAAP and U.S. GAAP relate to:

•	the adoption of the French “pooling of interests” accounting method for stock-for-stock business combinations under French GAAP in connection with the acquisition of Kymata, Ltd.;

•	the amortization and impairment of acquisition goodwill;

•	the additional impairment of long-lived assets under U.S. GAAP;

•	accounting for pensions and post-retirement benefits, and

•	accounting for restructuring expenses.

      Presentation differences in the balance sheet relate mainly to the identification of short and long term portions of accrued pension costs and other reserves. Income statements classified under U.S. GAAP are presented in Note 23 to the Optronics division’s annual combined financial statements.

      Notes 22 and 23 to the Optronics division’s annual combined financial statements present a discussion of the significant differences between French GAAP and U.S. GAAP as they relate to the combined financial statements and a reconciliation of the Optronics division’s net income and net worth of the Optronics division to U.S. GAAP.

      Unaudited interim combined financial statements of the Optronics division for the three-month periods ended March 31, 2003 and 2002 are provided in this proxy statement, as they have been made publicly available. These unaudited interim combined financial statements have been prepared under French GAAP. There is no requirement to reconcile to U.S. GAAP for quarterly financial statements. There is no new reconciling item between French GAAP and U.S. GAAP as compared to those described above. The application of the new U.S. accounting pronouncements applicable as of January 1, 2003 did not have any significant effect on the net income or net worth of the Optronics division as of March 31, 2003.

Results of Operations for the Quarters ended March 31, 2003 and 2002 and for the Years Ended December 31, 2002, 2001 and 2000

      The following table sets forth financial data from the Optronics division’s unaudited combined statements of operations for the quarters ended March 31, 2003 and 2002 and from the audited combined statements of operations for the years ended December 31, 2002, 2001 and 2000, expressed in each case as a percentage of net sales:

	Quarter ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000

	(unaudited)
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	(293.2)	(158.1)	(210.8)	(91.0)	(64.0)

Gross profit (loss)	(193.2)	(58.1)	(110.8)	9.0	36.0
Administrative and selling expenses	(60.2)	(28.2)	(38.4)	(8.3)	(5.6)
Research and development expenses	(76.7)	(36.2)	(54.6)	(13.2)	(8.4)

Income (loss) from operations	(330.1)	(122.5)	(203.8)	(12.5)	22.0
Financial income (loss)	(39.7)	(8.0)	(12.1)	(1.2)	(0.1)
Restructuring costs	(54.8)	(9.4)	(92.0)	(1.6)	—
Other revenue (expense)	12.3	(0.8)	(105.0)	(4.6)	(0.0)

Income (loss) before taxes and amortization of goodwill	(412.3)	(140.7)	(412.9)	(19.9)	21.9
Income tax	9.6	35.0	(21.0)	5.6	(7.6)
Amortization of goodwill	—	(3.1)	(64.0)	(16.4)	(0.7)
Purchased R&D	—	—	—	—	(5.0)

Net income (loss)	(402.7)%	(108.8)%	(497.9)%	(30.7)%	8.6%

Optronics Division First Quarter Ended March 31, 2003 Compared to First Quarter Ended March 31, 2002

      Net sales. The Optronics division’s net sales were € 7.3 million in first quarter 2003, representing a 79.2% decrease from net sales of € 35.1 million in first quarter 2002.

      Net sales by product line were as follows:

Discrete Modules. Net sales of discrete modules, which include lasers, detectors and optical routing modules, were € 1.7 million in first quarter 2003, a decrease of 45.2% from net sales of € 3.1 million in first quarter 2002. The decrease was due to the declining market. However, discrete modules have been affected less than other product lines as these modules are sold to terminal stations (metro applications or WDM expansions of existing links). Discrete modules represented 23.3% of total net sales in first quarter 2003.

Pump Modules. Net sales of pump modules were € 0.5 million in first quarter 2003, a decrease of 72.2% from net sales of € 1.8 million in first quarter 2002, due to the significant downturn in the submarine and long-haul terrestrial markets during the course of 2002 and which continued in the first quarter 2003. Pump modules represented 6.8% of total net sales in first quarter 2003.

Optical Amplifier Sub-systems. Net sales of optical amplifier sub-systems were € 2.9 million in first quarter 2003, a decrease of 69.1% from net sales of € 9.4 million in first quarter 2002, primarily due to the significant downturn in the long-haul terrestrial market during the course of 2002 and which continued in the first quarter of 2003. Optical amplifier sub-systems represented 39.7% of total net sales in first quarter 2003.

Optical Interface Sub-systems. Net sales of optical interface sub-systems were € 1.6 million in first quarter 2003, a decrease of 89.9% from net sales of € 15.9 million in first quarter 2002, primarily due to the weak demand for SONET modules in the United States and the disposal in November

2002 of the assets of Alcatel Optronics USA. Optical interface sub-systems represented 21.9% of total net sales in first quarter 2003.

Optical Passive Components. Net sales of optical passive components were € 0.6 million in first quarter 2003, a decrease of 87.8% from net sales of € 4.9 million in first quarter 2002, primarily due to the decreased demand for FBG products dedicated to submarine and long-haul applications. Optical passive components represented 8.2% of total net sales in first quarter 2003.

      Overall, in first quarter 2003, the Optronics division derived 64% of its net sales from Alcatel and its subsidiaries, the same level (64%) as in first quarter 2002.

      Cost of sales. Cost of sales totaled € 21.4 million in first quarter 2003, representing a 61.4% decrease from cost of sales of € 55.5 million in first quarter 2002. This decrease resulted principally from the reduction in net sales of the Optronics division. However, as a percentage of net sales, cost of sales in the first quarter of 2003 increased to 293.2% from 158.1% in first quarter 2002, as the Optronics division was unable to reduce costs quickly enough to respond to the significant reduction in net sales.

      Gross profit (loss). As a result of the foregoing, the Optronics division’s gross profit (loss) totaled € (14.1) million in first quarter 2003, compared with a gross profit (loss) of € (20.4) million in the first quarter of 2002.

      Administrative and selling expenses. The Optronics division’s administrative and selling expenses were € 4.4 million in first quarter 2003, representing a 55.6% decrease from administrative and selling expenses of € 9.9 million in first quarter 2002. As a percentage of net sales, administrative and selling expenses for first quarter 2003 increased to 60.3% from 28.2% in first quarter 2002, also because the Optronics division was unable to reduce costs quickly enough to respond to the reduction in net sales.

      R&D expenses. The Optronics division’s research and development expenses were € 5.6 million in first quarter 2003 representing a 55.9% decrease from R&D expenses of € 12.7 million in the first quarter of 2002. R&D expenses for 2003 mainly reflected the Optronics division’s focus on new product development, principally for discrete modules and sub-systems and very little spending on product customization.

      Loss from operations. The Optronics division’s loss from operations was € 24.1 million in first quarter 2003, compared to loss from operations of € 43.0 million in first quarter 2002. Due to the continued slowdown in the telecommunications industry, the poor sales level has offset the significant reduction of fixed costs.

      Financial loss. The Optronics division recorded a financial loss of € 2.9 million in first quarter 2003, stable compared to a financial loss of € 2.8 million in first quarter 2002.

      Restructuring costs. The Optronics division recorded a restructuring charge of € 4.0 million in first quarter 2003 compared to € 3.3 million in first quarter 2002. The charge related primarily to the continuing implementation of the Industrial Redeployment Plan and the Strategic Refocus Plan. The main components of the first quarter 2003 restructuring charge are costs for employee terminations in France and conversion costs related to the Lannion facility, also in France.

      Other revenue (expense). The Optronics division’s other revenues were € 0.9 million in first quarter 2003, compared to a loss of € 0.3 million in first quarter 2002.

      Income taxes. The Optronics division’s income tax, primarily due to R&D tax credits, was € 0.7 million in first quarter 2003, compared to € 12.3 million in first quarter 2002. Since June 2002, the Optronics division does not recognize deferred tax assets.

      Amortization of goodwill. The Optronics division no longer carries goodwill in its financial statements following the one time write-off in 2002 of the remaining goodwill of Alcatel Optronics Canada. In the first quarter of 2002, amortization of goodwill was € 1.1 million.

      Net loss. The Optronics division’s net loss was € 29.4 million in first quarter 2003, compared with a net loss of € 38.2 million in first quarter 2002.

Optronics Division Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Net sales. The Optronics division’s net sales were € 84.1 million in 2002, representing an 82.1% decrease from net sales of € 470.4 million in 2001.

      Net sales by product line were as follows:

Discrete Modules. Net sales of discrete modules, which include lasers, detectors and optical routing modules that are building blocks for an array of the Optronics division’s solutions, were € 10.6 million in 2002, a decrease of 82.7% from net sales of € 61.4 million in 2001. The decrease was due to the drop in the Optronics division’s net sales and to the integration of discrete modules into the Optronics division’s sub-system products resulting in sales being recorded in sub-systems and not discrete modules. Discrete modules represented 12.6% of total net sales in 2002.

Pump Modules. Net sales of pump modules were € 6.6 million in 2002, a decrease of 95.6% from net sales of € 148.7 million in 2001, due to the significant downturn in the submarine and long-haul terrestrial markets during 2002. Pump modules represented 7.8% of total net sales in 2002.

Optical Amplifier Sub-systems. Net sales of optical amplifier sub-systems were € 18.1 million in 2002, a decrease of 85.1% from net sales of € 121.3 million in 2001, primarily due to the significant downturn in the long-haul terrestrial market during 2002. Optical amplifier sub-systems represented 21.5% of total net sales in 2002.

Optical Interface Sub-systems. Net sales of optical interface sub-systems were € 38.9 million in 2002, a decrease of 60.3% from net sales of € 98.0 million in 2001, primarily due to the lower demand for WDM and SONET applications for the long-haul and metro markets in the U.S. optical interface sub-systems represented 46.3% of total net sales in 2002.

Optical Passive Components. Net sales of optical passive components were € 9.9 million in 2002, a decrease of 75.9% from net sales of € 41.0 million in 2001, primarily due to the decreased demand for FBG products dedicated to submarine and long-haul applications. Optical passive components represented 11.8% of total net sales in 2002.

      Overall, in 2002, the Optronics division derived 69% of its net sales from Alcatel and its subsidiaries compared to 82% in 2001, due to a dramatic decrease in demand from Alcatel’s submarine business (€ 8.6 million in 2002 compared to € 183.2 million in 2001).

      Cost of sales. Cost of sales totaled € 177.3 million in 2002, representing a 58.6% decrease from cost of sales of € 428.0 million in 2001. This decrease resulted principally from the reduction in net sales of the Optronics division. Cost of sales for 2002 included a one-time charge of € 13.1 million for inventory write-offs compared to € 58 million in 2001. However, as a percentage of net sales, cost of sales in 2002 increased to 210.8% from 91.0% in 2001, since the Optronics division was unable to reduce costs quickly enough to respond to the reduction in net sales.

      Gross profit (loss). As a result of the foregoing, the Optronics division’s gross profit (loss) totaled € (93.2) million in 2002, a substantial decrease from gross profit of € 42.4 million in 2001.

      Administrative and selling expenses. The Optronics division’s administrative and selling expenses were € 32.3 million in 2002, representing a 17.2% decrease from administrative and selling expenses of € 39.0 million in 2001. Administrative and selling expenses for 2002 included a non-recurring payment to former Kymata executives in satisfaction of guarantees under their employment agreements with Kymata. As a percentage of net sales, administrative and selling expenses for 2002 increased to 38.4% from 8.3% in 2001, also because the Optronics division was unable to reduce costs quickly enough to respond to the reduction in net sales.

      R&D expenses. The Optronics division’s research and development expenses were € 45.9 million in 2002, representing a 26% decrease from R&D expenses of € 62.0 million in 2001. R&D expenses for 2002 mainly reflected the Optronics division’s focus on new product development, principally for sub-systems and hybrid components for metropolitan and long-haul applications, and less spending on product customization.

      Loss from operations. The Optronics division’s loss from operations was € 171.4 million in 2002, representing a substantial increase from loss from operations of € 58.6 million in 2001, primarily due to the continued slowdown in the telecommunications industry, the Optronics division’s high fixed cost base and a € 16.6 million non-recurring charge, mainly relating to the write-off of obsolete inventory discussed under “Cost of Sales” above.

      Financial loss. The Optronics division recorded a financial loss of € 10.2 million in 2002, representing a 75.9% increase from a financial loss of € 5.8 million in 2001. This increase was due principally to € (8.1) million of net interest expense related to an increase in debt, principally short-term borrowings from Alcatel Central Treasury, compared to € (4.0) million of net interest expense in 2001.

      Restructuring charge. The Optronics division recorded a restructuring charge of € 77.4 million in 2002 representing a dramatic increase from a charge of € 7.5 million in 2001. The 2002 charge related primarily to the implementation of the Industrial Redeployment Plan and the Strategic Refocus Plan. The main components of the 2002 restructuring charge included: € (54.1) million for write-offs of tangible assets, of which € (51.8) million represented the depreciation of tangible assets at the Lannion, France facility which is being converted for other uses; the Gatineau, Canada facility which was shut down; and the Plano, Texas facility which was sold. In addition, the 2002 restructuring charge also included € (23.3) million for employee terminations (both voluntary throughout the division and involuntary in all locations other than France) and early retirement costs in France.

      Other expenses. The Optronics division’s other expenses were € 88.3 million in 2002, representing a dramatic increase from other expenses of € 21.5 million in 2001. However, other expenses for 2001 were offset by a € 33.0 million indemnity payment from Alcatel Submarine Networks due to a purchase order cancellation. This increase in other expenses was due principally to a € (77.5) million write-off of equipment, mainly at Nozay and Livingston, and a € (8.5) million write-off of the acquired technology of Alcatel Optronics Canada as a result of a reassessment by the Optronics division of the future usefulness of such technology.

      Income taxes. The Optronics division’s income tax was € (17.7) million in 2002, which mainly was due to the depreciation of recognized deferred tax assets of previous years.

      Amortization of goodwill. The Optronics division’s amortization of goodwill was € 53.8 million in 2002, compared to € 77.2 million in 2001. Amortization of goodwill for 2002 included a write-off of € (51.9) million, which represented the remaining goodwill of Alcatel Optronics Canada.

      Net loss. The Optronics division’s net loss was € 418.8 million in 2002, compared with a net loss of € 144.3 million in 2001.

Optronics Division Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Net sales. The Optronics division’s net sales were € 470.4 million in 2001, representing a 8.8% increase from net sales of € 432.3 million in 2000.

      Net sales by product line were as follows:

Discrete Modules. Net sales of discrete modules, which include lasers, detectors and optical routing modules that are building blocks for an array of the Optronics division’s solutions, were € 61.4 million in 2001, an increase of 18.3% from net sales of € 51.9 million in 2000. The increase followed the increase in the Optronics division’s net sales. Discrete modules represented 13% of total net sales in 2001.

Pump Modules. Net sales of pump modules were € 148.7 million in 2001, a decrease of 17.5% from net sales of € 180.3 million in 2000 due to the downturn in submarine and long-haul terrestrial activity during the course of 2001. Pump modules represented 31% of total net sales in 2001.

Optical Amplifier Sub-systems. Net sales of optical amplifier sub-systems were € 121.3 million in 2001, a decrease of 12.2% from net sales of € 138.1 million in 2000 primarily due to the downturn in the long-haul terrestrial market during the course of 2001. Optical amplifier sub-systems represented 26% of total net sales in 2001.

Optical Interface Sub-systems. Net sales of optical interface sub-systems were € 98.0 million in 2001, an increase of 126.3% from net sales of € 43.3 million in 2000 due primarily to the introduction of optical board solutions in 2001. Optical interface sub-systems represented 21% of total net sales in 2001.

Optical Passive Components. Net sales of optical passive components were € 41.0 million in 2001, an increase of 159.5% from net sales of € 15.8 million in 2000 primarily due to the integration of the products and technology acquired from Innovative Fibers (acquired in August 2000) and Kymata (acquired in September 2001). Optical passive components represented 9% of total net sales in 2001.

      Overall, in 2001, the Optronics division derived 82% of its net sales from Alcatel and its subsidiaries compared to 67% in 2000, due to a decrease in sales to external customers, primarily in the United States, arising out of the downturn in the telecommunications market and an increase in sales made to Alcatel, primarily for its European terrestrial optics business.

      Cost of sales. Cost of sales totaled € 428.0 million in 2001, representing a 55% increase from cost of sales of € 276.8 million in 2000. This large increase resulted principally from a one time charge of € 58 million relating to the write-off of obsolete inventory and a high fixed cost base due, in part, to front-end wafer production that had not yet been adjusted to account for the dramatic drop in sales during the year.

      Gross profit. As a result of the foregoing, the Optronics division’s gross profit totaled € 42.4 million in 2001, a 72.7% decrease from gross profit of € 155.5 million in 2000. As a percentage of net sales, gross profit decreased to 9.0% in 2001 from 36.0% in 2000.

      Administrative and selling expenses. The Optronics division’s administrative and selling expenses were € 39.0 million in 2001, representing a 60.5% increase from administrative and selling expenses of € 24.3 million in 2000. This increase resulted principally from the integration of Innovative Fibers for the full year and of Kymata in the fourth quarter of 2001.

      R&D expenses. The Optronics division’s research and development expenses were € 62.0 million in 2001, a 71.7% increase from € 36.1 million in 2000. These expenses mainly reflected the integration of Kymata and the focus on new product development principally in the areas of metropolitan applications, optical interfaces and associated discretes and cost-optimized platforms for long-haul/ultra long-haul.

      Income (loss) from operations. The Optronics division’s income (loss) from operations was € (58.6) million in 2001, representing a significant decrease from income of operations of € 95.1 million in 2000 due primarily to the slowdown in the telecommunications industry, a € 58 million one time charge relating to the write-off of obsolete inventory and the Optronics division’s high fixed cost base.

      Financial loss. The Optronics division recorded a financial loss of € 5.8 million in 2001, compared to € 0.4 million in 2000. This increase was due principally to € 4.0 million of net interest expense related to an increase in debt, principally short term debt. The Optronics division increased its indebtedness to fund its capital expenditure plan started in 1999 and to integrate Kymata.

      Restructuring charge. The Optronics division recorded a restructuring charge of € 7.5 million in 2001 relating primarily to layoffs in the United Kingdom, Canada and the United States, and in France, to layoffs and the implementation, at the end of 2001, of an early retirement plan.

      Other expenses. The Optronics division’s other expenses were € 21.5 million in 2001, compared to € 0.1 million of other income in 2000. This increase in expenses was due principally to exceptional write downs of € 36.0 million for work-in-progress inventories, € 7.9 million for technology acquired in the acquisition of Innovative Fibers, Inc. and € 9.5 million for fixed assets. The write down for work-in-progress inventories was offset by a € 33.0 million indemnity payment made by Alcatel Submarine Networks to the Optronics division due to its cancellation of purchase orders.

      Income taxes. The income tax attributable to the division was € 26.3 million in 2001, which primarily related to a net deferred tax benefit of € 20.6 million, reflecting an effective tax rate of (28.1)%.

      Amortization of goodwill. The Optronics division’s amortization of goodwill was € 77.2 million in 2001, compared to € 2.9 million in 2000. This increase was attributable to an exceptional € 70.0 million amortization of Alcatel Optronics Canada’s goodwill.

      Net income (loss). The Optronics division’s net loss was € (144.3) million in 2001, compared with a net income of € 37.5 million in 2000.

Optronics Division Liquidity and Capital Resources

Cash Flow for the first quarter ending March 31, 2003

      Net cash provided (used) by operating activities. For first quarter 2003, net cash used by operating activities before changes in working capital was € 26.6 million, primarily due to the net loss of € 29.4 million for first quarter 2003, adjusted for non-cash items, primarily depreciation of tangible assets (€ 5.1 million), and changes in other reserves (€ (2.2) million). The changes in other reserves were due primarily to the utilization of restructuring reserves. Net cash used by operating activities for first quarter 2003 was € 26.3 million. This included a decrease in accounts receivable (€ 5.8 million) and in inventories (€ 4.4 million) offset by a decrease in payables (€ 9.9 million) mainly due to the depressed conditions of the overall activity.

      Net cash provided (used) by investing activities. For first quarter 2003, net cash used by investing activities was € 0.8 million. Proceeds from disposal of fixed assets (€ 0.2 million) partially offset the increase in loans (€ 1.0 million). There were no capital expenditures recorded during the quarter.

      Net cash provided (used) by financing activities. For first quarter 2003, net cash provided by financing activities was € 14.6 million and included an increase in short term debt of € 30.6 million partly offset by € 15.3 million resulting from the transfer to Alcatel of the remaining assets of Alcatel Optronics USA as of January 1, 2003.

Cash Flow for the Years ended December 31, 2002, 2001 and 2000

      Net cash provided (used) by operating activities. For 2002, net cash used by operating activities before changes in working capital was € 235.8 million, primarily due to the net loss of € 418.8 million for 2002, adjusted for non-cash items, primarily amortization of goodwill, exceptional depreciation of tangible assets (€ 238.8 million for 2002 compared to € 127.8 million for 2001), and changes in other reserves of € (64.3) million for 2002 (compared to € 116.6 million in 2001). The changes in other reserves were due primarily to the difference between the valuation allowance with respect to inventories in 2001 and 2002. Net cash used by operating activities for 2002 was € 68.4 million compared to € 26.9 million in 2001. This increase was due primarily to a decrease in accounts receivable (€ 157.0 million in 2002 compared with € (35.9) million in 2001) and a decrease in inventories (€ 94.9 million in 2002 compared with € (22.4) million in 2001) mainly due to the sharp reduction in overall activity.

      For 2001, net cash used by operating activities was € 26.9 million, which included an increase in accounts receivable of € 35.9 million, an increase in inventories of € 22.4 million and a decrease in accounts payable of € 74.4 million.

      For 2000, net cash provided by operating activities was € 35.6 million, which included a € 114.2 million increase in accounts payable, partly offset by an increase of € 78.1 million in accounts receivable and € 88.5 million in inventory linked to the development of the Optronics division’s activities.

      Net cash provided (used) by investing activities. For 2002, net cash used by investing activities was € 7.3 million compared to € 241.0 million in 2001. This decrease is primarily due to the decrease in capital expenditures to € 21.1 million from € 136.6 million in 2001 and the non-recurrence of the € 104.7 million cash expenditure in 2001 related to the acquisition of Kymata. 2002 capital expenditures were offset by proceeds of € 12.3 million from fixed asset sales.

      For 2001, net cash used by investing activities was € 241.0 million, reflecting the € 104.7 million cash expenditure for the acquisition of Kymata and capital expenditures of € 136.6 million for the completion of three of the Optronics division’s manufacturing facilities that it had begun in 1999.

      For 2000, net cash used by investing activities was € 250.7 million, reflecting the € 184.5 million cash expenditure for the acquisition of Innovative Fibers and capital expenditures of € 72.3 million made to increase the Optronics division’s manufacturing capacity.

      Net cash provided (used) by financing activities. For 2002, net cash provided by financing activities was € 75.7 million compared to € 238.0 million in 2001. This reduction was primarily due to the non-recurrence of € 106.3 million in proceeds in 2001 from the issuance of Alcatel Optronics France shares to Alcatel in connection with the acquisition of Kymata, and the smaller amount of additional short-term debt from 2001 levels (€ 99.6 million in 2002 compared to € 142.3 million in 2001). Long-term debt decreased by € 7.0 million in 2002 (compared to an increase of € 0.8 million in 2001) primarily due to the € 3.6 million repayment of Alcatel Optronics Canada debt with the Banque de Développement du Canada. The principal payments under capital lease obligations increased from € 1.9 million in 2001 to € 17.3 million in 2002 principally as a result of the repurchase of the Alcatel Optronics UK capital lease in 2002 (€ 13.6 million).

      For 2001, net cash provided by financing activities was € 238.0 million and was primarily due to the increase in short-term debt by € 142.3 million and the issuance of Alcatel Optronics France shares to Alcatel in connection with the acquisition of Kymata, the proceeds of which were € 106.3 million. These increases were partially offset by the division’s payment of € 9.5 million in dividends on shares of Alcatel Optronics France to Alcatel and payments made under a capital lease of € 1.9 million to Alcatel.

      For 2000, net cash provided by financing activities was € 260.0 million, mainly reflecting a capital increase by Alcatel in Alcatel Optronics France.

Cash Management and Capital Resources

      Because the Optronics division is one of Alcatel’s divisions, its finance activities are managed on a centralized basis by Alcatel. Alcatel Optronics France lends any excess cash or borrows for short-term needs from Alcatel Central Treasury and Alcatel Optronics UK lends or borrows from Alcatel UK.

      This centralized treasury management allows the Optronics division to benefit from certain market financing terms granted to Alcatel by financial institutions. Under the central treasury management arrangements, the Optronics division borrows funds from Alcatel or its subsidiaries at an interest rate of EURIBOR plus 80 basis points for Alcatel Optronics France and LIBOR plus 87.5 basis points for Alcatel Optronics UK. During 2002 and until Alcatel Optronics USA and Alcatel Optronics Canada were divested, these companies borrowed from Alcatel Central Treasury or its subsidiaries at an interest rate of LIBOR plus 92.5 basis points for Alcatel Optronics USA and LIBOR plus 87.5 basis points for Alcatel Optronics Canada.

      The Optronics division’s companies lend their excess cash at an interest rate of EURIBOR minus 12.5 basis points for euro and LIBOR minus 12.5 basis points for U.S. dollars. Alcatel’s management will determine, in its sole discretion, whether any of its business divisions will provide any particular funds on any particular occasion to the Optronics division, when they will do so and in what amounts, but will not be obligated to cause such cash transfers. As a result, the Optronics division’s liquidity could be adversely affected by the treasury decisions of Alcatel’s management.

      Borrowings. At December 31, 2002, the Optronics division’s short-term borrowings from Alcatel Central Treasury’s current account increased to € 254.6 million from € 159.5 million at December 31, 2001. At March 31, 2003, the Optronics division’s short-term borrowings from Alcatel were € 281.8 million. Such amounts were used to fund operations of the Optronics division. Alcatel Optronics UK had no external short-term borrowings at December 31, 2002 compared to € 3.6 million of short-term borrowings at December 31, 2001.

      Contractual Obligations. The Optronics division has certain contract and firm commitment obligations that extend beyond 2003. Among these obligations are capital leases and operating leases. Amounts related to the Optronics division’s capital lease obligations are fully reflected in its combined balance sheet whereas operating leases are partially reflected in its combined balance sheet through a € 4.0 million reserve. Such obligations for these two items at December 31, 2002 were as follows:

	Less than	1-3	4-5	After
	one year	years	years	5 years

	(€ millions)
Capital leases (excluding interest)	3.0	9.8	6.4	5.4
Operating leases	2.3	5.0	2.5	6.9

      Off-balance sheet commitments. Commitments related to product warranties and pension and post retirements benefits are not separately discussed because these commitments are fully reflected in the combined financial statements of the Optronics division. Contingent liabilities arising out of litigation, arbitration or regulatory are also not discussed in this section.

Future Capital Requirements of the Optronics Division

      The Optronics division plans to spend approximately € 3 million in 2003 in capital expenditures, based upon commitments incurred in 2002. The Optronics division plans to fund its capital requirements from cash from operations, available funds and, to the extent necessary or attractive, borrowings from Alcatel pursuant to its treasury management arrangements with Alcatel. The timing and decision to finance any of these plans is solely at the discretion of Alcatel’s management.

Qualitative and Quantitative Disclosures About Market Risk

Counterparty Risk

      The Optronics division is exposed to credit risk in the event a counterparty should default. This risk, which only relates to trade accounts, is monitored by the Optronics division and is mitigated by the fact that the majority of the Optronics division’s sales are made with the Alcatel Group.

Interest Rate Risk

      The Optronics division does not enter into interest rate derivative instruments because of its ability to obtain short-term borrowings at variable rates from Alcatel Central Treasury.

Foreign Currency Risk

      In 2002, approximately 50% of the Optronics division’s net sales were realized in currencies other than the euro, including 47% realized in U.S. dollars and 3% realized in Japanese yen and British pound, respectively. The Optronics division’s net sales during the three-year period ended December 31, 2002, were not significantly affected by fluctuations in currency exchange rates. In 2002, 30% of the Optronics division’s expenses were incurred in currencies other than the euro, including 15% incurred in U.S. dollars, 12% incurred in British pounds and the remaining 3% in Canadian dollars.

      In order to protect itself from the risk of losses that could result from mismatches between the currencies in which the Optronics division realizes its net sales and the currencies in which it incurs its expenses, the Optronics division enters into currency hedging arrangements, such as forward exchange contracts, with Alcatel Central Treasury, mainly with respect to the U.S. dollar and the Japanese yen. Every month, the Optronics division’s management prepares an estimate of its net position in each of these currencies for a six-month period and enters into hedges for the estimated net amounts. The Optronics division does not hedge its exposure on individual orders. No assurance can be given that the Optronics division’s hedging will be sufficient to eliminate currency mismatches in the future and that such mismatches will not result in substantial costs to the Optronics division.

      As set forth above, the Optronics division records revenues, expenses, assets and liabilities in a number of different currencies. In preparing its combined financial statements, the Optronics division translates the value of these different revenues and expenses into euros at the rate of exchange prevailing on the date of the transactions. Income statements that are included in the combined financial statements and not denominated in euro are translated for consolidation purposes into euros at the average exchange rate for the period. Assets and liabilities that are non-euro-denominated for consolidation purposes are translated into euros at the exchange rate in effect at the end of the period. Fluctuations in the value of the euro will have an impact on the value of these revenues, expenses, assets and liabilities reflected in the Optronics division’s combined financial statements. For this reason, changes in foreign currency exchange rates can have a significant impact on the Optronics division’s results of operations and financial position when expressed in euros.

Foreign Exchange Instruments

      During 2002, the Optronics division entered into forward exchange contracts with Alcatel Central Treasury to hedge purchase and sale commitments resulting from sale and purchase transactions denominated in foreign currencies completed by Alcatel Optronics France.

      The Optronics division generally invoices external customers, when exporting, in the currency of the importing country, while sales within Alcatel are generally invoiced in euros (other than sales to U.S. and Japanese companies within Alcatel, which are generally invoiced in U.S. dollars or Japanese yen, respectively).

      At December 31, 2002, the Optronics division’s hedging instruments included the following:

	Remaining Term

	Total	<1 year	1-5 years	>5 years

	(In millions)
Foreign exchange risk:
Foreign exchange contracts
— currencies purchased (Buy USD/receive EUR)	€2.0	€2.0	—	—
— currencies sold	—	—	—	—

      At December 31, 2001, the Optronics division did not have any hedging instruments outstanding.

      At December 31, 2000, the Optronics division’s hedging instruments included the following:

	Remaining Term

	Total	<1 year	1-5 years	>5 years

	(In millions)
Foreign exchange risk:
Foreign exchange contracts
— currencies purchased	€6.0	€6.0	—	—
— currencies sold	€106.4	€106.4	—	—

Fair Value of Financial Instruments

Cash and Cash Equivalents, Accounts and Notes Receivable, Bank Overdrafts, Short-term Borrowings, Accounts and Notes Payable

      The carrying amounts reflected in the combined financial statements of the Optronics division are reasonable estimates of fair value because of the relatively short period of time between the origination of the instruments and their expected realization.

Capital Lease Obligations

      The fair value of these financial instruments were determined by estimating future cash flows and discounting these future cash flows using the Optronics division’s current borrowing rates at December 31 for similar types of borrowing arrangements.

Forward Exchange Contracts

      The fair value of the forward exchange contracts has been determined by applying the difference between the forward contract rate and the forward rate at December 31 to the principal amounts of the contracts.

	December 31,

	2002		2001		2000

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value	Value	Value

	(In millions)
Balance sheet
Liabilities — Financial debt	€279.2	€277.6	€204.9	€203.6	€36.1	€35.3

	December 31,

	2002		2001		2000

	Nominal	Fair	Nominal	Fair	Nominal	Fair
	Amount	Value	Amount	Value	Amount	Value

	(In millions)
Off-balance sheet
Foreign exchange instruments
Forward contracts — sales	—	—	—	—	€106.4	€4.5
Forward contracts — purchases	€2.0	—	—	—	6.0	(0.4)

DESCRIPTION OF OPTICAL COMPONENTS BUSINESS OF CORNING

Overview

      The optical components business of Corning to be acquired by Avanex through the Corning Asset Purchase comprises a portion of Corning’s photonic technologies business. Corning’s photonic technologies business represents a part of Corning’s telecommunications reportable business segment which also includes Corning’s optical fiber and cable business and Corning’s hardware and equipment business. Specifically, the portion of Corning’s photonic technologies business to be acquired by Avanex is Corning’s optical amplifier design and assembly operations and Corning’s dispersion compensation module assembly operations conducted in Erwin Park, New York, and Corning’s lithium-niobate modulator research, development and assembly operations in Milan, Italy and is referred to in this proxy statement as Corning’s “optical components business”. Corning’s pump laser and optical filter production facility in Bedford, Massachusetts is not included among the assets proposed to be acquired, although Avanex will acquire intellectual property rights owned by Corning involving pump lasers and optical filters.

Products

      In accordance with the purchase agreement, Avanex will acquire certain assets, including inventory and equipment, and in accordance with the intellectual property rights agreement, Avanex will acquire certain intellectual property rights (in all instances subject to any pre-existing license grants to which such intellectual property may be subject), in each case relating to the following products manufactured and sold by Corning’s optical components business:

•	Amplifiers: Corning manufactures erbium doped fiber optical amplifiers and Raman amplification pump modules. These products are designed to enhance the wavelength division multiplexed optical signals propogating through an optical waveguide without reconversion of the signal to electrical signals. These products permit an optical signal to travel a greater distance between electronic terminals and regenerators, thereby substantially reducing the costs of a telecommunications network. These products incorporate multiple passive and active components such as erbium fiber, fiber couplers, and isolators, pump combiners and pump lasers. Corning manufactures its optical amplifiers at its Erwin Park, New York production facility.

•	Dispersion Compensation Modules: Corning manufactures dispersion compensating fiber that compensates for the chromatic dispersion experienced by a light pulse as it propogates through an optical waveguide. Chromatic dispersion is a property of fiber that causes light pulses to spread over distance. Chromatic dispersion limits the bit-rate and the transmission distance that can be achieved by a light pulse propagating through an optical waveguide. Dispersion compensating fiber is packaged in a housing and sold as a module. In connection with this proposed transaction, Corning is not selling or licensing to Avanex any of its technology relating to the manufacture of dispersion compensating fiber. Avanex will acquire certain know-how related to the packaging of dispersion compensating fiber and will acquire rights to market and sell the packaged dispersion compensation module. Corning packages its dispersion compensation modules at its Erwin Park, New York production facility.

•	Modulators: Corning manufactures integrated optic lithium-niobate external modulators for advanced optical telecommunication systems. An external modulator imposes a signal on a light beam passing through the modulator by switching between transparent and opaque modes. In so doing, modulators encode information being transmitted through a waveguide. Corning manufactures its modulators at its Milan, Italy production facility.

Intellectual Property

      In addition to those assets related to the products manufactured and sold by Corning’s optical components business described in the preceding section, pursuant to the Corning Asset Purchase, Avanex will acquire rights to intellectual property owned by Corning (subject to any pre-existing license grants to which such intellectual property may be subject) that relate to certain other products offered by Corning’s photonic technology business, described below:

•	Multiplexers/ Demultiplexers: Multiplexing and demultiplexing (mux/demux) allow a communications system to combine signals at several different wavelengths to pass through the same optical fiber with minimal interaction until the signals are then split apart and routed to their separate intended destinations. This technology increases the transmission capacity of a single optical fiber without the need to install additional cables. Thin-film filters (as described below) are frequently used in mux/demux modules. Corning distributes mux/demux modules manufactured by its joint venture in Korea, Samsung Corning Micro Optics Company Ltd. Avanex will not acquire Corning’s interest in this joint venture, though Avanex will acquire certain items of Corning’s intellectual property in the area of thin-film filters and packaging of mux/demux modules.

•	Signal Lasers and Detectors: A signal laser provides the light source for a fiber-optic communications system. The specific wavelengths chosen to be transmitted are matched to the properties of an optical fiber. The signal laser transmits at the chosen wavelength at a power level that is selected to send the chosen wavelength(s) through the optical fiber. This light source is modulated as described previously so that it carries the desired signal. A detector, or receiver, detects a light signal and converts it into electrical form. Avanex will acquire certain items of Corning’s intellectual property in this field, typically referred to as Tx/ Rx.

•	Pump Lasers: A pump laser, coupled with amplifying fiber and the other components of an optical amplifier, amplifies optical signals without having to convert them into electronic form for regeneration. The pump laser provides the necessary energy source to excite the erbium atoms in erbium-doped fiber so that the optical signal traveling through the erbium fiber amplifier module can be amplified. Corning manufactures pump lasers at its production facility in Bedford, Massachusetts. Though Avanex is not acquiring this production facility from Corning, Avanex and Corning intend to transfer technology related to Corning’s production of pump lasers to an Optronics division facility in Nozay, France that is to be acquired by Avanex through the Optronics Share Acquisition.

•	Thin Film Filters: Optical thin film coatings are microscopic layers of materials, such as silicon and magnesium fluoride, applied to the surface of a substrate. Thin film coatings work by transmitting or reflecting light at specified wavelengths in order to flatten, multiplex or demultiplex optical signals.

•	Gratings: Gratings technology is used to separate and filter multiple wavelengths of light propagating in the same fiber. These gratings are generally used in signal monitoring, dispersion compensation and gain flattening applications.

      Avanex will not acquire any intellectual property rights owned by Corning that relate to the design, manufacture, or production of any type of optical fiber.

Customers

      Corning sells its optical components and modules primarily to telecommunications systems providers such as Nortel Networks, CIENA Corporation, Lucent Technologies, Alcatel, Marconi Communications, Fujitsu, and Huawei Technologies. In 2002, three customers accounted for 10% or more of the sales of the optical components business product lines to be acquired by Avanex, and the aggregate sales to such customers represented approximately 56% of all sales of the optical components business product lines to be acquired by Avanex. In the first quarter of 2003, two customers accounted for 10% or more of the sales of the optical components business product lines to be acquired by Avanex, and in the aggregate sales to such customers represented approximately 54% of all sales of the optical components business product lines to be acquired by Avanex.

Competition

      Competition involving the optical components business product lines to be acquired by Avanex is intense and includes companies such as Bookham Technologies, JDS Uniphase Corporation, Furukawa, Sumitomo Electric Industries, Alcatel Optronics, and TriQuint Semiconductor.

Suppliers

      Corning acquires key raw materials for the optical components business product lines to be acquired by Avanex from internal and external resources. Pump lasers for Corning’s optical amplifiers are primarily provided through Corning Lasertron, a wholly owned subsidiary of Corning with operations in Bedford, Massachusetts. Though the assets of Corning Lasertron will not be acquired by Avanex, Corning, Alcatel and Avanex are developing a technology transfer and pump laser production plan to satisfy Corning’s customers’ anticipated requirements until pump lasers produced in Nozay, France by Alcatel Optronics are qualified by Corning’s customers. The optical components business of Corning acquires dispersion compensating fiber for dispersion compensating modules from Corning. At the closing of the Corning Asset Purchase, Corning and Avanex will enter into a four-year optical fiber supply contract. Corning’s optical components business acquires specialty optical fiber for optical amplifiers from Corning. Corning and Avanex anticipate that they will reach an agreement for Corning to continue to supply specialty optical fiber to Avanex following completion of the Corning Asset Purchase, or Avanex will obtain an alternative supply for specialty optical fiber. With the exception of pump lasers and certain types of dispersion compensating fiber, there is no raw material or component for an optical component business product of Corning for which there is only a single source of supply or for which an alternative supplier is not available.

Patents and Proprietary Rights

      In connection with the Corning Asset Purchase, Avanex will acquire 153 families of patents from Corning’s patent portfolio. The total number of patents and patent applications to be acquired by Avanex totals approximately 1,000. In addition, Avanex will acquire license rights under additional Corning patents to the extent that such other patents have use or application to the manufacture, production or sale of the Corning OCM Products.

Employees

      Avanex anticipates making offers of employment to approximately 400 current employees of Corning. The production and maintenance employees at the Erwin Park, New York facility and all employees at the Corning Milan, Italy facility are represented by collective bargaining agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF NET REVENUES AND DIRECT

OPERATING EXPENSES OF THE OPTICAL COMPONENTS BUSINESS OF CORNING

      The optical components business of Corning to be acquired by Avanex represents a portion of Corning’s photonic technologies business and is referred to in this proxy statement as the “optical components business.” The photonic technologies business is reported as a part of Corning’s Telecommunications reportable segment.

      You should read the following discussion and analysis of net revenues and direct operating expenses of the business related to the assets to be acquired and liabilities to be assumed by Avanex together with “Optical Components Business of Corning Selected Financial Data” on page 17 and the statements of net revenues and direct operating expenses of the business related to the assets to be acquired and the liabilities to be assumed by Avanex and the related notes appearing elsewhere in this proxy statement.

Overview

      The Corning optical components business reported an excess of direct operating expenses over net revenues for each of the interim periods ended March 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2002. Restructuring efforts in Corning’s optical components business that began in the second quarter of 2001 continued through 2002. The telecommunications industry continued to decline over the course of 2002 as the trends exhibited in 2001 such as softness in demand, excess capacity, increased intensity of competition and growing pressure on price and profits have persisted. Major carriers have reduced capital spending for a variety of reasons, some of which include network over-capacity, bankruptcy of key telecommunications customers and suppliers and the overall economic uncertainties in the world economy. The significant lack of capital spending by these carriers resulted in drastically reduced sales volumes for the optical components business. As a result, the optical components business continued to see revenues decline and thus incurred significant losses again in 2002.

      These current business conditions caused Corning to revise future expectations for its optical components business, which resulted in the following 2002 charges relating to the Corning optical components business:

•	a pre-tax charge of $8.7 million for restructuring actions.

•	a pre-tax charge of $161.5 million to impair tangible and intangible assets.

Restructuring and Impairment Charges

2002 Restructuring Actions

      Corning’s optical components business is a manufacturer of certain photonic modules and components for the worldwide telecommunications industry. The telecommunications market is undergoing a dramatic decline in demand for telecommunications products as major buyers of network equipment in this industry have reduced their capital spending plans over the past two years and are expected to continue such reductions in the near future. The lack of demand for optical component products started in early 2001 and resulted in restructuring and impairment charges in 2001 and 2002. This negative trend is expected to continue into the foreseeable future.

      The continued decline in demand for the products manufactured and sold by the optical components business required Corning to continue to restructure the optical components business beyond those measures taken in 2001 to bring manufacturing capacity in line with revenue projections. As it relates to the Corning optical components business, Corning recorded a total of $170.2 million in pre-tax restructuring and long-lived asset impairment charges over the second, third and fourth quarters of 2002.

      The following table summarizes the net charges (credits) for the year ended December 31, 2002 (in millions):

Restructuring charges:
Employee related costs	$8.7

Impairment of long-lived assets:
Assets to be disposed of by sale or abandonment	49.4	(a)
Assets held for use	112.1

Total impairment of long-lived assets	161.5

Total restructuring and impairment charges and credits	$170.2

(a)	Amount is net of $8.6 million adjustment to assumed salvage values on asset disposals.

      Restructuring Charges. The 2002 restructuring charges of $8.7 million related entirely to the elimination of 120 hourly and salaried positions within the Erwin Park, New York and Milan, Italy manufacturing sites of the optical components business of Corning. Employees have been informed of the restructuring initiatives and benefits available to them under applicable benefit plans. These benefits include involuntary separation and social programs.

      Impairment of Long-Lived Assets — Assets to be Disposed of by Sale or Abandonment. Corning evaluated for impairment the carrying value of the long-lived assets of its Erwin Park, New York and Milan, Italy facilities impacted by the restructuring actions. The carrying value of a long-lived asset is considered impaired when the anticipated separately identifiable undiscounted cash flows from that asset are less than the carrying value of the asset. The impairment charges were determined based on the amount by which the carrying value exceeded the fair market value of the asset. Corning recorded charges of $58.0 million in 2002 to impair equipment related to the manufacturing sites and product lines of the optical components business of Corning. The charge was offset by an $8.6 million adjustment to assumed salvage values on asset disposals related to the 2001 restructuring actions.

      A significant portion of the assets impaired were recently acquired or built in connection with capacity expansions in anticipation of future demand.

      Impairment of Long-Lived Assets — Assets Held for Use. Certain competitors indicated that they will exit the business and others announced decisions to consolidate or restructure. As short term projections reflect continued operating and cash losses and the long-term expectations are uncertain, it was determined that the long-lived assets of this business (property, plant and equipment and patents) should be evaluated for impairment.

      The impairment evaluation required management to develop operating cash flow projections for each strategic alternative and to make assessments as to the probability of each outcome. It was determined that the long-lived assets of this business were not recoverable through future cash flows. The assets were written down to their estimated salvage value, as this amount is the best reflection of fair value. The amount relating to the assets to be acquired by Avanex was $112.1 million, which was reflected in the line item “impairment of long-lived assets” in the statements of net revenues and direct operating expenses. The charge included $39.8 million related to patents. The estimate of salvage value is an area of management judgment. See “Critical Accounting Policies and Estimates” on page 109 for related discussion. The remaining long-term assets of this business are valued at approximately $5 million and are classified as “held for use.”

2001 Restructuring Actions

      In response to the significantly deteriorating business conditions within the optical components business, Corning recorded a total of $156.6 million in pre-tax charges over the second, third and fourth quarters of 2001 related to the manufacturing sites and product lines of the optical components of Corning.

      The following table illustrates the charges for the year ended December 31, 2001 (in millions):

Restructuring charges:
Employee related costs	$11.6
Other charges	13.6

Total restructuring charges	25.2
Impairment of long-lived assets:
Assets to be disposed of by sale or abandonment	50.8
Assets held for use	80.6

Total impairment of long-lived assets	131.4
Total restructuring and impairment charges	$156.6

      Restructuring Charges. The 2001 restructuring charges of $25.2 million included $11.6 million of employee separation costs and $13.6 million in other exit costs (principally lease termination and contract cancellation payments). The charge entailed the elimination of 230 hourly and salaried positions within the manufacturing sites to be acquired by Avanex. Employees had been informed of the restructuring initiatives and benefits available to them under applicable benefit plans. These benefits include involuntary separation and social programs.

      Impairment of Long-Lived Assets — Assets to be Disposed of by Sale or Abandonment. Corning has evaluated for impairment the carrying value of the long-lived assets at the sites that were impacted by the restructuring actions. The carrying value of a long lived asset is considered impaired when the anticipated separately identifiable undiscounted cash flows from that asset are less than the carrying value of the asset. The impairment charges were determined based on the amount by which the carrying value exceeded the fair market value of the asset. Corning recorded $50.8 million in 2001 to impair equipment related to the optical components business manufacturing sites and product lines.

      Impairment of Long-Lived Assets — Assets Held for Use. During the first half of 2001, Corning experienced a significant decrease in the rate of growth of its optical components business due to a dramatic decline in infrastructure spending in the telecommunications industry. During the second quarter, major customers in the optical components business reduced their order forecasts and canceled orders already placed. As a result, management determined that the growth prospects of this business were significantly less than previously expected and those of historical periods.

      Corning reviews the recoverability of its long-lived assets, including intangible assets other than goodwill, when events or changes in circumstances occur that indicate the carrying value of the asset may not be recoverable. As a result of the business conditions noted above, Corning concluded such an assessment was required for its optical components business in the second quarter of 2001. Corning assesses recoverability of the carrying value based upon cumulative expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations.

      As a result of this test, Corning determined that the long-lived assets, including certain intangibles related to the acquisition of the Pirelli optical components and devices business in December 2000 (referred to herein as the Pirelli transaction), were not recoverable under Statement of Financial Accounting Standards (SFAS) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” which was the governing U.S. generally accepted accounting principle (GAAP) guidance at that time. The impairment assessment was performed at the lowest level in which discrete cash flows were available for these divisions within the optical components business. Corning’s policy is to write-down long-lived assets to fair value in such circumstances.

      Management estimated fair value using several techniques. While each method generated comparable fair values, management adjusted the assets to estimates based on average multiples of forecasted revenues and earnings of comparable publicly traded companies with operations in the optical component market segment.

      In the second quarter of 2001, Corning recorded pre-tax charges of $80.6 million to impair intangible assets relating to the optical components business of Corning.

New Accounting Standards

      In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Among other provisions, all future business combinations will be accounted for using the purchase method of accounting and the use of the pooling-of-interests method is prohibited for transactions initiated after June 30, 2001. In addition, goodwill will no longer be amortized but will be subject to impairment tests at least annually. SFAS No. 142 was effective for Corning on January 1, 2002. Corning acquired its Milan, Italy operation in December 2000 and accounted for the transaction as a purchase, recording goodwill. The optical components business financial statements do not include an allocation of the goodwill amortization recorded by Corning in 2000 as this asset will not be acquired by Avanex.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 was effective for Corning on January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on the optical components business assets and related operations.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This standard supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The standard retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used. Corning adopted SFAS No. 144 on January 1, 2002. Since such date, Corning has followed this standard to measure impairments of long-lived assets with respect to the optical components business assets and related operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This standard nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This standard requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of an entity’s commitment to an exit plan. SFAS No. 146 was effective for Corning on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on the optical components business assets and related operations.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which expands previously issued accounting guidance and disclosure requirements for certain guarantees. The Interpretation requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability has been applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this Interpretation did not have a material impact on the optical components business assets and related operations.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which requires all VIEs to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE. In addition, the interpretation expands disclosure requirements for both VIEs that are consolidated as well as VIEs from which the entity is the holder of a significant amount of the beneficial interests, but not the majority. The disclosure requirements of this interpretation are effective for all financial statements issued after January 31, 2003. The adoption of this interpretation is not expected to have a material impact on the optical components business assets and related operations.

Critical Accounting Policies And Estimates

      The preparation of the statements of assets acquired and liabilities assumed and related statements of revenues and direct expenses requires management to make estimates and assumptions that affect amounts reported therein. The estimates that required management’s most difficult, subjective or complex judgments are described below.

      Impairment of assets held for use. SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires management to assess the recoverability of the carrying value of long-lived assets when an event of impairment has occurred. Management must exercise judgment in assessing whether an event of impairment has occurred. Corning concluded events of impairment had occurred in the optical components business in the fourth quarter of 2002. The amount of the charge relating to the assets to be acquired by Avanex was $161.5 million. In connection with the recording of this charge, behavior of external parties, including customers and competitors, was considered in the determination that an assessment for impairment was required. Management must also exercise judgment in the determination of expected future cash flows against which to compare the carrying value of the asset group being evaluated. In both measurements, the carrying value far exceeded the expected cash flows. Management then exercised judgment in determining the fair value of the assets from which the impairment charge was measured. For the optical components business, management based the fair value of its long-lived assets on the actual results of recent asset auctions of similar equipment. Management has reduced the useful lives of the fixed assets of this business as a result of this assessment.

      Restructuring charges and impairments resulting from restructuring actions. During 2001 and 2002, Corning recorded write-downs of the optical components business’s property, plant and equipment. Assets impaired were primarily equipment, construction in progress and buildings. Some of the equipment is to be sold and some abandoned. Corning used information available from recent auctions of telecommunications equipment to estimate salvage value when measuring impairment. The estimated salvage values are very low, primarily due to the currently depressed market for telecommunications related equipment. The salvage values of property impaired were also estimated to be minimal as certain facilities will be abandoned and not sold. It is possible that actual results will differ from assumptions.

Net Revenues and Direct Operating Expenses

	Quarters Ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000

Net revenues	$9,705	$22,014	$66,865	$254,296	$736,019
Cost of revenues	1,924	28,389	76,292	472,754	517,652

Gross profit (loss)	7,781	(6,375)	(9,427)	(218,458)	218,367
Direct operating expenses:
Research, development and engineering	4,916	6,989	29,247	77,009	59,686
Sales and marketing	1,957	1,984	5,056	15,342	14,617
General and administrative	3,841	4,952	17,684	24,864	24,833
Acquired in-process research and development	—	—	—	—	235,000
Amortization of patents	—	824	3,401	6,313	529
Impairment of long-lived assets	—	—	161,486	131,418	—
Restructuring charges	—	—	8,761	25,156	—
Other expense (income), net	121	8	336	(278)	—

Total direct operating expenses	10,835	14,757	225,971	279,824	334,665

Direct expenses in excess of net revenues	$(3,054)	$(21,132)	$(235,398)	$(498,282)	$(116,298)

Comparison of Three Months Ended March 31, 2003 and 2002

      Net Revenue. Net revenue for the first quarter of 2003 was $9.7 million, a decrease of 56%, compared to net revenue of $22.0 million for the first quarter of 2002. In the first quarter of 2003, two customers each accounted for greater than 10% of net revenue and combined accounted for 54% of net revenue. In comparison, in the first quarter of 2002, four customers each accounted for greater than 10% of net revenue in the first quarter of 2002 and combined accounted for 57% of net revenue. This decrease in net revenue was primarily due to the substantial decrease of shipments to customers, reflecting the continued reduction in capital spending by telecommunication carriers.

      Net revenues by product line for the three months ended March 31, 2003 and 2002 were as follows:

Amplifiers and other components: Net revenues of amplifiers were $6.2 million in 2003, a decrease of 59% from net revenues of $15.1 million in 2002.

Dispersion compensation modules: Net revenues of dispersion compensation modules were $2.4 million in 2003, a decrease of 59% from net revenues of $5.9 million in 2002.

Modulators: Net revenues of modulators were $1.1 million in 2003, a 10% increase from net revenues of $1.0 million in 2002.

      Cost of Revenue. Cost of revenue was $1.9 million for the first quarter of 2003, a decrease of 93%, compared to cost of revenue of $28.4 million for the first quarter of 2002. The decrease in cost of revenue was primarily due to decreased volume and one time adjustments of $8.7 million in 2002 coupled with cost savings related to headcount reductions. The one time adjustments included a $6.0 million amplifier warranty reserve adjustment and a $2.7 million adjustment resulting from the renegotiation of a lease agreement.

      As a percentage of net revenue, gross profit increased to 80% for the first quarter of 2003 from negative 29% for the first quarter of 2002. The increase in gross profit percentage was primarily due to the above-referenced amplifier warranty reserve adjustment of $6.0 million, a lease agreement renegotiation of $2.7 million in 2002 and cost savings related to headcount reductions. In addition, gross profit was favorably impacted by $3.2 million as the result of the sale of previously written-off inventory.

      Research, Development and Engineering. Research, development and engineering expenses totaled $4.9 million for the first quarter of 2003, which represented a decline of 30% from $7.0 million for the first quarter of 2002. The decrease in research, development and engineering expenses was primarily due to cost savings related to headcount reductions. As a percentage of net revenue, research, development and engineering expenses increased 19 points from the first quarter of 2002.

      Sales and Marketing. Sales and marketing expenses were $2.0 million for each of the first quarter of 2003 and 2002. As a percentage of net revenue, sales and marketing expense increased 11 points from the first quarter of 2002.

      General and Administrative. General and administrative expenses totaled $3.8 million for the first quarter of 2003, a 24% decrease compared to $5.0 million for the first quarter of 2002. The decrease in general and administrative expenses was primarily due to cost savings related to headcount reductions. As a percentage of net revenue, general and administrative expenses increased 17 points from the first quarter of 2002.

      Amortization of Patents. Amortization of patents decreased to $0 million for the first quarter of 2003 from $0.8 million for the first quarter of 2002. The decrease is attributable to the impairment write-down of these patents in the fourth quarter of 2002.

Comparison of Years Ended December 31, 2002 and 2001

      Net Revenue. Net revenue for 2002 was $66.9 million, a decrease of 74% compared to net revenue of $254.3 million for 2001. In 2002, three customers each accounted for greater than 10% of net revenue and combined accounted for 56% of net revenue, compared to four customers each accounting for greater than 10% of net revenue and combined accounted for 64% of net revenue in 2001. This decrease in net revenue was primarily due to the substantial decrease of shipments to customers, reflecting reduced capital spending by telecommunication carriers. Net revenue for 2002 reflected the favorable resolution of an open issue from the second quarter of 2001 with a major customer, resulting in the recognition of $13.7 million of revenue. This revenue was recognized in part on shipments of $9.6 million of inventory previously reserved in 2001.

      Net revenues by product line were as follows:

Amplifiers and other components: Net revenues of amplifiers were $48.1 million in 2002, a decrease of 75% from net revenues of $190.6 million in 2001.

Dispersion compensation modules: Net revenues of dispersion compensation modules were $12.5 million in 2002, a decrease of 76% from net revenues of $52.4 million in 2001.

Modulators: Net revenues of modulators were $6.3 million in 2002, a decrease of 44% from net revenues of $11.3 million in 2001.

      Cost of Revenue. Cost of revenue was $76.3 million for 2002, a decrease of 84% compared to cost of revenue of $472.8 million for 2001. The decrease in cost of revenue was primarily due to the decrease in volume. Also, the 2001 amount reflected significant inventory charges. During the second quarter of 2001, major customers in the optical components business reduced their order forecasts and canceled orders already placed. As a result, management determined that certain products were not likely to be sold in their product life cycle. As such, Corning recorded a charge to write-down excess and obsolete inventory, including estimated purchase commitments, of $167 million in cost of revenue in the second quarter of 2001. Corning recorded an additional charge of $33 million in the fourth quarter of 2001 as a result of lower revenue forecasts for 2002. In addition, cost of revenue in 2001 increased as the result of an increase in amplifier product warranty reserve of $25.6 million related to agreed upon product repairs of specific amplifiers for two customers.

      During the second quarter of 2002, an open matter with a significant vendor was settled resulting in the reversal of a vendor reserve of $20 million that was recorded in the second quarter of 2001. However, this reversal was offset by additional inventory write-offs of $25.0 million recorded in 2002.

      As a percentage of net revenue, gross profit increased to a negative 14% for 2002 from negative 86% for 2001. The increase in gross profit percentage was primarily due to significant inventory charges and increased amplifier product warranty reserves in 2001 coupled with cost savings in 2002 related to headcount reductions. Pursuant to the resolution of an open issue from the second quarter of 2001 with a major customer, 2002 gross profit was positively impacted by the sale of $9.6 million of previously written-off inventory. In addition, 2002 gross profit was favorably impacted by the sale of $3.5 million of previously written-off inventory.

     Research, Development and Engineering. Research, development and engineering expenses totaled $29.2 million for 2002, which represented a decline of 62% from $77.0 million for 2001. The decrease in research, development and engineering expenses was primarily due to cost savings in 2002 related to headcount reductions. As a percentage of net revenue, research, development and engineering expenses increased 13 points from 2001.

     Sales and Marketing. Sales and marketing expenses were $5.1 million for 2002, a 67% decrease compared to $15.3 million for 2001. The decrease in sales and marketing expenses was primarily due to cost savings associated with headcount reductions. As a percentage of net revenue, sales and marketing expenses increased 2 points from 2001.

     General and Administrative. General and administrative expenses totaled $17.7 million for 2002, a 29% decrease compared to $24.9 million for 2001. The decrease in general and administrative expenses was primarily due to cost savings related to headcount reductions. As a percentage of net revenue, general and administrative expenses increased 17 points from 2001.

     Amortization of Patents. Amortization of patents decreased to $3.4 million for 2002 from $6.3 million for 2001. The decrease was attributed to a partial impairment write-down of these patents in the second quarter of 2001. The remaining balance was written off in the fourth quarter of 2002. This expense is related to the amortization of patents acquired in connection with the Pirelli transaction that are specifically included in the Corning Asset Purchase.

Comparison of Years Ended December 31, 2001 and 2000

     Net Revenue. Net revenue for 2001 was $254.3 million, a decrease of 65% compared to $736.0 million for 2000. Four customers each accounted for at least 10% of net revenue for an aggregate of approximately 64% in 2001, compared to two customers each accounting for at least 10% of net revenue and combined accounted for approximately 88% of revenues in 2000. The decrease in net revenues was primarily due to the substantial decrease of shipments to customers, reflecting reduced capital spending by telecommunication carriers.

      Net revenues by product line were as follows:

Amplifiers and other components: Net revenues of amplifiers were $190.6 million in 2001, a decrease of 71% from net revenues of $667.4 million in 2000.

Dispersion compensation modules: Net revenues of dispersion compensation modules were $52.4 million in 2001, a decrease of 24% from net revenues of $68.6 million in 2000.

Modulators: Net revenues of modulators were $11.3 million in 2001, which resulted from the Pirelli transaction.

      Cost of Revenue. Cost of revenue totaled $472.8 million in 2001, a decrease of 9% compared to cost of revenue of $517.7 million in 2000. The decrease in cost of revenue was primarily due to the decrease in volume. Also, the 2001 amount reflected significant inventory charges. During the second quarter of 2001, major customers in the optical components business reduced their order forecasts and canceled orders already placed. As a result, management determined that certain products were not likely to be sold in their product life cycle. As such, Corning recorded a charge to write-down excess and obsolete inventory, including estimated purchase commitments, of $167 million in cost of revenue in the second quarter of 2001. Corning recorded an additional charge of $33 million in the fourth quarter of 2001 as a result of lower revenue forecasts for 2002. In addition, cost of revenue in 2001 increased as the result of an increase in amplifier product warranty reserve of $25.6 million related to agreed upon product repairs of specific amplifiers for two customers.

      As a percentage, gross profit decreased on a year-over-year basis, from a gross profit of 30% in 2000 to a negative gross profit of 86% in 2001. The decrease in gross profit percentage was primarily the result of the above-referenced significant inventory charges and the increased amplifier product warranty reserves in 2001 coupled with decreased revenues.

      Research, Development and Engineering. Research, development and engineering expenses totaled $77.0 million in 2001, which represented an increase of 29% from $59.7 million in 2000. The absolute dollar increase in research, development and engineering expenses from year-to-year was primarily attributable to the Pirelli transaction and increases in the number of research and development personnel and related costs of development projects. As a percentage of net revenue, research, development and engineering expenses increased 22 points from 2000.

      Sales and Marketing. Sales and marketing expenses were $15.3 million for 2001, a 5% increase compared to $14.6 million for 2000. The increase in sales and marketing expenses in 2001, as compared to 2000, was primarily the result of the Pirelli transaction. As a percentage of net revenue, sales and marketing expenses increased 4 points from 2000.

      General and Administrative. General and administrative expenses totaled $24.9 million for 2001, relatively unchanged compared to $24.8 million for 2000. As a percentage of net revenue, general and administrative expense increased 6 points from 2001.

      Amortization of Patents. Amortization of patents was $6.3 million for 2001 compared to $0.5 million in 2000. This expense related to the amortization of patents acquired in connection with the Pirelli transaction. The patents are being amortized over their estimated useful life of 13 years.

In-Process Research And Development

      Corning completed a number of purchase acquisitions relating to its photonic technologies business in 2000. As part of analyzing each of these acquisitions, Corning made a decision to buy technology that had not yet been commercialized rather than develop the technology internally. Corning based this decision on a number of factors, including the amount of time it would take to bring the technology to market. Corning also considered its internal research resource allocation and its progress on comparable technology, if any.

      In connection with the acquisitions accounted for under the purchase method, management is responsible for estimating the fair value of the assets and liabilities acquired. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities and expenses resulting from such acquisitions.

      Amounts allocated to purchased in-process research and development (IPRD) were established through recognized valuation techniques in the high technology communications industry. Certain projects were acquired for which technological feasibility had not been established at the date of acquisition and for which no alternative future uses existed. In accordance with SFAS No. 2, “Accounting for Research and Development Costs,” as interpreted by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method,” amounts assigned to IPRD meeting the above criteria must be charged to expense at the date of consummation of the purchase.

      The value allocated to projects for which a charge was recorded was determined by the traditional income approach, which discounts expected future debt-free income to present value. The discount rates used were specific to each project and were derived from a cost of capital for each specific acquisition target, adjusted upward for the stage of completion of each project.

      Expected future debt-free income was derived with the following considerations:

•	revenues were estimated based on relevant market size, growth trends in the industry and individual product sales cycles,

•	estimated operating expenses included cost of goods sold, selling, general and administrative expenses, and research and development expenses to maintain the products once they have been introduced,

•	estimated tax expenses were specific to each acquired entity and its tax profile, and

•	for certain projects, as appropriate, a return on core technology was deducted based upon market standards for licensed existing technology and a return on assets was deducted based upon industry comparisons.

      The nature of the efforts to develop the acquired technology into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the product can meet market expectations. Corning expected that products incorporating the acquired technology from these projects would be completed and would begin to generate cash flows over the five years following integration.

      The timing and success of development of the technologies not abandoned remains a risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competition in the marketplace.

      The IPRD activities relating to the optical components business assets are limited specifically to the lithium niobate modulators programs related to the Pirelli transaction. Lithium niobate modulators are ideally suited for use in high-speed, long-haul optical communications networks. The technology has been chosen by a majority of long-haul equipment suppliers because it has the best combination of optical, electronic and reliability performance. Five of the lithium niobate research projects qualified as IPRD projects and the completion percentages of these five projects ranged from 10% to 90%.

      Projected debt-free income was initially discounted using a rate of 17% to reflect the weighted-average cost of capital (entity risk) for this entity. The product was also discounted to account for the research project’s stage of development. Corning recorded a non-tax deductible IPRD charge of $235 million in the fourth quarter of 2000.

      Quarterly Results of Operations. The following table set forth, for the periods indicated, selected unaudited historical quarterly financial data for the optical components business of Corning. The selected unaudited historical financial data for the three months ended March 31, 2003 and 2002 is derived from the unaudited statements of net revenues and direct operating expenses included elsewhere herein. The unaudited historical quarterly financial data set forth below, in the opinion of Corning management, includes all adjustments (consisting only of normal recurring adjustments) that Corning considers to be a fair statement of the optical components business net revenues and direct operating expenses for the periods presented. The net revenues and direct operating expenses for the quarter ended March 31, 2003 are not necessarily indicative of the results which may be expected for the year ended December 31, 2003 or any future period.

	Three Months Ended

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2003	2002	2002	2002	2002	2001	2001	2001	2001

	(In thousands)
Net revenues	$9,705	$9,823	$8,080	$26,948	$22,014	$28,822	$48,637	$59,625	$117,212
Cost of revenues	1,924	10,084	16,331	21,488	28,389	84,411	52,262	228,943	107,138
Operating expenses:
Research, development and engineering	4,916	5,398	7,682	9,178	6,989	11,602	15,154	29,239	21,014
Sales and marketing	1,957	(1,304)	2,157	2,219	1,984	2,497	4,785	3,890	4,170
General and administrative	3,841	3,583	3,441	5,708	4,952	3,789	10,837	4,780	5,458
Amortization of patents	—	872	867	838	824	832	821	2,196	2,464
Impairment of long-lived assets	—	151,795	(4,609)	14,300	—	(5,920)	56,771	80,567	—
Restructuring charges	—	5,474	1,548	1,739	—	15,527	8,812	817	—
Other expense (income), net	121	13	(16)	331	8	(134)	362	(617)	111

Direct expenses in excess of net revenues	$(3,054)	$(166,092)	$(19,321)	$(28,853)	$(21,132)	$(83,782)	$(101,167)	$(290,190)	$(23,143)

	Three Months Ended

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2003	2002	2002	2002	2002	2001	2001	2001	2001

	(As a percentage of revenues)
Net revenues	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenues	20%	103%	202%	80%	129%	293%	107%	384%	91%
Operating expenses:
Research, development and engineering	51%	55%	95%	34%	32%	40%	31%	49%	18%
Sales and marketing	20%	(13)%	27%	8%	9%	9%	10%	7%	4%
General and administrative	40%	36%	43%	21%	22%	13%	22%	8%	5%
Amortization of patents	0%	9%	11%	3%	4%	3%	2%	4%	2%
Impairment of long-lived assets	0%	1,545%	(57)%	53%	0%	(21)%	117%	135%	0%
Restructuring charges	0%	56%	19%	6%	0%	54%	18%	1%	0%
Other expense (income), net	1%	0%	0%	1%	0%	0%	1%	(1)%	0%

Direct expenses in excess of net revenues	(31)%	(1,691)%	(239)%	(107)%	(96)%	(291)%	(208)%	(487)%	(20)%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

INTRODUCTION TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma condensed combined statements of operations for the year ended June 30, 2002 and the nine months ended March 31, 2003 and the unaudited pro forma condensed combined balance sheet as of March 31, 2003 are based on the historical financial statements of Avanex, Alcatel’s Optronics division and the optical components business of Corning, after giving effect to the transactions as purchases of Alcatel’s Optronics division and the optical components business of Corning by Avanex using the purchase method of accounting, as required under the rules of the Securities and Exchange Commission, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

      The unaudited pro forma condensed combined statements of operations are presented as if the transactions had occurred on July 1, 2001. Avanex has a fiscal year ended June 30 while both Alcatel’s Optronics division and the optical components business of Corning have a fiscal year ended December 31. Accordingly, the unaudited pro forma combined statement of operations for the year ended June 30, 2002 combines Avanex’s fiscal year then ended and Alcatel’s Optronics division and the optical components business of Corning for the 12 months ended June 30, 2002. The unaudited pro forma combined condensed statement of operations for the nine months ended March 31, 2003 combines Avanex’s, Alcatel’s Optronics division and the optical components business of Corning historical operating results for the nine months then ended.

      The unaudited pro forma combined condensed balance sheet is presented to give effect to the acquisition of Alcatel’s Optronics division and the optical components business of Corning as if they occurred on March 31, 2003 and combines Avanex’s, Alcatel’s Optronics division and the optical components business of Corning balance sheets as of that date.

      Under the purchase method of accounting, the total estimated purchase price, calculated as described in Notes 2 and 3 to this unaudited pro forma condensed combined financial information, is allocated to the net tangible and intangible assets of Alcatel’s Optronics division and the optical components business of Corning acquired in connection with the transactions, based on their fair values as of the completion of the transactions. Independent valuation specialists are currently conducting an independent valuation in order to assist management of Avanex in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in this unaudited pro forma condensed combined financial information. A final determination of these fair values, which cannot be made prior to the completion of the transactions, will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Alcatel’s Optronics division and the optical components business of Corning that exist as of the date of completion of the transactions.

      Based on preliminary analysis, Avanex expects to incur, upon completion of the transactions or in subsequent quarters, costs of $76 million for severance related to Alcatel’s Optronics division and the optical components business of Corning employees, costs of vacating some leased facilities of Alcatel’s Optronics division and other costs associated with restructuring activities of Alcatel’s Optronics division and the optical components business of Corning. Pro forma adjustments have been included in the unaudited pro forma condensed combined balance sheet for those costs. Avanex estimates that the $76 million of costs, in total, will result in cash expenditures of $73 million with the remainder being non-cash charges. These estimates are preliminary and subject to change based on Avanex’s finalization of its restructuring and integration plans. The unaudited pro forma condensed combined financial information does not include any adjustments for the anticipated benefits from cost savings or synergies of Avanex, Alcatel’s Optronics division and the optical components business of Corning as a combined company.

      These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the transactions may differ materially from the information presented in this unaudited pro forma condensed combined financial information. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the transactions and other changes in Alcatel’s Optronics division and the optical components business of Corning net tangible and intangible assets that occur prior to completion of the transactions could cause material differences in the information presented.

      This unaudited pro forma condensed combined financial information should be read in conjunction with the separate historical financial statements and accompanying notes of Alcatel’s Optronics division and the optical components business of Corning included elsewhere in this proxy statement and the separate historical consolidated financial statements and accompanying notes of Avanex incorporated by reference in this proxy. The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of Avanex that would have been reported had the transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Avanex.

AVANEX CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2003

					Optical Components
		Alcatel’s Optronics Division			Business of Corning

	Avanex	Historical	Adjustments(1)		Historical	Adjustments(1)		Pro Forma

	(In thousands)
ASSETS
Current assets:
Cash, cash equivalents and short-term investment	$102,375	$8,393	$112,491	(d)	$—	$20,000	(d)	$243,259
Accounts receivable, net	1,892	7,412	—		—	—		9,304
Inventories	3,980	14,606	—		14,825	1,000	(e)	34,411
Other current assets	1,179	18,203	—		—	—		19,382
Due from related parties	—	—	6,104	(f)	—	14,353	(g)	20,457

Total current assets	109,426	48,614	118,595		14,825	35,353		326,813
Long-term investments	41,353	2,071	(2,071	)(h)	—	—		41,353
Property and equipment, net	7,535	88,726	(25,877	)(h)	4,890	—		26,441
			(48,833	)(i)
Intangibles, net	—	1,090	(1,090	)(j)	—	6,985	(j)	14,093
			7,108	(e)
Goodwill	—	43,273	(43,273	)(h)	—	—		—
Other assets	593	—	—		—	—		593
Due from related parties	—	—	6,104	(f)	—	—		6104

Total assets	$158,907	$183,774	$10,663		$19,715	$42,338		$415,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowing	$2,842	$310,432	$(310,432	)(h)	$—	$—		$2,842
Accounts payable	3,590	35,861	—		—	—		39,451
Current portion of restructuring accruals	6,380	10,246	59,754	(k)	—	6,000	(k)	82,380
Other accrued expenses	2,338	8,611	5,500	(l)	—	3,300	(l)	19,749
Warranty	3,304	4,033	—		14,353	—		21,690
Current portion of long-term obligations	4,469	—	—		—	—		4,469
Accrued compensation and related expenses	2,418	—	—		—	—		2,418

Total current liabilities	25,341	369,183	(245,178)		14,353	9,300		172,999
Other long-term obligations	3,265	5,232	2,600	(m)	—	—		11,097
Long-term borrowings		22,672	(22,672	)(h)	—	—		—
Restructuring accruals	27,972	—	—		—	—		27,972

Total liabilities	56,578	397,087	(265,250)		14,353	9,300		212,068
Stockholders’ equity:
Common stock and additional paid-in capital	483,915	497,040	(497,040	)(j)	—	38,400	(n)	584,915
			62,600	(n)
Deferred compensation	(1,185)	—	—		—	—		(1,185)
Excess of tangible assets to be purchased over liabilities to be assumed	—	—	—		5,362	(5,362	)(j)	—
Cumulative translation adjustment	—	(545)	545	(j)	—	—		—
Accumulated deficit	(380,401)	(709,808)	709,808	(j)	—	—		(380,401)

Total stockholders’ equity (deficit)	102,329	(213,313)	275,913		5,362	33,038		203,329

Total liabilities and stockholders’ equity	$158,907	$183,774	$10,663		$19,715	$42,338		$415,397

(1)	The letters refer to a description of the adjustment in Note 4.

See accompanying notes to unaudited pro forma condensed combined financial information.

AVANEX CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED MARCH 31, 2003

					Optical Components
		Alcatel’s Optronics Division			Business of Corning

	Avanex	Historical	Adjustments(1)		Historical	Adjustments(1)		Pro Forma

	(In thousands, except per share data)
Net revenue	$15,952	$31,475	$—		$27,608	$—		$75,035
Cost of revenue	24,005	89,026	(6,000	)(a)	28,339	1,000	(c)	136,370
Stock compensation	(207)	—	—		—	—		(207)

Gross profit (loss)	(7,846)	(57,551)	6,000		(731)	(1,000)		(61,128)

Operating expenses:
Research and development	13,104	27,400	—		17,996	—		58,500
Sales and marketing	4,673	5,602	—		2,810	—		13,085
General and administrative	7,196	32,290	—		10,865	—		50,351
Stock compensation (2)	(444)	—	—		—	—		(444)
Amortization of intangibles	200	102	(102	)(c)	1,739	(1,739	)(c)	2,886
			1,376	(b)		1,310	(b)
Reduction in long-lived assets	1,548	95,952	—		147,186	—		244,686
Restructuring charges	22,482	14,159	—		7,022	—		43,663
Other expense	4,126	2,343	—		—	—		6,469

Total operating expenses	52,885	177,848	1,274		187,618	(429)		419,196
Loss from operations	(60,731)	(235,399)	4,726		(188,349)	(571)		(480,324)
Interest and other income	3,342	611	—		—	—		3,953
Interest and other expense	(1,417)	(6,621)	—		(118)	—		(8,156)

Net loss before tax	(58,806)	(241,409)	4,726		(188,467)	(571)		(484,527)
Income tax	—	(17,418)	(1,548)		—	—		(18,966)

Net loss before cumulative effect of an accounting change	$(58,806)	$(258,827)	$3,178		$(188,467)	$(571)		$(503,493)

Basic and diluted net loss per common share	$(0.86)	(3)			(3)			$(4.07	)(3)

Weighted average number of shares used in computing basic and diluted net loss per common share	68,121	(3)			(3)			123,856	(3)

(1)	The letters refer to a description of the adjustment in Note 4.

(2)	Below is the allocation of stock compensation expense:

Research and development	$(384)	$(384)
Sales and marketing	(213)	(213)
General and administrative	153	153

	$(444)	$(444)

(3)	Refer to Note 5.

See accompanying notes to unaudited pro forma condensed combined financial information.

AVANEX CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED JUNE 30, 2002

					Optical Components
		Alcatel’s Optronics Division			Business of Corning

	Avanex	Historical	Adjustments(1)		Historical	Adjustments(1)		Pro Forma

	(In thousands, except per share data)
Net revenue	$33,686	$201,868	$—		$126,421	$—		$361,975
Cost of revenue	27,789	295,637	(8,000	)(a)	186,550	1,000	(c)	502,976
Stock compensation	166	—	—		—	—		166

Gross profit (loss)	5,731	(93,769)	8,000		(60,129)	(1,000)		(141,167)

Operating expenses:
Research and development	24,076	51,677	—		42,923	—		118,676
Sales and marketing	6,657	11,375	—		11,485	—		29,517
General and administrative	8,043	39,675	—		25,286	—		73,004
Stock compensation (2)	16,482	—	—		—	—		16,482
Acquired in-process research and development	5,445	11,553	—		—	—		16,998
Amortization of intangibles	10,502	126,548	(126,548	)(c)	3,315	(3,315	)(c)	14,083
			1,835	(b)		1,746	(b)
Reduction in long-lived assets	—	—	—		65,151	—		65,151
Restructuring charges	16,656	61,169	—		26,078	—		103,903
Other expense	—	9,762	—		—	—		9,762

Total operating expenses	87,861	311,759	(124,713)		174,238	(1,569)		447,576

Loss from operations	(82,130)	(405,528)	132,713		(234,367)	569		(588,743)
Interest and other income	7,258	8,419	—		—	—		15,677
Interest and other expense	(2,905)	(15,942)	—		(567)	—		(19,414)

Net loss before income taxes	(77,777)	(413,051)	132,713		(234,934)	569		(592,480)
Income tax recovery expense	—	36,272	(6,390)		—	—		29,882

Net loss	$(77,777)	$(376,779)	$126,323		$(234,934)	$569		$(562,598)

Basic and diluted net loss per common share	$(1.21)	(3)			(3)			$(4.81	)(3)

Weighted average number of shares used in computing basic and diluted net loss per common share	64,308	(3)			(3)			116,924	(3)

(1)	The letters refer to a description of the adjustment in Note 4.

(2)	Below is the allocation of stock compensation expense:

Research and development	$6,883	$6,883
Sales and marketing	88	88
General and administrative	9,511	9,511

	$16,482	$16,482

(3)	Refer to Note 5.

See accompanying notes to unaudited pro forma condensed combined financial information.

AVANEX

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

      On May 12, 2002, Avanex Alcatel and Corning entered into a Share Acquisition and Asset Purchase Agreement (the “Agreement”) pursuant to which Avanex will acquire:

•	From Alcatel, all of the outstanding capital stock of Alcatel Optronics France SA (“Alcatel’s Optronics division”) by exchanging shares of Avanex common stock equal to the product of (i) 0.28, multiplied by (ii) the quotient obtained by dividing (a) that number of shares of Avanex common stock outstanding immediately prior to closing by (b) 0.55 or, in the event the Corning transaction does not close, 0.72 (number of shares to issue = 28% × the number of shares of Avanex common stock outstanding immediately before closing / 0.55 (or, in the event the Corning transaction does not close, 0.72)). Based upon 69,203,979 shares of Avanex common stock outstanding at March 31, 2003, approximately 35 million shares of Avanex common stock would be issued to Alcatel with an estimated value of $63 million. The actual number of shares of Avanex common stock to be issued will be determined based on the actual number of shares of Avanex common stock outstanding at the closing of the transaction. The average market price of Avanex’s common stock of $1.79 was determined based as the closing price from May 8, 2003 to May 14, 2003, which includes two trading days prior and two trading days subsequent to the public announcement of the transaction; and,

•	From Corning, certain U.S. and Italian assets including specified inventory, long-lived assets and intellectual property (collectively “the optical components business of Corning”). Corning will sublease its Erwin Park, New York facility to Avanex and transfer Corning’s Milan, Italy lease agreement to Avanex. Avanex will also assume certain repair and warranty obligations. In addition, Avanex expects to intends to employ approximately 400 employees of the optical components business of Corning currently employed in the U.S. and Italy. The purchase price will be consummated by exchanging shares of Avanex common stock equal to the product of (i) 0.17, multiplied by (ii) the quotient obtained by dividing (a) that number of shares of Avanex common stock outstanding immediately prior to closing by (b) 0.55 or, in the event the Alcatel transaction does not close, 0.83 (number of shares to issue = 17% × the number of shares of Avanex common stock outstanding immediately before closing / 0.55 (or, in the event the Alcatel transaction does not close, 0.83)). Based upon 69,203,979 shares of Avanex common stock outstanding at March 31, 2003, approximately 21 million shares of Avanex common stock would be issued to Corning with an estimated value of $38 million. The actual number of shares of Avanex common stock to be issued will be determined based on the actual number of shares of Avanex common stock outstanding at the closing of the transaction. The average market price of Avanex’s common stock of $1.79 was determined based as the closing price from May 8, 2003 to May 14, 2003, which includes two trading days prior and two trading days subsequent to the public announcement of the transaction.

      The transactions are expected to close during the quarter ending September 30, 2003.

      The acquisition will be accounted for under the purchase method of accounting.

2. Acquisition of Alcatel’s Optronics Division

      The total estimated purchase price is as follows (in thousands):

Value of securities issued	$62,600
Estimated transaction costs and expenses	5,500

Total estimated purchase price	$68,100

AVANEX

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION — (Continued)

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Alcatel’s Optronics division net tangible and intangible assets based on their estimated fair values as of the date of the completion of the transaction. Based on the preliminary independent valuation, and subject to material changes upon receipt of the final valuation and other factors as described in the introduction to this unaudited pro forma condensed combined financial information, the preliminary purchase price allocation as of March 31, 2003 is as follows (in thousands):

		Estimated Useful
	Amount	Life in Years

Cash, cash equivalents and short term investments	$120,884
Accounts receivable	7,412
Inventories	14,606
Other current assets	18,203
Due from related party	12,208
Property and equipment	14,016
Accounts payable	(35,861)
Restructuring	(70,000)
Other accrued expenses	(8,611)
Warranty	(4,033)
Other long-term obligations	(7,832)

Tangible net assets	60,992
Intangible assets acquired — Core and developed technology	7,108	3-5 years

Total estimated purchase price	$68,100

      The acquired developed technology, which is comprised of products that are technologically feasible, primarily includes DWDM lasers, photodetectors, optical amplifiers, high-speed interface modules and passive optical devices. Core technology and patents represent a combination of Alcatel’s Optronics division processes, patents and trade secrets. This proprietary knowledge can be leveraged by Avanex to develop new technology and improved products and manufacturing processes. Avanex expects to amortize the developed technology on a straight-line basis over an estimated life of 3-5 years.

3. Acquisition of the Optical Components Business of Corning

      The total estimated purchase price is as follows (in thousands):

Value of securities issued	$38,400
Estimated transaction costs and expenses	3,300

Total estimated purchase price	$41,700

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to the optical components business of Corning net tangible and intangible assets based on their estimated fair values as of the date of the completion of the transaction. Based on the preliminary independent valuation, and subject to material changes upon receipt of the final valuation and other factors

AVANEX

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION — (Continued)

as described in the introduction to this unaudited pro forma condensed combined financial information, the preliminary purchase price allocation as of March 31, 2003 is as follows (in thousands):

		Estimated Useful
	Amount	Life in Years

Cash, cash equivalents and short term investments	$20,000
Due from related party	14,353
Inventories	15,825
Property and equipment	4,890
Restructuring accrual	(6,000)
Warranty	(14,353)

Tangible net assets	34,715
Intangible assets acquired — Core and developed technology	6,985	3-5 years

Total estimated purchase price	$41,700

      The acquired developed technology, which is comprised of products that are technologically feasible, primarily includes amplifiers, dispersion compensation modules and modulators. Core technology and patents represent a combination of the optical components business of Corning processes, patents and trade secrets. This proprietary knowledge can be leveraged by Avanex to develop new technology and improved products and manufacturing processes. Avanex expects to amortize the developed technology on a straight-line basis over an estimated life of 3-5 years.

4. Pro Forma Adjustments

      The accompanying unaudited pro forma condensed combined financial information reflects the following pro forma adjustments:

      Statement of Operations:

(a)	To record the difference between the depreciation on the preliminary estimate of fair value of property and equipment and the historical amounts;

(b)	To eliminate pre-acquisition amortization of intangibles and/or impairment charge;

(c)	To reflect amortization of the preliminary estimate of fair value of inventory and the core and developed technology assets.

      Balance Sheet:

(d)	To record required cash contribution designated to fund certain restructuring activities ($70 million), working capital deficiency ($2 million) and future operations ($60 million);

(e)	To record the preliminary estimate of fair value of inventories and intangible assets;

(f)	To record amount due from Alcatel (€1.4 million per quarter for eight consecutive calendar quarters) representing contractual reimbursements for probable purchases of products and/or transition services to be made by Avanex from Alcatel over a two year period subsequent to closing;

(g)	To record estimated reimbursement for warranty costs assumed;

(h)	To eliminate assets not acquired and liabilities not assumed in the transaction;

AVANEX

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION — (Continued)

(i)	To record the difference between the preliminary estimate of the fair value of property and equipment and the historical amounts;

(j)	To eliminate intangible assets, common stock and additional paid-in capital, excess of tangible assets to be acquired over liabilities to be assumed, cumulative translation adjustment and accumulated deficit;

(k)	To record the preliminary estimate of costs for severance related to employees, costs of vacating some leased facilities and other costs associated with restructuring activities.

Avanex estimates that the $76 million of costs, in total, will result in cash expenditures of $73 million with the remainder being non-cash charges. These estimates are preliminary and subject to change based on Avanex’s finalization of its restructuring and integration plans. Further, the unaudited pro forma condensed combined financial information does not include any adjustments for the anticipated benefits from cost savings or synergies of Avanex, Alcatel’s Optronics division and the optical components business of Corning operating as a combined company.

(l)	To record the preliminary estimate of transaction costs;

(m)	To record the unrecognized actuarial loss on the defined benefit pension plan; and

(n)	To record the preliminary estimate of the fair value of common stock issued.

5. Pro Forma Shares for Earnings Per Share

      The following table shows the calculation of shares used in computing the pro forma earnings per share in the unaudited pro forma condensed combined statements of operations for the nine month period ended March 31, 2003 and the year ended June 30, 2002 (in thousands):

	Nine Month
	Period Ended	Year Ended
	March 31, 2003	June 30, 2002

Avanex historical weighted average shares used in computing basic net income (loss) per share	68,121	64,308
Share of Avanex common stock to be issued to Alcatel in exchange for shares of Alcatel’s Optronics division	34,680	32,739
Share of Avanex common stock to be issued to Corning in exchange for acquisition of the optical components business of Corning	21,055	19,877

Pro forma weighted average shares used in computing basic net income (loss) per share	123,856	116,924

      No weighted average diluted shares were used in the calculation of pro forma earnings per share as the impact would have been antidilutive.

      There is no outstanding share capital in the financial statements of Alcatel’s Optronics division and the optical components business of Corning. Therefore, basic and diluted net income (loss) per share for these entities is not separately presented.

6. Income Taxes

      The pro forma combined provision for income taxes does not represent the amounts that would have resulted had Avanex, Alcatel’s Optronics division and the optical components business of Corning filed consolidated income tax returns during the periods presented.

PRINCIPAL STOCKHOLDERS OF AVANEX

      The following table sets forth certain information with respect to the beneficial ownership of Avanex common stock as of June 1, 2003, the latest date on which information was available prior to the date of mailing of this proxy statement, by (a) each person or entity who is known by Avanex to own more than 5% of its common stock, (b) each executive officer of Avanex, (c) each director of Avanex and (d) all executive officers and directors of Avanex as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Percentages for each person are based on 69,444,565 shares outstanding at June 1, 2003, plus the total number of outstanding options or warrants held by such person that are exercisable within 60 days of such date. Shares issuable upon exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

      The address for each listed director and executive officer is c/o Avanex, 40919 Encyclopedia Circle, Fremont, California 94538.

	Amount
	and
	Nature of	Percent of
	Beneficial	Outstanding
Name and Address of Beneficial Owner	Ownership	Shares

Walter Alessandrini(1)	4,701,148	6.77%
Giovanni Barbarossa(2)	539,508	*
Jamie Reloj(3)	196,091	*
Anthony Florence(4)	96,250	*
Paul Negus	—	—
Bruce Pollock	—	—
Todd Brooks(5)	85,749	*
Joel Smith(6)	78,700	*
Vinton Cerf(7)	69,792	*
Susan Wang	—	—
All directors and executive officers as a group (10 persons)(8)	5,767,238	8.19%

*	Represents less than one percent.

(1)	Represents 4,351,388 shares held by the Alessandrini Family Trust dtd 7/20/00, of which Mr. Alessandrini is a trustee and over which he shares voting and dispositive power; 116,586 shares held by the C.J. Alessandrini Trust dtd 11/22/99, of which Mr. Alessandrini is a trustee and over which he shares voting and dispositive power; 116,587 shares held by the E.F. Alessandrini Trust dtd 11/22/99, of which Mr. Alessandrini is a trustee and over which he shares voting and dispositive power and 116,587 shares held by the V. Alessandrini Trust dtd 11/22/99, of which Mr. Alessandrini is a trustee and over which he shares voting and dispositive power.

(2)	Represents 728 shares held by Mr. Barbarossa individually and 538,780 shares issuable pursuant to options exercisable within 60 days of June 1, 2003.

(3)	Represents 0 shares held by Mr. Reloj individually and 196,091 shares issuable pursuant to options exercisable within 60 days of June 1, 2003.

(4)	Represents 15,000 shares held by Mr. Florence individually and 81,250 shares issuable pursuant to options exercisable within 60 days of June 1, 2003.

(5)	Represents 58,249 shares held by Mr. Brooks individually and 27,500 shares issuable pursuant to options exercisable within 60 days of June 1, 2003.

(6)	Represents 50,000 shares held by Mr. Smith individually, 1,200 shares held by his spouse and 27,500 shares issuable pursuant to options exercisable within 60 days of June 1, 2003.

(7)	Represents 2,292 shares held by Mr. Cerf individually and 67,500 shares issuable pursuant to options exercisable within 60 days of June 1, 2003.

(8)	The number of shares includes 938,621 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2003.

WHERE YOU CAN FIND MORE INFORMATION

      This document incorporates other reports by reference that are not presented in or delivered with this document.

      Avanex files reports, proxy statements and other information with the Securities and Exchange Commission. Avanex stockholders may read and copy any reports, proxy statements or other information filed by Avanex at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Avanex. The address of the Securities and Exchange Commission website is http://www.sec.gov. Reports, proxy statements and other information regarding Avanex may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Securities and Exchange Commission allows Avanex to “incorporate by reference” information into this proxy statement, which means that Avanex can disclose important information to its stockholders by referring them to another document filed separately with the Securities and Exchange Commission. The documents incorporated by reference into this proxy statement contain important information that you should read about Avanex.

      The following documents, which have been filed by Avanex with the Securities and Exchange Commission, are incorporated by reference into this document:

•	Avanex’s annual report on Form 10-K for the year ended June 30, 2002, filed with the SEC on September 20, 2002;

•	all other reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since June 30, 2002, including (1) Avanex’s quarterly reports on Form 10-Q for the quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, and (2) Avanex’s current reports on Form 8-K filed with the SEC on August 21, 2002, November 20, 2002 and May 16, 2003; and

•	Avanex’s proxy statement for the 2002 annual meeting of stockholders, filed with the SEC on September 23, 2002.

      You may have previously received some of the documents incorporated by reference in this proxy statement, but you can obtain any of them through us, the Securities and Exchange Commission or the Securities and Exchange Commission’s Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538
Tel: (510) 897-4188
Attn: Investor Relations

      If you would like to request documents from us, please do so by July 18, 2003 in order to receive them before the special meeting.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

      You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the issuance of Avanex common stock in connection with the Optronics Share Acquisition and the issuance of Avanex common stock in connection with the Corning Asset Purchase. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 17, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than June 17, 2003, and neither the mailing of the proxy statement to Avanex stockholders nor the issuance of Avanex common stock in connection with the Optronics Share Acquisition and the Corning Asset Purchase shall create any implication to the contrary.

Information on Avanex’s Web Sites

      Information on any Avanex Internet web site or the web site of any subsidiary of Avanex is not part of this document and you should not rely on that information in deciding whether to approve the issuance of Avanex common stock in connection with either the Optronics Share Acquisition or the Corning Asset Purchase, unless that information is also in this document or in a document that is incorporated by reference in this document.

OTHER MATTERS

      The Avanex board of directors does not know of any other matters to be presented at the special meeting. If any additional matters are properly presented at the special meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

      It is important that your shares are represented at the meeting, regardless of the number of shares that you hold. We therefore urge you to execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed.

THE BOARD OF DIRECTORS

Walter Alessandrini
Todd Brooks
Vinton Cerf
Joel Smith
Susan Wang

Fremont, California

June 17, 2003

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Optronics Division Audited Combined Financial Statements as of December 31, 2002, 2001 and 2000 and for each of the years then ended
Report of Deloitte Touche Tohmatsu, Independent Auditors	F-3
Report of Barbier Frinault & Autres, Independent Public Accountants	F-4
Combined Financial Statements:
Income Statement	F-5
Balance Sheets	F-6
Cash Flows	F-8
Changes in Net Worth	F-9
Notes to Combined Financial Statements	F-10
Optronics Division Unaudited Interim Combined Financial Statements as of March 31, 2003, 2002 and December 31, 2002 and for the three month periods then ended
Income Statement	F-53
Balance Sheet	F-54
Cash Flows	F-55
Changes in Net Worth	F-56
Notes to Combined Financial Statements	F-57
Optical Components Business of Corning Unaudited Interim Financial Statements as of March 31, 2003 and for the three month periods ended March 31, 2003 and 2002 and Audited Financial Statements as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002
Report of PricewaterhouseCoopers LLP, Independent Accountants	F-60
Financial Statements:
Statements of Net Revenues and Direct Operating Expenses	F-61
Statements of Assets to be Acquired and Liabilities to be Assumed	F-62
Notes to Financial Statements	F-63

OPTRONICS DIVISION

AUDITED COMBINED FINANCIAL STATEMENTS

As of December 31, 2002, 2001 and 2000

and for each of the years then ended

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Alcatel:

      We have audited the combined balance sheet of the Optronics division of Alcatel (the “Optronics division”) at December 31, 2002 and the related combined statements of income, cash flows and changes in net worth for the year then ended, all expressed in euros. These combined financial statements are the responsibility of the Optronics division’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in France and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The Optronics division is an integrated business unit of Alcatel; consequently as indicated in note 1.1 to the combined financial statements, these combined financial statements have been prepared from the accounting records of Alcatel and reflect certain allocations for services performed for the Optronics division by Alcatel.

      In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Optronics division at December 31, 2002 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in France.

      Without qualifying the conclusion expressed above, we draw attention to the application of “Regulation 00-06 on liabilities” described in note 1.2 to the combined financial statements.

      Accounting principles used by the Optronics division in preparing the Optronics division combined financial statements conform with accounting principles generally accepted in France but vary in certain significant respects from accounting principles generally accepted in the United States of America. A description of the significant differences between accounting principles applied by the Optronics division and accounting principles generally accepted in the United States of America and the effect of those differences on combined net income for the year ended December 31, 2002 and combined net worth at December 31, 2002 are set forth in Notes 22 and 23 to the combined financial statements.

/s/ DELOITTE TOUCHE TOHMATSU

Neuilly sur Seine, France

February 4, 2003 (except for notes 22 and 23 for which the date is March 20, 2003)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANT (1)

To the Board of Directors of Alcatel

      We have audited the accompanying combined balance sheets of the Optronics division of Alcatel (the “Optronics division” — See Note 1.1 to the combined financial statements) as of December 31, 2001, 2000 and 1999, and the related combined statements of income, statements of cash flows and changes in net worth of the Optronics division for each of the three years in the period ended December 31, 2001, all expressed in euros. These financial statements are the responsibility of the Optronics division’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards in France and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The Optronics division is an integrated business unit of Alcatel; consequently as indicated in Note 1.1, these combined financial statements have been prepared from the accounting records of Alcatel and reflect certain allocations for services performed for the Optronics division by Alcatel.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Optronics division as of December 31,2001, 2000 and 1999 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with generally accepted accounting principles in France.

      Without calling into question the opinions expressed above, we wish to draw your attention on the changes in the method described in the Note 1.2(i) to the combined financial statements related to the change in evaluation and presentation of the provisions for the pension and retirement indemnities that occurred in 1999.

      Accounting practices used by the division in preparing the accompanying financial statements conform with generally accepted accounting principles in France, but do not conform with accounting principles generally accepted in the United States of America. A description of these differences and a reconciliation of combined net income and net worth of the Optronics division to U.S. generally accepted accounting principles is set forth in Notes 21 and 22 of the Notes to the combined financial statements.

/s/ CHRISTIAN CHIARASINI

BARBIER FRINAULT & AUTRES
Member Firm of Andersen Worldwide

Neuilly-sur-Seine, France

January 31, 2002

      (1) This report is a copy of the previously issued report. Barbier Finault & Autres has not reissued this report.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

COMBINED INCOME STATEMENTS

	Note	2002(a)	2002	2001	2000

	(In millions)
Net sales	(3)	$88.2	€84.1	€470.4	€432.3
Cost of sales		(185.9)	(177.3)	(428.0)	(276.8)

Gross profit (loss)		(97.7)	(93.2)	42.4	155.5
Administrative and selling expenses		(33.9)	(32.3)	(39.0)	(24.3)
Research & Development expenses		(48.1)	(45.9)	(62.0)	(36.1)

Income (loss) from operations	(4)	(179.7)	(171.4)	(58.6)	95.1
Financial income (loss)	(5)	(10.7)	(10.2)	(5.8)	(0.4)
Restructuring costs	(2)	(81.1)	(77.4)	(7.5)	—
Other revenue (expense)	(6)	(92.6)	(88.3)	(21.5)	0.1

Income (loss) before taxes andamortization of goodwill		(364.1)	(347.3)	(93.4)	94.8
Income tax	(7)	(18.6)	(17.7)	26.3	(32.9)
Amortization of goodwill		(56.4)	(53.8)	(77.2)	(2.9)
Purchased R&D		—	—	—	(21.5)

Net income (loss)		$(439.1)	€(418.8)	€(144.3)	€37.5

(a)	Translation of amounts from € to $ has been made merely for the convenience of the reader at the Noon buying Rate of € 1 = $1.0485 on December 31, 2002.

The accompanying notes are an integral part of these combined financial statements.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

COMBINED BALANCE SHEETS

ASSETS

	Note	2002(a)	2002	2001	2000

	(In millions)
Goodwill, net	(2)	$—	€—	€58.1	€132.4
Other intangible assets, net		1.7	1.6	12.1	22.7
Intangible assets, net		1.7	1.6	70.2	155.1
Property, plant and equipment	(8)	321.7	306.8	365.5	162.2
Less accumulated depreciation	(8)	(229.8)	(219.2)	(102.6)	(54.6)
Property, plant and equipment, net		91.9	87.6	262.9	107.6
Other investments		0.9	0.9	0.8	—
TOTAL FIXED ASSETS		94.5	90.1	333.9	262.7
Inventories and work-in-progress, net	(9)	17.2	16.4	60.4	131.0
Trade receivables and related accounts, net	(10)	8.4	8.0	71.5	91.7
Other accounts receivable	(11)	24.3	23.2	124.5	41.6

Accounts receivable, net		32.7	31.2	196.0	133.3
Cash Pooling — Alcatel current account (maturity not less than three months)		—	—	—	—
Cash Pooling — Alcatel current account (maturity less than three months)		19.4	18.5	16.0	46.7
Marketable securities, net value		—	—	1.9	2.1
Cash		2.0	1.9	3.0	0.4
Cash and cash equivalents		21.4	20.4	20.9	49.2

TOTAL CURRENT ASSETS		71.3	68.0	277.3	313.5

TOTAL ASSETS		$165.8	€158.1	€611.2	€576.2

(a)	Translation of amounts from € to $ has been made merely for the convenience of the reader at the Noon buying Rate of € 1 = $1.0485 on December 31, 2002.

The accompanying notes are an integral part of these combined financial statements.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

COMBINED BALANCE SHEETS

LIABILITIES AND NET WORTH OF THE OPTRONICS DIVISION

		2002(a)	2002	2001	2000

		After	After	After	After
	Note	Appropriation	Appropriation	Appropriation	Appropriation

		(In millions)
Funds allocated by Alcatel		$387.0	€369.1	€366.6	€332.9
Accumulated net profits (losses)		(590.4)	(563.1)	(144.3)	2.9
Cumulative translation adjustment		2.9	2.8	5.4	1.7

TOTAL NET WORTH OF THE OPTRONICS DIVISION		(200.5)	(191.2)	227.7	337.5
Accrued pension and retirement obligations	(12)	2.5	2.4	2.6	2.1
Other reserves	(13)	24.7	23.5	37.3	19.0

TOTAL RESERVES FOR LIABILITIES AND CHARGES		27.2	25.9	39.9	21.1
Cash pooling — Alcatel current account		267.0	254.6	159.5	17.1
Other borrowings		25.8	24.6	45.4	19.0
TOTAL FINANCIAL DEBT	(14)	292.8	279.2	204.9	36.1
Advances from customers	(15)	0.1	0.1	0.2	0.1
Trade payables and related accounts		29.5	28.1	97.8	119.3
Other payables	(16)	16.7	16.0	40.7	62.1

TOTAL OTHER LIABILITIES		46.3	44.2	138.7	181.5

TOTAL LIABILITIES AND NET WORTH OF THE OPTRONICS DIVISION		$165.8	€158.1	€611.2	€576.2

(a)	Translation of amounts from € to $ has been made merely for the convenience of the reader at the Noon buying Rate of € 1 = $1.0485 on December 31, 2002.

The accompanying notes are an integral part of these combined financial statements.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

COMBINED STATEMENTS OF CASH FLOWS

	2002(a)	2002	2001	2000

	(In millions)
Cash flows from operating activities
Net income (loss)	$(439.1)	€(418.8)	€(144.3)	€37.5
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization, net*	250.4	238.8	127.8	42.3
Changes in reserves for pension obligations, net	(0.2)	(0.2)	0.5	0.4
Changes in other reserves, net	(67.4)	(64.3)	116.6	7.8
Net (gain) loss on disposal of non-current assets	9.1	8.7	5.2	—
Other		—	—	—

Net cash provided (used) by operating activities before change in working capital	(247.2)	(235.8)	105.8	88.0
Net change in current assets and liabilities:
Decrease (increase) in accounts receivable	164.6	157.0	(35.9)	(78.1)
Decrease (increase) in inventories	99.5	94.9	(22.4)	(88.5)
Increase (decrease) in accounts payable and accrued expenses	(88.6)	(84.5)	(74.4)	114.2

Net cash provided (used) by operating activities	(71.7)	(68.4)	(26.9)	35.6
Cash flows from investing activities
Proceeds from disposal of fixed assets	12.9	12.3	0.3	—
Capital expenditures	(22.2)	(21.1)	(136.6)	(72.3)
Cash expenditure for the acquisition of consolidated companies, net of cash acquired, and for acquisition of unconsolidated companies	(0.1)	(0.1)	(104.7)	(184.5)
Cash proceeds from sales of previously consolidated companies, net of cash sold	1.7	1.6	—	—
Decrease (increase) in Alcatel current account (maturity more than three months)	—	—	—	6.1

Net cash provided (used) by investing activities	(7.7)	(7.3)	(241.0)	(250.7)

Net cash flows after investing activities	(79.4)	(75.7)	(267.9)	(215.1)
Cash flows from financing activities
Increase (decrease) in short-term debt	104.4	99.6	142.3	17.4
Increase (decrease) in long-term debt	(7.4)	(7.0)	0.8	0.8
Principal payment under capital lease obligation	(18.1)	(17.3)	(1.9)	(1.3)
Proceeds from issuance of Alcatel Optronics shares	—	—	106.3	245.0
Funds allocated by Alcatel	3.5	3.3	—	9.6
Dividends paid by Alcatel Optronics	(3.0)	(2.9)	(9.5)	(11.5)

Net cash provided (used) by financing activities	79.4	75.7	238.0	260.0
Net effect of exchange rate changes	(0.5)	(0.5)	1.6	—
Net increase (decrease) in cash and cash equivalents	(0.5)	(0.5)	(28.3)	44.9
Cash and cash equivalents at beginning of year	21.9	20.9	49.2	4.3
Cash and cash equivalents at end of year	$21.4	€20.4	€20.9	€49.2

Income taxes paid amounted to € 0.3 million in 2002, € 14.0 million in 2001 and € 16.2 million in 2000. Interests paid amounted to € 8.5 million in 2002; € 8.4 million in 2001 and € 1.3 million in 2000.

*	Of which € 21.5 million of purchased R&D related to the acquisition of Innovative Fibers in 2000.

(a)	Translation of amounts from € to $ has been made merely for the convenience of the reader at the Noon buying Rate of € 1 = $1.0485 on December 31, 2002.

The accompanying notes are an integral part of these combined financial statements.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

COMBINED STATEMENT OF CHANGES IN NET WORTH OF THE OPTRONICS DIVISION

	Funds	Accumulated	Cumulative	Total Net
	Allocated by	Net	Translation	Worth of the
	Alcatel	Profits/Losses	Adjustment	Division

	(In millions of euros, except where expressly stated otherwise)
Balance at January 1, 2000	€78.4	(25.1)	3.4	56.7
Net income (loss)	—	37.5	—	37.5
Funds allocated by Alcatel	254.5	—	—	254.5
Translation adjustment of the year	—	—	(1.7)	(1.7)
Dividends	—	(9.5)	—	(9.5)

Balance at December 31, 2000	€332.9	2.9	1.7	337.5
Net income (loss)	—	(144.3)	—	(144.3)
Funds allocated by Alcatel	105.9	—	—	105.9
Kymata’s goodwill charged to the net worth	(72.2)	—	—	(72.2)
Translation adjustment of the year	—	—	3.7	3.7
Dividends	—	(2.9)	—	(2.9)

Balance at December 31, 2001	€366.6	€(144.3)	€5.4	€227.7
Net income (loss)	—	(418.8)	—	(418.8)
Funds allocated by Alcatel	2.5	—	—	2.5
Translation adjustment of the year	—	—	(2.6)	(2.6)

Balance at December 31, 2002	€369.1	€(563.1)	€2.8	€(191.2)
Balance at December 31, 2002(a)	$387.0	$(590.4)	$2.9	$(200.5)

(a)	Translation of amounts from € to $ has been made merely for the convenience of the reader at the Noon buying Rate of € 1 = $1.0485 on December 31, 2002.

The accompanying notes are an integral part of these combined financial statements.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of presentation and summary of accounting policies

1.1 — Basis of presentation

      As authorized by the shareholders of Alcatel, the board of directors of Alcatel issued 16,500,000 Alcatel Class O shares on October 20, 2000. The dividends paid to these Alcatel Class O Shares are based on the separate performance of the Optronics division of Alcatel.

      The accompanying combined financial statements include the amounts of the following subsidiaries of Alcatel engaged in the Optronics business (together “the Optronics division”):

•	Alcatel Optronics France, a French incorporated company and wholly-owned subsidiary of Alcatel;

•	Alcatel Optronics USA Inc., a U.S. incorporated company and wholly-owned subsidiary of Alcatel which was created on June 30, 2000 and received as a contribution a business division of Alcatel USA Inc., a U.S. incorporated company, and a business division of Alcatel ITS, a U.S. incorporated company.

•	Alcatel Optronics Canada (ex Innovative Fibers), a Canadian company and wholly-owned subsidiary of Alcatel Optronics France, which was acquired on August 1st, 2000.

•	Alcatel Optronics UK (ex Kymata), a UK company and wholly-owned subsidiary of Alcatel Optronics France, which was acquired on September 21, 2001 and its wholly-owned subsidiary Alcatel Optronics Netherlands until June 28, 2002, date of the sale of this subsidiary to its management.

      The Optronics division designs, manufactures and sells high-performance optical chips, modules and integrated sub-systems for use in terrestrial and submarine optical telecommunications networks. It is a business division of Alcatel, operating in its Optics segment. The Optronics division offers four product lines of active components: discrete modules, which include DWDM lasers, detectors and optical routing modules; pump modules for both submarine and terrestrial networks; optical amplifier subsystems; and optical interface sub-systems. The Optronics division also offers a product line for passive components, including filters using Fiber Bragg Grating (FBG) technology, multiplexers and other passive devices using Arrayed Waveguide Grating (AWG) technology. The Optronics division sells to Alcatel units and other major system manufacturers.

      These combined financial statements reflect the results of operations, financial position and changes in net worth of the Optronics division and cash flows of the Optronics division as if these combined businesses were a separate entity for all periods presented. The combined financial statements of the Optronics division should be read in conjunction with the audited consolidated financial statements of Alcatel.

      The combined financial statements of the Optronics division were prepared in accordance with French GAAP in accordance with the by-laws of Alcatel regarding the Class O shares. The combined financial statements of the Optronics division reflect the assets, liabilities, revenues, expenses and cash flows directly attributable to the Optronics division, as well as certain allocations and attributions, to present the financial position, results of operations and cash flows of the Optronics division as if it were a separate entity.

      The allocation methodology is described below and elsewhere within the appropriate notes to the combined financial statements. Management believes that the allocation methodologies applied are reasonable.

      The combined financial statements are prepared on the basis of the historical accounts of the entities included in the Optronics division and certain allocations of costs between Alcatel and the Optronics division. The effects of the Basic Intercompany Agreement have been reflected in the combined financial

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

statements since its implementation on September 20, 2000. Had this agreement been reflected in the financial statements of the preceding periods, no significant differences would have been identified as compared with the allocation criteria used in the preparation of these accounts. The following analysis sets forth the principles of the Basic Intercompany Agreement and its implementing agreements governing the relationship between Alcatel and the Optronics division, as well as the allocation methodology applied.

Cash management and allocation policies

      The capital structure of the Optronics division:

•	has been based on the current capital structure and financial position of Alcatel Optronics France, and existing cash, debt balances and transactions have been maintained.

•	for Alcatel Optronics USA Inc., any cash transaction has been recorded as an increase or reduction of funds allocated by Alcatel; accordingly, no interest expense or income has been reflected in the combined financial statements for this entity until June 30, 2000. This is consistent with its initial debt-free financial position at its creation at the end of June 2000. From July 1st, the company has its own treasury and records the corresponding financial interests.

•	has been based on the current capital structures and financial positions of Alcatel Optronics Canada and Alcatel Optronics UK.

      Changes in the net worth of the Optronics division represent net transfers to or from Alcatel and give effect to the net income or loss of the Optronics division attributable to Alcatel during the period; for Alcatel Optronics France, changes in the total net worth of the division also reflect the capital contribution and distribution of dividends that took place within Alcatel.

      Alcatel Central Treasury and Alcatel Optronics France continued with their existing agreement and its terms remained unchanged, while Alcatel Optronics Inc. and Alcatel USA Sourcing LP have entered into a similar agreement since July 1st, 2000. The principles of the Basic Intercompany Agreement apply to any company further acquired and included in the Optronics division perimeter since September 20, 2000. As a result, Alcatel Optronics Canada and Alcatel Canada, Inc., and Alcatel Optronics UK and Alcatel UK Ltd have also entered into similar agreements since their respective acquisition dates.

      Funds required by the Optronics division for its current and future capital expenditures or business acquisitions are and will be subject to the approval and budget procedures of Alcatel.

Costs of sales

      € 2.0 million, € 2.6 million, € 2.4 million, included in costs of sales for 2002, 2001 and 2000, respectively, resulted from allocation of common expenses.

      Allocated expenses within this caption include costs for use of facilities, information technology, human resources and property taxes. These costs have been allocated to the Optronics division, in a manner consistent with the manner used by Alcatel to allocate the costs among its various businesses. Allocation criteria include square footage for facilities, number of connections for the information technology, headcount for the human resources and amount of fixed assets and inventories for property taxes.

      Subsequent to the implementation of the Basic Intercompany Agreement and the creation of Alcatel Optronics USA inc., Alcatel Sourcing L.P. invoiced such costs to Alcatel Optronics USA inc. based on the provisions of an agreement that reflects the allocation criteria described above.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Administrative & selling expenses

      € 3.2 million, € 7.5 million, € 6.2 million included in administrative and selling expenses for 2002, 2001 and 2000, respectively, resulted from allocation of common expenses.

      Allocated expenses within this caption include costs for use of legal, accounting, administrative, tax, communication and intellectual property services of Alcatel which have been allocated to the Optronics division, in a manner consistent with Alcatel’s allocation of costs among its various businesses generally based on turnover.

Research and development

      Prior to 2000, Research and Development (“R&D”) activities carried out by Alcatel related to the Optronics business and used by the Optronics division were allocated to the Optronics division, net of any funding already recorded by the Optronics division, to the Alcatel Research Center.

      Such allocation had been made in identifying the individual R&D projects directly related to the Optronics business and considering costs incurred (principally personnel expenses) for each of those projects.

      For the fiscal years after 2000, Alcatel and the Optronics division have entered into a frame research & development agreement that defines how Alcatel performs R&D related to the business of the Optronics division. The R&D projects are divided into separate categories:

•	Short-term research: The amount for the short-term research will be renegotiated annually, based on the R&D projects agreed between Alcatel and the Optronics division.

•	Long and medium-term research: the Optronics division participates to the financing of the long-and medium-term research through a payment of 1% of its annual net sales (net of certain intragroup purchases). These payments become due for the period starting on January 1, 2001.

•	Ad hoc research programmes: the Optronics division and Alcatel negotiate dedicated contracts project by project.

      As a result of the implementation of the frame research & development agreement, the Optronics division paid to Alcatel € 6.1 million in 2002, € 9.6 million in 2001 and € 6.1 million in 2000.

Income tax

      Income tax of each of the combined entities has been determined as if they were separate entities and reflects tax credits associated with losses attributable to the entities of the Optronics division when it is more likely than not that the tax benefit will be realized. See Note 7 to the notes to the combined financial statements.

      As disclosed in the Basic Intercompany Agreement as discussed below, tax agreements concluded between Alcatel on one hand, and Alcatel Optronics France and Alcatel Optronics USA Inc. on the other hand, enable them to pay an amount equivalent to the income tax that they would have paid if they were independent entities. However, Alcatel Optronics Canada and Alcatel Optronics UK do not belong to a tax consolidation group in their respective countries. Therefore, they are paying their own income tax, if any, to the local authorities. From January 1st, 2002, Alcatel Optronics France no longer belongs to Alcatel tax consolidation group.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Basic intercompany agreement

      On September 20, 2000, Alcatel and the Optronics division entered into a Basic Intercompany Agreement which sets forth the basic principles governing the relationship between Alcatel and the Optronics division with respect to:

•	the ownership and use of intellectual property,

•	the allocation of research and development resources and costs,

•	the purchase of the Optronics division’s products by Alcatel,

•	the supply of support services by Alcatel to the Optronics division,

•	the supply of treasury services by Alcatel to the Optronics division,

•	the allocation of taxes and

•	competition between Alcatel and the Optronics division.

      Within the framework of the Basic Intercompany Agreement, Alcatel and the Optronics division have entered into Implementation Agreements covering each of the subjects listed above. According to the Basic Intercompany Agreement, the Implementation Agreements must contain terms and conditions that in all material respects are commercially reasonable and comparable to those that would be entered into between independent parties, taking into consideration the relative size and importance of the commercial relationship between the parties at the time of agreement.

      The terms of the Basic Intercompany Agreement may only be amended or modified with prior approval by a general meeting of all of Alcatel’s shareholders, voting together as a single class, and a special meeting of the holders of the Class O shares voting as a separate class.

      Other than to the extent expressly provided in the Basic Intercompany Agreement and in the by-laws of Alcatel, it is the general policy of the board of directors of Alcatel that all material matters between the Optronics division and Alcatel and its subsidiaries are to be resolved in accordance with French law in a manner determined by the board of directors of Alcatel to be in the best interests of Alcatel, taking into consideration the interests of all of its shareholders.

      Except as explicitly covered in the Basic Intercompany Agreement, management and allocation policies and accounting principles applicable to the preparation of the financial statements of the Optronics division may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the board of directors of Alcatel without approval of the shareholders. Any determination of the board of directors of Alcatel to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate effects upon holders of the Class O shares and holders of common shares of Alcatel, would be made by the board of directors of Alcatel in its good-faith business judgment of Alcatel’s best interests, taking into consideration the interests of all shareholders.

      Although the board of directors has no present plans to modify, rescind or change such policies, any future change in these policies, if not required by appropriate authority, will have to be preferable to the policy in place and will be disclosed and accounted for in accordance with generally accepted accounting principles in France.

      Earnings per Share is only presented in Alcatel’s consolidated financial statements and is not presented in the separate combined financial statements of the Optronics division, as Class O shareholders are not shareholders of any entity included in the Optronics division.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

1.2 — Summary of accounting policies

      The combined financial statements of the Optronics division are presented in accordance with French generally accepted accounting principles. Since January 1, 1999, Alcatel and the Optronics division comply with the “New principles and methodology relative to consolidated financial statements” Regulation 99-02 approved by decree dated June 22, 1999 of the “Comité de Réglementation Comptable”. Since January 1st, 2002 Alcatel and the Optronics division comply with the regulation No. 00-06 (regulation on liabilities) approved by the “Comité de Réglementation Comptable”. Such change did not have any effect on the 2002 financial statements of the Optronics division.

      The combined financial statements of the Optronics division comply with the essential accounting principles described hereafter.

      All significant transactions and balances within the Optronics division are eliminated.

(a) Translation of financial statements denominated in foreign currencies

      The balance sheets of non-French entities are translated into euro at the year-end rate of exchange, and their income statements and cash flow statements are translated at the average annual rate of exchange. The resulting translation adjustments are included in the net worth of the Optronics division.

(b) Translation of foreign currency transactions

      Foreign currency transactions are translated at the rate of exchange applicable on the transaction date. At year-end, foreign currency receivables and payables are translated at the rate of exchange prevailing on that date. The resulting exchange gains and losses are recorded in the income statement.

(c) Research and development expenses

      These costs are recorded as expenses for the year in which they are incurred.

      In connection with the treatment of acquisitions, the Optronics division may allocate a significant portion of the purchase price to in-process research and development projects.

      In estimating the fair value of in-process research and development for an acquisition, the division may consider present value calculations of income, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks.

      The revenue projection used to value the in-process research and development is based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the division and its competitors. Net cash flows from such projects are based on management’s estimates of cost of sales, operating expenses, and income taxes from such projects.

      The value assigned to purchased in-process research and development is determined by discounting the net cash flows to their present value. The selection of the discount rate is based on consideration of the division’s weighted average cost of capital, adjusted upward to reflect additional risks inherent in the development life cycle.

      This value is also adjusted to reflect the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects.

      If as of the date of the acquisition, the development of the in-process research and development projects has not yet reached technological feasibility and the research and development in progress has no

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

alternative future uses, the value allocated to these projects is capitalized and immediately expensed at acquisition.

(d) Intangible assets

      Goodwill is amortized using the straight-line method over a period of twenty years.

      Whenever events or changes in market indicate a risk of impairment of the goodwill, a detailed review is carried out to determine whether the carrying amount of such an asset remains lower than its estimated fair value. If necessary, an exceptional amortization is accounted for to reduce its carrying amount to its estimated fair value.

      Other intangible assets, which include acquired software and licenses, are amortized over their economic useful life, which does not exceed three years for acquired software.

(e) Property, plant and equipment

      Property, plant and equipment are valued at historical cost. Depreciation, using primarily the straight-line method, is generally calculated over the following useful lives:

Industrial buildings, plant and equipment
— infrastructure and fixtures	5-10 years
— equipment and tools	3-10 years
— small equipment and tools	3 years

      Fixed assets acquired through capital lease arrangements are capitalized and include the lease agreements concluded with Société Immobilière Vélizy-Nozay, an affiliate of Alcatel (see Note 18, “Related party transaction”).

      Whenever events or changes in market indicate a risk of impairment of tangible assets, a detailed review is carried out to determine whether the carrying amount of such assets remains lower than their estimated fair value, measured by discounted forecasted cash flows. If necessary, an exceptional depreciation is accounted for to reduce their carrying amount to their estimated fair value.

(f) Investments

      Investments are stated at the lower of historical cost or fair value, assessed investment by investment, taking into consideration the diversity of the activities they represent.

(g) Inventories

      Inventories are valued at the lower of cost (including indirect production costs where applicable) or net realizable value.

(h) Cash and cash equivalents

      Cash and cash equivalents comprise cash deposit to Alcatel cash pooling having a maturity of less than three months and which are liquid and transferable (see Note 18, “Related party transactions”), as well as cash on hand and marketable securities. These items are valued at the lower of cost or market value.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(i) Pension and retirement obligations

      In accordance with the laws and practices of each country, the Optronics division participates in employee benefit plans by offering early retirement benefits, termination benefits and post-retirement benefits.

      For defined benefit pension plans, liabilities and prepaid expenses are determined as follows:

•	using the Projected Unit Credit Method (with projected final salary);

•	recognizing, over the expected average remaining working lives of the employees participating in the plan, actuarial gains and losses in excess of more than 10% of the present value of the defined benefit obligation or 10% of the fair value of any plan assets.

      The financial component of the periodic pension cost (interest costs after deduction of return on plan assets) is included under “Financial income (loss)” (see Note 5 to the combined financial statements).

      Post-retirement benefits are not provided for.

(j) Reserves for restructuring

      Reserves for restructuring costs are provided for when the restructuring programs have been finalized and approved by Alcatel management and have been announced before approval of the financial statements. Restructuring costs primarily relate to severance payments, early retirement of employees, costs for notice periods, retraining costs of terminated employees, and write-off of fixed assets, inventories and other assets in connection with shut-down of facilities. The restructuring reserve includes all restructuring costs that do not come in reduction of assets.

(k) Deferred taxation

      Deferred income taxes are computed under the liability method for all temporary differences arising between taxable income and accounting income, including the reversal of entries recorded in individual accounts of subsidiaries solely for tax purposes. All amounts resulting from changes to the tax rate are recorded in the year in which the tax rate change has been enacted.

      Deferred income tax assets are recorded in the balance sheet when it is more likely than not that the tax benefit will be realized.

(l) Revenue recognition

      Sales of equipment are recognized upon shipment to customers that transfers risks and rewards of ownership. A 12-month warranty is generally granted to customers and this obligation is provided for when sale is recognized. Warranty costs are recorded in cost of sales. Net sales represent sales and revenues net of value added taxes (VAT).

(m) Financial instruments

      Alcatel Optronics uses forward exchange contracts to manage and reduce its exposure to fluctuations in foreign currency exchange rates. These forward exchange contracts are contracted with Alcatel Central Treasury as further described in Note 18 — “Related Party Transactions”. When these contracts qualify as hedges, gains and losses on such contracts are accounted for in the same period as the corresponding gains and losses for the hedged item; otherwise, changes in the market value of these instruments are recognized in the period of change.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(n) Income from operation

      Income from operations includes amortization and depreciation, research and development expenses, pension costs and employee profit sharing.

      Expenses relating to all research and development work of a general nature, undertaken by the Optronics division, do not include specific studies made at the request of customers.

Note 2 — Changes in the combined companies

(a) Acquisition of Innovative Fibers in 2000

      On August 1st, 2000, the Optronics division acquired 100% of Innovative Fibers, Inc., a Canadian company specializing in passive devices, for U.S. $175 million (€ 188.8 million) in cash. The total cost of acquisition amounted to € 190.2 million at the exchange rate of the date of acquisition.

      Innovative Fibers Inc. has been consolidated since August 1st, 2000 in Alcatel’s consolidated financial statements and subsequently renamed Alcatel Optronics Canada.

      In connection with the transaction, certain key-employees of Innovative Fibers have entered into three-year employment contracts. In addition, three-year retention mechanisms were put into place in order to retain key employees of Innovative Fibers.

      The cost of acquisition of Innovative Fibers was allocated to assets acquired and liabilities assumed. The major assets acquired include:

•	In process Research & Development for € 21.5 million have been allocated to such projects according to the methodology described in Note 1.2 (c) to the combined financial statements. This amount was expensed in the fiscal year 2000.

•	Acquired technology for € 22.6 million. This intangible asset is depreciated over 7 years.

      The unallocated portion of the cost of acquisition was recorded as goodwill for € 138.6 million and is amortized over 20 years. However, in accordance with the principle described in Note 1.2 (d), exceptional depreciations of goodwill (€ 70.0 million) and acquired technology (€ 7.9 million) were recorded in 2001 to reflect the material change in market conditions affecting this business.

      In 2002, the remaining parts of the goodwill and acquired technology have been fully depreciated for € 53.1 million and € 8.5 million, respectively due to a further deterioration of the market.

              (b) Acquisition of Kymata Ltd in 2001

      On September 21, 2001, Alcatel acquired 100% of Kymata Ltd, a UK company specializing in planar technology for high-end passive optical components. Kymata Ltd, which was renamed Alcatel Optronics UK has been consolidated from September 30, 2001 in Alcatel’s consolidated financial statements.

      On November 8, 2001, Alcatel transferred its investment in Alcatel Optronics UK to Alcatel Optronics France in exchange for a note which has been repaid through the issuance of new Alcatel Optronics France shares to Alcatel.

      The acquisition has been accounted for under the French pooling-of-interests method (“méthode dérogatoire”) according to regulation 99-02 chapter 215, both in the consolidated financial statements of Alcatel and in the combined financial statements of the Optronics division. The difference between the assets and liabilities acquired at their net book values and the stock purchase price has been deducted from the net worth of the division.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Under the terms of the purchase agreement, 9.0 million Alcatel Class O shares and 2.2 million Alcatel Class A shares were exchanged for all outstanding shares of Kymata. Based on the average prices of the shares, for the 20 trading days ending September 21, 2001, the total cost of acquisition including acquisition costs was € 108.3 million.

      The obligations of Kymata related to its stock option plans are covered by the grant of Alcatel Class O shares. Each stock option granted by Kymata is exchanged against 0.00671 Alcatel Class O share.

      Prior to the transaction, certain key employees entered into bonus contracts to be paid in case of a sale or an Initial Public Offering of Kymata, provided the employee remains employed by the acquiring firm from one to three years.

Note 3 — Reorganization of the division

      In order to further adjust to the persistent market downturn, the division launched on June 5, 2002 an Industrial Redeployment Plan affecting all of its manufacturing sites.

      Given a further deterioration of the markets, restructuring actions have been intensified and a Strategic Refocusing Plan was announced on September 17, 2002. A revised business model is being implemented, with Nozay (France) site focusing on active components and Livingston (Scotland) facility on passives. These plans have led to a headcount reduction from 1,796 at the end of 2001 to 997 at the end of 2002.

      The main actions announced and carried out at the end of December 31, 2002 can be analyzed per site as follows:

     Canada (Gatineau)

      The Gatineau facility has been closed on December 13, 2002 and the FBG manufacturing activity transferred to Livingston, Scotland.

      The dissolution of the company will normally occur during fiscal year 2003. All tangible assets have been sold, transferred or written off.

      The former shareholders of Innovative Fibers, who benefited from a three-year retention mechanism, have been laid-off and received all of the remaining portion of the deferred consideration (principal of $17.5 million — €16.7 million — in connection with the Indemnity Escrow Agreement, paid on January 15, 2003, and $13.4 million — €12.8 million — in connection with the Employee Escrow Agreement, paid on December 18, 2002).

     United-States (Plano)

      Over 2002, the activity has been reduced and most of the headcount laid-off. On November 22, 2002, most of the assets have been sold to Sanmina Texas LP and 48 employees were transferred.

      According to the sale and purchase agreement dated November 22, 2002, the assets were sold to Sanmina for US$6.9 million.

      A manufacturing agreement has been signed between Sanmina and Alcatel USA Sourcing. The second amendment to such agreement relates to the transaction between Sanmina and Alcatel Optronics. In particular, it states that:

      — Alcatel USA Sourcing must make all of its optronics products procurement to Sanmina,

—	six months from the agreement, Alcatel USA Sourcing has the obligation to repurchase the unused Optronics inventories.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

     France (Nozay, Lannion, Illkirch)

      Alcatel Optronics France has reduced its headcount through early retirement and encouragement to voluntary terminations.

     Nozay

      At the Nozay facility, headcount has been reduced to 597 at the end of December, 2002 (from 795 at the end of December 2001) through voluntary terminations and early retirement. A significant write-down of tangible assets was recorded based on the estimated fair value of such assets, according to the methodology described in Note 1.2(e) to the combined financial statements.

     Lannion

      The division seeks external industrial solutions to convert the Lannion site so that it could be used by, or transferred to, a third party. At the end of December 2002, the process is still underway. However, all the non operational assets have been written off, and headcount has been reduced from 329 at the end of December 2001 to 231 at the end of December 2002. Additional costs are more likely to occur in 2003 when Alcatel Optronics France disengages itself from the Lannion site either by a conversion or a shut-down of the plant.

     Illkirch

      In 2001, a contract between Alcatel Optronics France and Alcatel Business Systems was entered into for the conversion of the Illkirch plant and the related people. The Illkirch activity would have operated as a subcontractor of the division until the end of 2002 where the assets and people would have been legally transferred to the division.

      On December 31, 2002, the outsourcing agreement expired and the assembly of the optical fiber amplifiers and optical interface subsystems has been transferred to the division’s facility at Nozay.

     Scotland (Livingston)

      The Optronics division has consolidated its passive activities with the transfer of the FBG activities from Gatineau and has reduced some support functions at the Livingston site.

      As part of the Industrial Redeployment Plan, in June 2002, the division sold Alcatel Optronics Netherlands, the subsidiary that included its non-core MEMs and Planar design software activities in the Netherlands, through a management buy out.

      By the end of 2002, the division had reduced headcount by 44% from December 31, 2001 levels. As a result of this restructuring, in 2002, the division recorded restructuring costs of €77.4 million in connection with employees termination and early retirement costs, and tangible assets write-offs for divested activities (Lannion, Gatineau and Plano). Additional tangible assets impairment, recorded as other non operating expense, amounted to €77.5 million.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      The effect on the 2002 income statement can be presented as follows:

	Gatineau	Plano	Nozay	Lannion	Livingston	Total

	(In millions of euros)
Assets	(24.7)	(4.9)	(2.3)	(22.2)	—	(54.1)
Lay-offs, voluntary terminations, early retirement plans	(2.2)	(3.5)	(11.2)	(3.7)	(2.7)	(23.3)
Total restructuring costs	(26.9)	(8.4)	(13.5)	(25.9)	(2.7)	(77.4)
Tangible assets (depreciation and disposal)	1.5	—	(51.8)	(6.0)	(21.2)	(77.5)
Acquired technology	(8.5)	—	—	—	—	(8.5)
Other	(0.3)	(0.5)	3.1	—	(4.6)	(2.3)
Total other non operating expense	(7.3)	(0.5)	(48.7)	(6.0)	(25.8)	(88.3)

Total	(34.2)	(8.9)	(62.2)	(31.9)	(28.5)	(165.7)

      The restructuring reserve can be analyzed as follows:

	Optronics	Optronics	Optronics	Optronics
	Canada	USA	France	UK	Total

	(In millions of euros)
Balance at December 31, 2001	—	—	6.3	0.1	6.4
(Utilization)	(2.3)	(2.6)	(12.8)	(2.2)	(19.9)
Addition	3.3	3.5	16.5	2.7	26.0
Reversal	—	—	(1.6)	—	(1.6)
Other change	(0.3)	—	—	—	(0.3)

Balance at December 31, 2002	0.7	0.9	8.4	0.6	10.6

Note 4 — Information by geographical area and concentration

      The Optronics division operates in a single reportable segment made up of different product lines. Geographical information is given below.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

						United
		United		Rest of	Total	States of
	France	Kingdom	Italy	Europe	Europe	America	Canada	Asia	Total

	(In millions of euros, except for staff count)
2002
Net sales
By entity location	48.3	3.4	—	—	51.7	30.0	2.4	—	84.1
By geographical market	6.9	6.7	29.4	3.1	46.1	31.2	0.9	5.9	84.1
Income (loss) from operations	(115.8)	(36.0)	—	—	(151.8)	(13.1)	(6.5)	—	(171.4)
Property, plant and equipment, net	69.0	18.0	—		87.0	0.6	—	—	87.6
Total assets	110.6	23.7	—	—	134.3	17.8	6.0	—	158.1
Staff	828	163	—	—	991	3	3	—	997
2001
Net sales
By entity location	337.6	2.2	—	—	339.8	118.1	12.5	—	470.4
By geographical market	40.5	154.7	79.9	7.9	283.0	158.9	5.3	23.2	470.4
Income (loss) from operations	(45.7)	(12.6)	—	—	(58.3)	4.6	(4.9)	—	(58.6)
Property, plant and equipment, net	168.9	45.1	—		214.0	20.1	28.8	—	262.9
Total assets	398.7	55.9	—	—	454.6	54.2	102.4	—	611.2
Staff	1,124	284	—	—	1,408	185	203	—	1,796
2000
Net sales
By entity location	286.7	—	—	—	286.7	136.4	9.2	—	432.3
By geographical market	28.1	161.4	46.4	9.8	245.7	168.4	1.2	17.0	432.3
Income (loss) from operations	78.1	—	—	—	78.1	14.2	2.8	—	95.1
Property, plant and equipment, net	79.4	—	—	—	79.4	8.9	19.3	—	107.6
Total assets	319.1	—	—	—	319.1	77.0	180.1	—	576.2
Staff	863	—	—	—	863	158	407	—	1,428

The above information is analyzed by entity location, except for net sales which are also analyzed by geographical market.

      Alcatel and its subsidiaries represent a significant portion of the Optronics division’s sales (69%, 82% and 67% of net sales in 2002, 2001 and 2000 respectively).

      The key raw materials that the Optronics division uses in the manufacturing of its products tend to be available from only a small number of suppliers. In order to avoid over-reliance on any single source, as a general policy, the Optronics division seeks to have at least two suppliers qualified for each raw material that it uses. Exceptions to this policy may exist when new products are brought to market. Because of the need to get new products to market quickly, the Optronics division will initially work with single suppliers before later qualifying alternate sources.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Note 5 — Financial income (loss)

	2002	2001	2000

	(In millions of euros)
Net interest (expense) income	(8.1)	(4.0)	1.0
Net exchange gain (loss)	(0.2)	(1.1)	(0.8)
Capital lease obligations	(1.2)	(0.5)	(0.5)
Financial components of the pension costs	(0.3)	(0.2)	(0.1)
Other	(0.4)	—	—

Net financial income (loss)	(10.2)	(5.8)	(0.4)

Note 6 — Other revenue (expense)

	2002	2001	2000

	(In millions of euros)
Other (net)*	(88.3)	(21.5)	0.1

Total	(88.3)	(21.5)	0.1

*	of which:

—	in 2001: €33.0 million relates to order cancellation indemnities (see Note 18 — Related party transactions), €(36.0) million relates to exceptional write-off on inventories, €(7.9) million relates to exceptional amortization of the acquired technology of Alcatel Optronics Canada, and €(9.6) million relates to exceptional depreciation of fixed assets.

—	in 2002: €(77.5) million relates to exceptional depreciation of fixed assets and €(8.5) million relates to additional exceptional amortization of the acquired technology of Alcatel Optronics Canada.

Note 7 — Income tax

France

      Since 1987, a tax consolidation system allows French parent companies to include and deduct from their own taxable income the taxable income and losses of their 95% or more owned French subsidiaries (the “Alcatel Tax Consolidation Group”). Starting from January 1, 1997, Alcatel’s consolidated taxable income includes Alcatel Optronics’ taxable income based on the provisions of this tax consolidation system.

      Alcatel Optronics is required to file a separate tax return and pay Alcatel any tax normally payable to the tax authorities. When the parent company incurs a consolidated tax loss, the amount paid by the subsidiaries is not required to be reallocated to the profit-making tax consolidated subsidiaries.

      From January 1st, 2002, Alcatel Optronics France no longer belongs to “Alcatel Tax Consolidation Group”.

     Foreign subsidiaries

      Alcatel Optronics USA contributes to the consolidated taxable income of Alcatel USA. Alcatel Optronics Canada and Alcatel Optronics UK do not belong to a tax consolidation group in their respective countries. Therefore, they are paying their own income tax, if any, to the local authorities.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

     (a) Analysis of income tax charge

	2002	2001	2000

	(In millions of euros)
Current income tax credit (charge)	10.3	5.7	(35.2)
Deferred income tax credit (charge), net	(28.0)	20.6	2.3

Income tax	(17.7)	26.3	(32.9)

     (b) Effective income tax rate

      The effective income tax rate can be analyzed as follows:

	2002	2001	2000

	(In millions of euros,
	except for %)
Income (loss) before taxes	(347.3)	(93.4)	94.8
Average income tax rate	33.7%	34.1%	37.3%

Expected tax (charge) credit	117.0	31.8	(35.4)

Impact of:
— Reduced taxation of certain revenues	—	—	—
— Utilization of tax losses carryforwards	—	—	—
— Unrecognized deferred tax assets of the year and valuation allowance on recognized deferred tax assets of previous years	(140.4)	(6.0)	—
— Tax credit	10.3	6.1	2.4
— Other permanent differences	(4.6)	(5.6)	0.1
Actual income tax (charge) credit	(17.7)	26.3	(32.9)

Effective tax rate	5.1%	(28.1)%	34.7%

      Average income tax rate is the sum of income before taxes multiplied by the local statutory rate for each entity, divided by combined income before taxes.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

     (c) Deferred tax balances

      Deferred tax (liabilities) assets are included in the following captions of the combined balance sheet:

	2002	2001	2000

	(In millions of euros)
Other accounts receivable
— current assets	78.3	31.5	9.7
— non-current assets	23.8	4.8	1.0

Total	102.1	36.3	10.7

Other payables
— current liabilities	(0.1)	(0.5)	(2.5)
— non-current liabilities	—	(6.7)	(3.2)

Total	(0.1)	(7.2)	(5.7)

Valuation allowance	(101.1)	—	—

Net deferred tax (liabilities) assets*	0.9	29.1	5.0

*	See Note 11.

Note 8 — Property, plant and equipment

(a) Change in property, plant and equipment

	Gross Value

		Plant
		Equipment
	Buildings	and Tools	Other	Total

	(In millions of euros)
December 31, 1999	8.8	51.5	12.0	72.3

Additions	10.0	49.9	18.4	78.3
Disposals	—	(0.7)	—	(0.7)
Changes in perimeter	1.7	10.3	0.3	12.3
Other movements*	—	(0.4)	0.4	—
December 31, 2000	20.5	110.6	31.1	162.2

Additions	20.3	109.8	20.3	150.4
Disposals	(1.2)	(11.3)	(0.4)	(12.9)
Changes in perimeter	17.8	40.4	5.5	63.7
Other movements*	0.3	1.5	0.3	2.1
December 31, 2001	57.7	251.0	56.8	365.5

Additions	4.3	19.6	8.0	31.9
Disposals	(12.9)	(72.6)	3.7	(81.8)
Write-down	—	—	—	—
Changes in perimeter	(0.1)	—	(0.7)	(0.8)
Other movements*	(1.4)	(6.3)	(0.3)	(8.0)
December 31, 2002	47.6	191.7	67.5	306.8

*	Including translation adjustments.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

     (b) Changes in accumulated depreciation of property, plant and equipment

	Accumulated Depreciation

		Plant
		Equipment
	Buildings	and Tools	Other	Total

	(In millions of euros)
December 31, 1999	4.7	22.9	10.0	37.6

Depreciation charge	1.3	11.8	2.1	15.2
Write-backs*	—	(0.7)	—	(0.7)
Acquisitions (dispositions)	—	2.4	—	2.4
Other movements**	—	0.1	—	0.1
December 31, 2000	6.0	36.5	12.1	54.6

Depreciation charge	2.8	30.0	7.1	39.9
Write-backs*	(0.4)	(6.7)	(0.3)	(7.4)
Acquisitions (dispositions)	2.4	10.5	1.9	14.8
Other movements**	—	0.7	—	0.7
December 31, 2001	10.8	71.0	20.8	102.6

Depreciation charge	5.7	33.0	16.1	54.8
Write-backs*	(5.9)	(50.3)	(1.1)	(57.3)
Exceptional depreciation	8.3	114.3	—	122.6
Acquisitions (dispositions)	—	—	(0.4)	(0.4)
Other movements**	(0.3)	(2.7)	(0.1)	(3.1)
December 31, 2002	18.6	165.3	35.3	219.2

*	Write-backs represent the accumulated depreciation of assets which have been disposed of.

**	Including translation adjustments.

     (c) Leases

      Future rentals under capital leases at December 31, 2002:

Amount

(In millions
of euros)
Maturity date
2003	3.0
2004	3.2
2005	3.2
2006	3.4
2007	3.1
2008 and thereafter	8.7

Capital lease obligations	24.6

Interest	4.6
Total minimum lease payments	29.2

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Note 9 — Inventories and work-in-progress, net

	2002	2001	2000

	(In millions of euros)
Raw materials	41.9	132.3	88.3
Work in progress	5.8	11.0	36.6
Finished products	23.2	23.5	14.8

Gross value	70.9	166.8	139.7
Valuation allowance	(54.5)	(106.4)	(8.7)

Net value	16.4	60.4	131.0

Note 10 — Trade receivables and related accounts, net

	2002	2001	2000

	(In millions of euros)
Alcatel and its subsidiaries	3.8	49.6	48.7
Others	7.1	24.6	43.1

Gross value	10.9	74.2	91.8
Valuation allowance	(2.9)	(2.7)	(0.1)

Net value	8.0	71.5	91.7

Note 11 — Other accounts receivable

	2002	2001	2000

	(In millions of euros)
Prepaid taxes	10.1	52.4	14.0
Current deferred taxes*	0.9	36.3	10.7
Prepaid expenses	0.4	1.6	2.3
Advances made to employees	0.7	0.1	0.1
Other accounts	11.1	34.1	14.5

Gross and Net value	23.2	124.5	41.6

*	See Note 7

Note 12 — Pensions and post-retirement benefits

      In France, employees benefit from the retirement indemnity scheme and defined contribution benefit pension plans. In the United States of America, employees benefit from defined benefit pension plans and certain post-retirement benefits.

      For defined benefit plans, entailing an actuarial valuation, general assumptions have been determined by actuaries on a country by country basis and, for specific assumptions (turnover, salary increases), company by company. The assumptions for 2002, 2001 and 2000 are as follow:

	2002	2001	2000

Discount rate	5.5%	6.0%	6.1%
Rate of compensation increase	2.4%	3.3%	2.8%
Expected return on plan assets	—	9.0%	9.0%
Expected residual active life	8-12 years	8-12 years	8-12 years

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits

	2002	2001	2000

	(In millions of euros)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year	6.7	5.4	4.4
Service cost	0.4	0.4	0.3
Interest cost	0.4	0.4	0.2
Settlements/curtailments	(1.7)	(1.0)	—
Actuarial loss/gain	0.4	1.4	0.4
Benefits paid	—	—	—
Other (foreign currency translation)	(0.3)	0.1	0.1

Benefit obligation at end of year	5.9	6.7	5.4

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	(1.1)	(1.1)	(1.3)
Actual return on plan assets	(0.1)	0.1	(0.1)
Employers’ contribution	(0.9)	(0.5)	(0.2)
Transfer of personnel between the Optronics division and Alcatel	—	—	0.6
Settlements/curtailments	0.9	0.5	—
Benefits paid	—	—	—
Foreign currency translation	0.3	(0.1)	(0.1)

Fair value of plan assets at end of year	(0.9)	(1.1)	(1.1)

Funded status	5.0	5.6	4.3
Unrecognized actuarial loss/gain	(2.6)	(3.0)	(2.2)

Net amount recognized	2.4	2.6	2.1

      Components of net periodic pension cost:

	2002	2001	2000

	(In millions of euros)
Service cost	0.4	0.4	0.3
Expected interest cost	0.4	0.4	0.2
Expected return on plan assets	(0.1)	(0.1)	(0.1)
Amortization of recognized actuarial gain/loss	0.1	0.2	0.2
Effect of curtailment	(0.8)	—	—

Net periodic benefit pension cost	—	0.9	0.6

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Note 13 — Other reserves

     (a) Analysis by Type

	2002	2001	2000

	(In millions of euros)
Warranty	4.5	14.5	13.7
Litigation	2.6	5.9	3.0
Reserves for restructuring	10.6	6.4	0.3
Other reserves	5.8	10.5	2.0

Total	23.5	37.3	19.0

     (b) Analysis of reserves for restructuring

	2002	2001	2000

	(In millions of euros)
Balance at the beginning of the year	6.4	0.3	0.6
Expensed during year	(19.9)	(0.3)	(0.3)
New plans and adjustments to previous estimates	24.1	6.3	—
Change of perimeter	—	0.1	—

Balance at the end of the year	10.6	6.4	0.3

Note 14 — Financial debt

     (a) Borrowings

      Borrowings correspond to capital lease obligations (€ 24.6 million in 2002, € 38.0 million in 2001 and € 11.9 million in 2000), to short-term borrowings with Alcatel Central Treasury (€ 254.6 million in 2002, € 159.5 million in 2001 and € 17.1 million in 2000).

     (b) Analysis by maturity date

	2002	2001	2000

	(In millions of euros)
Short-term financial debt	257.6	181.3	20.6

2002	—	—	3.6
2003	—	3.3	2.6
2004	3.2	3.3	2.2
2005	3.2	3.1	1.7
2006	3.4	3.0	1.5
2007	3.1	10.9	3.9
2008 and thereafter	8.7

Long-term financial debt	21.6	23.6	15.5

Total	279.2	204.9	36.1

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

     (c) Short-term financial debt

      Short-term financial debt corresponds to borrowings with a maturity less than three months with Alcatel Central Treasury (Cash Pooling) and to the short-term portion of capital lease obligations and other borrowings.

	2002	2001	2000

	(In millions of euros)
Capital lease obligations	3.0	17.4	2.0
Cash Pooling — Alcatel current account	254.6	159.5	17.1
Other borrowings	—	4.4	1.5

Total	257.6	181.3	20.6

Note 15 — Advances from customers

	2002	2001	2000

	(In millions of euros)
Advances from Alcatel customers	—	—	0.1
Advances from non-Alcatel customers	0.1	0.2	—

Total	0.1	0.2	0.1

Note 16 — Other payables

      Analysis is as follows, after appropriation:

	2002	2001	2000

	(In millions of euros)
Accrued liabilities and other	6.9	10.9	15.9
Social charges	8.1	10.7	7.7
Accrued taxes	1.0	9.0	23.3
Deferred taxes	—	7.2	5.7
Dividends to be paid	—	2.9	9.5

Total	16.0	40.7	62.1

Note 17 — Financial instruments and market-related exposures

      As described in Note 18, the Optronics division uses the services of the Alcatel Central Treasury to hedge its net exposure for sale and purchase commitments expressed in foreign currencies.

      The carrying amounts reflected in the combined financial statements for cash and cash equivalents, accounts receivable, short-term borrowings, trade payables, customers’ advances and other payables at December 31, 2000, 2001 and 2002 are reasonable estimates of their fair value because of the relatively short period of time between the origination of the instruments and their expected realization.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2002, the fair value of off-balance sheet financial instrument was as follows:

	Principal		Carrying
	Amount	Fair Value	Amount

	(In millions of euros)
Foreign exchange risk:
Forward exchange contract
— Buy USD/receive EUR	2.0	—	—

      At December 31, 2001, the Optronics division did not own any derivative financial instruments.

      At December 31, 2000, the fair value of off-balance sheet financial instrument was as follows:

	Principal		Carrying
	Amount	Fair Value	Amount

	(In millions of euros)
Foreign exchange risk:
Forward exchange contract
— Sell CAD/receive EUR	87.8	6.6	—
— Sell EUR/receive JPY	11.7	(2.0)	—
— Sell EUR/receive USD	2.1	(0.1)	—
— Sell USD/receive CAD	4.8	—	—
— Buy USD/receive EUR	3.4	(0.1)	—
— Buy JPY/receive EUR	2.6	(0.3)	—

Note 18 — Related party transactions

      The principal transactions between the Optronics division and Alcatel are described below:

     (a) Alcatel Central Treasury

      Alcatel current account: As a member of Alcatel, the Optronics division may contribute its cash on hand to the Alcatel Central Treasury cash pool against interest payments at an agreed-upon rate depending on the deposit period.

      Net interest income (expense) over the period amounts to € (7.9) million, € (2.2) million and € 1.5 million in 2002, 2001 and 2000, respectively.

      Foreign exchange hedging: All exchange risks are managed with Alcatel Central Treasury. The Optronics division is exposed to an exchange risk on the following currencies: US dollars, Japanese yen, Sterling pound, and Swiss francs.

      Each month the Optronics division anticipates a net risk exposure based upon sales orders received and purchase orders given. The Optronics division hedges this difference using forward exchange sales or forward exchange purchases.

     (b) Sales and purchases with Alcatel

      Sales to Alcatel entities and purchases from Alcatel entities are recorded on conditions that the parties believe approximate the terms that would be negotiated by unaffiliated third parties.

      The Optronics division mainly purchases components from Alcatel CIT, Alcatel SEL and Alcatel Vacuum Technology France. Total expenses recorded as such amounted to € 13.5 million, € 25.3 millions and € 5.4 million in 2002, 2001 and 2000, respectively.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Sales to Alcatel Submarine Network and Alcatel Italia amount to € 38.0 million, € 263.0 million and € 229.6 million in 2002, 2001 and 2000, respectively.

      According to the Basic Intercompany Agreement described in Note 1.1, ASN indemnified in 2001 the Optronics division for the cancellation of orders. The indemnity, which corresponded to the production costs amounted to € 33.0 million.

      The Optronics division also sells to other subsidiaries of Alcatel. The most significant part of these amounts relates to Alcatel USA Inc. Sales to this subsidiary totaled € 19.7 million, € 117.7 million and € 51.2 million in 2002, 2001 and 2000, respectively.

     (c) Purchase/ Distribution Agreement with Alcatel Japan

      The Optronics division’s commercial relations with Alcatel Japan, a consolidated subsidiary of Alcatel, are as follows:

•	Alcatel Japan purchases the components from the Optronics division and resells them to its own clients. There is no fixed agreement on price rates between the two subsidiaries, but rather each sale price is negotiated. Both entities generally agree on a price that permits Alcatel Japan to remain competitive.

•	Primary components bought in Japan by the Optronics division include, among others, boxes, lenses and optics fiber. A commission on volume for Alcatel Japan is added to the basic purchase price.

      Sales to Alcatel Japan were nil in 2002 and amounted to € 8.3 million and € 10.6 million in 2001 and 2000, respectively. Purchases to Alcatel Japan amount to € 2.2 million, € 46.4 million and € 33.2 million in 2002, 2001 and 2000, respectively.

     (d) Other services

      Certain other services rendered by Alcatel to the Optronics division amounted to € 0.6 million, € 5.5 million and € 5.3 million in 2002, 2001 and 2000 respectively. The most significant part of these amounts relates to the payment of services associated with the use of Alcatel central services (€ 0.6 million, € 5.2 million and € 4.8 million in 2002, 2001 and 2000, respectively). This amount represents 1.2% of net sales.

      Alcatel also renders various services to the Optronics division. The total amounts paid for the services in 2002, 2001 and 2000 were € 9.7 millions, € 12.2 million and € 8.0 million respectively. The most significant part of these amounts relates to:

•	the payment of services associated with the use of Alcatel CIT data processing activities and overhead backcharge (€ 4.6 millions, € 4.8 million and € 6.7 million in 2002, 2001 and 2000, respectively);

•	facilities management services with Alcatel TITN Answare (€ 4.5 million in 2001 and € 1.0 million in 2000) since 2002, Alcatel TITN Answare left Alcatel group;

•	leases contracts with Société Immobilière Vélizy-Nozay (“SIVN”), a wholly owned subsidiary of Alcatel, (€ 5.1 million in 2002, € 2.9 million in 2001 and € 2.1 million in 2000) relating to Nozay’s buildings (France).

      In April 2001, a contract between Alcatel Optronics France and Alcatel Business Systems was entered into for the conversion of the Illkirch plant and the related people. The Illkirch activity would have operated as a subcontractor of the division until the end of 2002 where the assets and people would have been legally transferred to the division.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      At the end of 2002, the outsourcing agreement expired and the assembly of the optical fiber amplifiers and optical interface subsystems has been transferred to the division’s facility at Nozay, France.

(e) Lease with SIVN

      Additionally, the Optronics division is committed through 9-year lease agreements with SIVN to lease industrial buildings constructed in Nozay. The annual lease payments totaled approximately € 5.0 million and are indexed to a French construction cost index.

Note 19 — Payroll and staff

	2002	2001	2000

	(In millions of euros, except
	for number of staff)
Wages and salaries (including social security/pension costs)	81.7	82.6	47.7
Employee profit sharing	—	—	3.9
Staff of combined companies at year-end	997	1,796	1,428

Note 20 — Contingencies

Legal Proceedings

      The Optronics division has in the past received notice of alleged infringement by it of the intellectual property rights of third parties and, in the ordinary course of its business, it is regularly involved in legal disputes involving intellectual property rights and other matters. However, it does not expect that any previously alleged infringement or pending dispute will be resolved in a manner which will have a material adverse effect on its results of operations, financial condition or business prospects.

Environmental Matters

      The Optronics division’s manufacturing operations use many chemicals and gases and it is subject to a variety of governmental regulations related to the use, storage, discharge and disposal of such chemicals and gases and other emissions and wastes. Although the Optronics division has not suffered material environmental claims in the past and believes that its activities conform to presently applicable environmental regulations in all material respects, environmental claims or the failure to comply with present or future regulations could result in the assessment of damages or imposition of fines against the Optronics division, suspension of production or a cessation of operations.

Note 21 — Contractual obligations and disclosure related to off balance sheet commitments

(a) Contractual obligations

      The following table presents minimum payments the Optronics division will have to make in the future under contracts and firm commitments. Amounts related to Capital lease obligations are fully

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

reflected in the consolidated balance sheet whereas Operating leases obligations are partially reflected in the consolidated balance sheet through a € 4.0 million reserve.

	Deadline

Cash Contractual Obligations	Less than	1-3	4-5	After 5
Under Firm Commitments	One Year	Years	Years	Years	Total

	(In millions of euros)
Capital lease obligations	3.0	9.8	6.4	5.4	24.6
Operating leases	2.3	5.0	2.5	6.9	16.7

Total	5.3	14.8	8.9	12.3	41.3

(b) Other commitments

      As of December 31 2002, guarantees given to customs amount € 0.6 million.

Note 22 —	Summary of differences between accounting principles followed by the Optronics division and U.S. GAAP

      The Optronics division’s accounting policies comply with generally accepted accounting principles in France (French GAAP). Elements of the Optronics division’s accounting policies that differ significantly from generally accepted accounting principles in the United States of America (U.S. GAAP) are described below:

(a) Adoption of the French “pooling of interests” accounting method for stock-for-stock business combinations under French GAAP in connection with the acquisition of Kymata Ltd

      The Optronics division accounted for its acquisition of Kymata Ltd (see Note 2) under the French pooling of interests method: assets and liabilities of Kymata Ltd have been accounted for on a carryover basis at the date of acquisition adjusted to the Optronics division’s accounting methods. The difference between the assets and liabilities acquired at their net book values and the purchase price has been deducted from the net worth of the division. Under U.S. GAAP, the Kymata Ltd acquisition is recorded as a purchase.

      Under the terms of the purchase agreement, 9.0 million Alcatel Class O shares and 2.2 million Alcatel Class A shares were exchanged for all outstanding shares of Kymata. Based on the five day average closing prices of the shares around the announcement date (July 30, 2001), the value assigned to these shares amounted to € 138.3 million. In addition, the fair value of Alcatel Class O share options exchanged against share options of former Kymata Ltd amounted to € 0.6 million and was included as part of the purchase price. Acquisition costs net of tax were € 6.6 million.

      The cost of the acquisition of Kymata Ltd has been allocated to assets acquired and liabilities assumed. The major assets acquired include:

•	In process Research & Development for € 12.7 million has been allocated to projects. This amount was expensed in the fiscal year 2001.

•	Acquired technology for € 15.8 million. This intangible asset is depreciated over 7 years and tested for impairment in compliance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”.

      The residual portion of the cost of acquisition was recorded as goodwill for € 90.1 million and is not amortized in accordance with the provision of SFAS No. 142.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      A discount rate of 35% to 40% was used for in-process research and development. This rate is higher than the implied weighted average cost of capital for the acquisition due to the inherent uncertainties surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology and the uncertainty of technological advances that are unknown at this time.

      As a result of the adoption of Statement 142, the goodwill of Kymata has been tested for impairment as described in Note 22(b).

      In connection with the disposal of Alcatel Optronics Netherlands in June 2002, the capital gain charged against the net worth of the division under French GAAP (€ 0.1 million) has been charged against goodwill under U.S. GAAP.

(b) Amortization and impairment of acquisition goodwill

      In the division’s combined financial statements under French GAAP, goodwill is amortized over its estimated life, not to exceed 20 years.

      The division has evaluated its existing goodwill relating to prior business combinations and has determined that an adjustment or reclassification to intangible assets as of January 1, 2002 was not required in order to comply with the new criteria in Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations”.

      Beginning January 1, 2002, for U.S. GAAP purposes, the Optronics division adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets”. Under such provision, goodwill is no longer amortized from the date of acquisition of Kymata (September 2001) for Alcatel Optronics UK and from January 1st, 2002 for Alcatel Optronics Canada.

      For Alcatel Optronics Canada, since the goodwill was significantly lower under U.S. GAAP due to the exclusion of the deferred consideration from purchase price (see Note 22(d)), the impairment related to the goodwill recognized under French GAAP is reversed under U.S. GAAP by the amount of the deferred consideration, net of the reversed amortization charges. This resulted in an addition of € 43.8 million to the net worth under French GAAP at December 31, 2002.

      According to the provision of SFAS No. 142, goodwill is tested for impairment at the adoption date, on an annual basis and whenever events occur or circumstances change indicating potential impairment. The goodwill impairment test, which is based on a fair value analysis, is performed at the Optronics division level.

      The transition test did not give rise to any impairment. The annual impairment test carried out at the end of June 2002 resulted in an impairment charge of € 47.7 million under U.S. GAAP. Due to continued decline in market conditions, a third impairment test was carried out at the end of December 2002, which did not result in an additional impairment charge. However, the Step 2 of the annual impairment test was not fully completed as the fair value of unrecognized intangible assets was not determined at the end of June 2002. Such fair value, which was subsequently determined, amounted to € 14.5 million. The combined financial statements of the division at the end of December 2002 therefore reflect the resulting decrease in the implied value of the goodwill by way of an additional impairment charge of € 14.5 million.

      For transitional disclosure, see Note 23(d)(6).

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(c) Additional impairment of long-lived assets under U.S. GAAP

      As described in Note 22(a), the acquired technology of Alcatel Optronics UK has been tested for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”.

      On the basis of the expected cash flows of Alcatel Optronics UK technology, its acquired technology has been fully impaired under U.S. GAAP at the end of June 2002. The additional impairment charge is € 15.3 million.

      Besides, the adjustment described in Note 22(d) resulted in an additional impairment charge of the acquired technology of Alcatel Optronics Canada under U.S. GAAP of € 7.4 million (since this impairment had been recorded under French GAAP and reversed under U.S. GAAP in 2001).

(d) Contingent consideration to be paid to key employees in connection with the acquisition of Innovative Fibers

      In connection with the acquisition of Innovative Fibers (see Note 2), certain key employees of Innovative Fibers entered into three-year employment contracts. As part of the purchase agreement, a three-year retention mechanism was put into place in order to retain key employees of Innovative Fibers.

      The retention mechanism consists of a deferred payment of the purchase price, of which $53.1 million (€ 50.6 million at December 31, 2002) was placed in an escrow account and is released by  1/12 every three months from the date of acquisition, provided the key employees are present at Innovative Fibers.

      Under U.S. GAAP, the entire deferred payment was deducted from the goodwill and classified as a current receivable. Each three-month payment to key employees was expensed according to the effective release schedule. Under French GAAP, those deferred payments have been considered purchase price. Differences in goodwill amortization between French GAAP and U.S. GAAP have been adjusted accordingly until December 31, 2001. Beginning January 1, 2002, goodwill is no longer amortized under U.S. GAAP.

      In connection with the shutdown of the Gatineau facilities and the transfer of the manufacturing activity to Livingston, those key employees have been laid off and received all of the remaining portion of the deferred consideration. As a result, under U.S. GAAP, the balance of the deferred payment was expensed at the end of 2002.

(e) Liability recognition for certain employee termination benefit and other costs

      The Optronics division accounts for such liabilities when restructuring programs have been finalized and approved by the Optronics division’s management and have been announced before the closing date. The Optronics division applies EITF 94-3, SFAS No. 88 and SFAS No. 112 to prepare the U.S. GAAP reconciliation.

      The main difference between French and U.S. GAAP relates to the accounting method for post-employment benefits in early retirement programs. Under SFAS No. 112, only the benefits attributable to employees’ services already rendered can be provided at the balance sheet date, other benefits have to be accrued over the future period from the commitment date until termination. Under French GAAP, except in certain cases, post-employment benefits relating to early retirement programs are considered attributable to past services and provided for at the commitment date.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(f) Retirement and post-retirement benefits

      U.S. GAAP requires the recognition of a Minimum Liability Adjustment (MLA), which is not required under French GAAP.

      To comply with U.S. GAAP, the Optronics division applies the Statement of Financial Accounting Standard No. 106 “Post-retirement Benefits other than Pension”. These post-retirement benefits, primarily life insurance and health care, cover most of the U.S. employees of the division.

(g) Derivative Instruments and Hedging Activities

      Beginning January 1, 2001, for purposes of the U.S. GAAP reconciliation, the Optronics division adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability, measured as its fair value. SFAS No. 133 also requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

      The Optronics division periodically enters into forward foreign exchange contracts with Alcatel Central Treasury to hedge some of its foreign currency exposure. The Optronics division has analyzed the implementation requirements and has concluded not to apply hedge accounting under SFAS No. 133. Consequently, the foreign exchange contracts are marked to market at each closing date. At December 31, 2002, the change in fair value of the hedging instruments had no significant impact.

(h) Other comprehensive income

      Statement of Financial Accounting Standards No. 130 “Other Comprehensive Income”, effective for financial periods beginning after December 15, 1997, requires reporting of comprehensive income and its components, displayed as prominently as other financial statements. Comprehensive income may be defined for U.S. GAAP purposes as the change in equity of a business enterprise from transactions and other events and circumstances from non-owner sources. French GAAP does not require separate disclosure of all such changes in equity during a fiscal period.

(i) Presentation of Combined Financial Statements

      The classification of certain items in, and the format of, the Alcatel Optronics division’s Combined Financial Statements vary to some extent from U.S. GAAP.

      The most significant reporting and presentation practices followed by the Alcatel Optronics division that differ from U.S. GAAP are described in the following paragraphs:

      Accrued interest, short-term borrowings, bank overdrafts and capital lease obligations are included in debt. Under U.S. GAAP, the portion of debt maturing within one year would be classified as a current liability (€ 257.6 million at December 31, 2002, € 181.3 million at December 31, 2001 and € 20.6 million at December 31, 2000).

      The short-term portion of accrued pensions, retirement obligations and other reserves would be shown as current liabilities under U.S. GAAP (€ 23.5 million at December 31, 2002, € 33.5 million at December 31, 2001 and € 19.0 million at December 31, 2000).

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Deferred income tax assets are recorded in the combined balance sheet to the extent that it is more likely than not that the tax benefit will be realized; deferred income tax assets would be recorded for the full amount and a valuation allowance accounted for, if necessary.

      Classified balance sheets are presented in Note 23(c).

      Under U.S. GAAP income statement presentation, restructuring costs, other revenues (expenses) detailed in Note 6, amortization of goodwill and write-off of purchased R&D, have been presented as a deduction from or an addition to operating income (loss).

      In its statement of cash flows, the Optronics division presents the items “working capital provided by operations” and “net cash flow after investment”. These items would not be shown under a U.S. GAAP statement of cash flows presentation.

Note 23 — Reconciliation to U.S. GAAP

      The following is a summary of the estimated adjustments to the combined income statements for the years 2002, 2001 and 2000 and the net worth of the Optronics division at December 31, 2002, 2001 and 2000, which would be required if U.S. GAAP had been applied instead of French GAAP.

(a) Combined Income Statements

(1) Net income (loss)

	2002(a)	2002	2001	2000

	(In millions)
Net income (loss) as reported in the Combined Income Statements	$(439.1)	€(418.8)	€(144.3)	€37.5
Restructuring plans	(4.0)	(3.8)	3.8	(0.3)
Retirement and post-retirement obligation	0.1	0.1	(0.1)	—
Innovative Fibers contingent consideration	(31.2)	(29.8)	(13.3)	(6.0)
Impairment of Innovative Fibers goodwill and acquired technology	(25.2)	(24.0)	77.9	—
Adjustment of French pooling of interest accounting method	0.7	0.7	(11.3)	—
Impairment of Kymata goodwill and acquired technology	(63.8)	(60.9)	—	—
Tax effect of the above adjustments	0.9	0.9	(1.8)	0.1

Net income (loss) according to U.S. GAAP	$(561.6)	€(535.6)	€(89.1)	€31.3

(a)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of € 1.00 = $1.0485 on December 31, 2002.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(2) Summarized U.S. GAAP Combined Income Statements

      The Combined Income Statements for the years ended December 31, 2002, 2001 and 2000 have been adjusted to reflect the main differences between U.S. GAAP and French GAAP discussed above.

	2002(a)	2002	2001	2000

	(In millions)
Net sales	$88.2	€84.1	€470.4	€432.3
Cost of sales	(185.9)	(177.3)	(428.6)	(276.8)
Administrative and selling expenses	(63.6)	(60.7)	(58.9)	(32.6)
Research and development expenses	(48.1)	(45.9)	(62.0)	(36.1)
Purchased in process R&D	—	—	(12.9)	(21.5)
Restructuring costs	(85.1)	(81.2)	(3.7)	(0.3)
Amortization of goodwill	(120.9)	(115.3)	(3.9)	(1.7)
Other operating income (expense), net	(116.5)	(111.0)	(11.8)	0.1

Income (loss) from operations	(531.9)	(507.3)	(111.4)	63.4
Interest expense	(10.7)	(10.2)	(6.1)	(0.4)
Interest income and other financial income, net	(1.4)	(1.3)	6.4	1.1
Income (loss) before taxes	(544.0)	(518.8)	(111.1)	64.1
Provision for income tax	(17.6)	(16.8)	23.6	(32.8)
Net income (loss) before cumulative effect of accounting changes	(561.6)	(535.6)	(87.5)	31.3
Cumulative effect of adoption of SFAS 133
(first application), net of tax	—	—	(1.6)	—
Net income (loss)	$(561.6)	€(535.6)	€(89.1)	€31.3

(a)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of € 1.00 = $1.0485 on December 31, 2002.

(3)	Statement of comprehensive income (loss)

      Under U.S. GAAP, the following information would be displayed within the combined financial statements as either a separate statement or as a component of the combined statement of changes in the net worth of the Optronics division.

	2002(a)	2002	2001	2000

	(In millions)
Net income (loss) under U.S. GAAP	$(561.6)	€(535.6)	€(89.1)	€31.3
Other comprehensive income:
Foreign currency translation adjustments	(7.2)	(6.9)	2.7	(1.7)
Minimum pension liabilities adjustments	—	—	(0.5)	(0.4)
Tax effect of the above adjustments	—	—	0.1	0.3
Comprehensive income (loss) according to U.S. GAAP	$(568.8)	€(542.5)	€(86.8)	€29.5

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(b)	Net worth of the Optronics division

	2002(a)	2002	2001	2000

	(In millions)
Net worth of the Division as reported in the Combined Balance
Sheets	$(200.5)	€(191.2)	€227.7	€337.5
Restructuring plans	—	—	3.8	—
Retirement and post-retirement obligation (including MLA)	(2.5)	(2.4)	(2.6)	(2.0)
Innovative Fibers contingent consideration	(45.9)	(43.8)	(19.3)	(6.0)
Impairment of Innovative Fibers goodwill and acquired technology	45.9	43.8	76.7	—
Adjustment of French pooling of interest accounting method	105.6	100.7	103.0	—
Impairment of Kymata goodwill and acquired technology	(61.7)	(58.8)	—	—
Tax effect of the above adjustments	—	—	(0.9)	0.8
Net worth of the Division according to U.S. GAAP	$(159.1)	€(151.7)	€388.4	€330.3

(a)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of €1.00 = $1.0485 on December 31, 2002.

(c)	Classified balance sheets

(1) Assets

	2002	2001	2000

	(In millions of euros)
Goodwill, net	41.9	163.4	77.7
Other intangible assets, net	1.6	35.1	22.7
Intangible assets, net	43.5	198.5	100.4
Property, plant and equipment, at cost	306.8	365.5	162.2
Less accumulated depreciation	(219.2)	(102.6)	(54.6)
Property, plant and equipment, net	87.6	262.9	107.6
Other investments	0.9	0.8	—
Non-current deferred tax assets	—	4.8	1.8
TOTAL NON-CURRENT ASSETS	132.0	467.0	209.8
Inventories	16.4	60.4	131.0
Trade receivables and related accounts	8.0	71.5	91.7
Other accounts receivable	23.5	156.7	89.3
Cash and cash equivalents	20.4	20.9	49.2
TOTAL CURRENT ASSETS	68.3	309.5	361.2

TOTAL ASSETS	200.3	776.5	571.0

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(2)	Liabilities and net worth of the Optronics division

	2002	2001	2000

	(In millions of euros)
Funds allocated by Alcatel	369.1	473.1	332.9
Accumulated net losses	(518.3)	(86.2)	(4.3)
Cumulative translation adjustments	(2.5)	4.4	1.7

Net worth of the division	(151.7)	391.3	330.3
Accrued pension and retirement obligations	4.8	5.2	4.1
Other reserves	23.5	33.5	19.0
Long-term financial debt	21.6	23.6	15.5

TOTAL NON-CURRENT LIABILITIES	49.9	62.3	38.6
Advances from customers	0.1	0.2	0.1
Short-term financial debt	257.6	181.3	20.6
Trade payables and related accounts	28.1	103.6	119.3
Other current liabilities	16.3	37.8	62.1

TOTAL CURRENT LIABILITIES	302.1	322.9	202.1

TOTAL LIABILITIES AND NET WORTH OF THE DIVISION	200.3	776.5	571.0

(d)	Additional U.S. GAAP disclosure

(1)	Pension and post-retirement benefits other than pension plans

      The Optronics division contributes to death and retirement schemes for personnel of the Optronics division in the United States of America and to a retirement indemnities scheme for Alcatel Optronics France.

      For defined benefit pension plans, liabilities and prepaid expenses are determined as described in Note 1.2(i).

      Disclosures in accordance with SFAS 132 are as follows:

	Pension Benefits			Other Benefits

	2002	2001	2000	2002	2001	2000

	(In millions of euros)
Change in benefit obligation
Benefit obligation at beginning of year*	6.7	5.4	4.4	0.6	0.4	0.5
Service cost	0.4	0.4	0.3	0.1	0.1	—
Interest cost	0.4	0.4	0.2	—	—	—
Settlements/curtailments	(1.7)	(1.0)	—	(0.2)	—	—
Actuarial loss/gain	0.4	1.4	0.4	(0.1)	0.1	(0.1)
Benefits paid	—	—	—	—	—	—
Other (foreign currency translation)	(0.3)	0.1	0.1	(0.1)	—	—
Benefit obligation at end of year*	5.9	6.7	5.4	0.3	0.6	0.4

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits			Other Benefits

	2002	2001	2000	2002	2001	2000

	(In millions of euros)
Change in plan assets
Fair value of plan assets at beginning of year	(1.1)	(1.1)	(1.3)
Actual return on plan assets	(0.1)	0.1	(0.1)
Division contributions	(0.9)	(0.5)	(0.2)
Transfer of personnel between the Division and the Alcatel Group	—	—	0.6
Settlements	0.9	0.5	—
Benefits paid	—	—	—
Other (foreign currency translation)	0.3	(0.1)	(0.1)

Fair value of plan assets at end of year	(0.9)	(1.1)	(1.1)

Funded status of the plan	5.0	5.6	4.3	0.3	0.6	0.4
Unrecognized actuarial (loss) gain	(2.6)	(3.0)	(2.2)	—	(0.1)	—
Unrecognized actuarial prior service cost	—	—	—	—	—	—
Unrecognized actuarial transition obligation	—	—	—	—	(0.1)	(0.1)
Net amount recognized	2.4	2.6	2.1	0.3	0.4	0.3

*	The benefit obligation reported in the table above does not include the amount of the minimum liability adjustment.

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligation in excess of plan assets were €5.9 million, €5.6 million and €0.9 million, respectively, as of December 31, 2002 and €6.7 million, €5.8 million and €1.1 million, respectively, as of December 31, 2001 and €5.4 million, €5.0 million and €1.1 million, respectively, as of December 31, 2000.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Actuarial assumptions have been determined by actuaries on a country-by-country basis and company-by-company.

	Pension benefits			Other benefits

	2002	2001	2000	2002	2001	2000

Weighted-average assumptions as of December 31
Discount rate	5.5%	6.0%	6.1%	6.5%	7.5%	7.0%
Rate of compensation increase	2.4%	3.3%	2.8%	—	—	—
Expected return on plan assets	—	9.0%	9.0%	—	—	—
Expected residual active life	8-12 years	8-12 years	8-12 years	12 years	12 years	12 years

	Pension benefits			Other benefits

	2002	2001	2000	2002	2001	2000

	(in millions of euros)
Components of net periodic cost
Service cost	0.4	0.4	0.3	0.1	0.1	0.3
Expected interest cost	0.4	0.4	0.2	—	—	0.2
Expected return on plan assets	(0.1)	(0.1)	(0.1)	—	—	—
Amortization of actuarial net loss (gain)	0.1	0.2	0.2	—	—	0.1
Effect of curtailments	(0.8)	—	—	(0.2)	0.1	—

Net periodic benefit cost	—	0.9	0.6	(0.1)	0.2	0.6

      Annual cost under French GAAP for pension benefits plans was nil for the year ended December 31, 2002 and amounted to € 0.9 million and € 0.6 million for the years ended December 31, 2001 and 2000, respectively. Since January 1, 1999, liabilities and prepaid expenses are determined under French GAAP in accordance with Statements of Financial Accounting Standards No. 87 and 88 (MLA excepted); therefore, annual costs under French GAAP and under U.S. GAAP are the same for the three periods presented.

Amounts recognized in the statement of financial position:

	Pension benefits			Other benefits

	2002	2001	2000	2002	2001	2000

	(in millions of euros)
Accrued benefit liability (including MLA)	4.5	4.8	3.8	0.3	0.4	0.3
Prepaid benefit cost	—	—	—	—	—	—

Net amount accrued	4.5	4.8	3.8	0.3	0.4	0.3
Accumulated other comprehensive income (MLA)	(2.1)	(2.2)	(1.7)

Net amount recognized	2.4	2.6	2.1

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      The net accruals accounted for at December 31, 2002, 2001 and 2000 in the accompanying combined balance sheets can be compared with balances determined under U.S. GAAP as follows:

	Pension benefits			Other benefits

	2002	2001	2000	2002	2001	2000

	(in millions of euro)
— Net amount accrued for under U.S. GAAP	4.5	4.8	3.8	0.3	0.4	0.3
Excess funding of plans recognized in income only when paid back to the Division	—	—	—
Impacts of transition obligation, of prior service cost and of actuarial gains recognized with a different timing under local regulations	—	—	—
Minimum liability adjustments (MLA)	(2.1)	(2.2)	(1.7)

— Net amount accrued for under French GAAP in the combined financial statements	2.4	2.6	2.1
Accrued	2.4	2.6	2.1
Prepaid		—	—

      Regarding the other benefit plans, a one percentage point change in assumed health care cost trend rates would have no significant effect on the post-retirement benefit obligation and the service and interest cost components.

(2) Income taxes

(a) Deferred tax balances:

	2002	2001	2000

	(in millions of euros)
Tax losses carried forward	66.5	33.7	—
Accrued pension costs	1.7	1.8	1.5
Lease	0.3	0.2	0.2
Foreign exchange difference	—	—	1.2
Other reserves	31.1	20.8	6.9
Other temporary differences	2.8	12.7	1.7

Deferred tax assets, gross	102.4	69.2	11.5

Reserve	—	1.3	1.4
Accelerated depreciation	—	6.7	3.1
Other	0.4	5.0	1.2

Deferred tax liabilities	0.4	13.0	5.7

Total valuation allowance*	(101.1)	(28.0)	—

NET DEFERRED TAX	0.9	28.2	5.8

*	Of which € 22.8 million at December 31, 2002 will be allocated to reduce goodwill.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(b) Analysis of provision for income tax:

	2002	2001	2000

	(in millions of euros)
Current tax (expense) benefit	10.3	5.7	(35.2)
Other deferred tax (expenses) benefits	(27.1)	17.9	2.4

Provision for income tax	(16.8)	23.6	(32.8)

(c) Effective income tax rate

	2002	2001	2000

	(in millions of euros)
Income (loss) before taxes	(518.8)	(111.1)	64.1
Average income tax rate	33.5%	33.3%	37.3%

Expected tax	173.8	37.0	(23.9)
Impact of:
— permanent differences	(52.5)	(12.3)	(11.3)
— unrecognized deferred tax assets of the year and valuation allowance on recognized deferred tax assets of previous years	(147.6)	(5.9)	—
— change in tax rate	(0.8)	(1.3)	—
— tax credits	10.3	6.1	2.4
Actual provision for income tax	(16.8)	23.6	(32.8)
Effective tax rate	3.2%	(21.2)%	51.2%

(d) Income (loss) before income tax by geographical origin

	2002	2001	2000

	(in millions of euros)
France	(220.7)	(50.9)	79.9
Foreign	(298.1)	(60.2)	(15.8)

Income before tax	(518.8)	(111.1)	64.1

(3) Stock-based compensation

      On December 13, 2000, Alcatel’s board of directors adopted a stock option incentive plan based on the Alcatel Class O shares. This plan enabled key employees of the Optronics division to subscribe for newly-issued shares and to receive 306,700 options. The board of directors also adopted the possibility to grant a limited number of stock options to incentive employees on an individual basis. Accordingly, in 2001, 2,500 and 162,000 stock options were granted on April 2, 2001 and November 15, 2001, respectively.

      On December 19, 2001, Alcatel’s board of directors adopted a new stock option incentive plan, which resulted in the grant of 565,800 options to key employees of the Optronics division.

      These options can be exercised as follows:

•	for December 13, 2000 plan, from December 13, 2001 (December 13, 2005 for French employees) through December 12, 2008 at an exercise price of € 64.0.

•	for April 2, 2001 grant, from April 2, 2002 through April 1, 2009 at an exercise price of € 39.0.

•	for November 15, 2001 grant, from November 15, 2002 through November 14, 2009 at an exercise price of € 9.0.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

•	for December 19, 2001 plan, from December 19, 2002 (December 19, 2006 for French employees) through December 18, 2009 at an exercise price of € 9.3.

      At December 31, 2002, stock option plans were as follows:

	2000 plan	2001 plans

Exercise price	€ 64.00	€ 39.00	€ 9.00	€ 9.30

	(in number of options)
Outstanding at December 31, 1999	—	—	—	—

Granted	306,700	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Outstanding at December 31, 2000	306,700	—	—	—

Granted	—	2,500	162,000	565,800
Exercised	—	—	—	—
Forfeited	(3,600)	—	—	—
Expired	—	—	—	—

Outstanding at December 31, 2001	303,100	2,500	162,000	565,800

Exercised	—	—	—	—
Forfeited	(5,100)	—	(30,000)	(37,200)
Expired	—	—	—	—

Outstanding at December 31, 2002	298,000	2,500	132,000	528,600

      In addition, prior to its acquisition by the Optronics division, Kymata Ltd had adopted share option incentive plans in 1999, 2000 and 2001. Each outstanding share option granted by Kymata has been exchanged against 0.0067064 Alcatel Class O stock option. The former share option plans of Kymata resulted in 402,595 Alcatel Class O stock options. These options can be exercised from September 20, 2001 through January 2011 at an exercise price ranging from € 0.8 to € 35.15.

      At December 31, 2002, options to purchase 179,665 Class O shares were outstanding. Alcatel Optronics UK funds the option exercise by redeeming ORAs for Class O shares subscribed by this company.

      The Optronics division elected APB 25 “Accounting for Stock Issued to employees” to determine compensation costs associated with stock option plans. No compensation is to be recognized since the exercise prices of the options exceed the market value of the Alcatel Class O share at the date of grant of the options, or in the case of the former Kymata share options exchanged for Alcatel Class O share options, they were all vested or “out of the money” at the date of acquisition.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      For pro forma information required by SFAS 123 “Accounting for Stock-based Compensation”, the fair value at grant-date of the options has been estimated using a stockastic model and the following characteristics:

			Dec. 13,
	Kymata	2001	2000

Interest rate	5,24%	5%	5%
Expected life	7-9 years	8 years	8 years
Expected volatility	50%	50%	73%
Expected dividends	1%	1%	1%

      The option valuation model used to calculate option values was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Alcatel Group’s stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Accordingly, management believes that this model does not necessarily provide a reliable single measure of the fair value of the Optronics division’s stock option awards.

      If the fair value based accounting method had been used to account for stock-based compensation cost, the resulting net income would have been € (540.2) million in 2002.

      The following table illustrates the effect on net income if the division had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31

	2002	2001	2000

Net income (loss) under U.S. GAAP	(535.6)	(89.1)	31.3
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(4.6)	(3.7)	(0.1)
Pro forma net income	(540.2)	(92.8)	31.2

(4)	Pro forma information concerning the 2000 and 2001 acquisitions (unaudited)

      In addition to the information provided in Note 2, U.S. GAAP requires the Optronics division to present certain pro forma information as if the acquisition of Innovative Fibers had occurred at the beginning of 1999 or 2000 and the acquisition of Kymata Ltd at the beginning of 2001 or 2000.

(a) Acquisition of Innovative Fibers

      The following unaudited pro forma results of operations for the years 1999 and 2000 include such adjustments as amortization of goodwill and acquired technology, and the additional contingent compensation to be paid to key employees in connection with the acquisition of Innovative Fibers.

      Income before tax and net income have been presented before amortization of Purchased R&D so as to only present recurring items.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      The unaudited pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operation which would actually have occurred had the combination been in effect on the date indicated or which may occur in the future.

	2000	1999

	(in millions of
	euro)
Net sales	440.3	184.1
Income before tax and amortization of Purchased R&D	72.8	3.3
Net income before amortization of Purchased R&D	39.0	(5.5)

(b) Acquisition of Kymata Ltd

      The following unaudited pro forma results of operations for the years 2000 and 2001 mainly include the adjustment of the depreciation of the acquired technology. Goodwill amortization was not considered for year 2000 and 2001.

      Income before tax and net income have been presented before amortization of Purchased R&D and cumulative effect of adoption of SFAS No. 133 so as to only present recurring items.

      The unaudited pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operation which would actually have occurred had the combination been in effect on the date indicated or which may occur in the future.

	2001	2000

	(in millions of
	euro)
Net sales	481.9	434.3
Income before tax, amortization of Purchased R&D and cumulative effect of adoption of SFAS 133	(149.0)	(32.1)
Net income before amortization of Purchased R&D and cumulative effect of adoption of SFAS 133	(125.1)	(65.0)

(5) Restructuring

      The main difference between French and U.S. GAAP relates to the accounting method for post-employment benefits in early retirement programs as described in Note 22(e).

      The impact of U.S. GAAP adjustment is as follows:

		Charged to	CTA
		costs and	and
	2000	expenses	others	2001

	(in millions of euro)
French GAAP restructuring reserve	0.3	6.1	—	6.4
Early retirement programs	—	(3.8)	—	(3.8)

US GAAP restructuring reserve	0.3	2.3	—	2.6

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

		Charged to	CTA
		costs and	and
	2001	expenses	others	2002

	(in millions of euro)
French GAAP restructuring reserve	6.4	4.2	—	10.6
Early retirement programs	(3.8)	3.8	—	—

US GAAP restructuring reserve	2.6	8.0	—	10.6

(6) Goodwill and other intangible assets

      As described in Note 22(b), the Optronics division applied Statement 142 on January 1, 2002. Had this statement been applied prior to January 1, 2002, net income exclusive of amortization expense related to goodwill would have been as follows for the periods presented:

	2002	2001	2000

	(in millions of euros)
Reported net income	(535.6)	(89.1)	31.3
Add back: Goodwill amortization	—	3.9	1.7

Adjusted net income	(535.6)	(85.2)	33.0

      The change in the carrying amount of goodwill for the year ended December 31, 2002 is as follows:

2002

(in millions of euros)
Balance as of January 1, 2002	163.4
Impairment losses	(115.3)
Exchange rate differences	(6.2)
Balance as of December 31, 2002	41.9

      The Optronics division does not have intangible assets that are not subject to amortization.

(7) Product warranties

      The Optronics division records a liability for product warranties corresponding to the estimated amount of future repair and replace products costs for products still under warranty at the balance sheet date. The liability is included in the reserves for product sales. The reserve is calculated based on historical experience concerning the costs and frequency of repairs or replacements.

      Change of the product warranty reserve during 2002 is as follows (in millions of euros):

(in millions of euros)
Balance as of January 1, 2002	14.5
Warranties issued during the period	2.6
Settlements made during the period	(2.3)
Changes in liability for pre-existing warranties during the period, including expirations	(10.2)
Exchange rate differences and other	(0.1)

Balance as of December 31, 2002	4.5

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(8) Other information (based on the combined financial statements under French GAAP)

	Balance at	Charged to		Balance at
	beginning	costs and	Other	end
	of period	expenses	Movements	of period

	(in millions of euros)
Valuation and qualifying accounts deducted from the related accounts
2002
Inventories	106.4	(49.5)	(2.4)	54.5
Trade receivables and related accounts	2.7	0.8	(0.6)	2.9
2001
Inventories	8.7	102.3	(4.6)	106.4
Trade receivables and related accounts	0.1	2.2	0.4	2.7
2000
Inventories	6.9	5.7	(3.9)	8.7
Trade receivables and related accounts	0.1	—	—	0.1

	Balance at	Charged to		Balance
	beginning	costs and	Other	at end
	of period	expenses	movements	of period

	(in millions of euros)
Reserves
2002
Warranty	14.5	0.3	(10.3)	4.5
Litigation	5.9	—	(3.3)	2.6
Accrued pensions and retirement obligations	5.2	(0.4)	—	4.8
Reserves for restructuring	2.6	8.0	—	10.6
Other reserves	10.5	2.8	(7.5)	5.8
2001
Warranty	13.7	9.8	(9.0)	14.5
Litigation	3.0	2.9	—	5.9
Accrued pensions and retirement obligations	4.1	1.1	—	5.2
Reserves for restructuring	0.3	2.3	—	2.6
Other reserves	2.0	8.5	—	10.5
2001
2000
Warranty	8.8	8.9	(4.0)	13.7
Litigation	2.9	0.2	(0.1)	3.0
Accrued pensions and retirement obligations	3.1	1.0	—	4.1
Reserves for restructuring	0.2	0.1	—	0.3
Other reserves	0.8	1.5	(0.3)	2.0

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(9) Recently issued U.S. Accounting Standards

(a)	SFAS 145 — Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections

      In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The Statement updates, clarifies and simplifies existing accounting pronouncements. The Optronics division will adopt this statement on April 1, 2003. The management of the division expects that the adoption of SFAS 145 will not have any material impact on the financial statements.

(b)	SFAS 146 — Accounting for Costs Associated with Exit or Disposal Activities

      In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). SFAS 146 replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), and changes the timing of recognition for certain exit costs associated with restructuring activities. Under SFAS 146 certain exit costs would be recognized over the period in which the restructuring activities occur. Currently, exit costs are recognized when the Optronics division commits to a restructuring plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002, though early adoption is allowed. The provisions of SFAS 146 could result in the Optronics division recognizing the cost of future restructuring activities over a period of time as opposed to a one-time expense.

(c) SFAS 148 — Accounting for Stock-Based Compensation

      In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS 148”). This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure in the summary of significant account policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual financial statements. SFAS 148’s amendment of the transition and annual disclosure requirements are effective for fiscal years ending after December 15, 2002. Refer to Note 23(d)(3) for disclosures related to stock based compensation. The Optronics division intends to continue to account for stock-based compensation based on the provisions of APB Opinion No. 25.

(d) FIN 45 — Accounting and Disclosure Requirements for Guarantees

      In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements of annual periods that end after December 15, 2002. Refer to Note 23(d)(7) for disclosures related to guarantees. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. Adoption of FIN 45 is not expected to have a significant impact on the combined financial statements of the Optronics division.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(e)	FIN 46 — Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51

      In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities an interpretation of ARB No. 51 (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure provisions of FIN 46 are effective for financial statements initially issued after January 31, 2003. Public entities with a variable interest in a variable interest entity created before February 1, 2003 shall apply the consolidation requirements of FIN 46 to that entity no later than the beginning of the first annual reporting period beginning after June 15, 2003. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. Adoption of FIN 46 is not expected to have a significant impact on the combined financial statements of the Optronics division.

OPTRONICS DIVISION

UNAUDITED INTERIM FINANCIAL STATEMENTS

As of March 31, 2003 and 2002 and December 31, 2002

and for the three month periods then ended

OPTRONICS DIVISION, A DIVISION OF ALCATEL

UNAUDITED COMBINED INCOME STATEMENTS

	Three Months
	Ended March 31,		Year Ended
			December 31,
	Q1	Q1
	2003	2002	2002

	(In millions of euros)
Net sales	€7.3	€35.1	€84.1
Cost of sales	(21.4)	(55.5)	(177.3)

Gross profit (loss)	(14.1)	(20.4)	(93.2)
Administrative and selling expenses	(4.4)	(9.9)	(32.3)
Research & Development expenses	(5.6)	(12.7)	(45.9)

Income (loss) from operations	(24.1)	(43.0)	(171.4)
Financial income (loss)	(2.9)	(2.8)	(10.2)
Restructuring costs	(4.0)	(3.3)	(77.4)
Other revenue (expense)	0.9	(0.3)	(88.3)

Income (loss) before taxes and amortization of goodwill	(30.1)	(49.4)	(347.3)
Income tax	0.7	12.3	(17.7)
Amortization of goodwill	—	(1.1)	(53.8)
Net income (loss)	€(29.4)	€(38.2)	€(418.8)

The accompanying notes are an integral part of these unaudited combined financial statements.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

UNAUDITED COMBINED BALANCE SHEETS

ASSETS

	At March 31,		At
			December 31,
	2003	2002	2002

	(In millions of euros)
Goodwill, net	€—	€57.6	€—
Other intangible assets, net	1.0	11.6	1.6
Intangible assets, net	1.0	69.2	1.6
Property, plant and equipment	299.5	372.9	306.8
Less accumulated depreciation	(218.1)	(114.0)	(219.2)
Property, plant and equipment, net	81.4	258.9	87.6
Other investments	1.9	0.9	0.9
TOTAL FIXED ASSETS	84.3	329.0	90.1
Inventories and work-in-progress, net	13.4	53.0	16.4
Trade receivables and related accounts, net	6.8	32.4	8.0
Other accounts receivable	16.7	101.1	23.2

Accounts receivable, net	23.5	133.5	31.2
Cash Pooling — Alcatel current account (maturity not less than three months)	—	—	—
Cash Pooling — Alcatel current account (maturity less than three months)	5.3	5.9	18.5
Cash	2.4	2.1	1.9
Cash and cash equivalents	7.7	8.0	20.4

TOTAL CURRENT ASSETS	44.6	194.5	68.0

TOTAL ASSETS	€128.9	€523.5	€158.1

LIABILITIES AND NET WORTH OF THE OPTRONICS DIVISION

	At March 31,		At
			December 31,
	2003	2002	2002

	After Appropriation
	(In millions of euros)
Funds allocated by Alcatel	€352.6	€366.6	€369.1
Accumulated net profits (losses)	(592.5)	(182.5)	(563.1)
Cumulative translation adjustment	6.9	6.3	2.8

TOTAL NET WORTH OF THE OPTRONICS DIVISION	(233.0)	190.4	(191.2)
Accrued pension and retirement obligations	2.4	2.6	2.4
Other reserves	21.0	35.9	23.5

TOTAL RESERVES FOR LIABILITIES AND CHARGES	23.4	38.5	25.9
Cash pooling — Alcatel current account	281.8	165.9	254.6
Other borrowings	23.8	26.9	24.6
TOTAL FINANCIAL DEBT	305.6	192.8	279.2
Advances from customers	0.1	0.1	0.1
Trade payables and related accounts	18.2	55.6	28.1
Other payables	14.6	46.1	16.0

TOTAL OTHER LIABILITIES	32.9	101.8	44.2

TOTAL LIABILITIES AND NET WORTH OF THE OPTRONICS DIVISION	€128.9	€523.5	€158.1

The accompanying notes are an integral part of these unaudited combined financial statements.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

	Three Months
	Ended March 31,		Year Ended
			December 31,
	2003	2002	2002

	(In millions of euros)
Cash flows from operating activities
Net income (loss)	(29.4)	(38.2)	(418.8)
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization, net	5.1	15.5	238.8
Changes in reserves for pension obligations, net	—	—	(0.2)
Changes in other reserves, net	(2.2)	(27.0)	(64.3)
Net (gain) loss on disposal of non-current assets	(0.1)	0.8	8.7
Other	—	—	—

Net cash provided (used) by operating activities before change in working capital	(26.6)	(48.9)	(235.8)
Net change in current assets and liabilities:
Decrease (increase) in accounts receivable	5.8	61.8	157.0
Decrease (increase) in inventories	4.4	33.3	94.9
Increase (decrease) in accounts payable and accrued expenses	(9.9)	(36.4)	(84.5)
Net cash provided (used) by operating activities	(26.3)	9.8	(68.4)
Cash flows from investing activities
Proceeds from disposal of fixed assets	0.2	0.6	12.3
Capital expenditures	—	(10.8)	(21.1)
Cash expenditure for the acquisition of consolidated companies, net of cash acquired, and for acquisition of unconsolidated companies	—	(0.1)	(0.1)
Cash proceeds from sales of previously consolidated companies, net of cash sold	—	—	1.6
Decrease (increase) in loans	(1.0)	—	—

Net cash provided (used) by investing activities	(0.8)	(10.3)	(7.3)

Net cash flows after investing activities	(27.1)	(0.5)	(75.7)
Cash flows from financing activities
Increase (decrease) in short-term debt	30.6	(11.4)	99.6
Increase (decrease) in long-term debt	—	(0.2)	(7.0)
Principal payment under capital lease obligation	(0.7)	(0.8)	(17.3)
Transfer from (to) owners	(15.3)	—	3.3
Dividends paid by Alcatel Optronics	—	—	(2.9)

Net cash provided (used) by financing activities	14.6	(12.4)	75.7
Net effect of exchange rate changes	(0.2)	—	(0.5)
Net increase (decrease) in cash and cash equivalents	(12.7)	(12.9)	(0.5)
Cash and cash equivalents at beginning of year	20.4	20.9	20.9
Cash and cash equivalents at end of year	€7.7	€8.0	€20.4

The accompanying notes are an integral part of these unaudited combined financial statements.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

UNAUDITED COMBINED STATEMENT OF CHANGES IN NET WORTH OF

THE OPTRONICS DIVISION

	Funds	Accumulated	Cumulative	Total Net
	Allocated by	Net	Translation	Worth of the
	Alcatel	Profits/Losses	Adjustment	Division

	(In millions of euros)
Balance at December 31, 2001	€366.6	€(144.3)	€5.4	€227.7
Net income (loss)	—	(418.8)	—	(418.8)
Funds allocated by Alcatel	2.5	—	—	2.5
Translation adjustment of the year	—	—	(2.6)	(2.6)

Balance at December 31, 2002	369.1	(563.1)	2.8	(191.2)
Net income (loss)	—	(29.4)	—	(29.4)
Changes in perimeter	(16.5)	—	1.5	(15.0)
Translation adjustment of the year	—	—	2.6	2.6

Balance at March 31, 2003	€352.6	€(592.5)	€6.9	€(233.0)

The accompanying notes are an integral part of these unaudited combined financial statements.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of presentation and summary of accounting policies

1.1 — Basis of presentation

      As authorized by the shareholders of Alcatel, the board of directors of Alcatel issued 16,500,000 Alcatel Class O shares on October 20, 2000. The dividends paid to these Alcatel Class O shares are based on the separate performance of the Optronics division of Alcatel.

      The accompanying combined financial statements include the amounts of the following subsidiaries of Alcatel engaged in the Optronics business (together “the Optronics division”):

•	Alcatel Optronics France S.A., a French incorporated company and wholly-owned subsidiary of Alcatel (“Alcatel Optronics France”);

•	Alcatel Optronics UK (ex Kymata), a UK company and wholly-owned subsidiary of Alcatel Optronics France, which was acquired on September 21, 2001 and its wholly-owned subsidiary Alcatel Optronics Netherlands until June 28, 2002, date of the sale of this subsidiary to its management.

•	Alcatel Optronics Canada (ex Innovative Fibers), a Canadian company and wholly-owned subsidiary of Alcatel Optronics France acquired on August 1, 2000. Since the shutdown of Gatineau’s facility on December 13, 2002, Alcatel Optronics Canada has no operational activity and should be liquidated by the end of 2003.

•	Alcatel Optronics USA Inc., a U.S. incorporated company, wholly-owned subsidiary of Alcatel and formed on June 30, 2000. Since the sale of most of Alcatel Optronics USA Inc.’s assets to Sanmina Texas LP on November 22, 2002, the company has no operational activity. As a result, the company is no longer combined within the Optronics division and its net assets have been returned to Alcatel as of January 1, 2003.

1.2 — Summary of accounting policies

      The combined financial statements of the Optronics division are presented in accordance with French generally accepted accounting principles. Since January 1, 1999, Alcatel and the Optronics division comply with the “New principles and methodology relative to consolidated financial statements” Regulation 99-02 approved by decree dated June 22, 1999 of the “Comité de Réglementation Comptable”. Since January 1, 2002 Alcatel and the Optronics division have complied with the Regulation No. 00-06 (regulation on liabilities) approved by the “Comité de Réglementation Comptable”. Such change did not have any effect on the 2002 financial statements of the Optronics division.

      The combined financial statements of the Optronics division comply with the essential accounting principles described hereafter.

      All significant transactions and balances within the Optronics division are eliminated.

Note 2 — Information by geographical area and concentration

      The Optronics division operates in a single reportable segment made up of different product lines. Geographical information is given below.

OPTRONICS DIVISION, A DIVISION OF ALCATEL

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

						United
		United		Rest of	Total	States of
	France	Kingdom	Italy	Europe	Europe	America	Canada	Asia	Total

	(In millions of euros)
Three Months Ended March 31, 2003
Net sales
By entity location	7.2	0.1	—	—	7.3	—	—	—	7.3
By geographical market	0.4	0.1	4.3	0.5	5.3	0.7	—	1.3	7.3
Three Months Ended March 31, 2002
Net sales
By entity location	16.6	0.7	—	—	17.3	16.7	1.1	—	35.1
By geographical market	0.9	3.4	9.9	1.4	15.6	18.0	0.2	1.3	35.1
Year Ended December 31, 2002
Net sales
By entity location	48.3	3.4	—	—	51.7	30.0	2.4	—	84.1
By geographical market	6.9	6.7	29.4	3.1	46.1	31.2	0.9	5.9	84.1
Income (loss) from operations	(115.8)	(36.0)	—	—	(151.8)	(13.1)	(6.5)	—	(171.4)
Property, plant and equipment, net	69.0	18.0	—		87.0	0.6	—	—	87.6
Total assets	110.6	23.7	—	—	134.3	17.8	6.0	—	158.1

Note 3 — Subsequent events

      At the Alcatel annual shareholders meeting on April 17, 2003, the shareholders approved the conversion of the Alcatel Optronics division tracking stock into Alcatel ordinary shares on a one-for-one basis. This implies several significant changes: the end of Optronics division separate financial reporting and, effective April 22, 2003, the first day of trading on the Paris stock exchange following the shareholders’ meeting, the suspension of the Alcatel O share quotation. From April 23, 2003, there is a single Alcatel share quotation without distinction of class, instead of the former Alcatel A and O shares.

OPTICAL COMPONENTS BUSINESS OF CORNING

Unaudited Interim Financial Statements

as of March 31, 2003 and for the
three month periods ended March 31, 2003 and 2002 and
Audited Financial Statements as of
December 31, 2002 and 2001 and for
each of the years in the three year
period ended December 31, 2002

Report of Independent Accountants

To the Board of Directors and Shareholders of

Corning Incorporated:

      In our opinion, the accompanying statements of assets to be acquired and liabilities to be assumed and the related statements of net revenues and direct operating expenses present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of the optical components business of Corning, part of the photonic technologies business of Corning Incorporated (“Corning”), at December 31, 2002 and 2001, and the net revenues and direct operating expenses for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Corning’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 2, the optical components business of Corning is a fully integrated business of Corning Incorporated; consequently, these financial statements have been derived from the consolidated financial statements and accounting records of Corning and reflect significant assumptions and allocations. Moreover, as indicated in Note 2, the optical components business of Corning relies on Corning and its other businesses for administrative, management and other services, of which the costs relating to certain services have been excluded from these financial statements. The accompanying financial statements were prepared solely to present the assets to be acquired and liabilities to be assumed and the related net revenues and direct operating expenses of the optical components business of Corning, pursuant to the Share Acquisition and Asset Purchase Agreement dated May 12, 2003 as discussed in Note 1, among Avanex Corporation, Alcatel and Corning, and is not intended to be a complete presentation of the optical components business financial position or results of operations.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 4, 2003

OPTICAL COMPONENTS BUSINESS OF CORNING

STATEMENTS OF NET REVENUES AND DIRECT OPERATING EXPENSES

(dollars in thousands)

	Quarters Ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Net revenues	$9,705	$22,014	$66,865	$254,296	$736,019
Cost of revenues	1,924	28,389	76,292	472,754	517,652

Gross profit (loss)	7,781	(6,375)	(9,427)	(218,458)	218,367
Direct operating expenses:
Research, development and engineering	4,916	6,989	29,247	77,009	59,686
Sales and marketing	1,957	1,984	5,056	15,342	14,617
General and administrative	3,841	4,952	17,684	24,864	24,833
Acquired in-process research and development	—	—	—	—	235,000
Amortization of patents	—	824	3,401	6,313	529
Impairment of long-lived assets	—	—	161,486	131,418	—
Restructuring charges	—	—	8,761	25,156	—
Other expense (income), net	121	8	336	(278)	—

Total direct operating expenses	10,835	14,757	225,971	279,824	334,665

Direct expenses in excess of net revenues	$(3,054)	$(21,132)	$(235,398)	$(498,282)	$(116,298)

The accompanying notes are an integral part of these financial statements.

OPTICAL COMPONENTS BUSINESS OF CORNING

STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

(dollars in thousands)

		December 31,
	March 31,
	2003	2002	2001

	(Unaudited)
Current assets — Inventories	$14,825	$15,938	$59,462
Equipment, net	4,890	4,832	115,068
Patents, net	—	—	40,820

Total assets to be acquired	19,715	20,770	215,350

Current liabilities — Product warranty	(14,353)	(22,464)	(23,826)

Commitments and contingencies
Net assets to be acquired and liabilities to be assumed	$5,362	$(1,694)	$191,524

The accompanying notes are an integral part of these financial statements.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS

(Dollars in thousands, unless otherwise noted)

1.	Description of Optical Components Business of Corning and Overview of Corning Asset Purchase Transaction

Description of Optical Components Business of Corning

      Avanex Corporation (Avanex), Alcatel and Corning Incorporated (Corning) have entered into a Share Acquisition and Asset Purchase Agreement dated as of May 12, 2003 (the “purchase agreement”) whereby Avanex has agreed, among other things, to acquire certain assets and assume certain liabilities of Corning’s photonic technologies business (the “Corning Asset Purchase”). In accordance with the purchase agreement, Avanex will acquire certain assets and assume certain liabilities relating to the following Corning photonic technologies business products (specifically referred to herein as the “optical components business”):

•	Amplifiers: Corning manufactures erbium doped fiber amplifier optical amplifiers and Raman amplification pump modules. These products are designed to enhance the wavelength division multiplexed optical signals propogating through an optical waveguide without reconversion of the signal to electrical signals. These products permit an optical signal to travel a greater distance between electronic terminals and regenerators, thereby substantially reducing the costs of a telecommunications network. These products incorporate multiple passive and active components such as erbium fiber, fiber couplers, and isolators, pump combiners and pump lasers. Corning manufactures its optical amplifiers at its Erwin Park, New York production facility.

•	Dispersion Compensation Modules: Corning manufactures dispersion compensating fiber that compensates for the chromatic dispersion experienced by a light pulse as it propogates through an optical waveguide. Chromatic dispersion is a property of fiber that causes light pulses to spread over distance. Chromatic dispersion limits the bit-rate and the transmission distance that can be achieved by a light pulse propagating through an optical waveguide. Dispersion compensating fiber is packaged in a housing and sold as a module. In connection with this proposed transaction, Corning is not selling or licensing to Avanex any of its technology relating to the manufacture of dispersion compensating fiber. Avanex will acquire certain know-how related to the packaging of dispersion compensating fiber and will acquire rights to market and sell the packaged dispersion compensation module. Corning packages its dispersion compensation modules at its Erwin Park, New York production facility.

•	Modulators: Corning manufactures integrated optic lithium-niobate external modulators for advanced optical telecommunication systems. An external modulator imposes a signal on a light beam passing through the modulator by switching between transparent and opaque modes. In so doing, modulators encode information being transmitted through a waveguide. Corning manufactures its modulators at its Milan, Italy production facility.

      In addition to those assets related to the products manufactured and sold by Corning’s optical components business described in the preceding section, pursuant to the Corning Asset Purchase, Avanex will acquire rights to intellectual property owned by Corning (subject to any pre-existing license grants to which such intellectual property may be subject) that relate to certain other products offered by Corning’s photonic technology business, described below:

•	Multiplexers/ Demultiplexers: Multiplexing and demultiplexing (mux/demux) allow a communications system to combine signals at several different wavelengths to pass through the same optical fiber with minimal interaction until the signals are then split apart and routed to their separate intended destinations. This technology increases the transmission capacity of a single optical fiber without the need to install additional cables. Thin-film filters (as described below) are frequently used in mux/demux modules. Corning distributes mux/demux modules manufactured by its joint

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

venture in Korea, Samsung Corning Micro Optics Company Ltd. Avanex will not acquire Corning’s interest in this joint venture, though Avanex will acquire certain items of Corning’s intellectual property in the area of thin-film filters and packaging of mux/demux modules.

•	Signal Lasers and Detectors: A signal laser provides the light source for a fiber-optic communications system. The specific wavelengths chosen to be transmitted are matched to the properties of an optical fiber. The signal laser transmits at the chosen wavelength at a power level that is selected to send the chosen wavelength(s) through the optical fiber. This light source is modulated as described previously so that it carries the desired signal. A detector, or receiver, detects a light signal and converts it into electrical form. Avanex will acquire certain items of Corning’s intellectual property in this field, typically referred to as Tx/ Rx.

•	Pump Lasers: A pump laser, coupled with amplifying fiber and the other components of an optical amplifier, amplifies optical signals without having to convert them into electronic form for regeneration. The pump laser provides the necessary energy source to excite the erbium atoms in erbium-doped fiber so that the optical signal traveling through the erbium fiber amplifier module can be amplified. Corning manufactures pump lasers at its production facility in Bedford, Massachusetts. Though Avanex is not acquiring this production facility from Corning, Avanex and Corning intend to transfer technology related to Corning’s production of pump lasers to an Optronics division facility in to Nozay, France that is to be acquired by Avanex through the Optronic Share Acquisition.

•	Thin Film Filters: Optical thin film coatings are microscopic layers of materials, such as silicon and magnesium fluoride, applied to the surface of a substrate. Thin film coatings work by transmitting or reflecting light at specified wavelengths in order to flatten, multiplex or demultiplex optical signals.

•	Gratings: Gratings technology is used to separate and filter multiple wavelengths of light propagating in the same fiber. These gratings are generally used in signal monitoring, dispersion compensation and gain flattening applications.

      Avanex will not acquire any intellectual property rights owned by Corning that relate to the design, manufacture, or production of any type of optical fiber.

      Avanex anticipates making offers of employment to approximately 400 employees of the optical components business. These employees are primarily located at the Erwin Park, New York and Milan, Italy facilities.

Overview of Corning Asset Purchase Transaction

      In accordance with the purchase agreement, Avanex will complete the Corning Asset Purchase and acquire the Corning optical components business in exchange for 17% of the outstanding shares of Avanex common stock on a post-transaction basis. Specifically, terms of the Corning Asset Purchase comprise the following:

a.	Avanex will acquire specifically identified inventories and equipment relating to the Corning optical components business at the Erwin Park, New York and Milan, Italy facilities.

b.	Avanex has agreed to assume product warranty obligations of the optical components business, including certain identified repair programs. Corning has agreed to reimburse Avanex on an as-incurred basis for costs to complete the identified repair obligations (up to an agreed maximum reimbursement of $14,165). In addition, Corning has agreed to contribute cash to Avanex at the transaction closing date equal to the optical components business then-current liability of other

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

estimated warranty obligations. The amount of the cash contribution is currently estimated at approximately $1,400.

c.	Corning will sublease the Erwin Park, New York facility and transfer the Milan, Italy lease to Avanex.

d.	Avanex and Corning will enter into an intellectual property rights agreement whereby Corning will assign to Avanex approximately 153 families of patents relating to Corning’s optical components business. In addition, Avanex will acquire license rights under additional Corning patents to the extent such patents have use or application to the manufacture, production or sale of the Corning optical component business products.

e.	Corning will pay to Avanex cash equal to $20,000.

      The purchase agreement also provides, that upon completion of the Corning Asset Purchase, Avanex and Corning will enter into the following agreements:

a.	Corning and Avanex will enter into a dispersion compensation optical fiber supply contract whereby Avanex will purchase its annual requirements for dispersion compensation optical fiber from Corning.

b.	Corning and Avanex will enter into a transition services agreement whereby Corning will provide information systems, accounting, finance and human resources support to Avanex. Transition services are expected to be provided to Avanex for one year following the closing date; however, certain enumerated services and information technology infrastructure services may be provided for the life of the Erwin Park lease. Transition services may be terminated by Avanex at an earlier date at the request of Avanex.

2.	Basis of Presentation

      These carve-out financial statements have been prepared for the purpose of presenting the assets to be acquired and liabilities to be assumed of the Corning optical components business at March 31, 2003 (unaudited) and December 31, 2002 and 2001 and the related net revenues and direct operating expenses for the three months ended March 31, 2003 (unaudited) and 2002 (unaudited) and for each of the three years in the period ended December 31, 2002, as such information pertains to the Corning Asset Purchase by Avanex.

      The accompanying financial statements have been prepared from the consolidated financial statements and accounting records of Corning and reflect significant assumptions and allocations. Moreover, the optical components business relies on Corning for administrative, management and other services, of which the costs for certain services have been excluded from these financial statements as disclosed herein. Corning’s optical components business is part of Corning’s photonic technologies business, which is included in Corning’s telecommunications reportable segment. Since separate complete financial statements were not maintained for the operations of Corning’s optical components business, preparation of statements of operations and cash flows, including amounts charged for income taxes, interest and indirect expenses, is impractical. Additionally, since only certain assets are being acquired and certain liabilities are being assumed, a balance sheet and statement of stockholders’ equity is not applicable. Accordingly, the assets to be acquired and liabilities to be assumed and related net revenues and direct operating expenses presented in the financial statements may not be indicative of the financial position or results of operations of the optical components business had it been a separate stand alone entity, independent of Corning for all periods reported. Management believes the assumptions underlying the financial statements, including the methods used to allocate costs, are reasonable.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following principal items have been excluded from the financial statements either because they would not provide meaningful information to the readers of these financial statements or because they are specifically excluded from the assets to be acquired and liabilities to be assumed pursuant to the terms of the Corning Asset Purchase:

Cash Flow Data

      Statements of cash flows have not been presented for each of the three months ended March 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2002. This reflects the fact that, except for capital expenditures, investing and financing activities of the assets and liabilities to be acquired by Avanex were effected through Corning’s centrally controlled treasury management function, and were not isolated to the assets and liabilities being sold. Indicative operating cash flows for the Corning optical components business for each of the three months ended March 31, 2003 and 2002 and the three years in the period ended December 31, 2002 can be derived from these carve out statements as follows:

	Quarters Ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Direct expenses in excess of net revenues	$(3,054)	$(21,132)	$(235,398)	$(498,282)	$(116,298)
Non-cash items:
Depreciation and amortization	—	4,941	18,330	35,132	23,277
Inventory write-downs and supplier reserves	—	—	5,022	189,549	—
Restructuring charges	—	—	8,761	25,156	—
Impairment of long-lived assets	—	—	161,486	131,418	—
Acquired in-process research and development	—	—	—	—	235,000
Changes in non-cash working capital components:
Decrease (increase) in inventories	1,113	43,736	18,502	(5,069)	(139,740)
(Decrease) increase in warranty	(8,111)	150	(1,362)	21,371	2,455

	$(10,052)	$27,695	$(24,659)	$(100,725)	$4,694

Corporate overhead costs allocated to the photonic technologies business

      Corporate overhead costs include certain administrative, accounting, audit, tax, treasury, environmental, legal, human resources, employee benefits, communications and risk management services provided by Corning. These costs are allocated by Corning to the photonic technologies business based on a percentage of sales. However, these costs have been excluded from the statements of net revenues and direct operating expenses because an allocation of corporate overhead costs by the photonic technologies business to the optical components business is not reflected in management reporting by Corning and any allocation would be arbitrary.

Interest expense

      Corning allocates consolidated interest expense to its businesses, including the photonic technologies business, based on a percentage of net assets. Interest cost allocated to the photonic technologies business is not indicative of direct financing activity. Interest has been excluded from the statements of net

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

revenues and direct operating expenses of the optical components business because such allocation would be arbitrary.

Income tax provision

      Corning allocates consolidated income tax expense to its businesses, including the photonic technologies business, using various methods. Income tax expense allocated to the photonic technologies business is not indicative of its tax provision had the photonic technologies business operated as an independent company. Further, an income tax provision has not been allocated to the optical components business because the optical components business is not a corporate entity and, therefore, such allocation would be arbitrary.

Cash balances

      The Corning optical components business participates in the Corning centralized cash management system, and accordingly, does not maintain separate cash balances other than minimal imprest accounts. However, Corning will pay to Avanex cash equal to $20,000 plus a certain amount relating to Avanex’s assumption of certain product warranty liabilities at the transaction closing date.

Accounts receivable, specifically identified inventory, prepaids and other current assets, accounts payable, accrued salaries, wages and benefits, accrued restructuring, other current liabilities and intercompany accounts

      These balances have been excluded from the financial statements because these amounts will not be acquired or assumed by Avanex pursuant to the purchase agreement.

3.	Summary of Significant Accounting Policies

Unaudited Financial Statements

      The accompanying statement of assets to be acquired and liabilities to be assumed at March 31, 2003 and the related statements of net revenues and direct operating expenses for the three months ended March 31, 2003 and 2002 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that Corning considers necessary for a fair statement of the optical components business assets to be acquired and liabilities to be assumed as of such date and the net revenues and direct operating expenses for those periods. The net revenues and direct operating expenses for the three months ended March 31, 2003 are not necessarily indicative of the results which may be expected for the year ended December 31, 2003 or any future period.

Use of Estimates

      The preparation of the financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods could differ from those estimates. Estimates are used when accounting for product warranty reserves, in-process research and development, inventory obsolescence, depreciation, amortization, restructuring, and impairments of long-lived assets, among others.

Revenue Recognition

      Revenue is recognized when it is realized or realizable and has been earned. Product revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written arrangements and sales terms are complete

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

and payment is reasonably assured. Revenue is reduced for estimated product returns and allowances based on past experience.

Inventories

      Inventories are stated at the lower of cost (first-in, first-out basis) or market. Provision for potentially obsolete or slow-moving inventory is made based on management’s analysis of inventory levels and future sales forecasts.

Equipment

      Equipment is recorded at salvage value at March 31, 2003 and December 31, 2002 and at cost less accumulated depreciation at December 31, 2001. Depreciation is based on the estimated useful lives of the related assets using the straight-line method. The estimated useful lives range from 3-20 years for equipment and 3-5 years for internal use and purchased software. Expenditures for major additions are capitalized, and minor replacements, maintenance and repairs are charged to expense as incurred. Since the equipment was written down to its salvage value at December 31, 2002, no depreciation was incurred in the first quarter of 2003. See Note 11.

Impairment of Long-Lived Assets

      The recoverability of long-lived assets, including intangible assets, is reviewed when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted) of its related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate the fair value of long-lived assets. See Note 11.

Research, Development and Engineering

      Research, development and engineering costs are expensed as incurred and primarily relate to activities performed by Corning’s photonic technologies business specifically for the Corning optical components business. Amounts have been allocated to the optical components business primarily on a direct efforts expended basis.

      Corning also conducts exploratory research, development and engineering at the corporate level, of which a portion of related costs for such activities is allocated to the photonic technologies business. However, these costs have been excluded from the statements of net revenue and direct operating expenses because an allocation of the corporate costs by the photonics technologies business to the optical components business is not reflected in management reporting by Corning and any allocation would be arbitrary.

Sales and Marketing

      Sales and marketing expenses consist primarily of marketing, sales and customer service support, as well as promotional and other marketing expenses. These activities are incurred on a centralized basis by the photonic technologies business and are allocated to its products, including the optical components business, primarily using a relative percentage of budgeted revenues or direct efforts expended basis compared to other product lines in the business. As the product offerings in the photonic technologies business changed significantly over the period 2000 to 2003, the absolute amount of allocated costs to the carved-out optical components business varied significantly between periods as the optical components

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

business absorbed varying amounts of fixed costs associated with sales and marketing activities. Although Corning believes the allocations and charges for such services are reasonable, the costs of these services charged to the optical components business may not be indicative of the costs that would have been incurred if the optical components business operated as an independent company.

General and Administrative

      General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, human resources, allocated facilities, and other expenses. These activities are incurred on a centralized basis by the photonic technologies business and are allocated to its products, including the optical components business, primarily using a relative percentage of budgeted revenues or direct efforts expended basis compared to other product lines in the business. As the product offerings in the photonic technologies business changed significantly over the period 2000 to 2003, the absolute amount of allocated costs to the carved-out optical components business varied significantly between periods as the optical components business absorbed varying amounts of fixed costs associated with general and administrative activities. Although Corning believes the allocations and charges for such services are reasonable, the costs of these services charged to the optical components business may not be indicative of the costs that would have been incurred if the optical components business operated as an independent company.

Foreign Currencies

      The statements of assets to be acquired and liabilities to be assumed accounts relating to the Milan, Italy transactions are translated at period-end exchange rates, and statements of net revenues and direct operating expenses are translated at average exchange rates for the period. Foreign currency transaction gains and losses are included in other expense (income), net in the statements of net revenues and direct operating expenses.

New Accounting Standards

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Among other provisions, all future business combinations will be accounted for using the purchase method of accounting and the use of the pooling-of-interests method is prohibited for transactions initiated after June 30, 2001. In addition, goodwill will no longer be amortized but will be subject to impairment tests at least annually. SFAS No. 142 was effective for Corning on January 1, 2002. Corning acquired its Milan, Italy operation in December 2000 and accounted for the transaction as a purchase, recording goodwill. These carve-out statements do not include an allocation of the goodwill amortization recorded by Corning in 2001 as this asset will not be acquired by Avanex.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 was effective for Corning on January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on the Corning optical components business assets and related operations.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This standard supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The standard retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used. Corning adopted SFAS No. 144 on January 1, 2002. Since such date, Corning has followed this standard to measure impairments of long-lived assets with respect to the Corning optical components business assets and related operations.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This standard nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This standard requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of an entity’s commitment to an exit plan. SFAS No. 146 was effective for Corning on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on the Corning optical components business assets and related operations.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which expands previously issued accounting guidance and disclosure requirements for certain guarantees. The Interpretation requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability has been applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this Interpretation did not have a material impact on the Corning optical components business assets and related operations.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which requires all VIEs to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE. In addition, the interpretation expands disclosure requirements for both VIEs that are consolidated as well as VIEs from which the entity is the holder of a significant amount of the beneficial interests, but not the majority. The disclosure requirements of this interpretation are effective for all financial statements issued after January 31, 2003. The adoption of this interpretation is not expected to have a material impact on the Corning optical components business assets and related operations.

4.	Inventories

      Inventories consisted of the following:

		December 31,
	March 31,
	2003	2002	2001

	(Unaudited)
Finished goods	$4,679	$4,133	$18,046
Work-in-process	765	974	2,454
Raw materials	9,381	10,831	38,962

Total inventories	$14,825	$15,938	$59,462

      During the second quarter of 2002, the optical components business settled an open matter with a significant vendor resulting in the reversal of a vendor reserve of $20,000 that was recorded in the second quarter of 2001. However, this reversal was offset by additional inventory write-offs of $25,022 recorded in 2002.

      During the second quarter of 2001, major customers in Corning’s photonic technologies business, including those of the Corning optical components business, reduced their order forecasts and canceled orders already placed. As a result, management determined that certain products were not likely to be sold in their product life cycle. Corning recorded a charge to write-down excess and obsolete inventory of $114,104 in cost of revenues in the second quarter of 2001. Also during the second quarter of 2001, Corning recorded a $53,000 supplier reserve and a $5,000 reserve for product warranty. In the fourth quarter of 2001, Corning recorded an additional charge of $28,445 in cost of revenues for excess and

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

obsolete inventory in response to weak demand related to the Corning optical components business, as well as an additional $11,000 reserve for product warranty, and reversed $6,000 in supplier reserves.

5.	Equipment

      Equipment consisted of the following:

		December 31,
	March 31,
	2003	2002	2001

	(Unaudited)
Equipment and software	$57,805	$58,264	$187,044
Construction-in-progress	478	742	5,879

	58,283	59,006	192,923
Accumulated depreciation and amortization	(53,393)	(54,174)	(77,855)

Equipment, net	$4,890	$4,832	$115,068

      Depreciation and amortization was $0 and $4,117 for the three months ended March 31, 2003 (unaudited) and 2002 (unaudited), respectively, and $14,929, $28,819 and $22,748 for the three years ended December 31, 2002, 2001 and 2000, respectively.

      In 2001 and 2002, the Corning optical components business underwent several restructuring actions that directly affected the equipment at these locations. In addition, in the fourth quarter of 2002, management determined that the long-lived assets of the optical components business were no longer recoverable. The Corning optical components business equipment was written down to its salvage value, as such amount was the best estimate of fair value. As a result, there is no depreciation expense in the period subsequent to December 31, 2002. See Note 11.

6.	Patents

		December 31,
	March 31,
	2003	2002	2001

	(Unaudited)
Patents, gross	$11,213	$11,213	$48,261
Accumulated amortization	(11,213)	(11,213)	(7,441)

Patents, net	$—	$—	$40,820

      Amortization expense was $3,401, $6,313 and $529 for the years ended December 31, 2002, 2001 and 2000, respectively. As discussed in Note 11, Corning recorded impairment charges of $39,764 and $80,567 in 2002 and 2001, respectively, to write down the patents. In connection with the 2002 charge, Corning fully impaired the book values of the patents. Accordingly, there is no amortization expense in the period subsequent to December 31, 2002.

7.	Product Warranty Liability

      Provisions for estimated expenses related to product warranties are made at the time the products are sold using historical experience as an estimate for expected settlements and when a customer indicates a product is not performing as expected. Reserves are adjusted when experience indicates an expected settlement will differ from initial estimates. A reconciliation of the changes in the product warranty

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

liability during the three months ended March 31, 2003 (unaudited) and year ended December 31, 2002 follows:

	Quarter Ended	Year Ended
	March 31,	December 31,
	2003	2002

	(Unaudited)
Balance at beginning of period	$22,464	$23,826
Provision based on current period sales	44	3,713
Adjustments to liability existing at beginning of period	(5,961)	(2,207)
Settlements made during period	(2,194)	(2,868)

Balance at end of period	$14,353	$22,464

      Avanex has agreed to assume product warranty obligations of the optical components business, including certain identified repair programs. Corning has agreed to reimburse Avanex on an as-incurred basis for costs to complete the identified repair obligations (up to an agreed maximum reimbursement of $14,165). In addition, Corning has agreed to contribute cash to Avanex at the transaction closing date equal to the optical components business then-current liability of other estimated warranty obligations. The amount of the cash contribution is currently estimated at approximately $1,400.

8.	Acquired In-process Research and Development

      Corning completed a number of purchase acquisitions relating to its photonic technologies business in 2000. As part of analyzing each of these acquisitions, Corning made a decision to buy technology that had not yet been commercialized rather than develop the technology internally. Corning based this decision on a number of factors, including the amount of time it would take to bring the technology to market. Corning also considered its internal research resource allocation and its progress on comparable technology, if any.

      In connection with acquisitions, management is responsible for estimating the fair value of the assets and liabilities acquired. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities and expenses resulting from such acquisitions.

      Amounts allocated to purchased in-process research and development (IPRD) were established through recognized valuation techniques in the high technology communications industry. Certain projects were acquired for which technological feasibility had not been established at the date of acquisition and for which no alternative future uses existed. In accordance with SFAS No. 2, “Accounting for Research and Development Costs,” as interpreted by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method,” amounts assigned to IPRD meeting the above criteria must be charged to expense at the date of consummation of the purchase.

      The value allocated to projects for which a charge was recorded was determined by the traditional income approach, which discounts expected future debt-free income to present value. The discount rates used were specific to each project and were derived from a cost of capital for each specific acquisition target, adjusted upward for the stage of completion of each project.

      Expected future debt-free income was derived with the following considerations:

•	revenues were estimated based on relevant market size, growth trends in the industry and individual product sales cycles,

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

•	estimated operating expenses included cost of goods sold, selling, general and administrative expenses, and research and development expenses to maintain the products once they have been introduced,

•	estimated tax expenses were specific to each acquired entity and its tax profile, and

•	for certain projects, as appropriate, a return on core technology was deducted based upon market standards for licensed existing technology and a return on assets was deducted based upon industry comparisons.

      The nature of the efforts to develop the acquired technology into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the product can meet market expectations. Corning expected that products incorporating the acquired technology from these projects will be completed and will begin to generate cash flows over the five years following integration.

      The timing and success of development of the technologies not abandoned remains a risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competition in the marketplace.

      The IPRD activities relating to the optical components business to be acquired by Avanex are limited specifically to the lithium-niobate modulators programs relating to Corning’s December 12, 2000 acquisition of Pirelli’s optical components and devices business. Lithium-niobate modulators are ideally suited for use in high-speed, long haul optical communications networks. The technology has been chosen by a majority of long-haul equipment suppliers because it has the best combination of optical, electronic and reliability performance. Five of the lithium-niobate research projects qualified as IPRD projects and the completion percentages of these five projects ranged from 10% to 90%.

      Projected debt-free income was initially discounted using a rate of 17% to reflect the weighted-average cost of capital (entity risk) for this entity. The product was also discounted to account for the research project’s stage of development. Corning recorded an IPRD charge of $235,000 in the fourth quarter of 2000.

9.	Employee Retirement Plans

      The Corning optical components business U.S. employees participate in Corning’s defined benefit pension and defined benefit postretirement health care plans.

      Under the Corning defined benefit pension plan, the Corning optical components business employees participate in the cash balance plan in which employee accounts are credited monthly with a percentage of eligible pay based on age and years of service. Benefits remain 100% vested after five years of service. Under the Corning defined benefit postretirement health care and life insurance plan, benefits are vested upon reaching retirement age.

      Pension costs are allocated to the Corning optical components business based on relationships to salaries and hours worked. Postretirement healthcare and life insurance benefits are charged to the business based on the number of active employees. The allocations may not reflect the actual results if the Corning optical components business had operated as an independent business. Pension and postretirement healthcare and life insurance liabilities have been excluded from the statements of assets to be acquired and liabilities to be assumed because Avanex will not be assuming these liabilities.

      For the three months ended March 31, 2003 (unaudited) and 2002 (unaudited) and three years in the period ended December 31, 2002, the amounts charged to the Corning optical components business by

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

Corning relating to the defined benefit pension and postretirement healthcare and life insurance plans follow:

	Quarters Ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Pension	$113	$270	$759	$1,803	$1,794
Postretirement healthcare and life insurance	252	335	929	1,319	1,302

      The employees of the Corning optical components business located in Milan, Italy participate in a termination indemnity plan. For the years ended December 31, 2002 and 2001, the periodic expense relating to this plan was $100 and $261, respectively. The liability related to this benefit plan has been excluded from the statements of assets to be acquired and liabilities to be assumed because Avanex will not be assuming this liability.

10.	Related Party Transactions

Inventory Purchases

      The Corning optical components business purchases pumps used in the production of amplifiers from Corning Lasertron, Inc., a wholly owned subsidiary of Corning. In addition, the Corning optical components business purchases from Corning dispersion compensation fiber used in the production of dispersion compensation modules and erbium doped fiber used in the production of amplifiers. For the three months ended March 31, 2003 (unaudited) and 2002 (unaudited), the Corning optical components business purchased $2,231 and $1,810, respectively, of pumps and fiber from Corning. For the years ended December 31, 2002, 2001 and 2000, the Corning optical components business purchased $6,120, $34,875 and $22,330, respectively, of pumps and fiber from Corning. The costs associated with the purchases of pumps reflect management’s estimate of market value. The costs associated with the purchases of dispersion compensation and erbium doped fiber approximate costs historically used in association with transfers within Corning and which management believes are reasonable and consistently applied.

Centralized Services

      The Corning optical components business is provided certain administrative and operating functions by Corning, including administration of benefit plans, payroll, accounts receivable (including credit and collections), accounts payable processing, information services, engineering services and purchasing and transportation. The costs for these services are charged to the Corning optical components business using methods deemed appropriate for the nature of the expenses involved and consistent with charges to other Corning business units. The methods utilize various allocation bases such as the number of employees and related payroll costs, and direct effort expended. These costs are included in cost of revenues and general and administrative expenses. Although Corning believes the allocations and charges for such services are reasonable, the costs of these services charged to the Corning optical components business may not be indicative of the costs that would have been incurred if the Corning optical components business had been a stand-alone entity.

11.	Restructuring and Impairment Charges

2002 Restructuring Actions

      Corning’s optical components business is a manufacturer of certain photonic modules and components for the worldwide telecommunications industry. The telecommunications market is undergoing a dramatic decline in demand for telecommunication products as major buyers of network equipment in this industry

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

have reduced their capital spending plans over the past two years and are expected to continue such reductions in the near future. The lack of demand for optical component products started in early 2001 and resulted in restructuring and impairment charges in 2001 and 2002. This negative trend is expected to continue into the foreseeable future.

      The continued decline in demand for the products manufactured and sold by the optical components business required Corning to continue the restructuring of its optical components business beyond those measures taken in 2001 to bring manufacturing capacity in line with revenue projections. As it relates to the optical components business, Corning recorded a total of $170.2 million in pre-tax restructuring and long-lived asset impairment charges over the second, third and fourth quarters of 2002.

      The following table summarizes the net charges (credits) for the year ended December 31, 2002 (in millions):

Restructuring charges:
Employee related costs	$8.7

Impairment of long-lived assets:
Assets to be disposed of by sale or abandonment	49.4	(a)
Assets held for use	112.1

Total impairment of long-lived assets	161.5

Total restructuring and impairment charges and credits, net	$170.2

(a)	Amount is net of $8.6 million adjustment to assumed salvage values on asset disposals.

Restructuring Charges

      The 2002 restructuring charges of $8.7 million relates entirely to the elimination of 120 hourly and salaried positions within the Erwin Park, New York and Milan, Italy manufacturing sites of the optical components business. Employees have been informed of the restructuring initiatives and benefits available to them under applicable benefit plans. These benefits include involuntary separation and social programs.

Impairment of Long-Lived Assets — Assets to be Disposed of by Sale or Abandonment

      Corning evaluated for impairment the carrying value of the long-lived assets of its Erwin Park, New York and Milan, Italy facilities impacted by the restructuring actions. The carrying value of a long-lived asset is considered impaired when the anticipated separately identifiable undiscounted cash flows from that asset are less than the carrying value of the asset. The impairment charges were determined based on the amount by which the carrying value exceeded the fair market value of the asset. Corning recorded charges of $58.0 million in 2002 to impair equipment related to the optical components business manufacturing sites and product lines. The charge was offset by a $8.6 million adjustment to assumed salvage values on asset disposals related to the 2001 restructuring actions.

      A significant portion of the assets impaired were recently acquired or built in connection with capacity expansions in anticipation of future demand.

Impairment of Long-Lived Assets — Assets Held for Use

      Certain competitors indicated that they will exit the business and others announced decisions to consolidate or restructure. As short term projections reflect continued operating and cash losses and the long-term expectations are uncertain, it was determined that the long-lived assets of this business (property, plant and equipment and patents) should be evaluated for impairment.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The impairment evaluation required management to develop operating cash flow projections for each strategic alternative and to make assessments as to the probability of each outcome. It was determined that the long-lived assets of this business were not recoverable through future cash flows. The assets were written down to their estimated salvage value, as this amount is the best reflection of fair value. The amount relating to the assets to be acquired by Avanex was $112.1 million, which was reflected in the line item “impairment of long-lived assets” in the statements of net revenues and direct operating expenses. The charge included $39.8 million related to patents. The estimate of salvage value is an area of management judgment. See Critical Accounting Policies and Estimates in the Management’s Discussion and Analysis section for related discussion. The remaining long-term assets of this business approximate $5 million and are classified as “held for use.”

2001 Restructuring Actions

      In response to the significantly deteriorating business conditions within the optical components business, Corning recorded a total of $156.6 million in pre-tax charges over the second, third and fourth quarters of 2001 related to the optical components business manufacturing sites and product lines.

      The following table illustrates the charges for the year ended December 31, 2001 (in millions):

Restructuring charges:
Employee related costs	$11.6
Other charges	13.6

Total restructuring charges	25.2

Impairment of long-lived assets:
Assets to be disposed of by sale or abandonment	50.8
Assets held for use	80.6

Total impairment of long-lived assets	131.4

Total restructuring and impairment charges	$156.6

Restructuring Charges

      The 2001 restructuring charges of $25.2 million included $11.6 million of employee separation costs and $13.6 million in other exit costs (principally lease termination and contract cancellation payments). The charge entailed the elimination of 230 hourly and salaried positions within the manufacturing sites to be acquired by Avanex. Employees had been informed of the restructuring initiatives and benefits available to them under applicable benefit plans. These benefits include involuntary separation and social programs.

Impairment of Long-Lived Assets — Assets to be Disposed of by Sale or Abandonment

      Corning has evaluated for impairment the carrying value of the long-lived assets at the sites that were impacted by the restructuring actions. The carrying value of a long-lived asset is considered impaired when the anticipated separately identifiable undiscounted cash flows from that asset are less than the carrying value of the asset. The impairment charges were determined based on the amount by which the carrying value exceeded the fair market value of the asset. Corning recorded $50.8 million in 2001 to impair equipment related to the optical components business manufacturing sites and product lines.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets — Assets Held for Use

      During the first half of 2001, Corning experienced a significant decrease in the rate of growth of its optical components business due to a dramatic decline in infrastructure spending in the telecommunications industry. During the second quarter, major customers in the optical components business reduced their order forecasts and canceled orders already placed. As a result, management determined that the growth prospects of this business were significantly less than previously expected and those of historical periods.

      Corning reviews the recoverability of its long-lived assets, including intangible assets other than goodwill, when events or changes in circumstances occur that indicate the carrying value of the asset may not be recoverable. As a result of the business conditions noted above, Corning concluded such an assessment was required for its optical components business in the second quarter of 2001. Corning assesses recoverability of the carrying value based upon cumulative expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations.

      As a result of this test, Corning determined that the long-lived assets, including certain intangibles related to the acquisition of the Pirelli optical components and devices business (the “Pirelli transaction”) in December 2000, were not recoverable under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of,” which was the governing GAAP guidance at that time. The impairment assessment was performed at the lowest level in which discrete cash flows were available for these divisions within the optical components business. Corning’s policy is to write-down long-lived assets to fair value in such circumstances.

      Management estimated fair value using several techniques. While each method generated comparable fair values, management adjusted the assets to estimates based on average multiples of forecasted revenues and earnings of comparable publicly traded companies with operations in the optical component market segment.

      In the second quarter of 2001, Corning recorded pre-tax charges of $80.6 million to impair intangible assets relating to the optical components business.

12.	Concentration of Net Sales

      Net sales information related to geographic areas follows:

	Quarters Ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
United States	$2,451	$13,769	$32,315	$137,539	$159,543
International	7,254	8,245	34,550	116,757	576,476

Net sales	$9,705	$22,014	$66,865	$254,296	$736,019

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The optical components business net sales during quarters ended March 31, 2003 (unaudited) and 2002 (unaudited) and the years ended December 31, 2002, 2001, and 2000, respectively, were mainly comprised of eight customers, each of which individually accounted for approximately the following:

	Quarters Ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000

Customer A	35%	17%	33%	26%	76%
Customer B	4%	9%	8%	15%	3%
Customer C	3%	8%	10%	2%	12%
Customer D	6%	12%	13%	12%	—
Customer E	19%	3%	3%	9%	1%
Customer F	—	13%	5%	3%	—
Customer G	—	15%	8%	6%	—
Customer H	—	—	—	11%	3%

	67%	77%	80%	84%	95%

13.	Commitments and Contingencies

Commitments

      Minimum rental commitments relate to the leased Milan, Italy facility. The amounts outstanding at December 31, 2002 follow:

2003	$703
2004	816
2005	816
2006	816
2007	816
2008	816

Total	$4,783

      Rental expense for the three months ended March 31, 2003 (unaudited) and 2002 (unaudited) was $174 and $746, respectively. As a result of negotiations related to the 2002 rental expense, the optical components business recorded a credit of $2,700 in the first quarter of 2003. Rental expense for the two years ended December 31, 2002 and 2001 was $3,004 and $210, respectively. There was no rental expense in 2000 as Corning acquired Pirelli’s optical components business in December 2000.

Contingencies

      From time to time, the optical components business may be subject to other claims, which arise in the normal course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, the ultimate disposition of these claims will not have a material adverse effect on the assets to be acquired, liabilities to be assumed or the revenues and direct operating expenses relating to the optical components business assets and product lines to be acquired by Avanex.

ANNEX A

SHARE ACQUISITION AND ASSET PURCHASE AGREEMENT

between

AVANEX CORPORATION,

CORNING INCORPORATED

and

ALCATEL

Dated as of May 12, 2003

A-i

A-ii

A-iii

A-iv

INDEX OF EXHIBITS

Exhibit A	Form of Stockholders’ Agreement
Exhibit B	Form of Avanex Voting Agreements
Exhibit C	Form of Corning IP Agreement
Exhibit D	[Intentionally Omitted]
Exhibit E	Form of Corning Supply Agreement
Exhibit F	Form of Corning Sublease
Exhibit G	Form of Parent IP Agreement
Exhibit H	[Intentionally Omitted]
Exhibit I	Form of Parent Supply Agreement
Exhibit J	Form of Frame Purchase Agreement
Exhibit K	Form of Parent Nondisclosure Agreement
Exhibit L	Form of Parent Counsel Legal Opinion
Exhibit M	Form of Avanex Counsel Legal Opinion (Parent)
Exhibit N	Form of Corning Counsel Legal Opinion
Exhibit O	Form of Avanex Counsel Legal Opinion (Corning)

A-v

SHARE ACQUISITION AND ASSET PURCHASE AGREEMENT

      This SHARE ACQUISITION AND ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 12, 2003, by and between Avanex Corporation, a Delaware corporation (“Avanex”), Alcatel, a société anonyme with a capital of 2,529,416,996 euros, its registered office at 54, rue la Boetie 75008, Paris, France and registered in the Registry of Commerce and Companies under number 542019096 (“Parent”), and Corning Incorporated, a New York corporation (“Corning”).

RECITALS

      A.     Parent owns directly or indirectly all of the outstanding share capital of (i) Alcatel Optronics France SA, a société anonyme with a capital of 336,980,000 euros, its registered office at 12, rue de la Baume, 75008 Paris, France and registered in the Registry of Commerce and Companies under number 392305652 (“Optronics France”) and (ii) Alcatel Optronics Ltd. (U.K.), an indirect wholly-owned Subsidiary of Optronics France (“Optronics U.K.” and, together with Optronics France, the “Optronics Subsidiaries”).

      B.     Avanex desires to acquire from Parent or from one or more of its Subsidiaries, and Parent desires to sell to, or cause one or more of its Subsidiaries to sell to, Avanex, all of the issued and outstanding share capital of Optronics France, upon the terms and subject to the conditions set forth herein (the “Share Acquisition”).

      C.     Avanex desires to purchase from Corning and one or more of its Subsidiaries, and Corning desires to sell and to cause one or more of its Subsidiaries to sell to Avanex, certain assets of Corning and certain of its Subsidiaries, upon the terms and conditions set forth herein (the “Asset Purchase”).

      D.     The Board of Directors of Avanex (i) has determined that each of the Share Acquisition and the Asset Purchase is fair to Avanex, (ii) has approved this Agreement, the Share Acquisition, the Asset Purchase and the other transactions contemplated by this Agreement and (iii) has approved and determined to recommend that the stockholders of Avanex vote to approve the issuances of shares of Avanex Common Stock (as defined below) to Corning and Parent pursuant to the terms of this Agreement (the “Share Issuances”).

      E.     In connection with this Agreement, at the Share Acquisition Closing or the Asset Purchase Closing, as the case may be, Avanex, Corning and Parent will enter into a definitive Stockholders’ Agreement in the form attached hereto as Exhibit A (the “Stockholders’ Agreement”).

      F.     Concurrently with the execution of this Agreement and as a condition and material inducement to Parent’s and Corning’s willingness to enter into this Agreement, Parent and Corning and certain stockholders of Avanex are entering into voting agreements in the form attached hereto as Exhibit B (the “Avanex Voting Agreements”).

      G.     In connection with this Agreement, at the Asset Purchase Closing, Avanex and Corning will enter into or cause an Affiliate to enter into (i) a definitive Intellectual Property Rights Agreement in the form attached hereto as Exhibit C (the “Corning IP Agreement”), (ii) a definitive Dispersion Compensating Optical Fiber Supply Agreement in the form attached hereto as Exhibit E (the “Corning Supply Agreement”), and (iii) a definitive real property sublease for Corning’s facility located in Erwin, New York in the form attached hereto as Exhibit F (the “Corning Sublease”).

      H.     In connection with this Agreement, at the Share Acquisition Closing, Avanex and Parent will enter into or cause an Affiliate to enter into (i) a definitive Intellectual Property License Agreement in the form attached hereto as Exhibit G (the “Parent IP Agreement”), (ii) a definitive Supply Agreement in the form attached hereto as Exhibit I (the “Parent Supply Agreement”) and (iii) a definitive Frame Purchase Agreement for Opto Electronic Components in the form attached hereto as Exhibit J (the “Frame Purchase Agreement”).

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

      1.1     Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

(a) “Action” shall mean any action, suit, judgment, proceeding, claim or arbitration.

(b) “Affiliate” shall mean, as to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person; provided, however, that the term “Affiliate” shall not include any entity of which a party or its Subsidiaries hold fifty percent (50%) or less of the outstanding equity securities so long as such party or its Subsidiaries hold fifty percent (50%) or less of the seats on the governing board of such entity.

(c) “Ancillary Agreements” shall mean the Stockholders’ Agreement, Avanex Voting Agreements, Corning IP Agreement, Corning Sublease, Corning Supply Agreement, Parent IP Agreement, Parent Supply Agreement and Frame Purchase Agreement.

(d) “Approval” shall mean approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory, or the like.

(e) “Approved” shall mean that Approval has been obtained by the applicable party.

(f) “Assertion Issues” shall mean that a first Patent is used or may reasonably be used in a legal proceeding to invalidate or render unenforceable a second Patent under 35 U.S.C. Secs. 101-103 or the equivalent under the laws and regulations applicable to a foreign Patent.

(g) “Assumed Corning Liabilities” shall have the meaning set forth in Section 3.5.

(h) “Avanex Business” shall mean the business activities currently engaged in by Avanex, including but not limited to, designing, developing, manufacturing, having manufactured, testing, storage, delivery, selling, marketing, supporting and providing professional services with respect to the Avanex Products.

(i) “Avanex Common Stock” shall mean the shares of common stock of Avanex, par value $0.001 per share.

(j) “Avanex IP” shall mean all Intellectual Property owned by Avanex.

(k) “Avanex Products” shall mean all products and service offerings of Avanex that have been marketed, sold, or distributed, or that Avanex intends to market, sell, or distribute, including any products or service offerings under development.

(l) “Benefit Plan” shall mean, with reference to any party hereto, other than the Optronics Subsidiaries and Parent, any Retirement Plan and any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, loans (other than travel allowances and relocation packages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, health, dental, vision, life, disability, sabbatical, or accidental death and dismemberment benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by such party or any Employment Affiliate of such party for the benefit of any current, former or retired employee, consultant or director of such party, or with respect to which such party or any Employment Affiliate of such party has or may have any liability or obligation. Benefit Plan also shall include each employment or consulting agreement between the party referenced or any Employment Affiliate thereof and any Employee of the party referenced or any Employment Affiliate thereof, other than those that are with Corning U.S. Employees or are terminable on no more than thirty (30) days notice without liability or financial obligation to the party referenced or any Employment Affiliate thereof. Notwithstanding the foregoing, a Benefit Plan shall not include any Optronics Benefit Plan or any other Benefit Plan maintained, contributed to or required to be contributed to by Parent, the Optronics Subsidiaries or any of their Employment Affiliates.

(m) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(n) “Combined Company” shall mean Avanex following the Share Acquisition Closing and the Asset Purchase Closing.

(o) “Continuation Coverage” shall mean any legally-mandated obligation to continue to provide or subsidize health benefit coverage following termination of employment or another event that otherwise might cause a loss of health benefit coverage.

(p) “Corning Assigned Copyrights” shall mean (i) those registered Copyrights and applications for registration of Copyright owned by Corning or its Subsidiaries as of the Asset Purchase Closing and which are used exclusively in connection with the Corning OCM Products, and (ii) unregistered copyrights in the following material owned by Corning or its Subsidiaries as of the Asset Purchase Closing and which are used exclusively in connection with the Corning OCM Products: product schematics, product descriptions, manufacturing instructions, written specifications, laboratory notebooks, computer programs and software tools, drawings and manuals.

(q) “Corning Assigned IP” shall mean collectively the Corning Assigned Copyrights, the Corning Assigned Patents and the Corning Assigned Trademarks.

(r) “Corning Assigned Patents” shall mean (a) the Patents listed in Schedule 1.1(r) attached hereto and (b) any Patents owned by Corning or its Subsidiaries (but excluding Corning Cable Systems and Technical Materials and their respective Subsidiaries) that primarily relate to the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of Corning OCM Products and are filed after the date of the signing of the Purchase Agreement until one hundred eighty (180) days after the Asset Purchase Closing; provided, however, that this clause (b) shall not include (i) any Patents which relate to packaging for Dispersion Compensation Modules or (ii) any Patents which are related to optical fiber, switching, MEMS (microelectromechanical systems), VCSEL’s (vertical cavity surface emitting lasers), Diamond Turning, Technical Materials, SOA’s (semiconductor optical amplifiers) for applications other than amplification for 10km or more, or dispersion-compensating optical fiber, (iii) any Patent acquired from a third party after the Asset Purchase Closing, or (iv) any Patents owned by Corning Cable Systems.

(s) “Corning Assigned Trademarks” shall mean those trademarks and service marks, registered and unregistered, applications and renewals therefor, trade names, logos, company names and domain names owned by Corning or its Subsidiaries as of the Asset Purchase Closing listed in Schedule 1.1(s) attached hereto.

(t) “Corning Books and Records” shall mean all materials, papers and records (in paper or electronic format) in Corning’s care, custody, or control that are both (i) employed by Corning and used in, or relating to, the business of Corning relating to the Corning OCM Products and (ii) (A) held or stored at a Corning OCM Facility or at 9 or 11 Oak Park, Bedford, Massachusetts or (B) solely related to any Designated Corning Employee (including the purchasing, sales and return materials authorization records, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing requirement documents, end user documentation, packaging materials, brochures, user manuals, graphics, artwork and software release orders), but excluding any such items as they relate to Corning Intellectual Property or Corning Technology.

(u) “Corning Cable Systems” shall have the meaning set forth in the Corning IP Agreement.

(v) “Corning Commercialized OCM Products” shall mean those specific Corning OCM Products listed in Schedule 1.1(v) attached hereto, which had been marketed and sold to the general public as of the Asset Purchase Closing.

(w) “Corning Employee” shall mean any employee related to the Corning Commercialized OCM Products in the United States (each a “Corning U.S. Employee”), any employee of “Corning Italy,” meaning Corning’s subsidiary in Italy which operates the facility at San Donato (each a “Corning Italy Employee”) and each of the nine (9) employees located elsewhere in the European Union related to the sale of the Corning Commercialized OCM Products (each a “Corning European Employee”).

(x) “Corning Employment Liabilities” shall mean all claims, debts, liabilities, commitments and obligations relating to, arising from, or incurred in connection with (i) any Corning Benefit Plans, or (ii) Corning’s or any Employment Affiliate of Corning’s employment or termination of any employee, consultant or director, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

(y) “Corning Leases” shall mean the Corning Sublease and the Corning Milan Lease Agreement.

(z) “Corning Licensed Copyrights” shall mean those Copyrights and copyrightable works, registered and unregistered, and applications for registration thereof that are either owned by Corning or its Subsidiaries (excluding Corning Cable Systems) or to which Corning or its Subsidiaries (excluding Corning Cable Systems) have sublicensing rights, and which have been used, but not exclusively, in connection with the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of Corning OCM Products. Notwithstanding the foregoing, Corning Licensed Copyrights shall not include any system simulation software.

(aa) “Corning Licensed IP” shall mean Corning Licensed Copyrights, Corning Licensed Know-How and Corning Licensed Patents.

(bb) “Corning Licensed Know-How” shall mean the proprietary non-patented information, inventions and technology that are either owned by Corning or its Subsidiaries or to which Corning or its Subsidiaries have sublicensing rights (but in each case excluding Corning Cable Systems and Technical Materials and their respective Subsidiaries) which as of the Asset Purchase Closing was necessary for or used in the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of Corning OCM Products and was in the possession of the employees of either Corning or its Subsidiaries, including the contents of invention disclosures or laboratory notebooks, computer programs and software tools, drawings, manuals, data, trade secrets, manufacturing processes, formulas, testing methodologies, designs and samples. Notwithstanding the foregoing, Corning Licensed Know-How shall not include technical information (a) owned by Corning Cable Systems or Technical Materials or their respective Subsidiaries, or (b) related to optical fiber, switching, MEMS (micromechanical systems), VCSEL’s (vertical cavity surface emitting lasers), Diamond Turning, SOA’s (semiconductor optical amplifiers) for applications other than amplification for 10 km or more, dispersion-compensating optical fiber, or system simulation software. It is understood and acknowledged, however, that Corning Licensed Know-How shall include any proprietary non-patented information, inventions and technology which, as of the Asset Purchase Closing, was necessary for or used in the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of the Corning Commercialized OCM Products and which is delivered to Purchaser pursuant to the Corning IP Agreement or this Agreement, that would otherwise be excluded from Corning Licensed Know-How by the preceding sentence, unless, to Avanex’s knowledge or the knowledge of any former Corning employee who becomes employed by Avanex subsequent to the Asset Purchase Closing, it falls within the exclusions of the preceding sentence.

(cc) “Corning Licensed Patents” shall mean Corning Non-Exclusive Licensed Patents and Corning Solely Licensed Patents.

(dd) “Corning Milan Lease Agreement” shall mean that certain lease by and between Pirelli Cavi e Sistemi, S.p.A. and Corning O.T.I. S.r.l. (“Corning Italy”) dated January 8, 2003 for premises in San Donato, Italy.

(ee) “Corning Non-Exclusive Licensed Patents” shall mean (a) those Patents listed in Exhibit 1.10 attached to the Corning IP Agreement, (b) all Patents owned by Corning or its Subsidiaries (excluding Corning Cable Systems) or to which Corning or its Subsidiaries (excluding Corning Cable Systems) have sublicensing rights: (i) that are entitled to an effective filing date in the period beginning on the signing date of the Purchase Agreement and terminating one hundred eighty (180) days after the Asset Purchase Closing, and (ii) for which the named inventors were employed in the Technical Materials business at the time the invention was conceived or first reduced to practice.

(ff) “Corning OCM Facilities” shall mean the properties to be subleased to Avanex pursuant to the Corning Sublease and occupied by Avanex pursuant to the Corning Milan Lease Agreement, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon.

(gg) “Corning OCM Products” shall mean the products of Corning or its Subsidiaries that are within the product categories set forth in Schedule 1.1(gg), including such products under development.

(hh) “Corning Owned IP” shall mean the Corning Assigned IP and Corning Licensed IP.

(ii) “Corning Permits” shall mean all municipal, state and federal franchises, permits, licenses, variances, exemptions, agreements, waivers, orders and approvals from Governmental Entities and authorizations held or used by Corning or its Subsidiaries in connection with, or required for, the use of the Corning OCM Facilities by Corning or its Subsidiaries, the development and manufacture of the Corning OCM Products at the Corning OCM Facilities, and the sale of the Corning Commercialized OCM products, as currently conducted by Corning or its Subsidiaries.

(jj) “Corning Repair and Warranty Obligation” shall mean all implied or explicit warranty or support obligations with respect to the Corning Commercialized OCM Products entered into prior to the Asset Purchase Closing Date, including support obligations that may arise on or after the Asset Purchase Closing Date with respect to Corning Commercialized OCM Products that have been delivered to customers or that have entered the Corning channel prior to the Asset Purchase Closing Date as set forth on Schedule 1.1(jj).

(kk) “Corning Solely Licensed Patents” shall mean (a) those Patents (other than those listed in Exhibit 1.10 of the Corning IP Agreement) owned by Corning or its Subsidiaries, or to which Corning or its Subsidiaries have sublicensing rights, as of the date of signing of the Purchase Agreement that, although having use for the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of Corning OCM Products, are usable with, or have application to, other products, fields or businesses, and (b) those Patents owned by Corning or its Subsidiaries as of the Asset Purchase Closing that relate primarily to packaging for Dispersion Compensation Modules, as well as, in each case, any such Patents (other than those included in subsection (b) of the definition of Corning Non-Exclusive Licensed Patents) that are entitled to an effective filing date in the period beginning on the signing date of the Purchase Agreement and terminating one hundred eighty (180) days after the Asset Purchase Closing. However, this definition shall not include any Patents which are: (i) related to optical fiber, VCSEL’s (vertical cavity surface emitting lasers), Diamond Turning, MEMS (microelectromechanical systems) or dispersion-compensating optical fiber; (ii) solely directed to switching applications other than the modulation of light for the purposes of encoding data (digital or analog) which outputs on a single waveguide; (iii) solely directed to SOA’s (semiconductor optical amplifiers) for applications other than amplification; (iv) any of the Patents listed in Exhibit 1.11a attached to the Corning IP Agreement; (v) any Patents acquired from a third party after the Asset Purchase Closing, (vi) any Patents owned by Corning Cable Systems other than those listed in Exhibit 1.11b attached to the Corning IP Agreement, or (vii) any Patents for which Corning Cable Systems alone has a right to grant sublicensing rights.

(ll) “Corning Tangible Personal Property” shall mean all tangible personal property or chattel that is set forth on Schedule 1.1(ll), and any other tangible personal property or chattel not set forth on Schedule 1.1(ll) but which is located at a Corning OCM Facility.

(mm) “Corning Technology” shall mean all Technology of Corning used in or necessary for the business of Corning relating to the Corning OCM Products.

(nn) “Corning Third Party IP Contract” shall mean those contracts pursuant to which a third party has licensed any Intellectual Property to Corning or its Subsidiaries that is used in or necessary for the Corning OCM Products.

(oo) “Corning Transferred Agreements” shall mean all contracts between Corning and a third party related to the business of Corning relating to the Corning OCM Products, set forth on Schedule 1.1(oo).

(pp) “Corning Transferred Third Party IP Contracts” shall mean all agreements set forth in Schedule 1.1(pp).

(qq) “Designated Parent Competitor” shall mean the Persons set forth on Schedule 1.1(qq).

(rr) “Diamond Turning” shall have the meaning set forth in the Corning IP Agreement.

(ss) “Disclaimer Issue” shall mean that a terminal disclaimer (including under 35 U.S.C. Sec. 253 and 37 CFR 1.321) exists or is made in one Patent or Patent application to address a double patenting concern based upon an earlier issuance of another Patent.

(tt) “Dispersion Compensation Module” shall mean a device, separate from a coated or cabled optical fiber and packaged within its own container, intended to compensate for the chromatic degradation of an optical signal propagating in the optical fiber over a distance greater than 10 km; provided, however, that although a Dispersion Compensation Module includes dispersion-compensating optical fiber, a dispersion-compensating optical fiber by itself shall not be considered to be a Dispersion Compensation Module.

(uu) “Employment Affiliate” shall mean, with reference to any party hereto, each Subsidiary of such party and any other person or entity under common control with such party or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

(vv) “Environmental Laws” shall mean all applicable and enforceable Laws (including common laws), by-laws, judgments, decrees, orders, directives, guidance, rules, treaties, subordinate legislation, and codes promulgated by any Governmental Entity concerning human health and safety with respect to exposure to Hazardous Materials and/or Hazardous Materials or any Hazardous Material Activity (as defined in Section 4.15(b)) or relating to any recycling, re-use, product take-back or product content requirement, including, without limitation, Directives and Treaties of the European Union, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act,

the Toxic Substances Control Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, and the Clean Water Act, each as amended to the Closing Date.

(ww) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(xx) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(yy) “Exchange Rate” shall mean with respect to a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into U.S. dollars on such date as published in the New York edition of the Wall Street Journal first published thereafter, or, where no such rate is published in respect of that currency for such date, at the rate quoted by Citibank, N.A. as at the close of business in New York as at such date.

(zz) “French GAAP” shall mean accounting principles generally accepted in France.

(aaa) “Funded Retirement Plan” shall mean, with reference to any party hereto, a Retirement Plan under which the assets to satisfy the benefit obligations are legally segregated from the general assets of such party and from the Employment Affiliates of such party and are not subject to the creditors of such party or the Employment Affiliates of such party.

(bbb) “Governmental Entity” shall mean any United States or foreign court, administrative or regulatory agency or commission or other United States or foreign, federal, state, county or local governmental authority, instrumentality, agency or commission, including the European Commission.

(ccc) “Hardware & Equipment” shall have the meaning set forth in the Corning IP Agreement.

(ddd) “Hazardous Material” shall mean any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment or capable of damage to property, including without limitation, PCBs, asbestos, petroleum, urea-formaldehyde, ozone-depleting substances and all substances listed as hazardous or dangerous substances pursuant to French, English, Scottish, or EC laws or pursuant to the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as hazardous or dangerous waste pursuant to French, U.K. or EC laws or pursuant to the U.S. Resource Conservation and Recovery Act of 1976, as amended, and the regulations, orders and circulars promulgated pursuant to said laws, but excluding such substances to the extent contained in office and janitorial supplies.

(eee) [Intentionally omitted]

(fff) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) Patents, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and all documentation relating to any of the foregoing (“Know-How”), (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”), (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”), (vi) all databases and data collections and all rights therein throughout the world, (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, (viii) any similar or equivalent rights to any of the foregoing anywhere in the world, and (ix) all priority rights in the foregoing, throughout the world.

(ggg) “Inventories” shall mean all inventory, merchandise, goods, works-in-progress, packages, supplies and raw materials related to the Corning OCM Products, maintained, held or stored by or for Corning at a Corning OCM Facility, and any prepaid deposits for any of the same but shall not include any optical fiber, or any raw materials or work-in-process related thereto, which has not been shipped or delivered to a Corning OCM Facility.

(hhh) “Knowledge” shall mean, with respect to Avanex, with respect to any matter in question, the actual knowledge of the individuals set forth on Schedule 1.1(hhh)(i) after reasonable investigation, with respect to Corning, with respect to any matter in question, the actual knowledge of the individuals set forth on Schedule 1.1(hhh)(ii) after reasonable investigation, and with respect to Parent, with respect to any matter in question, the actual knowledge of the individuals set forth on Schedule 1.1(hhh)(iii) after reasonable investigation.

(iii) “Law” or “Laws” shall mean any and all laws, statutes, ordinances, regulations, and other pronouncements having the effect of law of any country, territory, domestic or foreign state, province, commonwealth, city, country, municipality, protectorate, possession, court, tribunal, agency, government, department, commission, arbitrator, board, bureau, or instrumentality thereof.

(jjj) “Liability” shall mean any liability or obligation (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential or due or to become due), including any liability for Taxes.

(kkk) “Licensing Issue” shall mean that the existence of a Patent of either Corning or Parent that is not assigned to Avanex hereunder, impairs the ability of Avanex to license to a third party one or more of the Patents in the Corning Assigned IP or Parent Assigned IP because such assignor retained Patent specifically relates to the scope of the license Avanex is able to grant with respect to such Patent in the Corning Assigned IP or Parent Assigned IP, including, for example, where Cascade’s or Parent’s retained Patents include claims that would dominate a claim in the Corning Assigned IP or Parent Assigned IP that Avanex seeks to license.

(lll) “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity (including any right to acquire, option or right of preemption or conversion), encumbrance, assignment, hypothecation, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of, or agreement to create, any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(mmm) “Livingston Assigned Lease Agreements” shall mean that certain sublease for space in Livingston U.K. by and between Motorola Limited and Kymata Limited registered in the Books of Counsel Session on October 10, 2000 and that certain lease between Edinburgh Industrial Estates Limited and Kymata Limited dated November 16 and December 4, 2000.

(nnn) “Mandatory Avanex Benefit Plan” shall mean any Avanex Benefit Plan mandated by applicable Law and which has not been implemented by means of a collective agreement to which Avanex or an Avanex Employment Affiliate is a party.

(ooo) “Mandatory Corning Benefit Plan” shall mean any Corning Benefit Plan mandated by applicable Law (including plans mandated by the National Collective Agreements for the rubber and cable industry and for managers (“dirigenti”) of industrial businesses) and which has not been implemented by means of any other collective agreement to which Corning or a Corning Employment Affiliate is a party.

(ppp) “Mandatory Optronics Benefit Plan” shall mean any Optronics Benefit Plan mandated by applicable Law (including plans mandated by the National Collective Bargaining Agreements for the metallurgy industry) and which has not been implemented by means of any other collective agreement to which an Optronics Subsidiary is a party.

(qqq) “Mandatory Parent Benefit Plan” shall mean any Parent Benefit Plan mandated by applicable Law (including plans mandated by he National Collective Bargaining Agreements for the metallurgy industry) and which has not been implemented by means of any other collective agreement to which Parent or a Parent Employment Affiliate is a party.

(rrr) “Material Adverse Effect” shall mean, when used in connection with an entity, business or the Purchased Corning Assets and the Corning OCM Facilities taken as a whole, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that is materially adverse to the business, properties, assets, financial condition or results of operations of such entity or business taken as a whole with its Subsidiaries, or that is materially adverse to the Purchased Corning Assets and the Corning OCM Facilities taken as a whole; provided, however, that, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity, business or the Purchased Corning Assets and the Corning OCM Facilities taken as a whole: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect to the extent resulting from the announcement or pendency of the transactions contemplated by this Agreement (including, without limitation, any (x) actions by clients or competitors, (y) loss of personnel or clients or any work action by employees who are represented for collective bargaining, or (z) the delay or cancellation of orders for services and products), (C) any change in such entity’s or business’ stock price or trading volume in and of itself, (D) any failure by such entity or business to meet revenue or earnings projections in and of itself, (E) any Effect that results from conditions affecting the optical telecom components industry generally or the economy of the United States or any other country where such entity or business has conducted operations generally, (F) any Effect that results from conditions affecting general worldwide economic, business or capital market conditions, (G) any Effect that results from changes in Laws after the date hereof, or (H) any Effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism; provided, however, that the exceptions in clause (A) and clause (B) above shall not apply to the use of the term “Material Adverse Effect” in Sections 10.2(a), 10.3(a), 11.2(a) or 11.3(a) with respect to the representations and warranties contained in Sections 4.5, 4.6, 4.10(e)(ii), 4.12 (to the extent such representations and warranties refer to the transactions contemplated by this Agreement), 4.14(f), 5.2, 5.3, 5.10(e)(iii), 5.10(e)(iv), 5.12 (to the extent such representations and warranties refer to the transactions contemplated by this Agreement), 6.4, 6.5, 6.11 (to the extent such representations and warranties refer to the transactions contemplated by this Agreement) and 6.13(f).

(sss) “Nozay Lease Agreement” shall mean that certain lease for Batiment A4 located in Nozay, France, by and between Société Immobilière Villarceaux Nozay (SIVM) and Optronics France dated September 24, 2001.

(ttt) “Optronics Benefit Plan” shall mean any Optronics Subsidiary Retirement Plan or any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, loans (other than travel allowances and relocation packages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, health, dental, vision, life, disability, sabbatical, or accidental death and dismemberment benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by an Optronics Subsidiary for the benefit of any Optronics Subsidiary Employee, or with respect to which an Optronics Subsidiary has or may have any Liability or obligation on behalf of any Optronics Subsidiary Employee. Optronics Benefit Plan shall also include each employment or consulting agreement between an Optronics Subsidiary and an Optronics Subsidiary Employee; other than those that are terminable on no more than thirty (30) days notice without liability or financial obligation to the applicable Optronics Subsidiary. Notwithstanding the foregoing, an Optronics Benefit Plan shall not include any Parent Benefit Plan.

(uuu) “Optronics Business” shall mean the business activities currently engaged in by Optronics France and Optronics U.K., including but not limited to designing, developing, assembling, manufacturing, having manufactured, testing, storage, transportation, delivery, selling, marketing, supporting and providing professional services, with respect to the Optronics Products. The Optronics

Business shall include the design, development, manufacture, use, import, sale, licensing or other exploitation of Dispersion Compensation Modules by Parent or the applicable Subsidiary of Parent.

(vvv) “Optronics Business IP” shall mean any and all Intellectual Property used in or necessary to conduct the Optronics Business, in the manner currently conducted and as it is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import, sale, licensing or other exploitation of Optronics Products.

(www) “Optronics Environmental Claims” shall mean with respect to any Optronics Pre-Existing Environmental Conditions: (i) any Action, demand or requirement by a Governmental Entity under Environmental Law that Avanex or any of its Affiliates (including without limitation, Optronics France or Optronics U.K.) perform Remedial Activities; or (ii) any Action brought by any party that is not a Governmental Entity or Avanex or an Affiliate of Avanex requiring that Remedial Activities be undertaken by Avanex or an Affiliate of Avanex.

(xxx) “Optronics France Restructuring Amount” shall mean €45,300,000 as may be adjusted prior to the Share Acquisition Closing in accordance with the instructions set forth on Schedule 1.1(xxx).

(yyy) “Optronics IP” shall mean all Intellectual Property owned by Optronics France or Optronics U.K.

(zzz) “Optronics Pre-Existing Environmental Conditions” means (i) the presence on or before the Share Acquisition Closing of any Hazardous Materials in the soil, groundwater, surface water or any real property, and the improvements thereon, at any time owned, leased or otherwise occupied for the benefit of the Optronics Business and any real property where Hazardous Materials of the Optronics Business were transported, treated, stored or disposed or to which such Hazardous Materials escaped or were emitted or released, in each case prior to the Share Acquisition Closing (“Pre-Existing Optronics Hazardous Materials”); and (ii) the migration at any time prior to or after the Share Acquisition Closing of any Pre-Existing Optronics Hazardous Materials to any other real property or the improvements thereon, or the soil, groundwater or surface water thereof.

(aaaa) “Optronics Products” shall mean all products or service offerings of Optronics France or Optronics U.K. that have been marketed, sold, or distributed, or that Optronics France or Optronics U.K. currently intends to market, sell, or distribute, including any products or service offerings currently under development. Optronics Products shall include Dispersion Compensation Modules currently manufactured by Parent or the applicable Subsidiary of Parent or that Parent or a Subsidiary of Parent currently intends to manufacture.

(bbbb) “Optronics Registered IP” shall mean Parent Assigned IP and Optronics IP that is Registered IP.

(cccc) “Optronics Subsidiaries” shall mean Optronics France and Optronics U.K.

(dddd) “Optronics Subsidiary Employee” shall mean any current, former or retired employee of an Optronics Subsidiary.

(eeee) “Optronics Subsidiary Employment Liabilities” shall mean all claims, debts, liabilities, commitments and obligations relating to, arising from or incurred in connection with (i) any Optronics Benefit Plans or (ii) Optronics France’s or Optronics U.K.’s employment or termination of any current or former Optronics Subsidiary Employee, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

(ffff) “Optronics Subsidiary Working Capital” shall have the meaning set forth in Schedule 1.1(ffff).

(gggg) “Optronics Third Party IP” shall mean the Optronics Business IP licensed to Parent or its Subsidiaries under an Optronics Third Party IP Contract.

(hhhh) “Optronics Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any Intellectual Property to Parent or its Subsidiaries that is used in or necessary for the Optronics Business including, without limitation, those contracts listed in Schedule 1.1(hhhh).

(iiii) “Optronics U.K. Restructuring Amount” shall mean €4,300,000 as may be adjusted prior to the Share Acquisition Closing in accordance with the instructions set forth on Schedule 1.1(xxx).

(jjjj) “Parent Assigned IP” shall mean the Intellectual Property owned by Parent or its Subsidiaries (other than Optronics France and Optronics U.K.) that is primarily used in the Optronics Business, as well as any Patent applications for Patents that are primarily used in the Optronics Business that are filed within one hundred and eighty (180) days after the Share Acquisition Closing or that are entitled to a filing date at any time prior to one hundred and eighty (180) days after the Share Acquisition Closing. All Patents included in “Parent Assigned IP” are set forth on Schedule 1.1(jjjj).

(kkkk) “Parent Benefit Plan” shall mean any Parent Retirement Plan or any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, loans (other than travel allowances and relocation packages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, health, dental, vision, life, disability, sabbatical, or accidental death and dismemberment benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by Parent for the benefit of any Optronics Subsidiary Employee or Designated Optronics Employee. Parent Benefit Plan shall also include each employment or consulting agreement between Parent and an Optronics Subsidiary Employee or Designated Optronics Employee providing for an annual base salary in excess of $50,000, other than those that are terminable on no more than thirty (30) days notice without liability or financial obligation to Parent or the Optronics Subsidiaries.

(llll) “Parent Employment Liabilities” shall mean all claims, debts, liabilities, commitments and obligations relating to, arising from, or incurred in connection with (i) any Parent Benefit Plans, or (ii) Parent’s or any Employment Affiliate of Parent’s (excluding the Optronics Subsidiaries) employment or termination of any current, former or retired employee, consultant or director, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

(mmmm) “Parent Indemnifiable Liabilities” shall mean those Liabilities of Parent set forth on Schedule 1.1(mmmm) and those Liabilities of Parent related to or arising out of Optronics Environmental Claims.

(nnnn) “Parent Licensed IP” shall mean all Intellectual Property as of the Share Acquisition Closing that is used by or primarily relates to the Optronics Business and is owned by Parent or its Subsidiaries or under which Parent or its Subsidiaries has the right to grant a sublicense to Avanex other than (i) Parent Assigned IP, (ii) Optronics IP, and (iii) and Optronics Third Party IP.

(oooo) “Parent License Termination Event” shall have the meaning given in the Parent IP Agreement.

(pppp) “Patent” shall mean any and all forms of patents issued or granted anywhere in the world, reissued and reexamined patents, continuations, continuations-in-part, divisions and extensions thereof, applications therefor and any patents which may issue on such applications, in each case which have not been abandoned or expired.

(qqqq) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(rrrr) “Pre-Closing Corning Environmental Liabilities” shall mean any Liability, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Asset Purchase Closing of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of any Corning OCM Facility (“Pre-Existing Corning Contamination”); (ii) the migration at any time prior to or after the Asset Purchase Closing of Pre-Existing Corning Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on any Corning OCM Facility prior to the Asset Purchase Closing (“Pre-Closing Corning Hazardous Materials Activities”); (iv) the exposure of any person to Pre-Existing Corning Contamination or to Hazardous Materials in the course of or as a consequence of any Pre-Closing Corning Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Asset Purchase Closing; (v) the violation of any applicable Environmental Laws by the Corning or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Asset Purchase Closing or in connection with any Pre-Closing Hazardous Materials Activities prior to the Asset Purchase Closing and Purchased Corning Assets; and (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing.

(ssss) “Post-Closing Period” shall mean any taxable period or portion of a period that begins after the Closing Date.

(tttt) “Pre-Closing Period” shall mean any taxable period beginning on or before the Closing Date (in the case of a Straddle Period, “Pre-Closing Period”means only the portion of such taxable period ending on the Closing Date).

(uuuu) “Purchased Corning Assets” shall have the meaning set forth in Section 3.1.

(vvvv) “Registered IP” shall mean all United States, international and foreign (i) Patents and Patent applications (including provisional applications), (ii) registered Trademarks, applications to register Trademarks, intent to use applications, or other registrations or applications related to Trademarks, (iii) registered Copyrights and applications for Copyright registration, and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(wwww) “Remedial Activities” means any sampling, testing, investigation, feasibility study, health assessment, risk assessment, construction activity, installation, encapsulation, removal, excavation, treatment, discharge, disposal, removal, transportation, monitoring and remediation of any Hazardous Material from, in or on any real property or the improvements thereon, or the soil, groundwater or surface water thereof.

(xxxx) “Retained Corning Liabilities” shall have the meaning set forth in Section 3.5(b).

(yyyy) “Retirement Benefit Rights” shall mean, with reference to any party hereto, any pension, lump sum, annuity, or a like benefit provided or generally intended to be provided on retirement or on death in respect of a current, former or retired employee’s relationship as a service provider to such party or its Employment Affiliates. Post-retirement health benefits are deemed to be “Retirement Benefit Rights”; provided, however, benefits provided under an arrangement the sole purpose of which is to provide benefits on injury or death by accident occurring while an individual is a service provider to the applicable party or its Employment Affiliates are not “Retirement Benefit Rights.” Payments

required to be made to a current, former or retired employee in respect of the termination of employment other than as compensation for breach of the employment relationship by the employer are also deemed to be “Retirement Benefit Rights.”

(zzzz) “Retirement Plan” shall mean, with reference to any party hereto or any Employment Affiliate thereof (or any of their respective predecessors), an arrangement for the provision of Retirement Benefit Rights to current, former or retired employees of such party or any Employment Affiliate of such party (and, if applicable, beneficiaries thereof).

(aaaaa) “Returns” shall mean federal, state, local and foreign returns, estimates, information statements and reports.

(bbbbb) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(ccccc) “Social Security Contributions Liabilities” shall mean any and all contributions or premiums which are payable pursuant to industry or Governmental Entity or social security regulations, including, without limitation, penalties, interests and other costs or expenses relating to or associated with any social security contributions matter.

(ddddd) “Straddle Period” shall mean any taxable period that begins before and ends after the Closing Date.

(eeeee) “Subsidiary” shall mean, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

(fffff) “Tax” or, collectively, “Taxes” shall mean any and all national, provincial, state, local and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor or transferor entity, and Social Security Contributions, provided that “Taxes” shall not include maintenance fees, annuities or renewal fees for Intellectual Property.

(ggggg) “Tax Arbitrator” shall mean a nationally recognized accounting or law firm mutually acceptable to the parties engaged in a dispute related to a Tax Contest.

(hhhhh) “Tax Contest” shall mean an audit, claim, dispute or controversy relating to Taxes.

(iiiii) “Tax Return” shall mean any national, provincial, state, local, or other return, estimate, information statement or report relating to Taxes.

(jjjjj) “Technical Materials” shall have the meaning set forth in the Corning IP Agreement.

(kkkkk) “Technology” shall mean all technology, including all techniques, design rules, algorithms, routines, files, databases, works of authorship (including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise), documentation, designs, files, net lists, records, data, processes, designs, prototypes, schematics, breadboards, netlists, test methodologies, hardware development tools, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

(lllll) “Unfunded Retirement Plans” shall mean, with reference to any party hereto, those Retirement Plans that are not Funded Retirement Plans.

(mmmmm) “U.S. GAAP” shall mean accounting principles generally accepted in the United States.

      1.2     Certain Rules of Construction. The following rules of construction shall apply to this Agreement:

(a) References to times of the day are to local time in the relevant jurisdiction unless otherwise stated.

(b) References to any U.S. legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than the State of New York, be deemed to include that which most nearly approximates in that jurisdiction to the U.S. legal term.

(c) Unless otherwise specifically provided in this Agreement, references to any monetary sum expressed in a U.S. dollar amount shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate at the relevant date specified in this Agreement.

(d) Where it is necessary to determine whether a monetary limit or threshold set forth in Article XII has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than U.S. dollars, the value of each such claim shall be translated into U.S. dollars at the Exchange Rate on the date of receipt of written notification of the existence of such claim.

(e) In the event there is any conflict between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of this Agreement shall control with respect to fundamental business terms of the transactions contemplated by this Agreement and the conflicting terms of the applicable Ancillary Agreement shall control with respect to specific implementation details; provided, however, that the terms of the Corning IP Agreement shall control over any conflicting terms of this Agreement with respect to any matter specifically provided for in the Corning IP Agreement and no term of this Agreement providing for the transfer or conveyance by Corning of any rights or assets generally shall be deemed or construed to include the transfer or conveyance of any Corning Intellectual Property except to the extent expressly provided in the Corning IP Agreement.

(f) Each of Parent’s and Corning’s representations, warranties, covenants and agreements with Avanex in this Agreement are several and not joint. Parent shall have no liability with respect to any representations, warranties, covenants and agreements of Corning contained herein, and Corning shall have no liability for the representations, warranties, covenants and agreements of Parent contained herein.

(g) Any representation or warranty of a party hereto regarding the enforceability of an agreement shall be deemed to be qualified to the extent enforceability may be limited by bankruptcy, receivership, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting the enforcement of the rights or remedies of creditors, secured parties or parties to executory contracts generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction.

ARTICLE II

SHARE ACQUISITION

      2.1     Share Acquisition. At the Share Acquisition Closing (as defined below), and subject to the terms and conditions of this Agreement, Avanex shall purchase from Parent, or shall cause one or more of its Subsidiaries to purchase from Parent, and Parent shall sell, convey, transfer, assign and deliver, or procure the sale, conveyance, transfer, assignment and delivery to Avanex, or one or more designated

Subsidiaries of Avanex, free and clear of all Liens, or other defects of title, all of the issued and outstanding share capital of Optronics France as of the Closing Date (the “Optronics France Shares”) (together with all rights attaching to such share capital, including the right to receive all distributions and dividends as declared, paid or made in respect of it on or after the Closing Date), and Optronics France shall become a direct wholly-owned subsidiary of Avanex.

      2.2     Share Acquisition Closing. Subject to the terms and conditions of this Agreement, the closing of the Share Acquisition (the “Share Acquisition Closing”) shall take place at 10:00 a.m. New York Time on the last day of the month during which the satisfaction or waiver of the last of the conditions to closing set forth in Article X hereof occurs (or if such month is September 2003, then on October 1, 2003) at the offices of Proskauer Rose LLP, located at 1585 Broadway, New York, New York, or at such other place and time as may be agreed upon by the parties, provided, however, that the Share Acquisition Closing shall occur after the Asset Purchase Closing, unless Avanex and Corning shall have determined that the Asset Purchase Closing will not occur at any time. The date on which the Closings occur is referred to herein as the “Closing Date.” At the Share Acquisition Closing, Parent and Avanex will sign, or cause to be signed, and deliver all applicable Ancillary Agreements.

      2.3     Share Acquisition and Parent Assigned IP Consideration. At the Share Acquisition Closing, subject to Section 2.9 and the other terms and conditions of this Agreement, in consideration of the Share Acquisition and the assignment of the Parent Assigned IP, Avanex shall issue and deliver to Parent that number of duly authorized, validly issued, fully paid and nonassessable shares of Avanex Common Stock equal to the product of (A) 0.28, multiplied by (B) the quotient obtained by dividing (x) that number of shares of Avanex Common Stock outstanding immediately prior to the Asset Purchase Closing and the Share Acquisition Closing by (y) 0.55 or, in the event that the Share Acquisition is consummated and the Asset Purchase is not to be consummated at any time, 0.72.

      2.4     Cash Contributions. At the Share Acquisition Closing, subject to the terms and conditions of this Agreement and in the manner determined by Parent, Parent shall, or shall cause an Affiliate to, contribute to (a) Optronics France cash equal to the sum of (i) Forty Million dollars ($40,000,000) and (ii) the Optronics France Restructuring Amount, payable in euros in immediately available funds (the “Parent Optronics France Cash Contribution”) and (b) Optronics U.K. cash equal to the sum of (i) 15,000,000 euros and (ii) the Optronics U.K. Restructuring Amount, payable in euros in immediately available funds (the “Parent Optronics U.K. Cash Contribution” and, together with the Parent Optronics France Cash Contribution, the “Parent Cash Contribution”).

      2.5     Working Capital Contribution; Inventory and Accounts Receivable Adjustment.

      (a) As promptly as practicable after the Closing Date, but in any event within (i) forty-five (45) days thereafter in the event that the SEC shall have reviewed the Proxy Statement, or (ii) sixty (60) days thereafter in the event that the SEC shall have declined to review the Proxy Statement, Parent shall deliver to Avanex an unaudited working capital statement (the “Closing Working Capital Statement”), which shall set forth the Optronics Subsidiary Working Capital as of the Closing Date (the “Closing Working Capital Amount”). The Closing Working Capital Statement shall be prepared in accordance with French GAAP applied on a consistent basis, applying the same accounting rules and principles as those applied in the preparation of the applicable historical financial statements. During preparation of the Closing Working Capital Statement by Parent and the period of any dispute under subsection (c) below, Avanex shall provide Parent and Parent’s employees and representatives, upon reasonable notice and during normal business hours, access to the books, records, facilities and appropriate employees of the Optronics Business and shall cooperate with Parent and Parent’s employees and representatives, as required to prepare the Closing Working Capital Statement and to investigate the basis for any such dispute.

      (b) Following the delivery of the Closing Working Capital Statement, Parent shall make itself and its relevant employees available, upon reasonable notice and during normal business hours, to meet and discuss any and all financial and business matters relating to the preparation and calculation of the Closing Working Capital Amount (the “Calculations”). Within thirty (30) days following the delivery of the

Closing Working Capital Statement, Avanex shall deliver to Parent its objections, if any, described in reasonable detail, to the determination of the Calculations or the Closing Working Capital Amount. If Avanex does not deliver written notice of an objection to the Calculations or the Closing Working Capital Amount within such thirty (30) day period, Avanex shall be deemed to have accepted Parent’s Closing Working Capital Statement and determination of the Closing Working Capital Amount and such Closing Working Capital Statement and Closing Working Capital Amount shall be deemed to be the “Final Working Capital Statement” and the “Final Working Capital Amount,” respectively.

      (c) If Avanex delivers written notice of an objection to the Calculations or the Closing Working Capital Amount (the “Avanex Objections”) within such thirty (30) day period, Avanex and Parent shall, within the thirty (30) day period (or such longer period as Avanex and Parent shall mutually agree) following delivery of the Avanex Objections, meet and discuss in good faith the Avanex Objections. If the Avanex Objections cannot be resolved by negotiation between Avanex and Parent within such period, the Avanex Objections shall be referred for arbitration to a mutually agreed internationally recognized accounting firm to serve as the accounting arbitrator (the “Accounting Arbitrator”) with respect to the Avanex Objections. The Accounting Arbitrator will be instructed to select, at its discretion, the individuals who will have primary responsibility for this matter, and to reach a determination within thirty (30) days from the date of referral. The Accounting Arbitrator will be limited to determining matters of accounting as they relate to the Avanex Objections, it being understood that such determination shall be in conformity with French GAAP, to the extent applicable. The decision of the Accounting Arbitrator will be final and binding upon the parties. The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section 2.5(c) shall be paid by Parent and Avanex in proportion to the settlement of the disputed amounts set forth in the Avanex Objections. The Closing Working Capital Statement and Closing Working Capital Amount, as adjusted by agreement of Parent and Avanex or by the Accounting Arbitrator in accordance with this Section 2.5(c), shall be the “Final Working Capital Statement” and “Final Working Capital Amount,”respectively.

      (d) If the Final Working Capital Amount is less than zero (0), Parent shall pay, within five (5) business days following the final determination of the Final Working Capital Amount, to Avanex, or to any entity designated by Avanex, the amount by which the Final Working Capital Amount is less than zero (0) by wire transfer of immediately available funds to an account specified by Avanex. If the Final Working Capital Amount is greater than zero (0), Avanex shall pay, within five (5) business days following the final determination of the Final Working Capital Amount, to Parent, or to any entity designated by Parent, the amount by which the Final Working Capital Amount is greater than zero (0) by wire transfer of immediately available funds to an account specified by Parent; provided that Avanex may elect, with Parent’s consent (which may not be unreasonably withheld or delayed), to satisfy this obligation by causing Optronics France to transfer such amount, in which case the parties agree to treat such transfer as an offset to the Parent Optronics France Cash Contribution for U.S. federal and state income tax purposes. In no event shall the amount payable by Parent or Avanex pursuant to this Section 2.5(d) exceed an amount equal to 50% of the value of the shares of Avanex Common Stock comprising the Share Acquisition Consideration (valued for such purpose pursuant to the last sentence of Section 12.7(a)).

      (e) As promptly as practicable after the first anniversary of the Closing Date, but in any event within forty-five (45) days thereafter, Avanex shall deliver to Parent a statement (the “Post-Closing Inventories Statement”) which shall (i) set forth the inventories of the Combined Company as of the first anniversary of the Closing Date, and (ii) indicate which items of inventory set forth on such statement constituted inventory of the Optronics Subsidiaries as of the Closing Date that were not part of a product line discontinued during the one-year period immediately following the Closing Date (the “Transferred Inventories”). If, within thirty (30) days following the delivery of the Post-Closing Inventories Statement, Parent delivers written notice of an objection to the information set forth on the Post-Closing Inventories Statement, Avanex and Parent shall follow the procedures for Avanex Objections set forth in Section 2.5(c) above. If any items of Transferred Inventories are set forth on the Post-Closing Inventories Statement, Parent shall, if Avanex so elects, pay to Avanex, within five (5) business days following the final determination of the amount of such items, the amount at which such Transferred Inventories were valued on the Final Working Capital Statement, net of reserves. During the one (1) year period commencing on the Closing Date, Avanex shall account for inventory for purposes of this Section 2.5(e) on a first-in-first-out basis. If Parent pays to Avanex the amounts required pursuant to this Section 2.5(e), the inventories of Avanex for which Parent has paid shall be assigned and transferred to Parent, at Parent’s sole expense, and Parent may resell or otherwise dispose of such inventory. During preparation of the Post-Closing Inventories Statement by Avanex and the period of any dispute under this subsection (e), Avanex shall provide Parent and Parent’s employees and representatives, upon reasonable notice and during normal business hours, access to the books, records, facilities and appropriate employees of the Optronics Business and shall cooperate with Parent and Parent’s employees and representatives, as required to prepare the Post-Closing Inventories Statement, including the opportunity to observe any physical inventory count, and to investigate the basis for any such dispute.

      (f) As promptly as practicable after the period ending 180 days following the Closing Date, but in any event within forty-five (45) days thereafter, Avanex shall deliver to Parent a statement (the “Post-Closing Receivables Statement”) which shall (i) set forth the trade accounts receivable of the Combined Company as of the date which is 180 days following the Closing Date, and (ii) indicate which trade accounts receivable constituted trade accounts receivable of the Optronics Subsidiaries as of the Closing Date (the “Transferred Receivables”). If, within thirty (30) days following the delivery of the Post-Closing Receivables Statement, Parent delivers written notice of an objection to the information set forth on the Post-Closing Receivables Statement, Avanex and Parent shall follow the procedures for Avanex Objections set forth in Section 2.5(c) above. If any Transferred Receivables are set forth on the Post-Closing Receivables Statement, Parent shall pay to Avanex, within five (5) business days following the final determination of the amount of such items, the amount at which such Transferred Receivables were valued on the Final Working Capital Statement, net of reserves, plus all reasonable out-of-pocket collection costs incurred by Avanex in connection with the Transferred Receivables set forth on the Final Working Capital Statement. Following payment to Avanex by Parent in accordance with this Section 2.5(f), Avanex shall continue to use its commercially reasonable efforts to collect any outstanding Transferred Receivables, and, in the event that any such Transferred Receivables are collected by Avanex or the Optronics Subsidiaries, shall promptly deliver to Parent any amount so collected, provided that Avanex may elect, with Parent’s consent (which may not be unreasonably withheld or delayed), to satisfy this obligation by causing Optronics France to transfer such amount, in which case the parties agree to treat such transfer as an offset to the Parent Optronics France Cash Contribution for U.S. federal and state income tax purposes. During preparation of the Post-Closing Receivables Statement by Avanex and the period of any dispute under this subsection (f), Avanex shall provide Parent and Parent’s employees and representatives, upon reasonable notice and during normal business hours, access to the books, records, facilities and appropriate employees of the Optronics Business and shall cooperate with Parent and Parent’s employees and representatives, as required to prepare the Post-Closing Receivables Statement and to investigate the basis for any such dispute

      2.6     Transfer Taxes. Each of Parent and Avanex shall pay half of any sales, use, value-added, gross receipts, excise, registration, stamp, duty, transfer and other similar taxes and governmental fees (“Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to, the transfer of the Optronics Subsidiaries (including, without limitation, any facilities occupied by the Optronics Subsidiaries) or any other transfer contemplated by Article II of this Agreement. This amount shall not include any Transfer Taxes that will be rebated or refunded to, or otherwise recovered by, Avanex or any of its Affiliates. Parent and Avanex shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

      2.7     Transfer of Parent Assigned IP. Subject to Section 2.10, at the Share Acquisition Closing, subject to the terms and conditions set forth in this Agreement, Parent shall sell, convey, transfer and assign to Avanex, free and clear of all security interests, pledges and mortgages, and Avanex shall purchase from Parent, all of Parent’s and Parent’s Subsidiaries’ right, title and interest in and to the Parent Assigned IP without any additional consideration and shall execute and deliver an appropriate assignment of the Parent Assigned IP (the “Parent Assigned IP Assignment”), including the copyright registrations and assignments required pursuant to this Section 2.7. At any time or from time to time after the Share Acquisition Closing, at Avanex’s reasonable request and expense, Parent shall execute and deliver to Avanex all documents or such other instruments, in each case to be prepared by Avanex, necessary to (i) transfer title to the Parent Assigned IP to Avanex and (ii) to register the transfer of title, all duly signed by the assignor of such rights. In addition to the foregoing, Parent shall promptly deliver inventions disclosures to Avanex that are covered by the definition of “Parent Assigned IP.” Until one (1) year after the Closing Date, if (x) Avanex discovers any Patents of Parent or its Subsidiaries (other than Patents included in Parent Assigned IP) entitled to a filing date any time prior to one hundred and eighty (180) days after the Share Acquisition Closing that are primarily used in the Optronics Business but are not listed in Schedule 1.1(jjjj), then Parent will, at Avanex’s reasonable expense, assign and transfer such Patents to Avanex pursuant to the provisions of this Section 2.7, or (y) Parent discovers any Patents of Parent or its Subsidiaries entitled to a filing date any time prior to one hundred and eighty (180) days after the Share Acquisition Closing that are not primarily used in the Optronics Business but which are listed in Schedule 1.1(jjjj), then Avanex will, at Parent’s reasonable expense, assign and transfer such Patents to Parent by executing and delivering to Parent all documents or such other instruments, in each case to be prepared by Parent, necessary to (i) transfer title to such Patents to Parent and (ii) to register the transfer of title, all duly signed by the assignor of such rights. Notwithstanding the foregoing, Patents primarily relating to Dispersion Compensation Modules will not be assigned to Avanex unless included in Schedule 1.1(jjjj) as of the date of this Agreement. Parent and Avanex acknowledge that there are certain Patent licenses of Parent under which Optronics France or Optronics U.K. may be a licensee or sublicensee provided it remains a Subsidiary of Parent. Parent will reasonably cooperate with Avanex to assist Avanex in the negotiation of Patent licenses with the owners of such patents if Avanex deems such licenses necessary, including by providing contact information and relevant data in Parent’s possession. Further, Parent on one hand and Optronics France and Optronics U.K. on the other hand have entered into a Cross License Agreement that will terminate on the Share Acquisition Closing. Parent agrees that the licenses retained by Parent pursuant to Section 10.5 of such Cross License Agreement after the Share Acquisition Closing only permit Parent to use technical information and know-how provided by Optronics France and Optronics U.K. to Parent pursuant to the Cross License Agreement after the Share Acquisition Closing, as well as Patents with claims covering such technical information and know-how, solely in the manner used by Parent prior to the termination of the Cross License Agreement, and not for use for the Optronics Business. Otherwise, Parent agrees such Cross License Agreement provides no other rights to Parent regarding technical information, know-how and Patents of Optronics France or Optronics U.K.

      2.8     Additional Obligations of Parent With Regard to Assigned Patents. Avanex and Parent will cooperate to effect a smooth transfer of the responsibility for prosecution, maintenance and enforcement of the Parent Assigned IP from Parent to Avanex. Within a period of three (3) months after the Share Acquisition Closing, Parent agrees to continue (i) the payment of maintenance fees, and (ii) providing responses to official office actions, in each case to the extent that they are due within the applicable period and to maintain its files and records relating to the Parent Assigned IP using the same standard of care and diligence that it uses with respect to the Parent Patents. Avanex will reimburse Parent for all actual costs and reasonable expenses associated therewith (excluding the value of the time of Parent employees) to continue to prosecute and maintain the Parent Assigned IP after the Share Acquisition Closing. Notwithstanding the foregoing, the Parties shall agree on a case by case basis on compensation, if any, of Parent for the value of time of Parent’s employees as reasonably required in connection with any such litigation. Parent will provide Avanex with the originals or copies of its files relating to the Parent Assigned IP upon such transfer or at such earlier time as the parties may agree. Further, Parent shall be entitled to instruct the company Dennemeyer and its outside Patent agents to send invoices for activities performed after the Share Acquisition Closing to Avanex. Parent shall instruct the company Dennemeyer and its outside Patent agents to stop pertinent activities and the payment of all annuities coming due after a period of three months after the Share Acquisition Closing, unless the company Dennemeyer or such outside Patent agent is contracted otherwise by Avanex to act at the expense of Avanex. Any further activities and payment shall be the sole responsibility of Avanex.

(a) Parent shall provide continuing reasonable support to Avanex with respect to the Parent Assigned IP, at Avanex’s reasonable request and expense, limited to the following:

(i) Making available to Avanex or its counsel, inventors and other persons employed by Parent for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of the Parent Assigned IP, including the signing of documents related thereto but only as long as such inventors or other persons are employed by Parent;

(ii) Forwarding copies of all correspondence sent and received concerning the Parent Assigned IP within a reasonable period of time after receipt by Parent; and

(iii) Making all relevant documents in the possession or control of Parent and corresponding to the Parent Assigned IP, or any licenses thereunder, available to Avanex or its counsel, subject to confidentiality and other applicable restrictions.

Any actual and reasonable out-of-pocket expenses associated with any such assistance shall be borne by Avanex, excluding the value of the time of such Parent employees; provided, however, that in the case of assistance with litigation, the parties shall agree on a case by case basis on compensation, if any, of Parent for the value of the time of Parent’s employees as reasonably required in connection with such litigation.

(b) To the extent that any of the Patents of Parent or its subsidiaries create a Disclaimer Issue, Assertion Issue or Licensing Issue with respect to any of the Parent Assigned IP, Parent will cooperate in good faith with Avanex to resolve such issues, including (subject to pre-existing contractual obligations that were entered prior to the date hereof and cannot be terminated by Parent) extending to Avanex a reasonable offer to sell or license those of such Patents needed to resolve such issues.

      2.9     Tax Treatment. Parent and Avanex each agree to use commercially reasonable efforts to cause the Share Acquisition to be a taxable transaction for U.S. federal income tax purposes if Avanex so requests prior to the Share Acquisition Closing. In accordance with the foregoing, Avanex may request that this Agreement be amended to provide (i) that an amount of cash consideration not in excess of US $50,000 (valuing the Avanex stock at the average of its closing price for the five (5) days immediately preceding the Share Acquisition Closing) shall be paid to Parent in lieu of a portion of the Avanex Common Stock to be issued to Parent pursuant to Section 2.3 and/or (ii) for such other actions or changes reasonably requested by Avanex, provided that any actions or changes under clause (ii) shall require the consent of Parent and Corning, which shall not be unreasonably withheld.

      2.10     Contribution of IP. Parent shall discuss and cooperate with Avanex in good faith, to the extent reasonably requested by Avanex, prior to the Share Acquisition Closing, to amend the Parent IP Agreement to provide that the property licensed under the Parent IP Agreement will be licensed to Optronics France prior to the Share Acquisition Closing if appropriate for tax planning purposes.

      2.11     Deliveries of Parent. At the Share Acquisition Closing, Parent shall deliver to Avanex one or several ordres de mouvement and duly written up registre de mouvements de titres and all such other documents or instruments necessary to vest in Avanex (or a Subsidiary of Avanex designated by Avanex) good, valid and marketable title to the Optronics France Shares.

(a) In addition to the foregoing, the following items of Parent Assigned IP and Parent Licensed IP shall be delivered upon the Share Acquisition Closing:

(i) Parent Assigned IP and Parent Licensed IP embodied in tangible and electronic form contained within the facilities to be occupied by Avanex;

(ii) Those items of Parent Assigned IP and Parent Licensed IP within the knowledge of those employees of Parent or Optronics France who become employees of Avanex at the Share

Acquisition Closing and any items constituting or containing Parent Assigned IP and Parent Licensed IP, in tangible or electronic form, which they bring with them.

(iii) all Know-How within its possession that is embodied in tangible or electronic form and in the form in which it is currently embodied and that is required in the reasonable opinion of Parent for the design, development, assembly, manufacture, production, testing, storage, transportation and delivery of Dispersion Compensation Modules shall be contained within the Optronics France Facilities at the Share Acquisition Closing. Avanex shall reimburse Parent for out-of-pocket copying, electronic download and delivery under this subsection. Such reimbursements shall be due even if the Share Acquisition is not consummated.

(b) Avanex may, within three (3) months of Asset Purchase Closing, request in writing the delivery of additional specific tangible items of Parent Assigned IP and Parent Licensed IP that have not already been delivered in the manner set forth in Section 2.11(a) and which have been used by such employees in connection with Optronics Products within one (1) year prior to the Share Acquisition Closing. Parent will copy and deliver such requested items in tangible form only if (i) the requested item already exists within Parent’s or its Subsidiaries’ possession in tangible form, (ii) no services other than clerical copying or electronic download services are necessary to produce the deliverable form of the requested item, (iii) the requested item is not subject to third party copyright which would restrict Parent’s right to provide a copy to Avanex for Avanex’s use while retaining a copy with Parent for Parent’s use, and (iv) Avanex shall reimburse Parent for out-of-pocket copying, electronic download, and delivery expenses.

(c) Parent shall have no further obligation under this Section 2.11 to deliver any specific items of Parent Assigned IP and Parent Licensed IP to Avanex. Furthermore, except as set forth in Section 2.8, neither Parent nor its Subsidiaries shall be obligated under any provision of this Agreement to provide the services of any employees or to expend any resources for the purpose of transferring any items of Parent Assigned IP and Parent Licensed IP to Purchaser, including, but not limited to (i) reducing to tangible or electronic form any Parent Assigned IP and Parent Licensed IP not previously available in tangible or electronic form, (ii) providing any oral transfer of Parent Assigned IP and Parent Licensed IP, or (iii) providing any technical support, consultation, instruction or training of Avanex personnel in how to understand, use or implement such Parent Assigned IP and Parent Licensed IP.

(d) The representations in Section 4.10 shall not apply to Dispersion Compensation Modules. However, Parent shall, before the Share Acquisition Closing, prepare disclosure schedules for the representations in Section 4.10 making disclosures as if Section 4.10 applied to Dispersion Compensation Modules.

ARTICLE III

PURCHASE AND SALE OF ASSETS

      3.1     Purchase and Sale of Assets. At the Asset Purchase Closing (as defined below), subject to the terms and conditions set forth in this Agreement, and in partial consideration of the shares of Avanex Common Stock to be issued to Corning in accordance with Section 3.7 of this Agreement, Corning shall sell, convey, transfer and assign to Avanex, or one or more of its designated Subsidiaries, free and clear of all Liens, and Avanex, or one or more of its designated Subsidiaries, shall purchase from Corning or the applicable Subsidiary of Corning, the following assets:

(a) All rights of Corning or the applicable Corning Subsidiary under the Corning Transferred Agreements arising after the Closing Date to the extent such Corning Transferred Agreements are assigned and transferred to Avanex at the Closing Date or to the extent the benefits and obligations of any Corning Transferred Agreement not properly assigned or transferred to Avanex at the Asset Purchase Closing shall exist for the account of Avanex as of the Closing Date pursuant to

Section 8.9(d)(iii)(C), other than the right to accounts receivable arising from the sale on or before the Closing Date of Corning OCM Products;

(b) All Inventories;

(c) All Corning Tangible Personal Property;

(d) All Corning Books and Records;

(e) All Corning Permits, to the extent transferable; and

(f) All of Corning’s claims against any party relating to any right, property or asset included in the Purchased Corning Assets, or against any party to a Corning Transferred Agreement or a Corning Transferred Third Party IP Contract arising after the Closing Date.

All of the assets referred to in Sections 3.1(a) through 3.1(f), inclusive, are collectively referred to herein as the “Purchased Corning Assets.” Without limiting the generality of this Section 3.1, the Purchased Corning Assets shall not include the following assets (such excluded assets constituting, collectively, “Excluded Assets”):

(i) Except for the rights under Corning Transferred Agreements and the Corning Transferred Third Party IP Contracts arising after the Asset Purchase Closing, any rights under current contracts of Corning;

(ii) Any cash relating to the Corning OCM Products, or accounts receivable arising prior to the Asset Purchase Closing from the sale of Corning OCM Products, the operation of the business of Corning with respect to the Corning OCM Products or otherwise;

(iii) Except for the Purchased Corning Tangible Property, any equipment, whether owned or leased, used in the manufacturing of the Corning OCM Products; and

(iv) The collective bargaining agreement dated February 7, 2001, between Corning and American Flint Glass Workers Union, AFL-CIO, including Local Union No. 1000 (the “Union”).

      3.2     Corning OCM Facilities. At the Asset Purchase Closing, subject to the terms and conditions set forth in this Agreement, and in partial consideration of the shares of Avanex Common Stock to be issued to Corning in accordance with Section 3.7 of this Agreement and subject to and upon the terms of the Corning Leases, Corning subleases the Erwin Pack facility to Avanex pursuant to Exhibit F attached hereto and transfers the Corning Milan Lease Agreement to Avanex or a designated subsidiary of Avanex.

      3.3     Corning Intellectual Property. At the Asset Purchase Closing, subject to the terms and conditions set forth in this Agreement, and in partial consideration of the shares of Avanex Common Stock to be issued to Corning in accordance with Section 3.7 of this Agreement and subject to and upon the terms of the Corning IP Agreement, Corning shall convey and grant to Avanex interests in the Corning Intellectual Property.

      3.4     Cash Contribution. At the Asset Purchase Closing, subject to the terms and conditions of this Agreement, and in partial consideration of the shares of Avanex Common Stock to be issued to Corning in accordance with Section 3.7 of this Agreement, Corning shall pay to Avanex cash in the aggregate amount equal to the sum of (a) Twenty Million Dollars ($20,000,000) and (b) that amount of cash described in Paragraph 4(a) of Schedule 1.1(jj) as being payable by Corning to Avanex at the Asset Purchase Closing and related to Avanex’s assumption of the Corning Repair and Warranty Obligations, payable in U.S. dollars in immediately available funds (the “Corning Cash Contribution”).

      3.5     Assumption of Certain Liabilities. Avanex shall not assume any Liabilities of Corning except for those Liabilities which Avanex expressly assumes pursuant to this Section 3.5. On the terms and subject to the conditions of this Agreement, Avanex shall, on the Closing Date (as defined below), assume only the following liabilities and obligations of Corning (the “Assumed Corning Liabilities”):

(i) all obligations and liabilities of Corning under the Corning Transferred Agreements and the Corning Transferred Third Party IP Contracts, but only to the extent such liabilities or obligations (A) first arise or are first incurred from and after the Closing Date, to the extent such Corning Transferred Agreements or Corning Transferred Third Party IP Contracts are assigned and transferred to Avanex at the Closing Date or to the extent the benefits and obligations of any Corning Transferred Agreement or Corning Transferred Third Party IP Contracts not properly assigned or transferred to Avanex at the Asset Purchase Closing shall exist for the account of Avanex pursuant to Section 8.9(d)(iii), (B) do not arise from or relate to a breach by Corning of any provision of the Corning Transferred Agreements prior to the Closing Date, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of the Corning Transferred Agreements or Corning Transferred Third Party IP Contracts, and (D) are in exchange for consideration which is included in the Purchased Corning Assets received by Corning prior to the Closing Date,

(ii) all obligations and liabilities relating to the ownership, use or operation of the Purchased Corning Assets by Avanex which first arise or are first incurred from and after the Asset Purchase Closing,

(iii) the Corning Repair and Warranty Obligations,

(iv) all obligations and Liabilities assumed or agreed to by Avanex under Section 8.4, and

(v) all obligations and Liabilities first arising under the Corning Milan Lease Agreement following the Closing Date.

      (b) Corning shall retain and be responsible for paying, performing and discharging when due, and Avanex shall not assume or have any responsibility for, all Liabilities of Corning as of the Closing Date other than the Assumed Corning Liabilities (the “Retained Corning Liabilities”). Without limiting the generality of the foregoing, the Retained Corning Liabilities shall include:

(i) any Liability (other than an Assumed Corning Liability) arising from or related to the operations of Corning, whenever arising or incurred, or the Corning OCM Facilities, or the ownership of the Purchased Corning Assets by Corning, in each case prior to and through the Closing Date,

(ii) except for liabilities specifically assumed by or agreed to by Avanex in Section 8.4, any Corning Employment Liabilities related to any Corning Benefit Plan or Corning’s or any Employment Affiliate of Corning’s employment or termination of any employee, consultant or director (excluding any liabilities arising from a Designated Corning Employee’s employment or termination of employment with Avanex or an Employment Affiliate of Avanex after the Closing Date), and, if incurred on or before the Closing Date or arising from events which occur on or before the Closing Date, any Social Security Contributions Liabilities,

(iii) claims for death, personal injury, property damage or consequential, punitive, or other damages relating to or arising out of any business conducted by Corning,

(iv) the violation or alleged violation of any Law, including but not limited to Laws relating to civil rights, health, safety, labor, and discrimination by Corning or its Affiliates,

(v) claims of creditors of Corning for obligations not included in the Assumed Corning Liabilities,

(vi) claims relating to Pre-Closing Corning Environmental Liabilities,

(vii) any obligation of Corning to indemnify any person except any such obligation arising under a Corning Transferred Agreement or Corning Transferred Third Party IP Contract after the Closing Date,

(viii) any Taxes of Corning or any Affiliate of Corning or any Taxes attributable to the Purchased Corning Assets or the Corning OCM Products attributable to any Pre-Closing Period,

(ix) any Liability or obligation of Corning for costs and expenses incurred in connection with this Agreement, and the consummation of the transactions contemplated hereby and thereby, and

(x) any Liability of Corning for accounts payable by Corning in connection with the Purchased Corning Assets arising from the Corning Transferred Agreements or Corning Transferred Third Party IP Contract on or prior to the Closing Date.

      3.6     Asset Purchase Closing. Subject to the terms and conditions of this Agreement, the closing of the Asset Purchase (the “Asset Purchase Closing” and, together with the Share Acquisition Closing, the “Closings”) shall take place at 10:00 a.m. New York Time on the Closing Date at the offices of Proskauer Rose LLP, located at 1585 Broadway, New York, New York, or at such other place and time as may be agreed upon by the parties. At the Asset Purchase Closing, Cascades and Avanex will sign and deliver all applicable Ancillary Agreements.

      3.7     Asset Purchase Consideration. At the Asset Purchase Closing, and subject to the terms and conditions of this Agreement, in consideration of the Asset Purchase and the Corning Cash Contribution, Avanex shall issue and deliver to Corning that number of duly authorized, validly issued, fully paid and nonassessable shares of Avanex Common Stock equal to the product of (A) 0.17, multiplied by (B) the quotient obtained by dividing (x) that number of shares of Avanex Common Stock outstanding immediately prior to the Asset Purchase Closing and the Share Acquisition Closing by (y) 0.55, or in the event that Parent receives cash in substitution for a portion of the shares of Avanex common stock pursuant to Section 2.9, one minus the sum of 0.17 and the actual percentage of shares to be issued to Parent. Following the date hereof and prior to the Asset Purchase Closing, Corning and Avanex shall use commercially reasonable efforts to agree on an allocation of a portion of the Asset Purchase Consideration to the Purchased Corning Assets located in Italy for Italian tax purposes.

      3.8     Transfer Taxes. Each of Corning and Avanex shall pay half of any Transfer Taxes imposed or levied by reason of, in connection with or attributable to, the transfer of the Purchased Assets as contemplated by Article III of this Agreement. This amount shall not include any such Transfer Taxes that will be rebated or refunded to, or otherwise recovered by, Avanex or any of its Affiliates. Corning and Avanex shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

      3.9     Tax-Free Reorganization Treatment. Avanex and Corning intend that the Asset Purchase, when taken together with the liquidation of Corning Photonics Technologies, Inc. (“CPT”), will qualify as a reorganization within the meaning of Section 368(a) of the Code and hereby agree to report it as such. In addition, Corning agrees to cause CPT to sell its remaining non-liquid assets and liquidate CPT promptly following such sale and the Asset Purchase Closing.

      3.10     Deliveries of Corning. At the Asset Purchase Closing, Corning shall, at its sole cost, in the manner and form, and to the entities and locations reasonably specified by Avanex, deliver to Avanex:

(a) All of the Purchased Corning Assets;

(b) that the Corning Licensed IP and the Corning Assigned IP which shall be transferred pursuant to the terms of the Corning IP Agreement;

(c) the Corning Cash Contribution;

(d) (i) A duly executed general assignment and bill of sale (or for those Purchased Corning Assets located in Italy, another legal document which transfers title), in form and substance reasonably acceptable to Avanex’s counsel, for the Purchased Assets, with such modifications as may be necessary to comply with applicable Italian Laws for those items of Purchased Corning Assets located in Italy; (ii) an instrument of assumption of liabilities, in form and substance reasonably acceptable to Avanex’s counsel, pursuant to which Avanex shall assume the Assumed Corning

Liabilities; and (iii) such other instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Avanex’s counsel, as shall be effective to vest in Avanex good and valid title in and to the Purchased Corning Assets in accordance with (and with such exceptions as are disclosed pursuant to) this Agreement;

(e) The Corning Leases;

(f) (i) All of the Corning Transferred Agreements, and (ii) any third party consents received by Corning from the other party or parties to any Corning Transferred Agreement;

(g) All other previously undelivered documents required to be delivered by Corning to Avanex at or prior to the Asset Purchase Closing in connection with the transactions contemplated by this Agreement including without limitation, the public deed of transfer (Atto Pubblico o Scrittura Autenticata da Notaio) pursuant to which all the Purchased Corning Assets located in Italy or governed by Italian Law will be transferred by Corning to Avanex on the Asset Purchase Closing; and

(h) All such other assignments and other instruments as, in the reasonable opinion of Avanex’s counsel, are necessary to vest in Avanex good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, the Purchased Corning Assets which consist of tangible personal property in accordance with (and with such exceptions as are disclosed pursuant to) the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT

      Parent represents and warrants to Avanex, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Parent to Avanex, dated as of the date hereof and as may be updated pursuant to Section 8.10(d) (the “Parent Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties (except with respect to the representations and warranties of Parent contained in Section 4.8(i), any exceptions to or qualifications of which shall be explicitly set forth in Section 4.8(i) of the Parent Disclosure Schedule), as follows:

      4.1     Organization of Parent and Optronics France.

      (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of France.

      (b) Optronics France is a corporation duly organized, validly existing, duly registered and in good standing under the laws of France. Optronics France has all necessary corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as currently proposed to be conducted. Optronics France is duly qualified to transact business and is in good standing in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect on Optronics France. Optronics U.K. is a corporation duly organized, validly existing, duly registered and in good standing under the laws of England. Optronics U.K. has all necessary corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as currently proposed to be conducted. Optronics U.K. is duly qualified to transact business and is in good standing in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect on Optronics U.K.

      (c) Parent has delivered to Avanex a true and complete list of each Subsidiary of Optronics France to be included in the Share Acquisition, indicating the jurisdiction of incorporation of each such Subsidiary and Optronics France’s equity interests therein, each such interest being free and clear of all Liens, other rights exercisable by third parties or other defects in title and being duly authorized, validly issued, fully paid and non-assessable. Immediately prior to the Share Acquisition Closing, Optronics France shall have no Subsidiaries, other than Optronics U.K.

      (d) Parent has delivered or made available to Avanex a true and correct copy of the statuts (articles of incorporation and bylaws) or the equivalent constitution documents in the relevant jurisdiction of the Optronics Subsidiaries, each as amended to date, and each such instrument is in full force and effect. No Optronics Subsidiary is in violation of any of the provisions of its statuts (articles of incorporation and bylaws) or the equivalent constitution documents in the relevant jurisdiction of the Optronics Subsidiaries.

      4.2     Optronics Subsidiaries Capital Structure. The authorized capital stock of Optronics France consists of 48,140,000 shares. As of the close of business on May 9, 2003, 48,140,000 shares of Optronics France were issued and outstanding. Except as set forth in the immediately preceding sentence and in Section 4.4 hereof, no shares of capital stock or other equity securities of Optronics France are issued, reserved for issuance or outstanding. All of the outstanding shares of Optronics France’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable. The authorized capital stock of Optronics U.K. consists of 1,326,160,600 shares. As of the close of business on April 24, 2003, 988,795,440 shares of Optronics U.K. were issued and outstanding. Except as set forth in the immediately preceding sentence and in Section 4.4 hereof, no shares of capital stock or other equity securities of Optronics U.K. are issued, reserved for issuance or outstanding. All of the outstanding shares of Optronics U.K.’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable.

      4.3     Share Ownership. As of the date of this Agreement, a direct, wholly-owned Subsidiary of Parent and the individuals listed in Section 4.3 of the Parent Disclosure Schedule (which schedule shall set forth the number of shares owned by each such Person) are the beneficial owners of all of the outstanding shares of Optronics France, free and clear of all Liens. Immediately prior to the Share Acquisition Closing, such Subsidiary of Parent shall be the beneficial owner of all of the outstanding shares of Optronics France, free and clear of all Liens. No other person or entity has a beneficial interest in or a right to acquire such shares or any portion of such shares. Upon the Share Acquisition Closing, Avanex will be the record and beneficial owner of the Optronics France Shares, free and clear of all Liens, except for Liens created by Avanex. Upon the Share Acquisition Closing, Optronics France will be the record and beneficial owner of the Optronics U.K. Shares, free and clear of all Liens, except for Liens created by Avanex.

      4.4     Obligations With Respect to Capital Stock. As of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Optronics France or Optronics U.K., or any securities or loan capital exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Optronics France or any of its Subsidiaries is a party or by which it is bound obligating Parent or Optronics France or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock or loan capital of Optronics France or Optronics U.K. or obligating Parent or any of its Subsidiaries or either Optronics Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the Knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Optronics France or Optronics U.K.

      4.5     Authority.

      (a) Parent has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Parent is entitled to transfer or procure the transfer of the full ownership of the Optronics France Shares to Avanex or its designated Subsidiaries. The execution and delivery of this Agreement and the

Ancillary Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement and the Ancillary Agreements to which Parent is a party have been, or upon their execution will be, duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, constitute, or upon their execution will constitute, the valid and binding obligations of Parent, enforceable in accordance with their terms. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Parent do not, or upon their execution will not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by Parent will not, (i) conflict with or violate the statuts (articles of incorporation and bylaws) of Parent or Optronics France, (ii) subject to compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree (each a “Legal Requirement”) applicable to Parent, Optronics France or Optronics U.K. or by which its respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Optronics France’s rights or alter the rights or obligations of Parent or Optronics France or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, including any leased or owned real property or assets of Optronics France pursuant to, any Optronics Contract (as defined in Section 4.16). Section 4.5(a) of the Parent Disclosure Schedule lists all consents, waivers and approvals under any Optronics Contract required to be obtained in connection with the consummation of the transactions contemplated hereby.

      (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or either Optronics Subsidiary in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Parent is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the antitrust laws reasonably determined by the parties to be required (the “Necessary Consents”), and (ii) such other consents, authorizations, filings, approvals, orders, declarations and registrations which, if not obtained or made, would not be materially adverse to Avanex, the Optronics Business or the Combined Company or have a material adverse effect on the ability of the parties to consummate the Share Acquisition or the Asset Purchase.

      4.6     Restrictions on Transaction. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Parent, any of its Affiliates, Optronics France or Optronics U.K. is a party and which affects the Optronics Business, which has or would reasonably be expected to have the effect of prohibiting the Share Acquisition.

      4.7     Optronics Financial Statements.

      (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since October 20, 2000, and has made available to Avanex such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports, with respect to the disclosure contained therein relating to the Optronics Division of Parent, (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither Optronics France, Optronics U.K. nor any of their Subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Each of the combined financial statements of the Optronics Division contained in the Parent SEC Reports (the “Optronics Division Financials”), including any Parent SEC Reports filed after the date hereof until the Share Acquisition Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with French GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented the financial position of the Optronics Division at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

      (c) The audited financial statements of Optronics France and of Optronics U.K. attached hereto as Schedule 4.7(c) as of and for the years ended December 31, 2002 and December 31, 2001 (the “Optronics Subsidiary Financials”) (i) were prepared in accordance with French GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present the financial position of Optronics France and of Optronics U.K. at the respective dates thereof and their respective results of operations and cash flows for the periods indicated. Except as disclosed or reserved against in the Optronics Subsidiary Financials, neither Optronics France nor Optronics U.K. has any liabilities (absolute, accrued, contingent or otherwise) of the type required to be disclosed in financial statements prepared in accordance with French GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Optronics Subsidiaries, except liabilities incurred since December 31, 2002 in the ordinary course of business consistent with past practices or in connection with the transactions contemplated hereby.

      4.8     Absence of Certain Changes or Events. Since December 31, 2002, there has not been: (i) any Material Adverse Effect on either Optronics Subsidiary or the Optronics Business or any fact, change, development, effect or occurrence that is reasonably likely to result in a Material Adverse Effect on Optronics France or the Optronics Business, (ii) to the extent related to or affecting either Optronics Subsidiary or the Optronics Business, any change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in French GAAP or the rules and regulations promulgated by the SEC, or (iii) to the extent related to or affecting either Optronics Subsidiary or the Optronics Business, any revaluation by Parent of any of its material assets (individually or in the aggregate), including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, (iv) any incurrence of any indebtedness by either Optronics Subsidiary other than to Parent or its Subsidiaries for borrowed money or guarantee by either Optronics Subsidiary of any such indebtedness of another Person other than Parent or its Subsidiaries, or (v) any payment by either Optronics Subsidiary outside of the ordinary course of business of the Optronics Business in excess of $250,000.

      4.9     Optronics Subsidiary Taxes.

      (a) Each of the Optronics Subsidiaries (or Parent on its behalf) has duly and timely filed all material Tax Returns relating to Taxes required to be filed by or with respect to it with any Tax authority. Such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Each of the Optronics Subsidiaries has paid all material Taxes due and payable by it or with respect to its business or activities (whether or not shown on any Tax Return), except for taxes being contested in good faith for which adequate reserves are reflected on the Optronics Division Financials or Optronics Subsidiary Financials.

      (b) Each Optronics Subsidiary as of the Closing Date will have withheld with respect to its employees or other third parties, and timely paid over to the appropriate Taxing authority, all material income, payroll and other Taxes required to be withheld or paid.

      (c) Neither Optronics Subsidiary has been delinquent in the payment of any material Tax and there is no material Tax deficiency or adjustment outstanding, proposed in writing or assessed against either Optronics Subsidiary, nor has either Optronics Subsidiaries executed any unexpired waiver of any statute of limitations on or unexpired extension of the period for the assessment or collection of any material Tax. There are no powers of attorney with respect to the Taxes of either Optronics Subsidiary currently in force.

      (d) No audit or other examination of any material Return of either Optronics Subsidiary by any Tax authority is presently in progress, nor has either Optronics Subsidiary been notified in writing of any request for such an audit or other examination.

      (e) Neither Optronics Subsidiary had any material liability for unpaid Taxes that has not been accrued or reserved against on the Optronics Division Financials or Optronics Subsidiary Financials in accordance with applicable GAAP as of the date thereof. Since that date, neither Optronics Subsidiary has incurred any liability for any material Taxes other than in the ordinary course of business.

      (f) Neither Optronics Subsidiary (a) is a party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement, (b) has ever been a member of an affiliated combined or consolidated group filing a consolidated or combined income Tax Return (other than a group the common parent of which was Parent), or (c) has no liability for the Taxes of any person by reason of former or current membership in such a consolidated or combined group, as a transferee or successor, by contract, pursuant to a reorganization or restructuring or otherwise.

      (g) Each Optronics Subsidiary is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). Neither Optronics Subsidiary is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding. Neither Optronics Subsidiary is liable for any tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

      (h) Without affecting the general character of the representations and warranties made in Sections 4.9(a) through 4.9(e): (i) each Optronics Subsidiary is registered for VAT purposes if required to be so registered by law, regulation or administrative practice relating to VAT (“VAT Legislation”), has been so registered at all times that it has been required to be registered by VAT Legislation, and any such registration is not subject to any material conditions imposed by or agreed with the relevant Tax authority; (ii) each Optronics Subsidiary has complied with and observed in all material respects the terms of VAT Legislation; (iii) each Optronics Subsidiary has maintained and obtained at all times records, invoices and other documents that are complete, correct and up-to-date in all material respects, to the extent requisite for the purposes of VAT Legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT Legislation; (iv) each Optronics Subsidiary obtains credit for all input tax paid or suffered by it; (v) neither Optronics Subsidiary is or has been treated as a member of a group for the purposes of VAT Legislation, or has applied for such treatment; (vi) neither Optronics Subsidiary is or has been subject under VAT Legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge; (vii) neither Optronics Subsidiary has been required to give any security as a condition of making supplies for the purposes of VAT; and, (viii) all VAT, import duty and other Taxes or charges due and payable upon the importation of goods or services and all excise duties due and payable in respect or any assets (including trading stock) imported or owned by either Optronics Subsidiary have been paid in full.

      (i) No material transaction in respect of which any consent, clearance or ruling was required or sought from any Tax authority has been entered into or carried out by either Optronics Subsidiary without such consent, clearance or ruling having first been properly obtained and all information supplied to any Tax authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent, clearance or ruling. Any transaction for which such consent, clearance or ruling was obtained has been carried out substantially in accordance with the terms of such consent, clearance or ruling and the application on which the consent, clearance or ruling was based and at a time when such consent, clearance or ruling was valid and effective. No notice has been received since any such consent, clearance or ruling was obtained which states that the consent, clearance or ruling has or may become invalid or ineffective. No Tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of either Optronics Subsidiary.

      (j) No relief from stamp duty or any other transfer duty will or may be withdrawn or restricted as a result of any of the transactions contemplated by this Agreement. All duties, fees and penalties payable in respect of the capital of either Optronics Subsidiary have been duly accounted for and paid in all material respects, and no notice has been received from any tax authority that such tax authority has withdrawn or may attempt to withdraw any relief obtained against payment of any such amount could be withdrawn.

      (k) Neither Optronics Subsidiary has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

      (l) Optronics France does not qualify as a real estate holding entity (personne morale à prépondérance immobilière) within the meaning of Article 726-I-2 of the French General Tax Code (Code général des Impôts).

      (m) Optronics France does not act and has never acted in France as fiscal representative (représentant fiscal), for purposes of VAT or of any other Taxes, for any person.

      4.10     Parent Intellectual Property.

      (a) Optronics Business Intellectual Property.

      (i) Optronics Products. Section 4.10(a)(i) of the Parent Disclosure Schedule contains a complete and accurate list of all current Optronics Products as of May 8, 2003.

      (ii) Registered Intellectual Property. Section 4.10(a)(ii) of the Parent Disclosure Schedule contains (A) a list of Parent Assigned IP which has been registered, to the extent reflected in databases owned by Parent, (B) as of May 8, 2003 (the “Database Date”), a list of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to Parent Assigned IP, to the extent reflected in databases owned by Parent, and (C) any actions that must be taken within 150 days after the Database Date for the purposes of obtaining, maintaining, or renewing any Parent Assigned IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions to the extent reflected in databases owned by Parent.

      (iii) Intellectual Property Contracts. Section 4.10(a)(iii) of the Parent Disclosure Schedule contains a list of all contracts to which Parent or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest to (A) any Parent Licensed IP for any field which includes the Optronics Business, (B) Parent Assigned IP, or (C) Optronics IP , other than non-material agreements pursuant to which only rights to Know-How only were granted, and not rights to Patents (other than implied licenses to Patents which might have been granted) (the “Optronics IP Contracts”). Schedule 1.1(hhhh) lists all Optronics Third Party IP Contracts.

      (b) Validity. All necessary registration, maintenance and renewal fees currently due in connection with material Optronics Registered IP have been made (except that Avanex acknowledges that Parent may have taken actions to abandon Patents in the normal course of administering the Optronics Patent portfolio, as reflected in the database referenced above) and all necessary documents, recordations and certificates in connection with such Optronics Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, establishing ownership and maintaining such Optronics Registered IP. Neither Optronics Subsidiary has claimed any status in the application for or registration of any Optronics Registered IP equivalent to “small business status.” Parent has no Knowledge of Parent or Optronics France having knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Optronics Registered IP that would constitute fraud or a misrepresentation with respect to such application and thereby affect the validity or enforceability of any Optronics Registered IP.

      (c) Ownership.

      (i) No Parent Assigned IP is currently subject to any legal proceeding or outstanding legal decree, legal order, legal judgment restricting in any material manner, the use, transfer, or licensing thereof by Optronics France or any of its Subsidiaries.

      (ii) Subject to the licenses disclosed in Section 4.10(a)(iii) of the Parent Disclosure Schedule and subject to agreements covered by the exceptions in Section 4.10(a)(iii) of the Parent Disclosure Schedule, all Parent Assigned IP and Optronics IP will be fully transferable, alienable or licensable by Avanex without restriction and without payment of any kind to any person.

      (iii) Except as provided in the Optronics IP Contracts, each of Optronics France and Optronics U.K. owns each item of Optronics IP free and clear of any security interest, pledge or mortgage, and Parent or its Subsidiaries own each item of Parent Assigned IP free and clear of any security interest, pledge or mortgage.

      (d) Non-Infringement. To the Knowledge of Parent, the design, development, manufacture, use, import, sale and licensing of the Optronics Products which were sold prior to the Share Acquisition Closing did not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

      (e) Intellectual Property Contracts.

      (i) Other than those which have terminated or expired in accordance with their terms, all Optronics IP Contracts and Optronics Third Party IP Contracts are in full force and effect. Neither Parent nor its Subsidiaries are in material breach of any Optronics IP Contract or Optronics Third Party IP Contract and, to Parent’s Knowledge, no other party has materially failed to perform thereunder.

      (ii) The change of control of Optronics France and Optronics U.K. which will result from the consummation of the transactions contemplated by this Agreement will not automatically result in the breach, modification, cancellation, termination or suspension of any Optronics IP Contract or Optronics Third Party IP Contract.

      (iii) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Avanex, by operation of law or otherwise, of any contracts or agreements to which Parent or its Subsidiaries is a party, will result in (i) any third party being automatically granted rights or access to, or the placement in or release from escrow, of any technology, (ii) Avanex automatically granting to any third party any right in any Intellectual Property, or (iii) Avanex automatically being obligated contractually to pay any royalties or other amounts to any third party in excess of those payable by Parent or its Subsidiaries prior to the Closing.

      (f) Government Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Optronics IP. To the Knowledge of Parent and its Subsidiaries, no current or former employee, consultant or independent contractor of Parent or its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Parent Assigned IP or Optronics IP, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or its Subsidiaries.

      (g) Third-Party Infringement. There are no current legal proceedings or written threats of legal proceedings in which Parent or its Subsidiaries have alleged the misappropriation of infringement of Parent Assigned IP or Optronics IP.

      (h) Trade Secret Protection. With respect to Optronics Business IP, Parent and each of its Subsidiaries has taken commercially reasonable steps to protect the rights of Parent and its Subsidiaries in Parent and its Subsidiaries’ confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to Parent or any of its Subsidiaries under an obligation of confidentiality.

      4.11     Compliance; Permits; Restrictions.

      (a) Neither Parent, Optronics France, Optronics U.K. nor the conduct of the Optronics Business is, in any material respect, in conflict with, or in default or violation of, (i) any material Legal Requirement applicable to Optronics France or Optronics U.K., or to Parent with respect to the Optronics Business, or by which Parent with respect to the Optronics Business, or the properties of the Optronics Business, are bound or affected, or (ii) any material permit, franchise or other similar instrument or obligation to which Parent, Optronics France or Optronics U.K. is a party that relates to Optronics Business or by which Optronics France, or Parent with respect to the Optronics Business, is bound or affected. No investigation or review by any Governmental Entity is, to the Knowledge of Parent, pending or threatened against Optronics France, Optronics U.K. or Parent with respect to the Optronics Business, nor has any Governmental Entity officially notified Parent or any of its Subsidiaries of an intention to conduct the same. There is no judgment, injunction, order or decree binding upon Parent, Optronics France or Optronics U.K. which has or would reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of material property by Optronics France or Optronics U.K. or the conduct of the Optronics Business by Parent, Optronics France or Optronics U.K. as currently conducted or presently proposed to be conducted.

      (b)     Each Optronics Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to the operation of the Optronics Business, including without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, including any operating permits under Law 76-663 of 19 July 1976 on “Installations Classées” in respect of the sites at Nozay and Lannion (collectively, the “Optronics Permits”). Each Optronics Subsidiary is in compliance in all material respects with the terms of the Optronics Permits and the Optronics Permits are not subject to any materially unusual or onerous conditions for such types of permits, licenses, approvals, consents and other authorizations. No Governmental Entity has officially notified Parent or either Optronics Subsidiary that any of the Optronics Permits will or are likely to be revoked, amended, supplemented, suspended or not renewed or made subject to reconfirmation, in whole or in part, in the ordinary course of events (whether as a result of the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise). Neither Optronics Subsidiary is a party to any agreement or any proceedings the purpose or result of which is to amend in any material respect the terms of any Optronics Permit. Optronics France has complied in all material respects with all applicable requirements of Law 76-663 of 19 July 1976 on “Installations Classées” and all applicable subordinate legislation or orders including any administrative orders of the Préfet in respect of any actions to be take by the Company to comply with such law and subordinate legislation.

      4.12     Litigation. There is no material Action pending or, to the Knowledge of Parent, threatened, nor, to the Knowledge of Parent, is any investigation pending or threatened, against either Optronics Subsidiary or Parent with respect to the Optronics Business or any property or asset of either Optronics Subsidiary, or any Action which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

      4.13     Brokers’ and Finders’ Fees. Except for fees for which Parent is solely responsible, neither Optronics Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      4.14     Employee Benefits.

      (a) Except with respect to Mandatory Optronics Benefit Plans, Parent has set forth on Section 4.14(a)(i) of the Parent Disclosure Schedule, an accurate and complete list as of the date hereof identifying each Optronics Benefit Plan by name and type of benefit provided. Except with respect to

Mandatory Parent Benefit Plans, Parent has set forth on Section 4.14(a)(ii) of the Parent Disclosure Schedule an accurate and complete list as of the date hereof identifying each Parent Benefit Plan by name and type of benefit provided. Parent, Optronics France, Optronics U.K. and the Optronics Subsidiary Employment Affiliates do not have and have not represented, promised or contracted (whether in oral or written form) to any Optronics Subsidiary Employee or Designated Optronics Employee any plan or commitment to establish or adopt any new Parent Benefit Plan or Optronics Benefit Plan, nor to modify any Parent Benefit Plan or Optronics Benefit Plan (except to the extent required by this Agreement or to conform any such Parent Benefit Plan or Optronics Benefit Plan to the requirements of any applicable Law or to the extent that any such modification applies to all employees of Parent or Parent Employment Affiliates generally or that would not materially increase the benefits provided under, or the expense of maintaining, any such Parent Benefit Plan or Optronics Benefit Plan).

      (b) Except with respect to Mandatory Optronics Benefit Plans and Mandatory Parent Benefit Plans, Parent has provided or made available to Avanex correct and complete copies of (i) each Optronics Benefit Plan including (without limitation) all amendments thereto and all related trust documents, recognition, procedural, or other collective bargaining agreements with any trade union (whether or not independent), works council, European works council, or other body representing the Optronics Subsidiary Employees, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each Optronics Benefit Plan, (ii) each Parent Benefit Plan, (iii) the most recent annual actuarial valuations and/or audited accounts, if any, for each Optronics Benefit Plan, (iv) the most recent annual reports, returns, securities registration statements or other filings, if any, required to be filed with any Governmental Entity under applicable Law in connection with each Optronics Benefit Plan, (v) with respect to the Optronics Benefit Plans, any and all Approvals, (vi) all material correspondence to or from any Governmental Entity, in the past three (3) years, relating to any Optronics Benefit Plan or with respect to which an Optronics Subsidiary may have any material liability (other than ordinary correspondence and filings provided to or by Governmental Entities in the ordinary course of business with respect to the Optronics Benefit Plans), and (vii) a current template or sample of a contract of employment (plus any contracts that deviate from the standard contract) or the material particulars of the terms of employment for each grade or level of Optronics Subsidiary Employees and Designated Optronics Employees.

      (c) Each of the Optronics Subsidiaries and each of the Optronics Subsidiary Employment Affiliates have performed in all material respects all obligations required to be performed by them under each Optronics Benefit Plan and each Optronics Benefit Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws. No breach of any fiduciary obligation has occurred with respect to any Optronics Benefit Plan that is not otherwise exempt under applicable Law that could result in penalty or tax on an Optronics Subsidiary or any Employment Affiliate of an Optronics Subsidiary. There are no actions, suits or claims pending, or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Optronics Benefit Plan or against the assets of any Optronics Benefit Plan. Each Optronics Benefit Plan other than Mandatory Optronics Benefit Plans can be amended, terminated or otherwise discontinued after the Closing Date, without material liability to either Optronics Subsidiary (other than ordinary administration expenses or liabilities that have already been accrued on the financial statements). No audits, proceedings or administrative actions have been taken by a Governmental Entity within the past three (3) years with respect to any Optronics Benefit Plan, and no audits, inquiries, proceedings or administrative actions are pending or, to the Knowledge of Parent or either Optronics Subsidiary, threatened by a Governmental Entity with respect to any Optronics Benefit Plan. Neither Optronics Subsidiary is subject to any material penalty, tax, excise tax, fine or sanction with respect to any Optronics Benefit Plan.

      (d) No Optronics Benefit Plan is an Optronics France or Optronics U.K. Funded Retirement Plan. No Optronics Benefit Plan is an Optronics U.K. Unfunded Retirement Plan. In respect of each Optronics France Unfunded Retirement Plan that is an Optronics Benefit Plan, Optronics France has made provision for accrued liabilities in accordance with applicable Law and French GAAP (the “Accrued Liabilities”).

All Accrued Liabilities with respect to the Optronics France Unfunded Retirement Plans are set forth in the Optronics Subsidiary Financials.

      (e) No Optronics Benefit Plan provides, or reflects or represents any liability to provide Continuation Coverage to any person for any reason, except as may be required by Law, and no Parent Benefit Plan provides, or reflects or represents any liability to provide Continuation Coverage to any Optronics Subsidiary Employee for any reason, except as may be required by Law.

      (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Optronics Benefit Plan, or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Optronics Subsidiary Employee.

      (g) Neither Avanex nor any of its Employment Affiliates will incur any costs (except for costs arising from current or future accounting standards) arising out of or in connection with an Optronics Subsidiary Employee’s participation in any Parent or Optronics stock option scheme.

      (h) The Optronics Subsidiaries and the Optronics Subsidiary Employment Affiliates: (i) are in material compliance with all applicable Laws respecting employment and wage and hours, and with all employment practices, terms and conditions of employment, agreements with third parties, codes of conduct, visas, work permits, in each case, with respect to Optronics Subsidiary Employees, and (ii) are not liable for any payment to any Governmental Entity, any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Optronics Subsidiary Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Parent, threatened claims or actions against Parent, an Optronics Subsidiary or any Optronics Subsidiary Employment Affiliates with respect to any Optronics Subsidiary Employee under any employment contract, employment policy, severance policy or disability policy.

      (i) Section 4.14(i) of the Parent Disclosure Schedule contains a complete and accurate list, as of March 31, 2003, of the name (but only if such disclosure does not violate applicable Laws), title, contractual level, salary, and date of hire for each Optronics Subsidiary Employee. Within one week following the date the Designated Optronics Employees are determined, Parent shall provide to Avanex a complete and accurate list, as of March 31, 2003, of the name (but only if such disclosure does not violate applicable Laws), title, contractual level, salary, and date of hire for each Designated Optronics Employee. Parent shall also indicate in such list who employs each Designated Optronics Employee and whether such Designated Optronics Employee is an active employee or on a leave of absence. For each such Optronics Subsidiary Employee and Designated Optronics Employee, Section 4.14(i) of the Parent Disclosure Schedule indicates who employs each Optronics Subsidiary Employee and whether such Optronics Subsidiary Employee is an active employee or on a leave of absence. No Optronics Subsidiary Employee or Designated Optronics Employee has a notice period longer than the minimum notice period mandated by applicable Laws or mandatory collective agreements nor is there severance compensation payable (other than as mandated by applicable Laws or a mandatory collective agreement) for termination on due notice. There are no salary increases with respect to the Optronics Subsidiary Employees or Designated Optronics Employees which have been resolved but not yet implemented. Except in connection with the Restructuring, no Optronics Subsidiary Employees or Designated Optronics Employees have given notice or been given notice of termination of his or her employment by Parent, an Optronics Subsidiary or any Optronics Subsidiary Employment Affiliate, and to the Knowledge of Parent, no Optronics Subsidiary Employee or Designated Optronics Employee intends to resign in connection with the matters contemplated by this Agreement.

      (j) No work stoppage or labor strike against Parent, an Optronics Subsidiary or any Optronics Subsidiary Employment Affiliate is pending with respect to the Optronics Subsidiary Employees or Designated Optronics Employees. Neither Parent, an Optronics Subsidiary nor any Optronics Subsidiary Employment Affiliates are involved (nor have been so involved at any time during the last three

(3) years) in any industrial or trade disputes with any trade union, association of trade unions, works council, European works council or body representing Optronics Subsidiary Employees or Designated Optronics Employees, and, except as may arise in connection with the Restructuring, Parent has no Knowledge of any such dispute that may be pending or threatened, or of any present circumstances which would be reasonably likely to give rise to any such dispute. Parent has no Knowledge of any activities or proceedings of any labor union to organize any Optronics Subsidiary Employees or Designated Optronics Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Parent, threatened relating to any labor, safety or discrimination matters involving any Optronics Subsidiary Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to an Optronics Subsidiary. Neither Parent, an Optronics Subsidiary nor any Optronics Subsidiary Employment Affiliates are presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Optronics Subsidiary Employees or Designated Optronics Employees and no collective bargaining agreement is being negotiated by Parent, an Optronics Subsidiary or any of the Optronics Subsidiary Employment Affiliates with respect to the Optronics Subsidiary Employees or Designated Optronics Employees.

      (k) The Optronics Subsidiary Employees have not, within a period of three (3) years preceding the date of this Agreement, been a party to a transfer within the meaning of the national legislation which implements the Acquired Rights Directive 77/187.

      (l) Prior to the date of this Agreement, Parent and the Optronics Subsidiaries have complied, in all material respects, with all applicable Laws related to notices to or consultations with employee representative bodies in connection with the transactions contemplated by this Agreement that were required to be complied with prior to the date hereof.

      (m) The representations set forth in this Section 4.14 with respect to the Designated Optronics Employees will be true and correct as of the date the Designated Optronics Employees are determined pursuant to Section 8.4(b). To the extent necessary, Parent will update the Parent Disclosure Schedules with respect to Designated Optronics Employees.

      4.15     Environmental Matters.

      (a) Except as would not reasonably be likely to result in a material liability to either Optronics Subsidiary (in any individual case or in the aggregate), no underground storage tanks and no amount of Hazardous Materials are present as a result of the actions of either Optronics Subsidiary, or, to the Knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, either Optronics Subsidiary has at any time owned, operated, occupied or leased (each, an “Optronics Business Facility”).

      (b) Except as would not reasonably be likely to result in a material liability to either Optronics Subsidiary (in any individual case or in the aggregate), (i) Optronics France has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Law or Environmental Permit in effect on or before the Closing Date, and (ii) Optronics France has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any Environmental Law or Environmental Permit of Optronics France or Optronics U.K. in effect on or prior to the Closing Date.

      (c) Optronics France and Optronics U.K. currently hold all environmental approvals, permits, licenses, receipts of declaration, clearances and consents necessary for the conduct of the Optronics Business and the use of the Optronics Leased Real Property (the “Environmental Permits”), except where the failure to hold such Environmental Permits would not be reasonably expected to result in a material liability to Optronics France or Optronics U.K. To the Knowledge of Parent, there are no facts or circumstances which would reasonably be expected to result in any Environmental Permit of Optronics

France or Optronics U.K. being cancelled, revoked, suspended, amended, varied or restricted, or which would reasonably be expected to prejudice its grant, extension or renewal (including as a result of the change of control of Optronics France or Optronics U.K.).

      (d) (i) Except as is not reasonably likely to result in material liability to Optronics France, (A) to the Knowledge of Parent, there are no pending or threatened investigations, or (B) pending, or to the Knowledge of Parent, threatened civil or criminal litigation or other actions, administrative proceedings, arbitration or other dispute resolution proceedings or negotiations with respect to non-compliance with or liability for (whether actual or contingent), any obligation or duty under Environmental Laws, Environmental Permits of Optronics France or Optronics U.K. or with respect to any Hazardous Materials Activities of the Optronics Business. To the Knowledge of Parent, there are no circumstances which would reasonably be expected to enable a Governmental Entity or any third party to take any action under any Environmental Law which could materially affect the carrying on of the Optronics Business and/or the use of, or any activities or operations carried out, at the current Optronics Business Facilities.

      (ii) All material reports, audits, assessments, reviews or investigations (including any testing, sampling or monitoring results) issued in the last five years that are in the possession or control of the Parent, Optronics France or Optronics U.K. relating to the environmental and health and safety conditions at the Optronics Business, including compliance with Environmental Laws and/or Environmental Permits of Optronics France or Optronics U.K. have been disclosed to Avanex.

      4.16     Agreements, Contracts and Commitments.

      (a) Section 4.16 of the Parent Disclosure Schedule lists all of the following agreements, contracts or commitments to which either of the Optronics Subsidiaries is a party or bound, or to which Parent or any of its other Affiliates is a party or bound, that primarily relate to or materially affect the Optronics Business (collectively, the “Optronics Contracts”):

(i) any employment or consulting agreement, contract or commitment with any senior level employee;

(ii) any agreement, contract or commitment containing any covenant limiting in any respect the right of Parent or its Affiliates to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(iii) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Optronics Business before or after the date of this Agreement of shares or assets in excess of $250,000 not in the ordinary course of business or pursuant to which the Optronics Business has acquired or disposed any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

(iv) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which either Optronics Subsidiary has continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which either Optronics Subsidiary has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Optronics France;

(v) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Optronics Product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Optronics Products or service except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Avanex;

(vi) any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to the Optronics Business;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, arrangements or instruments relating to the borrowing of money or extension of credit;

(viii) any other agreement, contract or commitment (i) in connection with or pursuant to which Optronics France will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year; or

(ix) any agreement or arrangement which is a recognition, procedural or other agreement between any Optronics Subsidiary and any recognized independent trade union.

      (b) Each of the Optronics Contracts is a legal, binding and enforceable obligation of Parent, the Optronics Subsidiary or the Affiliate of Parent, as the case may be.

      (c) Neither Parent, the Optronics Subsidiary or the Affiliates of Parent, as the case may be, nor to Parent’s Knowledge any other party to any Optronics Contract, is in material breach, violation or default under, and neither Parent nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of any Optronics Contract in such a manner as would permit any other party to cancel or terminate any such Optronics Contract, or would permit any other party to seek damages or other remedies (for any or all of such breaches, violations or defaults, individually or in the aggregate).

      (d) The performance of the Optronics Contracts in accordance with their terms will not, to Parent’s Knowledge, result in any material violation of or material failure to comply with any Legal Requirement.

      4.17     Optronics Subsidiary Properties.

      (a) Section 4.17(a) of the Parent Disclosure Schedule sets forth all real property (i) leased, occupied, controlled or otherwise acquired (but not owned) by either Optronics Subsidiary (“Optronics Leased Real Properties”), or (ii) used in the Optronics Business. Neither Optronics Subsidiary owns, or in the past three years has owned, any real property.

      (b) Parent or either Optronics Subsidiary, as the case may be, has good and valid title to, or in the case of Optronics Leased Real Properties and leased assets, valid leasehold interests in, all of its material properties and assets related to the Optronics Business, free and clear of all Liens, except Liens for (i) taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby, (iii) statutory claims of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business which are not past due, (iv) recorded easements, restrictive covenants, rights of way and other similar imperfections of title, (v) zoning, building and other similar restrictions, and (vi) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation

      (c) All leases pursuant to which either Optronics Subsidiary leases from others (or, in the case of Optronics Leased Real Properties, has the right to occupy) material real or personal property, related to the Optronics Business are in good standing, valid and effective in accordance with their respective terms and applicable Laws, and there is not, under any such agreements, any existing material default or event of default of either Parent, Optronics France or Optronics U.K. or, to Parent’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which neither Parent nor either Optronics Subsidiary has taken steps to prevent such default from occurring). To the Knowledge of Parent, no party other than Optronics France or Optronics U.K. lawfully occupies, unlawfully occupies, leases, or has the right or option to occupy all or any portion of any Optronics Leased Real Property.

      (d) Optronics France has not received in the last twelve (12) months any written notice of termination or any “congé avec offre de renouvellement,” or “congé avec refus de renouvellement” with respect to any lease for Optronics Leased Real Property and Optronics France has not received any written indication from lessor that the lease for any Optronics Leased Real Property shall not be renewed.

Optronics France is not a party to a nine (9) year commercial lease that has been tacitly extended for a period of more than twelve (12) years, or which is otherwise subject to a “déplafonnement.”

      (e) To Parent’s Knowledge, there are no pending or threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to a material assessment against any Optronics Leased Real Property.

      (f) All the plants, structures, facilities, properties, leased premises and equipment of Parent, Optronics France and Optronics U.K. and the Optronics Leased Real Property as they relate to the Optronics Business, except such as may be under construction as set forth in Section 4.17(f) of the Parent Disclosure Schedule, are in good operating condition and repair, in all material respects.

      4.18     Sufficiency of Assets. The tangible properties and assets owned or leased by the Optronics Subsidiaries include all material tangible properties and assets necessary for the conduct of the Optronics Business as presently conducted by the Optronics Subsidiaries and as currently proposed to be conducted by the Optronics Subsidiaries. Neither Parent nor any of its Subsidiaries other than the Optronics Subsidiaries is currently engaged in any business activity related to designing, developing, assembling, manufacturing, having manufactured, testing, storing, transporting, delivering, selling, marketing, supporting and providing professional services with respect to the Optronics Products.

      4.19     Proxy Statement. None of the information supplied or to be supplied in writing by Parent for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of Avanex (the “Proxy Statement”) in connection with the meeting of Avanex’s stockholders to consider the approval of the Share Issuance (the “Avanex Stockholders’ Meeting”) shall, on the date the Proxy Statement is first mailed to Avanex’s stockholders or at the time of the Avanex Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to the information supplied or to be supplied by Avanex or Corning for inclusion or incorporation by reference in the Proxy Statement.

      4.20     Vote Required. No vote of the holders of the outstanding shares of Parent is required with respect to the Share Acquisition.

      4.21     Information Technology.

      (a) The internal information technology systems of the Optronics Subsidiaries (the “Optronics IT Systems”) are either owned by, or properly licensed or leased to, Optronics France or Optronics U.K. Neither Optronics Subsidiary is in material default under such licenses or leases.

      (b) The Optronics IT Systems have not experienced a failure or been corrupted in a manner in which has resulted in a Material Adverse Effect on the Optronics Business. To Parent’s Knowledge, the Optronics IT Systems do not contain viruses, bugs or things which distort their proper functioning, permit unauthorized access or disable them without the consent of the user.

      4.22     Customers and Suppliers.

      (a) Section 4.22(a) of the Optronics Disclosure Schedule sets forth (i) the five (5) largest customers of the Optronics Business by dollar amount, during the fiscal year ended December 31, 2002 and the fiscal quarter ended March 31, 2003 (the “Optronics Material Customers”), and the amount for which each such customer was invoiced during the periods set forth therein, and (ii) the five (5) largest suppliers of the Optronics Business, by dollar amount, for the fiscal year ended December 31, 2002 and the fiscal quarter ended March 31, 2003 (the “Optronics Material Suppliers”). Neither Parent with respect to the Optronics Business nor Optronics France has any vendor financing attributable to it for any of the Optronics Material Customers. All purchases and sales made by Optronics France or made by Parent with respect to the Optronics Business have been made in the ordinary course of business, and no payments have been made to any customer or supplier of the Optronics Business other than payments to suppliers for the payment of the invoiced price of supplies purchased in the ordinary course of business.

      (b) Within the last twelve (12) months, neither Parent, Optronics France nor Optronics U.K. has received any written notice or, to the Knowledge of Parent, other communication from any Optronics Material Customer or Optronics Material Supplier indicating that such Optronics Material Customer or Optronics Material Supplier (i) has cancelled or terminated an Optronics Contract, (ii) intends to cancel or terminate an Optronics Contract, (iii) intends to cease dealing with Parent, its Affiliates or the Optronics Subsidiaries with respect to the Optronics Business, or (iv) intends to otherwise materially reduce the volume of business transacted by such Optronics Material Customer or Optronics Material Supplier.

      4.23     Sale of Products. No Optronics Product has been the subject of any recall or other similar action and, to Parent’s Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

      4.24     Warranties. The standard warranties applicable to the Optronics Products and material variations from such warranties, other than those implied by operation of applicable Law, are set forth on Section 4.24 of the Parent Disclosure Schedule.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF CORNING

      Corning represents and warrants to Avanex, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Corning to Avanex, dated as of the date hereof and as may be updated pursuant to Section 8.10(d) (the “Corning Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Corning contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties (except with respect to the representations and warranties of Corning contained in Section 5.8, any exceptions to or qualifications of which shall be explicitly set forth in Section 5.8 of the Corning Disclosure Schedule), as follows:

      5.1     Organization, Good Standing and Qualification. Corning is a corporation duly organized, validly existing, and in good standing under the laws of New York. Corning has all necessary corporate power and authority to own, lease and operate its assets and property and to carry on its business as now conducted and as proposed to be conducted.

      5.2     Authority.

      (a) Corning has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Corning is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Corning. This Agreement and the Ancillary Agreements to which Corning is a party have been, or upon their execution will be, duly executed and delivered by Corning and, assuming the due authorization, execution and delivery by the other parties thereto, constitute, or upon their execution will constitute, the valid and binding obligations of Corning, enforceable in accordance with their terms. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Corning do not, or upon their execution will not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by Corning will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Corning or the equivalent organizational document of any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 5.2(b) below, conflict with or violate in any material respect any Legal Requirement applicable to Corning or any of its Subsidiaries or by which the Purchased Corning Assets or any properties subject to any Corning Leases are bound or materially affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Corning’s rights or alter the rights or obligations of Corning or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Purchased Corning Assets, or any leased real property which is a Corning OCM Facility, or assets of Corning or any of its Subsidiaries pursuant to, any Corning Transferred Agreement. The Corning Disclosure Schedule lists all consents, waivers and approvals under any of the Corning Transferred Agreements or Corning Leases required to be obtained in connection with the consummation of the Asset Purchase.

      (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Corning in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be materially adverse to Avanex, or the Combined Company or have a material adverse effect on the ability of the parties to consummate the Share Acquisition or the Asset Purchase.

      5.3     Restrictions on Transaction. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Corning is a party and that is binding upon the Purchased Corning Assets, which has or would reasonably be expected to have the effect of prohibiting the Asset Purchase or, except as set forth in the Corning Transferred Agreements and Corning Transferred Third Party IP Contracts, impairing the use of the Purchased Corning Assets.

      5.4     Title to Purchased Assets. Corning has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Corning Assets which consist of tangible personal property free and clear of all Liens, charges and encumbrances except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of, or materially interfere with the present use of, the property affected thereby and all leases pursuant to which Corning leases from others material personal property included in the Purchased Corning Assets are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of Corning or, to Corning’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Corning has not taken steps to prevent such default from occurring). All the plants, structures, facilities, properties, leased premises and equipment of Corning included in the Purchased Corning Assets, are in good operating condition and repair in all material respects, consistent with past practice and subject to normal wear and tear.

      5.5     Corning Financial Data. The unaudited financial data of the business of Corning relating to the Corning Commercialized OCM Products attached hereto as Schedule 5.5 (i) was derived from the books and records of Corning and (ii) was prepared in accordance with the past practices and accounting policies of Corning consistently applied, which when applied together with all other Corning accounting policies and practices on a consolidated basis are in accordance with U.S. GAAP.

      5.6     Assets. The Purchased Corning Assets, the Corning Sublease, the Corning Milan Lease Agreement, the Corning Transferred Agreements, the Ancillary Agreements to which any of Corning and its Subsidiaries is a party, the transition services agreement between Corning and Avanex contemplated by Section 8.22 and the other assets owned by Corning that Corning proposed to sell to Avanex (e.g., Corning’s Bedford, Massachusetts OCM operations) as part of the Asset Purchase include all tangible and intangible properties (not including Intellectual Property) and agreements used for designing, assembling, manufacturing, testing, selling, and supporting the Corning OCM Products as such activities are currently conducted by Corning.

      5.7     Purchased Corning Inventories.

      (a) The Purchased Corning Inventories were purchased, acquired or produced in the ordinary course of business and in a manner consistent with Corning’s regular inventory practices;

      (b) The Purchased Corning Inventories do not consist of any items held on consignment;

      (c) Corning is under no obligation and has no liability with respect to accepting returns of items of Corning OCM Products or merchandise in the possession of its customers other than in the ordinary course of business consistent with past practice;

      (d) Purchased Corning Inventories held by Corning’s distribution channel are of a level consistent with past business practices and no clearance or extraordinary sale of Inventories has been conducted.

      5.8     Absence of Certain Changes or Events. Since March 31, 2003, there has not been any Material Adverse Effect on the Purchased Corning Assets, the Corning OCM Products, the Corning Owned IP or the Corning OCM Facilities, taken as a whole, or any fact, change, development, effect or occurrence that would reasonably be expected to result in a Material Adverse Effect on the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities, taken as a whole. Notwithstanding the foregoing, subject to the provisions of Section 14.2 of the Corning IP Agreement (in which Avanex acknowledges that Corning has already taken actions with respect to abandonment of certain Corning Assigned Patents which would be both imprudent and impractical alter), Avanex agrees that such actions shall not be deemed to have any effect on the Corning Owned IP for the purposes of this Section 5.8.

      5.9     Corning Taxes.

      (a) As of the Closing Date, Corning will have prepared and timely filed all required material Tax Returns for periods ending prior to the Closing Date relating to any and all material Taxes concerning or attributable to Corning’s ownership of the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP or operation of the business of Corning relating to the Corning OCM Products and such Tax Returns are or will be true and correct in all material respects and have been or will be completed in accordance with applicable Law.

      (b) As of the Closing Date, Corning (i) will have paid all material Taxes it is required to pay attributable to or imposed with respect to operations of Corning with respect to the business of Corning relating to the Corning OCM Products or ownership of the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP and (ii) will have withheld with respect to its employees which are engaged in the business of Corning relating to the Corning OCM Products and with respect to other persons related to the Designated Corning Employees all income, payroll and other Taxes required to be withheld.

      (c) To the extent relevant to the Purchased Corning Assets or the business of Corning relating to the Corning OCM Products or Avanex’s use of the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP, Corning has not been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against Corning, nor has Corning executed any unexpired waiver of any statute of limitations on or unexpired extension of the period for the assessment or collection of any Tax.

      (d) To the extent relevant to the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP or the business of Corning relating to the Corning OCM Products or Avanex’s use of the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP, no audit or other examination of any material Tax Return of Corning is in progress, nor has Corning been notified of any request for such an audit or other examination.

      (e) There are (and immediately following the Asset Purchase Closing there will be) no Liens on the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP relating to or attributable to Taxes. To the Knowledge of Corning, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Purchased Assets for any Pre-Closing Period.

      5.10     Corning Intellectual Property.

      (a) Corning Intellectual Property.

      (i) Corning Commercialized OCM Products. Schedule 1.1(u) contains a complete and accurate list of all Corning Commercialized OCM Products as of the date hereof.

      (ii) Corning Assigned IP. Section 5.10(a)(ii) of the Corning Disclosure Schedule contains a complete and accurate list of all Corning Assigned Patents, Corning Assigned Trademarks and Corning Assigned Copyrights (to the extent registered).

      (iii) Intellectual Property Contracts. (A) Section 5.10(a)(iii) of the Corning Disclosure Schedule contains a complete and accurate list of all contracts to which Corning or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest of: (X) Corning Solely Licensed Patents in the field of the Corning OCM Products, to the extent that such grant of license or ownership interest would materially impair the ability of Avanex to exploit the Corning Solely Licensed Patents with respect to a Corning Commercialized OCM Product and (Y) Corning Assigned IP, to the extent that such grant or license or ownership interest would materially impair the ability of Avanex to exploit the Corning Assigned IP with respect to a Corning Commercialized OCM Product. (B) Section 5.10(a)(iii) of the Corning Disclosure Schedule contains a complete and accurate list of all Corning Third Party IP Contracts as of the date hereof which are used for Corning Commercialized OCM Products other than (X) licenses to commercially available software licensed under standard terms and conditions including shrink-wrap licenses that are either fully paid up with a license fee of less than $50,000 or with license and maintenance fees of less than 50,000 per year, and (Y) licenses relating to sub-components manufactured by Corning that are not being transferred to Avanex as part of the transactions contemplated by this Agreement (e.g. optical fiber). All such contracts in (A) and (B) are referred to herein as “Corning IP Contracts.”

      (b) Validity. Subject to the provisions of Section 14.2 of the Corning IP Agreement (in which Avanex acknowledges that Corning has already taken actions with respect to abandonment of certain Corning Assigned Patents which would be both imprudent and impractical to alter), with respect to each item of Corning Assigned IP, all necessary registration, maintenance and renewal fees currently due in connection with such Corning Assigned IP have been made and all necessary documents, recordations and certificates in connection with such Corning Assigned IP have been filed with the relevant patent, copyright, trademark or other Governmental Entities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Corning Assigned IP. Corning has not claimed “small business status” with respect to any Corning Assigned Patents. Corning has no Knowledge of Corning having knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Corning Assigned IP that would constitute fraud or a misrepresentation with respect to such application and thereby affect the validity or enforceability of any Corning Assigned IP.

      (c) Ownership.

      (i) No Corning Assigned IP is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any material manner the use, transfer, or licensing thereof by Corning or any of its Subsidiaries.

      (ii) All Corning Assigned Patents and Corning Assigned Trademarks will be fully transferable, alienable or licensable by Avanex without restriction and without payment of any kind to any person except as otherwise provided in Section 5.10(a)(iii).

      (iii) Corning owns, and has good title to, each item of Corning Assigned IP subject to the licenses described in Schedule 5.10(a)(iii)) free and clear of any mortgage, security interest or pledge.

      (d) Non-Infringement.

      (i) To Corning’s Knowledge, the design, development, manufacture, import, sale or licensing of Corning Commercialized OCM Products, does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Within the past five (5) years, neither Corning nor any of its Subsidiaries has received written notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices, provided, however, that such representation does not apply to sub-components purchased from third parties or components manufactured by Corning which are not being transferred to Avanex as part of the transactions contemplated by this Agreement (e.g., optical fiber).

      (ii) To Corning’s Knowledge, all Intellectual Property incorporated into or embodied in any Corning Commercialized OCM Product was developed solely by either (A) employees of Corning or its Subsidiaries acting within the scope of their employment or (B) third parties who have either licensed to Corning or its Subsidiaries or assigned to Corning or its Subsidiaries all of their Intellectual Property rights therein.

      (e) Intellectual Property Contracts. To Corning’s Knowledge:

(i) Other than those which have terminated or expired in accordance with their terms, all Corning IP Contracts are in full force and effect.

(ii) Corning and its Subsidiaries are not in material breach of any of the Corning IP Contracts, and, to Corning’s Knowledge, no other party to any Corning IP Contract has materially failed to perform thereunder.

(iii) The consummation of the transactions contemplated by this Agreement will not result in the automatic breach, modification, cancellation, termination or suspension of any Corning IP Contract which breach, modification, cancellation, termination or suspension would be material to Avanex.

(iv) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Avanex, by operation of law or otherwise, of any contracts or agreements to which Corning or its Subsidiaries is a party, will result in (A) any third party being automatically granted rights to, of any Know-How, (B) Avanex automatically granting to any third party any right in any Intellectual Property, or (C) Avanex automatically being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Corning or its Subsidiaries prior to the Asset Purchase Closing, other than those due to differences in Avanex’s legal status, or the magnitude of Avanex’s business operations or sales, as compared to Corning.

      (f) Third-Party Infringement. Corning and its Subsidiaries have no Knowledge of any facts or information sufficient to support the assertion, in good faith, of a claim of infringement or misappropriation of any Corning Assigned IP against any person, in a United States federal court.

      (g) Government Rights. Except as otherwise disclosed to Avanex or any of its Subsidiaries or their respective agents in connection with this Agreement or the Ancillary Agreements, to Corning’s Knowledge, no government agency, university, college, other educational institution or research center has ownership rights in any Corning Assigned IP.

      (h) Trade Secret Protection. With respect to Corning Licensed Know-How, Corning and each of its Subsidiaries has taken reasonable steps to protect the rights of Corning and its Subsidiaries in Corning’s confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to Corning or any of its Subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, Corning and its Subsidiaries have generally required each employee and contractor to execute an appropriate proprietary information/confidentiality agreement that requires them to comply with any such obligation of confidentiality, except where the failure to do so would not reasonably be expected have a Material Adverse Effect on the Combined Company.

      5.11     Compliance; Permits; Restrictions.

      (a) To the extent relevant to the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities, the conduct of business by Corning or its Subsidiaries is not, in any material respect, in conflict with, or in default or violation of, (i) any material Legal Requirement applicable to Corning, the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities or by which the Corning OCM Products or the Corning OCM Facilities is bound or affected, or (ii) any material permit, franchise or other similar instrument or obligation to which Corning or any of its Subsidiaries is a party with respect to the Purchased Corning Assets or the Corning OCM Facilities or by which Corning or any of its Subsidiaries is bound or affected with respect to the Purchased Corning Assets or the Corning OCM Facilities. No investigation or review by any Governmental Entity is, to the Knowledge of Corning, pending or threatened against Corning or its Subsidiaries with respect to the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities, nor has any Governmental Entity officially notified Corning of an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Corning or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of (i) Corning with respect to the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities as currently conducted or (ii) the Combined Company.

      (b) Corning and its Subsidiaries hold all Corning Permits. Corning and its Subsidiaries are in compliance in all material respects with the terms of the Corning Permits.

      (c) Corning has secured any export licenses that are necessary for the distribution of the Corning Commercialized OCM Products outside the United States by Corning, as currently conducted.

      (d) The Corning Commercialized OCM Products set forth on Section 5.11(d) of the Corning Disclosure Schedule are Telcordia qualified.

      5.12     Litigation. There is no material Action pending or, to the Knowledge of Corning, threatened against Corning with respect to the Corning Commercialized OCM Products, the Purchased Corning Assets, or the Corning OCM Facilities, nor, to the Knowledge of Corning, is any investigation threatened or pending against Corning with respect to the Corning Commercialized OCM Products, the Purchased Corning Assets or the Corning OCM Facilities or any Action which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

      5.13     Brokers’ and Finders’ Fees. Except for fees for which Corning is solely responsible, Corning has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      5.14     Employee Benefits.

      (a) Except with respect to Mandatory Corning Benefit Plans, Corning has set forth on Section 5.14(a) of the Corning Disclosure Schedule, a complete and accurate list as of the date hereof identifying each material Corning Benefit Plan related to the Corning Employees by name and type of benefit provided. Corning and its Employment Affiliates do not have and have not represented, promised or contracted (whether in oral or written form) to any Corning Italy Employee any plan or commitment to establish or adopt any new Corning Benefit Plan, nor to modify any Corning Benefit Plan (except to the extent required by this Agreement or to conform any such Corning Benefit Plan to the requirements of any applicable Law, but in each case only if material amendments have been previously disclosed to Avanex in writing).

      (b) Corning has provided or made available to Avanex correct and complete copies of: (i) all material Corning Benefit Plans as they relate to the Corning U.S. Employees (the “Corning U.S. Benefit Plans”) and each employment agreement covering a Corning U.S. Employee that provides for severance benefits, (ii) all documents embodying each Corning Benefit Plan as it relates to the Corning Italy Employees (the “Corning Italy Benefit Plans,” and collectively with the U.S. Benefit Plans, the “Corning Benefit Plans”) including (without limitation) all material amendments thereto, recognition, procedural, or other collective bargaining agreement with any trade union (whether or not independent), works council,

European works council, or other body representing the Corning Italy Employees, administrative service agreements, group annuity contracts and group insurance contracts for each Corning Italy Benefit Plan, (iii) the most recent annual actuarial valuations and/or audited accounts, if any, for each Corning Italy Benefit Plan, (iv) the most recent annual report, return, securities registration statement or other filings, if any, required to be filed with any Governmental Entity under applicable Law in connection with each Corning Italy Benefit Plan, (v) with respect to any Corning Benefit Plan that is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code, the most recent Approvals, (vi) all material correspondence to or from any Governmental Entity in the past three (3) years relating to any Corning Italy Benefit Plan and with respect to which the Corning OCM Business may have any material liability (other than ordinary correspondence and filings provided to or by Governmental Entities in the ordinary course of business with respect to the Corning Italy Benefit Plans), (vii) a list of the Corning Italy Employees who are covered or eligible for coverage under each Corning Retirement Plan, other than Corning Retirement Plans mandated by applicable Laws, and (viii) a current template or sample of a contract of employment or the material particulars of the terms of employment for each grade or level of Corning Employees.

      (c) Each Corning Benefit Plan that is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws. To the Knowledge of Corning, each Corning Benefit Plan that is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code, including any amendments thereto, that is capable of Approval has been Approved or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment that has not been Approved. To the Knowledge of Corning, for each Corning Benefit Plan that is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code there has been no event, condition or circumstance that has adversely affected, in any material respect, or is likely to adversely affect such Approved status. No breach of any fiduciary obligation has occurred with respect to any Corning Italy Benefit Plan that is not otherwise exempt under applicable Law. There are no actions, suits or claims pending, or, to the Knowledge of Corning, threatened or reasonably anticipated (other than routine claims for benefits) against any Corning Italy Benefit Plan or against the assets of any Corning Italy Benefit Plan. No audits, proceedings or administrative actions have been taken by a Governmental Entity within the past three (3) years with respect to any Corning Italy Benefit Plan, and no audits, inquiries, proceedings or administrative actions are pending or, to the Knowledge of Corning, threatened by a Governmental Entity with respect to any Corning Italy Benefit Plan. Neither Corning nor any Corning Employment Affiliates are subject to any material penalty, tax, excise tax, fine or sanction with respect to any Corning Italy Benefit Plan.

      (d) With respect to the Corning U.S. Benefit Plans, neither Corning nor any Corning Employment Affiliates (or any of their respective predecessors) has ever contributed to any “multiemployer plans,” within the meaning of Section 3(37) of ERISA, and there is no withdrawal liability with respect to a “multiemployer plan” that remains unsatisfied.

      (e) Neither Corning nor any Corning Employment Affiliates sponsor or maintain a pension plan (as defined in Section 3(2) of ERISA) that has an accumulated funding deficiency within the meaning of Section 412 of the Code and is subject to such Code section. There is no Corning Italy Benefit Plan that is a Corning Funded Retirement Plan that is not listed on Section 5.14(a) of the Corning Disclosure Schedule. In respect of each Corning Unfunded Retirement Plan that is a Corning Italy Benefit Plan, Corning Italy has accrued liabilities solely for financial accounting purposes, if any, under such Unfunded Retirement Plan in accordance with applicable Law, applicable accounting standards, and U.S. GAAP.

      (f) Within one week following the date the Designated Corning Employees are determined, Corning shall provide to Avanex a complete and accurate list of the name (but only if such disclosure does not violate applicable laws), title, contractual level, salary, bonus target for the current calendar year, and date of hire for each Designated Corning Employee (as defined in Section 8.4(a)). For each such Designated Corning Employee, such list also shall indicate whether such Designated Corning Employee is an active employee or on a leave of absence. No Corning Italy Employee has a notice period longer than the minimum notice period required by mandatory Laws or National Collective Agreements for the rubber and cable industry and managers (“dirigenti”) of industrial businesses. There is no severance compensation payable (other than as mandated by applicable Laws or these National Collective Agreements for the rubber and cable industry and managers (“dirigenti”) of industrial businesses) for termination on due notice. There are no salary increases with respect to the Designated Corning Employees which have been resolved but not yet implemented. No Designated Corning Employee has given notice or been given notice of termination of his or her employment by Corning or any Corning Employment Affiliate, and neither Corning nor any Corning Employment Affiliates has Knowledge of any Designated Corning Employee that intends to resign in connection with the matters contemplated by this Agreement. There are no circumstances which may cause the assessment by a court in Italy of an existence of an employment relationship with respect to any consultants or independent collaborators who perform employment services.

      (g) No work stoppage or labor strike against Corning or any Corning Employment Affiliate is pending with respect to the Corning Employees, or to the Knowledge of Corning threatened or reasonably anticipated. Neither Corning nor any Corning Employment Affiliates are involved (nor have been so involved at any time during the last three (3) years) in any industrial or trade disputes with any trade union, association of trade unions, works council, European works council or body representing Corning Employees other than normal grievance actions, and Corning does not have Knowledge of any such dispute that may be pending or threatened, or of any present circumstances which may give rise to any such dispute. Corning does not have Knowledge of any activities or proceedings of any labor union to organize any Corning Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Corning, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Corning Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Corning or any Corning Employment Affiliates. Neither Corning nor any of the Corning Employment Affiliates have engaged in any unfair labor practices under applicable Laws with respect to the Corning Employees that would, individually or in the aggregate, result in any material liability to Avanex, Corning or any Corning Employment Affiliates. Neither Corning nor any Corning Employment Affiliates are presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Corning Employees and no collective bargaining agreement is being negotiated by Corning or any of the Corning Employment Affiliates with respect to the Corning Employees.

      5.15     Environmental Matters. Except as would not result in material Liability to the Combined Company, no underground storage tanks and no Hazardous Materials are present, as a result of the actions of Corning, or its Subsidiaries or any affiliate of Corning, or, to the Knowledge of Corning, as a result of any actions of any third party or otherwise, in, on or under any Corning OCM Facility.

(a) Except as would not result in material Liability to the Combined Company, (i) neither Corning nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Law or Corning Environmental Permit in effect on or before the Closing Date, and (ii) neither Corning nor any of its Subsidiaries has engaged in Hazardous Materials Activities in violation of any Environmental Law or Corning Environmental Permit in effect on or prior to the Closing Date.

(b) As of the Closing Date, Corning and its Subsidiaries will hold all environmental approvals, permits, licenses, receipts of declaration, clearances and consents necessary for the operation of the Purchased Corning Assets and the use of the Corning OCM Facilities as such activities and operations are currently being conducted (the “Corning Environmental Permits”), except where the failure to hold such Corning Environmental Permits could not be reasonably expected to adversely affect the Combined Company. To the Knowledge of Corning or any of its Subsidiaries, there are no facts or circumstances which will or may result in any Corning Environmental Permit being cancelled, revoked, suspended, amended, varied or restricted, or which may prejudice its grant, extension or renewal (including as a result of the change of control of the Corning OCM facilities and the operations therein).

(c) Except as is not reasonably likely to result in material Liability to the Combined Company, (A) to the Knowledge of Corning, there are no pending or threatened investigations, or (B) pending or, to the Knowledge of Corning, threatened civil or criminal litigation or other actions, administrative proceedings, arbitration or other dispute resolution proceedings or negotiations with respect to non-compliance with or liability for (whether actual or contingent), any obligation or duty under Environmental Laws, Corning Environmental Permits or with respect to any Hazardous Materials Activities at the Corning OCM facilities. To the Knowledge of Corning, (i) there are and have been no circumstances, events or incidents including any pollution of the environment on, in, at, under or migrating to or from any of the Corning OCM Facilities which are reasonably likely to give rise to any material Liability or obligation or duty (whether actual or contingent) under Environmental Laws, Corning Environmental Permits or with respect to any Corning OCM Facility or (i) which could enable a Governmental Entity with jurisdiction or any third party to take any action under any Environmental Law which could materially affect the use of, or any activities or operations carried out, at the Corning OCM Facilities as currently conducted.

(d) All material reports, audits, assessments, reviews or investigations (including any testing, sampling or monitoring results), in the possession or control of the Corning relating to the environmental and/or health and safety conditions at the Corning OCM Facilities, including compliance with Environmental Laws and/or Corning Environmental Permits have been disclosed to Avanex.

      5.16     Agreements, Contracts and Commitments.

      (a) Schedule 1.1(oo) contains a complete and accurate list of all Corning Transferred Agreements as of the date hereof. Each of the Corning Transferred Agreements is a legal, binding and enforceable obligation of Corning.

      (b) Neither Corning nor any of its Subsidiaries, nor to Corning’s Knowledge any other party to a Corning Transferred Agreement, is in material breach, violation or default under, and neither Corning nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of any Corning Transferred Agreement in such a manner as would permit any other party to cancel or terminate any such Corning Transferred Agreement, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

      (c) The performance of the Corning Transferred Agreements in accordance with their terms will not, to Corning’s Knowledge, result in any material violation of or material failure to comply with any Legal Requirement.

      (d) No Person is renegotiating, or, to Corning’s Knowledge, has the contractual right to renegotiate, any amount paid or payable to Corning under any Corning Transferred Agreement or Corning Transferred Third Party IP Contract or any other material term or provision of any Corning Transferred Agreement or any Corning Transferred Third Party IP Contract.

      5.17     Warranties. The standard warranties provided by Corning and its Subsidiaries for the Corning Commercialized OCM Products is set forth on Section 5.17 of the Corning Disclosure Schedule. Material variations from such warranties, other than those implied by operation of applicable Law, are set forth in the Corning Transferred Agreements.

      5.18     Customers and Suppliers. Section 5.18 of the Corning Disclosure Schedule sets forth (i) the five (5) largest customers of Corning Commercialized OCM Products by dollar amount, during the fiscal year ended December 31, 2002, and for the fiscal quarter ended March 31, 2003 (the “Corning Material Customers”), and the amount for which each such customer was invoiced during the periods set forth therein, and (ii) the five (5) largest suppliers of raw materials or components used in the Corning

Commercialized OCM Products, by dollar amount, for the fiscal year ended December 31, 2002, and for the fiscal quarter ended March 31, 2003 (the “Corning Material Suppliers”). Corning does not have any vendor financing attributable to it for any of these Corning Material Customers. All purchases and sales made by Corning with respect to the Corning Commercialized OCM Products have been made in the ordinary course of business, and no payments have been made to any customer of the Corning Commercialized OCM Products or any supplier of raw materials or components used in the Corning Commercialized OCM Products other than payments to such suppliers of the invoiced price of raw materials or components used in the Corning Commercialized OCM Products purchased in the ordinary course of business and payments by customers of the invoice price for Corning Commercialized OCM Products.

      (a) Within the last three (3) months, Corning has not received any written notice, or to the Knowledge of Corning, other communication from any Corning Material Customer or Corning Material Supplier indicating that such Corning Material Customer or Corning Material Supplier: (i) has cancelled or terminated a Corning Transferred Agreement, (ii) intends to cancel or terminate a Corning Transferred Agreement, (iii) intends to cease dealing with Corning with respect to the Corning Commercialized OCM Products, or (iv) intends to otherwise materially reduce the volume of business transacted by such Corning Material Customer or Corning Material Supplier with respect to the Corning Commercialized OCM Products.

      5.19     Sale of Products. No Corning OCM Product has been the subject of any recall or other similar action, and no event has occurred, and no condition or circumstance exists, that will, or would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such Corning OCM Product.

      5.20     Corning OCM Facilities.

      (a)     Section 5.20(a) of the Corning Disclosure Schedule sets forth all real property leased, occupied, controlled or otherwise acquired (but not owned) by Corning or any Corning Subsidiary relating to the Corning OCM Products that will be occupied by Avanex after the Asset Purchase Closing (“Corning Leased Real Property”).

      (b) Corning has valid leasehold interests in the Corning Leased Real Property, free and clear of all Liens, charges and encumbrances except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby.

      (c) The leases for the Corning Leased Real Property are valid and effective in accordance with their respective terms and applicable Laws, and there is not, under any such leases, any existing material default or event of default of Corning or any Corning Subsidiaries party thereto, to Corning’s or any of its Subsidiaries’ Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Corning has not taken steps to prevent such default from occurring) or any other circumstance creating a liability for the payment of an indemnity to the lessor, causing the termination of any of the leases, or the loss of the right to renew any leases, subject to any applicable real estate transfer law applicable to leased facilities. To the Knowledge of Corning, no party other than Corning or any Corning Subsidiary occupies, leases or owns any portion of (whether as a tenant, trespasser or otherwise), or has the right or option to acquire any interest in any Corning OCM Facilities.

      (d) There are no pending, or, to the Knowledge of Corning, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any assessment against any Corning OCM Facility.

      (e) All the plants, structures, facilities, properties, and leased premises of Corning as they relate to the Corning OCM Facilities, are in good operating condition and repair, in all material respects, normal wear and tear excepted.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF AVANEX

      Avanex represents and warrants to Corning and Parent, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Avanex to Corning and Parent, dated as of the date hereof and as may be updated pursuant to Section 8.10(d) (the “Avanex Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Avanex contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties (except with respect to the representations and warranties of Avanex contained in Section 6.7(i), any exceptions to or qualifications of which shall be explicitly set forth in Section 6.7(i) of the Avanex Disclosure Schedule), as follows:

      6.1     Organization of Avanex. Avanex and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Avanex has all necessary corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect on Avanex,

      6.2     Avanex Capital Structure.

      (a) The authorized capital stock of Avanex consists of (i) 300,000,000 shares of Avanex Common Stock, par value $0.001 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of the close of business on May 9, 2003, 69,255,523 shares of Avanex Common Stock were issued and outstanding. As of the date hereof, no shares of Avanex Preferred Stock were issued or outstanding. As of May 9, 2003, Avanex had reserved an aggregate of 40,020,843 shares of Avanex Common Stock for issuance pursuant to Avanex’s 1998 Stock Plan, 1999 Director Option Plan, Holographix Inc. 1996 Stock Option Plan, Holographix Inc. 2000 Stock Option Plan and LambdaFlex, Inc. 2000 Stock Plan (the “Avanex Stock Option Plans”), under which options to purchase 9,104,318 shares were outstanding, and 2,020,627 shares of Avanex Common Stock were available for issuance pursuant to the Avanex 1999 Employee Stock Purchase Plan. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of Avanex are issued, reserved for issuance or outstanding except as set forth in the Avanex Financials (as defined below) and except for rights issuable pursuant to the Preferred Stock Rights Agreement between Avanex and EquiServe Trust Company, N.A. dated as of July 26, 2001 (the “Avanex Rights Agreement”) or any other right issued in substitution thereof (the “Avanex Rights”). Under the Avanex Rights Agreement, until the Distribution Date (as defined in the Avanex Rights Agreement), (i) the Avanex Rights will be evidenced by the certificates for Avanex Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be certificates for Avanex Rights (the “Avanex Rights Certificates”) and not by separate Avanex Rights Certificates and (ii) the right to receive Avanex Rights Certificates will be transferable only in connection with the transfer of Avanex Common Stock. All of the outstanding shares of Avanex’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Avanex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

      (b) Section 6.2(b) of the Avanex Disclosure Schedule sets forth for each outstanding option to purchase shares of Avanex Common Stock (each an “Avanex Option”) as of the date hereof, (i) the exercise price of such Avanex Option, (ii) the date on which such Avanex Option was granted, (iii) the applicable vesting schedule for such Avanex Option, and (iv) the date on which such Avanex Option expires.

      (c) The shares of Avanex Common Stock to be issued to Parent in connection with the Share Acquisition and to Corning in connection with the Asset Purchase pursuant to the terms and conditions of this Agreement shall be duly authorized, validly issued, fully paid and nonassessable.

      6.3     Obligations With Respect to Capital Stock. As of the date hereof, except as set forth in Section 6.2, there are no equity securities, partnership interests or similar ownership interests of any class of Avanex, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except for securities Avanex owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Avanex, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except as set forth in Section 6.2, and other than the rights to purchase shares of Avanex Company Stock pursuant to offer letters for prospective employees of Avanex in the ordinary course of business and consistent with past practice, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Avanex or any of its Subsidiaries is a party or by which it is bound obligating Avanex or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Avanex or any of its Subsidiaries or obligating Avanex or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except for the Avanex Voting Agreements and Avanex Stockholders’ Agreement, there are no registration rights and, to the Knowledge of Avanex, there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Avanex or with respect to the registration or voting of any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. The Share Issuances are not subject to any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws of Avanex or by any agreement to which Avanex is a party or by which Avanex is bound.

      6.4     Authority.

      (a) Avanex has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Avanex is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Avanex, subject only to the approval of the Share Issuance by Avanex’s stockholders. This Agreement and the Ancillary Agreements to which Avanex is a party have been, or upon their execution will be, duly executed and delivered by Avanex and, assuming the due authorization, execution and delivery by Parent and Corning, constitute, or upon their execution will constitute, the valid and binding obligations of Avanex, enforceable in accordance with their terms. The execution and delivery of this Agreement and the Ancillary Agreements to which Avanex is a party do not, or upon their execution will not, and the performance of this Agreement and the Ancillary Agreements by Avanex will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Avanex or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval of the Share Issuance by Avanex’s stockholders as contemplated in Section 8.2 (the “Avanex Stockholder Approval”) and compliance with the requirements set forth in Section 6.4(b) below, conflict with or violate in any material respect any Legal Requirement applicable to Avanex or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Avanex’s rights or alter the rights or obligations of Avanex or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties, including any leased real property, or assets of Avanex or any of its Subsidiaries pursuant to, any Avanex Contract (as defined in Section 6.16). The

Avanex Disclosure Schedule lists all consents, waivers and approvals under any Avanex Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

      (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Avanex in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be materially adverse to Avanex, Parent or Corning or have a material adverse effect on the ability of the parties to consummate the Share Acquisition or the Asset Purchase.

      6.5     Restrictions on Transaction. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Avanex or any of its Affiliates is a party, which has or may have the effect of prohibiting the Share Acquisition or Asset Purchase.

      6.6     SEC Filings; Avanex Financial Statements.

      (a) Avanex has filed all forms, reports and documents required to be filed by Avanex with the SEC since February 4, 2000, and has made available to each of Parent and Corning such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Avanex may file subsequent to the date hereof) are referred to herein as the “Avanex SEC Reports.” As of their respective dates, the Avanex SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Avanex SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Avanex’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b)     Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Avanex SEC Reports (the “Avanex Financials”), including any Avanex SEC Reports filed after the date hereof until the latest to occur of the Share Acquisition Closing or the Asset Purchase Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Avanex and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Avanex contained in the Avanex SEC Reports as of March 31, 2003, is hereinafter referred to as the “Avanex Balance Sheet.” Except as disclosed in the Avanex Financials, neither Avanex nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Avanex and its Subsidiaries taken as a whole, except liabilities incurred since the date of the Avanex Balance Sheet in the ordinary course of business consistent with past practices.

      6.7     Absence of Certain Changes or Events. Since the date of the Avanex Balance Sheet, there has not been (i) any Material Adverse Effect on Avanex, (ii) any change by Avanex in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by Avanex of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (iv) any split, combination or reclassification of any of Avanex’s or any of its Subsidiaries’ capital stock.

      6.8     Taxes.

      (a) Avanex and each of its Subsidiaries has duly and timely filed all material Tax Returns relating to Taxes required to be filed by Avanex and each of its Subsidiaries with any Tax authority. Such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Avanex and each of its Subsidiaries have paid all material Taxes due and payable by it (whether or not shown on any Tax Return), except for Taxes being contested in good faith for which adequate reserves are reflected on the financial statements of Avanex.

      (b) Avanex and each of its Subsidiaries as of the Closing Date and Closing Date will have withheld with respect to its employees or other third parties (and timely paid over to the appropriate Taxing authority) all material income, payroll and other Taxes required to be withheld.

      (c) Neither Avanex nor any of its Subsidiaries has been delinquent in the payment of any Tax nor is there any material Tax deficiency or adjustment outstanding, proposed in writing or assessed against Avanex or any of its Subsidiaries, nor has Avanex or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or unexpired extension of the period for the assessment or collection of any material Tax. There are no powers of attorney with respect to Taxes of Avanex currently in force.

      (d) No audit or other examination of any material Return of Avanex or any of its Subsidiaries by any Tax authority is presently in progress, nor has Avanex or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

      (e) Neither Avanex nor any of its Subsidiaries had any material liability for unpaid Taxes that has not been accrued for or reserved against on the Avanex Balance Sheet in accordance with GAAP as of the date thereof. Since that date, neither Avanex nor any of its Subsidiaries has incurred any liability for any material Taxes other than in the ordinary course of business.

      (f) Neither Avanex nor any of its Subsidiaries (i) is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement (ii) has ever been a member of an affiliated, consolidated or combined group filing a consolidated or combined income Tax Return (other than a group the common Parent of which was Avanex) or (iii) has any liability for the Taxes of any person by reason of former or current membership in such a consolidated or combined group (other than Avanex or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, pursuant to a reorganization or restructuring, or otherwise.

      (g) Neither Avanex nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions to be consummated pursuant to the terms of this Agreement.

      (h) Avanex and each of its Subsidiaries is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as a resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). None of Avanex or its Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding. None of Avanex or its Subsidiaries is liable for any Tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

      (i) None of Avanex or its Subsidiaries has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

      6.9     Avanex Intellectual Property.

      (a) Ownership.

      (i) No Avanex IP is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any material manner, the use, transfer, or licensing thereof by Avanex or any of its Subsidiaries.

      (ii) Except as set forth in Section 6.9(a)(ii) of the Avanex Disclosure Schedule, Avanex owns each item of Avanex IP free and clear of any security interest, pledge or mortgage.

      (b) Non-Infringement. To the Knowledge of Avanex, the design, development, manufacture, sale and provision of professional services with respect to Avanex Products which were sold prior to the later of the Share Acquisition Closing and the Asset Purchase Closing did not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Avanex nor any of its Subsidiaries has received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.

      (c) Third-Party Infringement. There are no current legal proceedings or written threats of legal proceedings in which Avanex or its Subsidiaries have alleged the misappropriation or infringement of Avanex IP.

      (d) Trade Secret Protection. With respect to Know-How included in Avanex IP, Avanex and each of its Subsidiaries has taken reasonable steps to protect the rights of Avanex and its Subsidiaries in Avanex’s Know-How, and any trade secrets or confidential information of third parties provided to Avanex or any of its Subsidiaries under an obligation of confidentiality.

      6.10     Compliance; Permits; Restrictions.

      (a) Neither Avanex nor any of its Subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of, (i) any Legal Requirement applicable to Avanex or any of its Subsidiaries or by which its or any of their respective businesses or properties is bound or affected, or (ii) any material permit, franchise or other instrument or obligation to which Avanex or any of its Subsidiaries is a party or by which Avanex or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Entity is, to the Knowledge of Avanex, pending or threatened against Avanex or its Subsidiaries, nor has any Governmental Entity officially notified Avanex of an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Avanex or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Avanex or any of its Subsidiaries, any acquisition of material property by Avanex or any of its Subsidiaries or the conduct of business by Avanex as currently conducted or presently proposed to be conducted.

      (b) Avanex and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to the operation of the business of Avanex, including without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, the “Avanex Permits”). Avanex and its Subsidiaries are in compliance in all material respects with the terms of the Avanex Permits.

      6.11     Litigation. There is no material Action pending or, to the Knowledge of Avanex, threatened, nor, to the Knowledge of Avanex, is any investigation threatened or pending, against or affecting Avanex or any Subsidiary of Avanex or any property or asset of Avanex or any Subsidiary of Avanex or any Action which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

      6.12     Brokers’ and Finders’ Fees. Except for fees payable to Citigroup Global Markets Division pursuant to an engagement letter dated April 7, 2002, Avanex has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      6.13     Employee Benefits.

      (a) Except with respect to Mandatory Avanex Benefit Plans, set forth on Section 6.13(a) of the Avanex Disclosure Schedule is an accurate and complete list as of the date hereof identifying each Avanex Benefit Plan by name and type of benefit provided. Avanex and its Employment Affiliates do not have and have not represented, promised or contracted (whether in oral or written form) to any Avanex Employee any plan or commitment to establish or adopt any new Avanex Benefit Plan, nor to modify any Avanex Benefit Plan (except to the extent required by this Agreement or to conform any such Avanex Benefit Plan to the requirements of any applicable Law, but in each case only if material amendments have been previously disclosed to Corning and Parent in writing).

      (b) Avanex has provided or made available to Corning and Parent correct and complete copies of: (i) each Avanex Benefit Plan including (without limitation) all material amendments thereto and all related trust documents, recognition, procedural, or other collective bargaining agreement with any trade union (whether or not independent), works council, European works council, or other body representing the Avanex Employees, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each Avanex Benefit Plan, (ii) the most recent annual actuarial valuations and/or audited accounts, if any, for each Avanex Benefit Plan, (iii) the most recent annual report, return, securities registration statement or other filings, if any, required to be filed with any Governmental Entity under applicable Law in connection with each Avanex Benefit Plan, (iv) with respect to the Avanex Benefit Plans, any and all Approvals, and (v) all material correspondence to or from any Governmental Entity in the past three (3) years relating to any Avanex Benefit Plan or with respect to which Avanex or any Avanex subsidiary may have any material liability.

      (c) Each of Avanex and Avanex Employment Affiliates have performed in all material respects all obligations required to be performed by them under each Avanex Benefit Plan, and each Avanex Benefit Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws. Each Avanex Benefit Plan, including any amendments thereto, that is capable of Approval has been Approved or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment that has not been Approved. No breach of any fiduciary obligation has occurred with respect to any Avanex Benefit Plan that is not otherwise exempt under applicable Law. There are no actions, suits or claims pending, or, to the Knowledge of Avanex, threatened or reasonably anticipated (other than routine claims for benefits) against any Avanex Benefit Plan or against the assets of any Avanex Benefit Plan. Each Avanex Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date or the Closing Date, as applicable, without material liability to Avanex or any Avanex Employment Affiliate (other than ordinary administration expenses). No audits, proceedings or administrative actions have been taken by a Governmental Entity within the past three (3) years with respect to any Avanex Benefit Plan, and no audits, inquiries, proceedings or administrative actions are pending or, to the Knowledge of Avanex, threatened by a Governmental Entity with respect to any Avanex Benefit Plan. Neither Avanex nor any Avanex Employment Affiliates are subject to any material penalty, tax, excise tax, fine or sanction with respect to any Avanex Benefit Plan. Avanex has timely filed Forms 5500 for each Avanex Benefits Plan for the shorter of the past three years or the period since inception of the Avanex Benefit Plan.

      (d) The latest actuarial valuation of each Avanex Funded Retirement Plan that is an Avanex Benefit Plan discloses that, as of the effective date of the valuation, the aggregate value of the assets of that Avanex Funded Retirement Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to the applicable Avanex Funded Retirement Plan, applicable Law and

U.S. GAAP. In respect of each Avanex Unfunded Retirement Plan that is an Avanex Benefit Plan, Avanex or an Avanex Employment Affiliate, as applicable, has made provision for accrued liabilities in accordance with applicable Law and U.S. GAAP. Neither Avanex nor any Avanex Employment Affiliates (or any of their respective predecessors) has ever contributed to any “multiemployer plans,” within the meaning of Section 3(37) of ERISA, and there is no withdrawal liability with respect to a “multiemployer plan” that remains unsatisfied.

      (e) No Avanex Benefit Plan provides, or reflects or represents any liability to provide Continuation Coverage to any person for any reason, except as may be required by Law, and neither Avanex nor any Avanex Employment Affiliates have ever represented, promised or contracted (other than pursuant to an Avanex Contract) to any Avanex Employee (either individually or to Avanex Employees as a group) that such Avanex Employee(s) would be provided with Continuation Coverage, except to the extent required by Law.

      (f) To the Knowledge of Avanex, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any employment relationship, Avanex Benefit Plan, trust or loan that will or may result in any severance payments, acceleration of payments, forgiveness of indebtedness, vesting, distribution or obligation to fund benefits with respect to any Avanex Employee.

      (g) Avanex and the Avanex Employment Affiliates: (i) are in material compliance in all respects with all applicable Laws respecting employment and wage and hours, and with all employment practices, terms and conditions of employment, agreements with third parties, codes of conduct, visas, work permits, in each case, with respect to Avanex Employees, and (ii) are not liable for any payment to any Governmental Entity, any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Avanex Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Avanex or any Avanex Employment Affiliates with respect to any Avanex Employee under any employment contract, employment policy, severance policy or disability policy.

      (h) No event has occurred for which any material liability may be incurred by Avanex or any Avanex Employment Affiliate in relation to the Avanex Employees for breach of any contract of services or for services, or for any other liability accruing from the termination of employment or for services whether under Law or otherwise.

      (i) No work stoppage or labor strike against Avanex or any Avanex Employment Affiliate is pending with respect to the Avanex Employees, or to the Knowledge of Avanex threatened or reasonably anticipated. Neither Avanex nor any Avanex Employment Affiliates are involved (nor have been so involved at any time during the last three (3) years) in any industrial or trade disputes with any trade union, association of trade unions, works council, European works council or body representing Avanex Employees, and Avanex is not aware of any such dispute that may be pending or threatened, or of any present circumstances which may give rise to any such dispute. Avanex does not know of any activities or proceedings of any labor union to organize any Avanex Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Avanex, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Avanex Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Avanex or any Avanex Employment Affiliates. Neither Avanex nor any of the Avanex Employment Affiliates have engaged in any unfair labor practices under applicable Laws with respect to the Avanex Employees that would, individually or in the aggregate, result in any material liability to Avanex or any Avanex Employment Affiliate. Neither Avanex nor any Avanex Employment Affiliates are presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Avanex Employees and no collective bargaining agreement is being negotiated by Avanex or any of the Avanex

Employment Affiliates with respect to the Avanex Employees. Any individual who performs services for Avanex or any of its Employment Affiliates and who is not treated as an employee for Tax purposes by Avanex or any of its Employment Affiliates is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Avanex Benefit Plan purposes, except as would not result in material liability to Avanex.

      6.14     Absence of Liens. Avanex and each of its Subsidiaries has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Avanex Financials and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Avanex.

      6.15     Environmental Matters.

      (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Avanex (in any individual case or in the aggregate), no underground storage tanks and no Hazardous Materials are present as a result of the actions of Avanex, of its Subsidiaries or any affiliate of Avanex, or to the Knowledge of Avanex, as a result of any actions of any third party, or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Avanex or any of its Subsidiaries has at any time owned, operated, occupied or leased.

      (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Avanex (in any individual case or in the aggregate), (i) neither Avanex nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and the Closing Date, and (ii) neither Avanex nor any of its Subsidiaries has engaged in Hazardous Materials Activities in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date and the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in a manner that would be likely to result in material liability to Avanex.

      (c) Permits. Avanex and its Subsidiaries currently hold all environmental approvals, permits, licenses, receipts of declaration, clearances and consents necessary for the conduct of Avanex’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Avanex and its Subsidiaries as such activities and businesses are currently being conducted (the “Avanex Environmental Permits”), except where the failure to hold such Avanex Environmental Permits could not be reasonably expected to result in a material liability to Avanex.

      (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Avanex’s Knowledge, threatened concerning any Avanex Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Avanex or any of its Subsidiaries.

      6.16     Agreements, Contracts and Commitments. The following agreements, contracts or commitments with respect to which Avanex or any of its Subsidiaries is a party or is bound are referred to herein as the “Avanex Contracts”:

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Avanex’s Board of Directors, other than those that are terminable by Avanex or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Avanex;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby or thereby;

(c) any agreement, contract or commitment containing any covenant limiting in any respect the right of Avanex or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Avanex or any of its Subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the ordinary course of business or pursuant to which Avanex has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Avanex’s Subsidiaries;

(e) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which Avanex or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which Avanex or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Avanex or any of its Subsidiaries;

(f) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Avanex product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Avanex products or service, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to each of Parent and Corning;

(g) any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to Avanex and its Subsidiaries taken as a whole;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(i) any other agreement, contract or commitment in connection with or pursuant to which Avanex and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year.

      Neither Avanex nor any of its Subsidiaries, nor to Avanex’s Knowledge any other party to a Avanex Contract is in material breach, violation or default under, and neither Avanex nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of any Avanex Contract in such a manner as would permit any other party to cancel or terminate any such Avanex Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

      6.17     Avanex Properties. Neither Avanex nor any of its Subsidiaries owns any real property. Avanex and each of its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Avanex or any of its Subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of Avanex or any of its Subsidiaries or, to Avanex’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Avanex or its Subsidiary has not taken steps to prevent such default from occurring). All the plants, structures, facilities, properties, leased premises and equipment of Avanex and its Subsidiaries are in good operating condition and repair, in all material respects.

      6.18     Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Except for information supplied by Parent or Corning in writing for inclusion in the Proxy Statement, none of the information included or incorporated by reference in the Proxy Statement shall, on the date the Proxy Statement is first mailed to Avanex’s stockholders or at the time of the Avanex Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. If at any time before the Share Acquisition Closing or the Asset Purchase Closing, any event relating to Avanex or any of its Affiliates, officers or directors should be discovered by Avanex which should be set forth in a supplement to the Proxy Statement, Avanex shall promptly inform Parent and Corning, as applicable. Notwithstanding the foregoing, Avanex makes no representation or warranty with respect to any information supplied or to be supplied by Parent and Corning in writing for inclusion in the Proxy Statement, as applicable, that is, will be, or is required to be contained in the Proxy Statement.

      6.19     Board Approval. The Board of Directors of Avanex (i) has determined that each of the Share Acquisition and the Asset Purchase is fair to Avanex and its stockholders, (ii) has approved this Agreement and the transactions contemplated hereby, and (iii) has approved and determined to recommend that the stockholders of Avanex vote to approve the Share Issuance (the “Board Recommendation”).

      6.20     Vote Required. The affirmative vote of the holders of a majority of the shares of Avanex Common Stock, present in person or by proxy and entitled to vote, on the Share Issuance is the only vote of the holders of any class or series of Avanex’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      6.21     Avanex Rights Agreement. The Board of Directors of Avanex has amended the Preferred Stock Rights Agreement entered into as of July 26, 2001 between Avanex and EquiServe Trust Company, N.A., as amended (the “Avanex Rights Agreement”) to the effect that none of Parent, Corning or any of their respective affiliates shall become an “Acquiring Person” (as such term is defined in the Avanex Rights Agreement) as a result of the approval, execution or delivery of this Agreement, the Voting Agreements or the consummation of the transactions contemplated hereby and thereby.

      6.22     Avanex Cash. The investment policy of Avanex is attached hereto as Schedule 6.22 (the “Avanex Investment Policy”). The Cash reflected in the Avanex Balance Sheet has been invested in accordance with the provisions of the Avanex Investment Policy.

      6.23     Customers and Suppliers.

      (a) Section 6.23(a) of the Avanex Disclosure Schedule sets forth (i) the five (5) largest customers of Avanex by dollar amount, during the fiscal year ended December 31, 2002 and the fiscal quarter ended March 31, 2003 (the “Avanex Material Customers”), and the amount for which each such customer was invoiced during the periods set forth therein, and (ii) the five (5) largest suppliers of Avanex, by dollar amount, for the fiscal year ended December 31, 2002 and the fiscal quarter ended March 31, 2003 (the “Avanex Material Suppliers”). Avanex does not have any vendor financing attributable to it for any of the Avanex Material Customers. All purchases and sales made by Avanex have been made in the ordinary course of business, and no payments have been made to any customer or supplier of Avanex other than payments to suppliers for the payment of the invoiced price of supplies purchased in the ordinary course of business.

      (b) Within the last twelve (12) months, Avanex has not received any written notice or other communication from any Avanex Material Customer or Avanex Material Supplier indicating that such Avanex Material Customer or Avanex Material Supplier (i) has cancelled or terminated a Avanex Contract, (ii) intends to cancel or terminate an Avanex Contract, (iii) intends to cease dealing with Avanex, or (iv) intends to otherwise materially reduce the volume of business transacted by such material customer, supplier, distributor or other Person with Avanex.

      6.24     Sale of Products. No Avanex Product has been the subject of any recall or other similar action and, to Avanex’s Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

      6.25     Warranties. The standard warranties provided by Avanex and its Subsidiaries for the Avanex Products and material variations from such warranties, other than those implied by operation of applicable Law, are set forth on Section 6.25 of the Avanex Disclosure Schedule.

      6.26     Fairness Opinion. The Board of Directors of Avanex has received an opinion from Citigroup Global Markets Division, dated as of the date of this Agreement, to the effect that, as of such date, the aggregate number of shares of Avanex Common Stock to be issued in the Share Issuances is fair, from a financial point of view, to Avanex, a signed copy of which opinion will be delivered to Parent and Corning solely for informational purposes as promptly as practicable after receipt thereof by Avanex. Such opinion has not been withdrawn or modified.

ARTICLE VII

CONDUCT PRIOR TO THE SHARE ACQUISITION CLOSING DATE

AND THE ASSET PURCHASE CLOSING DATE

      7.1     Conduct of Optronics Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Share Acquisition Closing, Parent agrees, except (i) as specifically provided in or contemplated by this Agreement (including, without limitation, as contemplated by the Restructuring) or in Section 7.1 of the Parent Disclosure Schedule or (ii) to the extent that Avanex shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), to fund the Optronics Subsidiaries in the ordinary course consistent with past practice with the intent of having the Final Working Capital Amount be as close to zero as possible and to, or to cause Optronics France to, carry on the Optronics Business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay debts and taxes of Optronics France when due in accordance with past practice (subject to applicable extensions or agreements) subject to good faith disputes over such debts or taxes, to pay or perform other material obligations of Optronics France when due (subject to applicable extensions or agreements), subject to good faith disputes over such obligations, and to use commercially reasonable efforts consistent with past practices and policies to preserve substantially intact the present business organization of Optronics France, keep available the services of the present officers and employees of Optronics France or employees of Parent engaged in the Optronics Business and preserve the relationships between Optronics France and its customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (x) as specifically provided in or contemplated by this Agreement (including, without limitation, as contemplated by the Restructuring) or in Section 7.1 of the Parent Disclosure Schedule or (y) to the extent that Avanex shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), Parent shall not do any of the following and shall prevent its Subsidiaries from doing any of the following:

(a) Enter into any material partnership arrangements, joint development agreements or strategic alliances related to the Optronics Business;

(b) Terminate the employment of any Designated Optronics Employee, except for cause as reasonably determined by Parent or Optronics France;

(c) Except pursuant to the Restructuring, grant any severance or termination pay (cash, equity or otherwise) to any Optronics Subsidiary Employees or any Designated Optronics Employees except pursuant to written agreements outstanding, or policies existing, on the date hereof or otherwise immaterial in amount (not to exceed $50,000 individually and $250,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof related to any Optronics Subsidiary Employees;

(d) Except for activities of the type specifically permitted under the Parent IP Agreement, transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Optronics IP, or enter into any agreements applicable to the Optronics Business, or make other commitments or arrangements, to grant, transfer or license to any person future patent rights of Optronics France;

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Optronics France or split, combine or reclassify any capital stock of Optronics France or issue or authorize the issuance of any other securities or any loan capital in respect of, in lieu of or in substitution for any capital stock of Optronics France;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Optronics France, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee of Optronics France pursuant to stock option or purchase agreements related to Optronics France in effect on the date hereof;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any loan capital of Optronics France or any securities or any loan capital convertible into shares of capital stock of Optronics France, or subscriptions, rights, warrants or options to acquire any shares of capital stock of Optronics France or any securities convertible into shares of capital stock of Optronics France, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities except as required by applicable law;

(h) Cause, permit or propose any amendments to the statuts (articles of incorporation and bylaws) of Optronics France except as required by applicable law;

(i) With respect to the Optronics Business, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate;

(j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets related to Optronics France or Optronics U.K. or any interest therein (other than those transfers or licenses permitted by Section 7.1(d)) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business of the Optronics Business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of the Optronics Business;

(k) Incur any indebtedness by Optronics France other than to Parent or its Subsidiaries for borrowed money or guarantee by Optronics France of any such indebtedness of another person other than Parent or its Subsidiaries, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Optronics France, enter into any “keep well” or other agreement applicable to Optronics France to maintain any financial statement condition other than (i) in connection with the financing of ordinary course trade payables of Optronics France consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business of the Optronics Business;

(l) Except pursuant to the Restructuring, adopt or amend any Optronics Benefit Plan, or enter into or amend any employment contract or collective bargaining agreement or any other subsisting agreement with any trade union or other body representing employees or relating to works council or similar agreement related to the Optronics Subsidiary Employees or the Designated Optronics Employees (other than offer letters and letter agreements entered into in the ordinary course of business of Optronics France consistent with past practice), pay any special bonus or special remuneration (cash, equity or otherwise) to any Optronics Subsidiary Employees or Designated

Optronics Employees, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of the Optronics Subsidiary Employees or Designated Optronics Employees except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants of Optronics France or non-officer employees who are Designated Optronics Employees in the ordinary course of business of Optronics France consistent with past practice;

(m) Make any individual or series of related payments outside of the ordinary course of business of the Optronics Business in excess of $250,000;

(n) Except in the ordinary course of business of the Optronics Business consistent with past practice, modify or amend in any material respect, or terminate any Optronics Contract, or waive, delay the exercise of, release or assign any material rights or material claims related to the Optronics Business thereunder under any Optronics Contract;

(o) Enter into any material contract, agreement or obligation related to the Optronics Business relating to the distribution, sale, license or marketing by third parties of the Optronics Products or products licensed by Optronics France, other than nonexclusive contracts, agreements or obligations related to the Optronics Business entered into in the ordinary course of business of the Optronics Business that can be terminated or cancelled by Parent or Optronics France, as the case may be, without material penalty or further material payment by Optronics France and without more than ninety (90) days’ notice;

(p) Revalue any of its material assets (individually or in the aggregate) related to the Optronics Business or, except as required by applicable GAAP, adopt or change any accounting methods, principles or practices applicable to the Optronics Business;

(q) Incur or enter into any agreement or commitment related to the Optronics Business involving the receipt or expenditure of an amount in excess of $1,000,000 individually;

(r) Hire or make an offer to hire by Optronics France any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(s) Pay, discharge or satisfy any material claim, liability or obligation related to the Optronics Business (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of non-material amounts in the ordinary course of business of the Optronics Business or as required by applicable law or judicial process;

(t) Modify or amend in any manner materially adverse to the Optronics Business, any confidentiality, standstill or similar agreements applicable to the Optronics Business to which Parent or Optronics France is a party;

(u) Make or change any material Tax election related to the Optronics Business, change any method of tax accounting related to the Optronics Business resulting in a material amount of additional Tax or file any material amended Tax Return applicable to the Optronics Business;

(v) Institute, settle, or agree to settle any Action where such institution or settlement would result in payment by an Optronics Subsidiary of $250,000 or more;

(w) Take any action to reduce the working capital of the Optronics Subsidiaries inconsistent with past practice, including (i) extending or delaying any due date on any account payable, (ii) accelerating any collection of any account receivable by changing the terms thereof, directly or indirectly, in writing or orally, (iii) changing any reserve methodology or practice except as required by French GAAP or (iv) failing to maintain inventory at levels sufficient to support anticipated sales at current market conditions; or

(x) Agree in writing or otherwise to take any of the actions described in Section 7.1(a) through (w) above.

      7.2     Conduct of Business by Corning. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Asset Purchase Closing, Corning (which for the purposes of this Section 7.2 shall include Corning and each of its Subsidiaries) agrees, except (i) as specifically provided in or contemplated by this Agreement or in Section 7.2 of the Corning Disclosure Schedule or (ii) to the extent that Avanex shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), to carry on the business of Corning relating to Corning OCM Products (and Corning Owned IP) in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and Taxes applicable to the business of Corning relating to Corning OCM Products (and Corning Owned IP) when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to keep available the services of the present officers of Corning with responsibility for the business of Corning relating to Corning OCM Products and the Designated Corning Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings with respect to the business of Corning relating to Corning OCM Products. In addition, except (x) as specifically provided in or contemplated by this Agreement or in Section 7.2 of the Corning Disclosure Schedule or (y) to the extent that Avanex shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), Corning shall not do any of the following and shall prevent its Subsidiaries from doing any of the following:

(a) Enter into any material partnership arrangements, joint development agreements or strategic alliances with respect to the Corning OCM Products, the Corning Assigned IP and the rights granted to Avanex in the Corning Solely Licensed Patents;

(b) Terminate the employment of any Designated Corning Employee, except for cause as reasonably determined by Corning;

(c) Hire or offer to hire any employee or consultant related to the Corning OCM Products in Italy;

(d) Grant any severance or termination pay (cash, equity or otherwise) to any Designated Corning Employee except pursuant to written agreements outstanding, or policies existing, on the date hereof or otherwise immaterial in amount (not to exceed $50,000 individually and $250,000 in the aggregate), or, to the extent applicable to the Designated Corning Employees, adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof applicable to any Designated Corning Employees;

(e) Pay any special bonus or special remuneration (cash, equity or otherwise) to any Designated Corning Employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of any Designated Corning Employee except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer Designated Corning Employees;

(f) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents, or enter into any agreements applicable to the business of Corning relating to Corning OCM Products or make other commitments or arrangements to grant, transfer or license to any person future patent rights of the business of Corning relating to Corning OCM Products or with respect to Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents, other than (i) non-exclusive licenses granted to customers, resellers and end users in the ordinary course of the business of Corning relating to Corning OCM Products consistent with past practices and (ii) activities of the type specifically permitted under the Corning IP Agreement;

(g) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein included in the Purchased Corning Assets (including Corning Assigned IP or the rights granted to Avanex in the Corning Solely

Licensed Patents, but other than those transfers or licenses permitted by Section 7.2) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of the business of Corning relating to Corning OCM Products, Corning Assigned IP and the rights granted to Avanex in the Corning Solely Licensed Patents consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of Corning relating to Corning OCM Products, Corning Assigned IP and the rights granted to Avanex in the Corning Solely Licensed Patents;

(h) Except in the ordinary course of the business of Corning relating to the Corning OCM Products (and Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents) consistent with past practice, (i) modify or amend in any material respect or terminate any Corning Transferred Agreements or Corning Transferred Third Party IP Contract, material agreement or confidentiality agreement applicable to the business of Corning relating to the Corning OCM Products (and Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents), (ii) waive, release, delay the exercise of, or assign any material rights or material claims thereunder, or (iii) enter into any material contract, agreement or obligation applicable to the business of Corning relating to the Corning OCM Products (and Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents) other than nonexclusive contracts, agreements or obligations that can be terminated or cancelled by Corning without material penalty or further material payment and without more than ninety (90) days’ notice;

(i) Incur or enter into any agreement or commitment relating to Corning OCM Products involving the receipt or expenditure of an amount in excess of $500,000 individually;

(j) Incur any indebtedness for borrowed money or guarantee of any such indebtedness of another person which results in a Lien on any of the Purchased Corning Assets, the Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents; or

(k) Agree in writing or otherwise to take any of the actions described in Section 7.2(a) through (j) above.

      7.3     Conduct of Business by Avanex. During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement pursuant to its terms or (ii) the later of the Share Acquisition Closing or the Asset Purchase Closing, Avanex (which for the purposes of this Article VII shall include Avanex and each of its Subsidiaries) agrees, except (i) as specifically provided in or contemplated by this Agreement or in Section 7.3 of the Avanex Disclosure Schedule or (ii) to the extent that Parent and Corning shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (x) as specifically provided in or contemplated by this Agreement or Section 7.3 of the Avanex Disclosure Schedule or (y) to the extent that Parent and Corning shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), Avanex shall not do any of the following and shall prevent its Subsidiaries from doing any of the following:

(a) Except as required by law or pursuant to the terms of Avanex Stock Option Plans or written agreements outstanding on the date hereof, accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

(c) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed in Section 6.2(c) of the Avanex Disclosure Schedule or otherwise immaterial in amount (not to exceed $50,000 individually and $250,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Avanex IP, or enter into any agreements, or make other commitments or arrangements, to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Avanex or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Avanex Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement, (ii) the granting of options to purchase shares of Avanex Common Stock to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans in an amount not to exceed options to purchase 50,000 shares for any one person, but in any event not to exceed 1,000,000 shares in the aggregate, (iii) shares of Avanex Common Stock issuable upon the exercise of the options referred to in clause (ii) above, and (iv) shares of Avanex Common Stock issuable to participants in Avanex’s 1999 Employee Stock Purchase Plan (the “Avanex Purchase Plan”) consistent with the terms thereof;

(h) Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of Avanex (or similar governing instruments of any Subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or be acquired or agree to be acquired by merging or consolidating with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Avanex;

(j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein (other than those transfers or licenses permitted by Section 7.3(d)), whether by merger, consolidation, sale of stock or assets or otherwise, except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business consistent with past practice or

(ii) of property or assets that are not material, individually or in the aggregate, to the business of Avanex;

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Avanex, enter into any “keep well” or other agreement to maintain any financial statement condition other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice ;

(m) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000;

(n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Avanex Contract or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(o) Enter into any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of Avanex’s products or products licensed by Avanex, other than nonexclusive contracts, agreements or obligations entered into in the ordinary course of business that can be terminated or cancelled by Avanex without material penalty or further material payment and without more than ninety (90) days’ notice;

(p) Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(q) Incur or enter into any agreement or commitment involving the receipt or expenditure of an amount in excess of $1,000,000 individually;

(r) Hire any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(s) Pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in non-material amounts in the ordinary course of business;

(t) Modify or amend in any manner materially adverse to Avanex, any confidentiality, standstill or similar agreements to which Avanex or any of its Subsidiaries is a party;

(u) Make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(v) Invest any cash in violation of the Avanex Investment Policy; or

(w) Agree in writing or otherwise to take any of the actions described in Section 7.3(a) through (v) above.

ARTICLE VIII

ADDITIONAL AGREEMENTS

      8.1     Proxy Statement.

      (a) As promptly as practicable after the execution of this Agreement, Avanex will prepare and file with the SEC the Proxy Statement. Each of Corning and Parent will provide Avanex with any information with respect to it which may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with Avanex’s counsel and auditors in the preparation and filing of the Proxy Statement pursuant to this Section 8.1. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, or any information in the Proxy Statement shall have become incomplete, false or misleading, Corning, Parent, or Avanex, as the case may be, will promptly inform the other parties thereof, and will cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Avanex such amendment or supplement. Without in any way limiting or affecting the requirements of Section 8.2(b) hereof, nothing in this Agreement shall preclude Avanex from including in the Proxy Statement or any amendment or supplement thereto any information that it reasonably determines is required to be disclosed pursuant to applicable securities laws, subject to the terms of the Confidentiality Agreements. Avanex shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after its filing, and promptly thereafter mail the Proxy Statement to its stockholders. Avanex shall provide true, complete and correct copies of any written comments received from the SEC with respect to the Proxy Statement to the other parties and shall advise the other parties of any oral comments with respect to the Proxy Statement received from the SEC. Avanex shall provide the other parties with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing with the SEC, and shall provide the other parties with a copy of all such filings. Avanex agrees that it shall make a written request, pursuant to Rule 24b-2 under the Exchange Act, to the SEC that all trade secrets and commercial or financial information contained in any Ancillary Agreement to be filed as an exhibit to the Proxy Statement be accorded confidential treatment for the maximum period of time as is allowable by the SEC. Avanex will provide Corning and Parent with the opportunity to review and comment on the application for confidential treatment and will provide to Corning and Parent copies of all filings and communications with the SEC with respect to the confidential treatment request.

      (b) As promptly as practicable after the date of this Agreement, Parent shall provide to Avanex the financial statements of the Optronics Subsidiaries required for inclusion in the Proxy Statement and Avanex’s Current Report on Form 8-K, and such financial statements (i) will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) will be prepared in accordance with applicable GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) will fairly present the financial position of the Optronics Subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements will be subject to normal and recurring year-end adjustments which are not expected to be material in amount.

      (c) As promptly as practicable after the date of this Agreement, Corning shall provide to Avanex the financial data required for inclusion in the Proxy Statement and Avanex’s Current Report on Form 8-K, and such financial data (i) will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) if financial statements are required, will fairly present the financial data of Corning reflected thereby at the respective dates thereof and for the periods indicated, except that the unaudited interim financial data will be subject to normal and recurring adjustments, or if financial statements are not required, the financial data will accurately reflect the books and records of Corning reflected thereby at the dates thereof and for the periods indicated.

      8.2     Meeting of Avanex Stockholders; Board Recommendation.

      (a) Meeting of Stockholders. Promptly after the date of this Agreement, Avanex will take all action necessary or advisable in accordance with Delaware Law and its Certificate of Incorporation and Bylaws and applicable federal securities Laws to call, convene and hold the Avanex Stockholders’ Meeting, to be held as promptly as practicable. Avanex will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Avanex may adjourn or postpone the Avanex Stockholders’ Meeting to the extent reasonably necessary to facilitate the provision of any necessary supplement or amendment to the Proxy Statement to its stockholders in advance of the vote to be taken at such meeting or, if as of the time for which the Avanex Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock of Avanex represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Avanex Stockholders’ Meeting. Avanex shall ensure that the Avanex Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Avanex Stockholders’ Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable Legal Requirements.

      (b) Board Recommendation. (i) The Board of Directors of Avanex shall make the Board Recommendation to its stockholders, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Avanex has made the Board Recommendation and (iii) neither the Board of Directors of Avanex nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other parties, the Board Recommendation.

      8.3     Acquisition Proposals.

      (a) No Solicitation. Each of Parent and Corning agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate, induce or accept any inquiries, proposals or offers with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined below), (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement, arrangement, understanding or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. Each of Parent and Corning agrees that it and its Subsidiaries and any of their respective officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall immediately cease, and it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents to immediately cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. Each of Parent and Corning agrees that it will promptly request each Person that has entered into a confidentiality agreement with such party in connection with its consideration of an Acquisition Proposal to return, destroy or otherwise dispose of all confidential information heretofore furnished to such Person by or on behalf of itself or any of its Subsidiaries in accordance with the terms of the applicable confidentiality agreement.

      (b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (but in any event within two business days) after any of Parent’s or Corning’s respective officers, directors or representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) receives or becomes aware of the receipt of any Acquisition Proposal by Parent or Corning, as the case may be, or any request for nonpublic information or inquiry which Parent or Corning, as the case may be, reasonably believes could lead to an Acquisition Proposal, Parent or Corning, as the case may be, shall provide the other parties hereto with written notice of the receipt of such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall keep the other parties hereto informed as promptly as practicable (but in any event within two (2) business days) of the receipt of all amendments or proposed amendments of any such Acquisition Proposal, request or inquiry.

      (c) Certain Definitions. For purposes of this Agreement, “Acquisition Proposal” shall mean:

(i) With respect to Parent, any offer or proposal relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any person of any voting securities of Optronics France or any interests therein, (B) any merger, consolidation, joint venture or other business combination or similar transaction involving the transfer, directly or indirectly, of all or any material part of Optronics France, (C) the acquisition or exclusive license of any material assets or properties of Optronics France (other than inventory in the ordinary course), (D) the third-party refinancing of the Optronics Business, (E) any liquidation, dissolution or reorganization of Optronics France, or (F) the acquisition by the either Optronics Subsidiary or Parent or any of its Subsidiaries of capital stock or assets and properties of any third party the principal business of which is in the optical components field in excess of five million dollars ($5 million) in the aggregate (provided, however, that the transactions contemplated by this Agreement shall not be deemed an Acquisition Proposal in any case);

(ii) With respect to Corning, any offer or proposal relating to any transaction or series of related transactions involving: (A) any merger, consolidation, joint venture or other business combination or similar transaction involving the transfer, directly or indirectly, of all or any material part of the Purchased Corning Assets, (B) the acquisition or exclusive license of any material assets or properties included in the Purchased Corning Assets (other than inventory in the ordinary course), (C) any liquidation of the Purchased Corning Assets to the Corning OCM Products, or (D) the acquisition by Corning or any of its Subsidiaries of capital stock or assets and properties of any third party the principal business of which is in the optical telecom components industry in excess of five million dollars ($5 million) in the aggregate (provided, however, that the transactions contemplated by this Agreement shall not be deemed an Acquisition Proposal in any case).

      8.4     Employee Matters.

      (a) Corning Employment Offers. Within one week following the date of this Agreement, Corning and Avanex shall use commercially reasonable efforts to mutually agree on a list of Corning Employees that will consist, in the aggregate, of at least 164 salaried and 100 hourly employees in the U.S., the Corning European Employees, and 100 salaried and 45 hourly employees employed by Corning Italy (collectively, the “Designated Corning Employees”). Each Designated Corning Employee who is a Corning U.S. Employee or Corning European Employee shall be offered employment by Avanex prior to the Closing Date, to be effective as of the later of (i) the Closing Date, or (ii) with respect to a Designated Corning Employee who is a Corning U.S. Employee and who is receiving benefits under a Corning long-term disability plan, the date the employee returns to active employment. Each Designated Corning Employee who is a Corning U.S. Employee or is a Corning European Employee shall cease employment with Corning effective as of the later of (x) the Closing Date, or (y) with respect to a Designated Corning Employee who is a Corning U.S. Employee and who is receiving benefits under a Corning long-term disability plan, the date the employee returns to active employment. Such offers of employment shall comply with applicable Laws, and to the extent permitted by applicable Laws, shall, except as may otherwise be provided in a collective bargaining agreement entered into between Avanex and the Union (the “Collective Bargaining Agreement”) and only with respect to Corning U.S. Employees and Corning European Employees, provide comparable benefits in the aggregate as those provided to similarly situated employees of Avanex, which shall include, without limitation, those described in paragraph (h) of this Section 8.4 (the “Corning Employment Offers”). Designated Corning Employees who are Corning U.S. Employees who accept Corning Employment Offers shall become employees of

Avanex or one of its Subsidiaries effective on the later of (i) the Closing Date, or (ii) with respect to a Designated Corning Employee who is a Corning U.S. Employee and who is receiving benefits under a Corning long-term disability plan, the date the employee returns to active employment (the “Transferred Corning Employees”). Each Corning European Employee who accepts a Corning Employment Offer with Avanex or one of its Subsidiaries shall become an employee of Avanex or its one of its Subsidiaries on the Closing Date, and the relevant employment agreement will be subject to the employment laws of the country in which such Designated Corning Employee is located.

      (b) Optronics Employment Offers. Optronics Subsidiary Employees shall remain employees of one of Avanex’s Subsidiaries effective on the Closing Date and, to the extent consistent with applicable Laws, their initial terms of employment shall provide comparable compensation and benefits in the aggregate as those provided to such employees immediately prior to the Closing Date. Within one week following the date of this Agreement, Parent and Avanex shall use commercially reasonable efforts to mutually agree on a list of employees of Parent or any Subsidiary of Parent, other than the Optronics Subsidiaries, relating to the Optronics Business (the “Designated Optronics Employees”) who will be offered employment by Avanex prior to the Closing Date, but no later than 30 days prior to the expected Closing Date, to be effective as of the Closing Date. Such offers of employment shall comply with applicable Laws, and to the extent permitted by applicable Laws, shall provide comparable compensation and benefits in the aggregate as those provided to such employees immediately prior to the Closing Date (the “Optronics Employment Offers”). Designated Optronics Employees who accept Employment Offers shall become employees of Avanex or one of its Subsidiaries effective on the Closing Date.

      (c) Access to Employees. Corning agrees to provide Avanex with reasonable access to the Designated Corning Employees prior to the Closing Date during normal business hours on two days prior written notice in order to deliver Corning Employment Offers to the extent applicable and to provide information to such Designated Corning Employees regarding Avanex. Parent agrees to provide Avanex with reasonable access to the Designated Optronics Employees and Optronics Subsidiary Employees prior to the Closing Date during normal business hours in order to, among other things, deliver Optronics Employment Offers to the Designated Optronics Employees and to provide information to the Designated Optronics Employees and Optronics Subsidiary Employees regarding Avanex. All communications by Avanex with the Designated Corning Employees, the Designated Optronics Employees and the Optronics Subsidiary Employees shall be conducted in a manner that does not disrupt or interfere with any of Corning’s, Parent’s, any of Parent’s Subsidiaries’, Optronics France’s, or any of Optronics France’s Subsidiaries’ operation of their respective businesses or the performance by such employees of their jobs. All information derived by Avanex from such employees shall be subject to the agreements described in Section 8.5 and no such information shall be a representation or warranty of any fact to Avanex.

      (d) Employee Restructuring. Prior to the Closing Date, Parent, Optronics France and Optronics U.K., as applicable, shall use their commercially reasonable efforts to continue to implement the restructuring matters described in Schedule 1.1(xxx) (the “Restructuring”).

      (e) Works Council Notice. Parent, Optronics France and Optronics U.K., as applicable, shall comply with all applicable Laws related to notices to or consultations with employee representative bodies in connection with the transactions contemplated by this Agreement. Corning shall cause its applicable Italian Subsidiary to comply with Section 47 of Law no. 428 of 29 December 1990 in connection with the notice to and consultation with trade unions/works council in Italy.

      (f) Corning Defined Contribution Plan.

      (i) Effective as of the Closing Date, Transferred Corning Employees shall cease active participation in and no longer accrue benefits under the Corning Investment Plan (the “Corning Defined Contribution Plan”). Corning shall cause employer matching contributions (if any) for Transferred Corning Employees who participate in the Corning Defined Contribution Plan to be made to the Corning Defined Contribution Plan with respect to the periods up to the Closing Date. The Corning Defined Contribution Plan shall be amended to provide full vesting as of the Closing Date to all salaried Transferred Corning Employees covered by the Corning Defined Contribution Plan as of the Closing Date.

      (ii) Effective as of the Closing Date and except as may otherwise be provided in a Collective Bargaining Agreement, each Transferred Corning Employee shall commence participation in the defined contribution plan which is qualified under Section 401(a) of the Code and in which similarly situated employees of Avanex participate (the “Avanex Defined Contribution Plan”). As soon as reasonably practicable after the Closing Date and following Corning’s receipt of a current favorable determination letter issued by the IRS stating that the Avanex Defined Contribution Plan meets the qualification requirements of Section 401(a) of the Code, Corning shall cause the Corning Defined Contribution Plan to permit each Transferred Corning Employee to elect to receive a distribution of such Employee’s entire account balance in such Corning Defined Contribution Plan. Corning and Avanex shall make commercially reasonable efforts to facilitate the rollover (including plan loans) from the Corning Defined Contribution Plan to the Avanex Defined Contribution Plan, in a bundled approach, as soon as reasonably practicable after the Closing Date. Avanex shall continue to administer the repayment of such loans under the Avanex Defined Contribution Plan.

      (iii) With respect to any issues arising following the direct rollover, Corning shall have no further liability or obligation of any kind with respect to any participant plan loan to a Designated Corning Employee following the direct rollover of such loan to the Avanex Defined Contribution Plan.

      (iv) Except for any such rollover contributions elected by the Transferred Corning Employees, no portion of the assets of the Corning Defined Contribution Plan will be transferred to the Avanex Defined Contribution Plan and Avanex assumes no liability or obligation with respect to the Corning Defined Contribution Plan.

      (g) Corning Benefit Plans. Effective as of the Closing Date, each Transferred Corning Employee shall cease participating in and accruing benefits under Corning Benefit Plans, except for such continuation rights such employees may have under applicable Law.

      (h) Corning Employees.

      (i) Except as may otherwise be provided in a Collective Bargaining Agreement, Avanex shall, during the period commencing on the Closing Date and ending on the second anniversary thereof, provide each Transferred Corning Employee and Corning European Employee with at least the same salary and at least the same annual bonus opportunities set forth on Schedule 8.4(h)(i). Except as may otherwise be provided in a Collective Bargaining Agreement, the Transferred Corning Employees and Corning European Employees shall be given credit under each employee benefit plan, program, policy or arrangement of Avanex or any of its Employment Affiliates in which the Transferred Corning Employees and Corning European Employees are eligible to participate for all service with Corning, any Corning Employment Affiliate or any predecessor employer (to the extent such credit was given by Corning) for purposes of eligibility, vesting and benefit accrual (except that such service shall not be credited for purposes of benefit accruals under a defined benefit type plan of Avanex or any of its Employment Affiliates, except as required by applicable Laws).

      (ii) Except as may otherwise be provided in a Collective Bargaining Agreement and subject to the approval of the applicable service provider, Avanex shall make commercially reasonable efforts to cause its medical, dental and other health and welfare plans to (A) waive any preexisting condition limitations for conditions covered under the applicable medical, dental or other health or welfare plans of Corning (the “Welfare Plans”) and any waiting periods for such plans, and (B) credit Transferred Corning Employees with any deductible and out-of-pocket expenses incurred by Transferred Corning Employees and their dependents under the Welfare Plans during the portion of 2003 preceding the Asset Purchase Closing for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar welfare benefit plan in which such employees may be eligible to participate after the Closing Date. Except as may otherwise be provided in a Collective Bargaining Agreement and subject to the approval of the applicable service provider, Avanex shall make commercially reasonable efforts to cause to be waived any required medical certification for Transferred Corning Employees for life insurance coverage up to the amount of coverage such Transferred Corning Employees had under the life insurance plan of Corning.

      In the event that a salaried Transferred Corning Employee is involuntarily terminated on or within the two year period following the Closing Date and signs a release of claims which is reasonably satisfactory to Avanex, Avanex shall provide severance benefits to such salaried Transferred Corning Employee in an aggregate amount that is equal to or greater than the severance benefits such salaried Transferred Corning Employee would have been entitled to receive under the plan provided by Corning as set forth on Schedule 8.4(h)(iii) including such revisions to the plan as are set forth on Schedule 8.4(h)(iii) (the plan and revisions are hereinafter referred to as the “Corning Severance Plan”). For purposes of calculating the severance benefit a salaried Transferred Corning Employee would have been entitled to receive under the Corning Severance Plan, the amount of the benefit shall be calculated as the sum of: (A) the benefit calculated based on the chart set forth at Section 6(b) of the Corning Severance Plan taking into account service for both Corning and Avanex, plus (B) three months of the salaried Transferred Corning Employee’s base rate of pay. Avanex shall pay such severance benefits under the circumstances that such amounts would be payable under the Corning Severance Plan, provided that the provisions of such Corning Severance Plan that permit the employer the discretionary authority to determine whether to pay benefits, the amount of the benefits and who is eligible to receive benefits do not apply.

      (iii) Corning shall pay on or shortly after the Asset Purchase Closing to each Transferred Corning Employee such employee’s earned, unused and accrued vacation pay up to the Closing Date. Each Transferred Corning Employee will immediately earn vacation pursuant to Avanex’s vacation policy for the period following the Closing Date.

      (iv) Except as otherwise agreed by Corning and Avanex and notwithstanding anything to the contrary provided for in this Agreement, all Corning Italy Employees shall be automatically transferred to Avanex or to the applicable Avanex Subsidiary on the Closing Date together with their rights and credits according to Section 2112 of the Italian Civil Code. Thereafter, Avanex will defend and indemnify Corning and its Subsidiaries, and their officers and directors, against any claim based on the failure of Avanex or the applicable Avanex Subsidiary to fulfill any continuing compensation and benefit obligations (or obligations under the National Collective Agreements for the rubber and cable industry and for managers (“dirigenti”) of industrial businesses) to the former Corning Italy Employees under Section 2112 of the Italian Civil Code and will fully indemnify Corning (and any Corning Subsidiary and their officers and directors) against any claim arising out of any failure by Avanex to fulfill any such obligations. For the avoidance of doubt, this provision shall not apply with respect to any Corning Employment Liabilities (including any such liabilities that Corning is obligated to have paid to the Employees prior to the Closing Date) that are not transferred automatically pursuant to Section 2112 of the Italian Civil Code and are not related to continuing compensation or benefits (other than compensation or benefits liabilities that Corning was obligated to have paid to the employees prior to the Closing Date) or are not mandated by the National Collective Agreements for the rubber and cable industry and for managers (“dirigenti”) of industrial businesses. Corning and/or its Subsidiaries will be responsible for any obligations to the Corning Italy Employees under the letter agreement between Optical Technologies the Netherlands B.V., Pirelli Cavi e Sistemi S.p.A., Corning and Corning Italy dated October 24, 2000, and Corning will indemnify Avanex and its Subsidiaries against any liabilities arising out of that letter agreement.

      (v) Effective on the Closing Date, Avanex shall recognize the Union. Pursuant to applicable Law, Avanex shall engage in good faith bargaining with the Union with the intent of executing before the Closing Date a collective bargaining agreement for the Transferred Corning Employees in the Union currently subject to the Corning collective bargaining agreement. Corning shall, in good faith, assist and support Avanex with such bargaining to the extent reasonably requested by Avanex. To the extent a collective bargaining agreement is entered into between Avanex and the Union prior to the Closing Date and notwithstanding anything to the contrary above, the Corning U.S. Employees who are members of the Union shall receive offers of employment from Avanex subject the terms of such collective bargaining agreement.

      (vi) To the extent reasonably requested by Corning, Avanex shall cooperate with and agree to commercially reasonable arrangements that would allow certain Corning Italy Employees to continue their employment with Corning’s Italian subsidiary for transition or other purposes through January 31, 2004 provided Corning will hold Avanex harmless for any costs and expenses to do so greater than it would have otherwise incurred had these employees transferred to Avanex at the Asset Purchase Closing. At the end of such continued employment with Corning, any such employees will be transferred to Avanex on the same terms and conditions as if they had transferred at the Asset Purchase Closing pursuant to Section 2112 of the Italian Civil Code, this Section 8.4 and the other provisions of this Agreement.

      (i) Optronics Employees. To the extent consistent with applicable Law, the Optronics Subsidiary Employees and Designated Optronics Employees who become employees of Avanex or one of its Employment Affiliates shall be given credit under each employee benefit plan, program, policy or arrangement of Avanex or any of its Employment Affiliates in which such employees are eligible to participate for all service with Parent, an Optronics Subsidiary or any predecessor employer (to the extent such credit was given by Parent and/or an Optronics Subsidiary) for purposes of eligibility, vesting and benefit accrual (except that such service shall not be credited for purposes of benefit accruals under a defined benefit type plan of Avanex or any of its Employment Affiliates, except as required by applicable Laws).

      (j) Employment Limitations. Avanex’s obligations under Sections 8.4(h)(i) and (ii) (with respect to service credit, deductibles and out-of-pocket expenses) and Section 8.4(i) (with respect to service credit) shall be conditioned upon Avanex receipt of information from Corning and Parent, as applicable, necessary to comply with such obligations. In addition, nothing in this Section 8.4 shall be construed to entitle any employee to continue his or her employment with Avanex or an Employment Affiliate of Avanex, except as required by applicable Law.

      8.5     Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

      (a) Confidentiality. The parties acknowledge that Parent and Avanex have previously executed a confidentiality agreement dated March 13, 2003 (the “Parent Confidentiality Agreement”), that Corning and Avanex have previously executed a confidentiality agreement dated March 13, 2003 (the “Corning Confidentiality Agreement”) and that Parent and Corning have previously executed a confidentiality agreement dated May 14, 2002 (the “Parent/ Corning Confidentiality Agreement,” and together with the Parent Confidentiality Agreement and the Corning Confidentiality Agreement, the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their respective terms. In addition, Parent and Avanex shall enter into a nondisclosure agreement at the Share Acquisition Closing in the form attached hereto as Exhibit K.

      (b) Access to Information. Upon reasonable prior notice, each of Parent, Corning and Avanex will afford the other parties and the other parties’ accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the closing of the transactions contemplated by this Agreement to obtain all information concerning, in the case of Parent, the Optronics Business, in the case of Corning, the business of Corning related to the Corning OCM Products, and in the case of Avanex, its business generally, including, in each case, the status of product development efforts, properties, results of operations and personnel, as such other parties may reasonably request; provided, however,that any party may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. Any information provided pursuant to this Section 8.5(b) shall be subject to the relevant Confidentiality Agreement, as the case may be. Avanex shall have the right to perform a Phase I environmental assessment per ASTM standards, including an asbestos and lead survey at any Corning OCM Facilities and any Optronics Leased Real Properties. Copies of all Phase I reports shall be provided to Parent and Corning, as the case may be, promptly following completion.

      (c) Limited Disclosure. Notwithstanding the foregoing, the Parties to this Agreement (and each employee, representative, or other agent of any party) may disclose, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby, provided, however, that the Parties to this agreement shall not disclose any information to the extent that such disclosure could result in a violation of any federal or state securities law or any information that is not necessary to understanding the tax treatment and tax structure of the transactions contemplated hereby.

      (d) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 8.5, Section 8.9 or Section 8.10 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

      8.6     Parent Covenant Not to Compete or Solicit.

      (a) Beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Parent Non-Compete Period”), neither Parent nor any of its Affiliates shall, directly or indirectly, without the prior written consent of Avanex, engage anywhere in the world in (whether as an agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business,” which, for purposes of this Section 8.6, shall mean any business that commercially manufactures, sells or markets products that have substantially the same functional attributes of the Optronics Products, provided, however, that it shall not be a violation of this Section 8.6 for Parent or any of its Affiliates to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person, (ii) invest in securities representing less than five percent (5%) of the outstanding capital stock of any Person the securities of which are publicly traded or listed on any securities exchange or automated quotation system or less than ten percent (10%) of the outstanding capital stock of any other Person (iii) engage in (A) research and development conducted by Parent’s Research and Innovations operation, (B) the business of Optronics Canada and Optronics US, (C) activities currently conducted by Parent’s optical network division and optical fiber division and (D) activities exclusively related to current investments, (iv) engage in any activity permitted or contemplated by Section 2.5(e) of this Agreement, the Parent IP Agreement or Parent Supply Agreement, (v) make passive, indirect investments (i.e., for which no Affiliate of Parent has investment discretion) in competing businesses or (vi) invest in or acquire a diversified Person that is engaged in a competing business if promptly following the consummation of such investment or acquisition Parent shall promptly provide written notice to Avanex of the consummation of such investment or acquisition and commence in good faith commercially reasonable efforts to divest such investment in, or the operations of, such competing business within twelve months of the date of such notice (unless Parent can demonstrate to the reasonable satisfaction of Avanex that twelve months does not constitute a sufficient period of time to make such divestiture, in which case Parent shall use its commercially reasonable efforts to divest the competing business as soon as practicable). Parent shall give Avanex the reasonable opportunity to participate in the process by which it seeks to make any such divestiture.

      (b) Beginning on the Closing Date and ending on the first anniversary of the Closing Date, neither Parent nor its Subsidiaries shall, directly or indirectly, without the prior written consent of Avanex, solicit any employee of Avanex or any Subsidiary of Avanex to terminate his or her employment with Avanex, or any Subsidiary of Avanex for employment by Parent or any of its Subsidiaries.

      (c) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Avanex, or any Subsidiary of Avanex. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 8.6 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

      (d) Parent agrees that it would be impossible or inadequate to measure and calculate Avanex damages from any breach of the covenants set forth in this Section 8.6. Accordingly, Parent agrees that if it breaches any provision of this Section 8.6, Avanex will have available, in addition to any other right or remedy otherwise available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

      8.7     Corning Covenant Not to Compete or Solicit.

      (a) Beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Corning Non-Compete Period”), neither Corning nor its Affiliates shall, directly or indirectly, without the prior written consent of Avanex, engage anywhere in the world in (whether as an agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business,” which, for purposes of this Section 8.7, shall mean any business that commercially manufactures, sells or markets Corning OCM Products, which shall only apply to the field of Dispersion Compensation Modules to the extent provided by Section 2(C) of the Corning Supply Agreement; provided further, that Corning shall be permitted to conduct research and development efforts in any field including, without limitation, optical communications and Corning OCM Products; provided further, that it shall not be a violation of this Section 8.7 for Corning or any of its Affiliates to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person, (ii) invest in securities representing less than five percent (5%) of the outstanding voting capital stock of any Person the securities of which are publicly traded or listed on any securities exchange or automated quotation system or less than ten percent (10%) of the outstanding capital stock of any other Person, (iii) maintaining individually or collectively, directly or indirectly, twenty percent (20%) or more of the voting securities of the companies identified on Schedule 8.7(a) regardless of their existing or future line of business, provided that Corning and its Affiliates shall not encourage any such jointly held companies to engage in any competing business, (iv) make passive, indirect (i.e., for which no Affiliate of Corning has investment discretion) investments in competing businesses, (v) make, have made, import, use, offer for sale or sell or otherwise dispose of sub-components, i.e., devices not by themselves capable of performing the functional attributes of Corning OCM Products but otherwise usable, even exclusively, with Corning OCM Products or capable of being combined to form Corning OCM Products, provided that such sub-components are not provided to third parties in a kit or other form where they could be combined into and sold as Corning OCM Products without material design and manufacturing effort by such third parties, (vi) purchase Corning OCM Products for incorporation as a component in another product to be assembled and sold by Corning or its Subsidiaries so long as the Corning OCM Products are purchased from Avanex or its Subsidiaries and provided that any such product so assembled by Corning or its Subsidiaries does not compete with products then sold by Avanex or its Subsidiaries when Corning instituted sales of such other products, or (vii) invest in or acquire a diversified Person that is engaged in a competing business if Corning shall promptly provide written notice to Avanex of the consummation of such investment or acquisition and commence in good faith commercially reasonable efforts to divest such investment in, or the operations of, such competing business within twelve months of the date of such offer (unless Corning can demonstrate to the reasonable satisfaction of Avanex that twelve months does not constitute a sufficient period of time to make such divestiture, in which case Corning shall use its commercially reasonable efforts to divest the competing business as soon as practicable). Corning shall give Avanex the reasonable opportunity to participate in the process by which it seeks to make any such divestiture.

      (b) Beginning on the Closing Date and ending on the first anniversary of the Closing Date, neither Corning nor its Subsidiaries shall, directly or indirectly, without the prior written consent of Avanex, solicit any employee of Avanex or any Subsidiary of Avanex to terminate his or her employment with Avanex, or any Subsidiary of Avanex for employment by Corning or any of its Subsidiaries.

      (c) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Avanex, or any Subsidiary of Avanex. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 8.7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

      (d) Corning agrees that it would be impossible or inadequate to measure and calculate Avanex damages from any breach of the covenants set forth in this Section 8.7. Accordingly, Corning agrees that if it breaches any provision of this Section 8.7, Avanex will have available, in addition to any other right or remedy otherwise available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

      8.8     Public Disclosure. Without limiting any other provision of this Agreement, Avanex, Corning and Parent will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Share Acquisition, Asset Purchase, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with the Nasdaq Stock Market or any other applicable national securities exchange (in which case the party will first consult with the other parties to the extent reasonably practicable). The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

      8.9     Regulatory Filings; Commercially Reasonable Efforts.

      (a) Regulatory Filings. Each of Avanex, Corning and Parent shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements with respect to the Share Acquisition, the Asset Purchase and the other transactions contemplated hereunder, and as promptly as practicable after the date hereof, each of Avanex, Corning and Parent shall make all filings reasonably determined by the parties to be required by any Governmental Entity in connection with the Share Acquisition, Asset Purchase or the transactions contemplated hereby, including, without limitation, (i) any pre-merger filings pursuant to the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (ii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Share Acquisition or the Asset Purchase. Each of Avanex, Corning and Parent will cause all documents that it is responsible for filing with any Governmental Entity under this Section 8.9(a) to comply in all material respects with all applicable Legal Requirements.

      (b) Exchange of Information. Each of Avanex, Corning and Parent shall promptly supply the other parties with any information that may be required in order to effectuate any filings or application pursuant to Section 8.9(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreements, each of Avanex, Corning and Parent shall consult with the other parties prior to taking a position with respect to any such filing, shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other parties in preparing and exchanging such information and promptly provide the other parties with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided, however, that with respect to any such filing, presentation or submission, each of Avanex, Corning and Parent need not supply the other parties with copies (or in case of oral presentations, a summary) to the extent that any Law, applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

      (c) Notification. Each of Avanex, Corning and Parent will notify the other parties promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 8.9(a), Avanex, Corning or Parent, as the case may be, will promptly inform the other parties of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

      (d) Commercially Reasonable Efforts.

      (i) Subject to the express provisions of Section 8.2 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Acquisition, the Asset Purchase and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (A) the causing of the conditions precedent set forth in Article X and Article XI to be satisfied, (B) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (C) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (D) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      (ii) Corning shall ensure that all Corning Licensed Know-How within its possession that is embodied in tangible and electronic form and related to the design, development, assembly, manufacture, production testing, storage, transportation and delivery of (A) the Corning Commercialized OCM Products that are manufactured at Corning’s Bedford facility and (B) the Corning Commercialized OCM Products that are manufactured by Samsung Corning Micro-optics Co., Ltd (“SCM”), are contained within the facilities to be occupied by Avanex. Avanex shall reimburse Cascade for out-of-pocket copying, electronic download, and delivery under this subsection. Such reimbursement shall be due even if there is no Asset Purchase Closing.

      (iii) (A) Except with respect to the Corning Assigned IP and Corning Licensed IP, at any time or from time to time after the Asset Purchase Closing, at Avanex’s request, at the expense of Corning and without further consideration, Corning shall execute and deliver to Avanex such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Avanex may reasonably deem necessary to more effectively transfer, convey and assign to Avanex, and to confirm Avanex’s title to, all of the Purchased Corning Assets and, to the full extent permitted by law, to put Avanex in actual possession and operating control of the Purchased Corning Assets and to assist Avanex in exercising all rights with respect thereto.

      (B) To the extent that Avanex cannot be granted possession in respect of any Purchased Corning Asset as of the Closing Date, such Purchased Corning Assets shall be held by Corning for and on behalf of Avanex until such time as Avanex is granted possession thereof and during the period Corning remains in possession of any Purchased Corning Assets it shall bear all risk of loss with respect to such assets.

      (C) To the extent that any Corning Transferred Agreement or Corning Transferred Third Party IP Contract may not be properly and lawfully assigned or transferred to Avanex as of the Asset Purchase Closing, from and after the Asset Purchase Closing and until such time as such Corning Transferred Agreement or Corning Transferred Third Party IP Contract may be properly and lawfully assigned or transferred to Avanex, the covenants and obligations under such Corning Transferred Agreement or Corning Transferred Third Party IP Contract shall be performed by Avanex at its sole cost and expense, and all benefits and obligations existing thereunder shall be for the account of Avanex. Corning hereby authorizes Avanex, to the extent permitted by applicable law and the terms of each such Corning Transferred Agreement or Corning Transferred Third Party IP Contract, to perform all of the obligations and receive all of the benefits thereunder.

      (D) Following the Asset Purchase Closing and the Share Acquisition Closing, as applicable, Corning and Parent will afford Avanex, its counsel and its accountants, and Avanex will afford each of Corning and Parent, and its respective counsel and accountants during normal business hours, on reasonable prior notice stating the purpose for requesting access, reasonable access to the books, records and other data in Corning’s, Parent’s or Avanex’s possession, as applicable, relating to the Purchased Corning Assets or the Optronics Business, as applicable, with respect to periods prior to the Asset Purchase Closing or the Share Acquisition Closing, as applicable, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Avanex, Corning or Parent, as the case may be, in connection with, (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, including without limitation by any Indemnified or Indemnifying Party (as defined in Section 12.3(a)), (iii) compliance with the requirements of any Governmental Entity, including, without limitation, the United States Securities and Exchange Commission (the “SEC”), or (iv) in connection with any actual or threatened Action.

8.10	Notification of Certain Matters.

      (a) By Parent. Parent shall give prompt notice to the other parties when and if Parent becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 10.2(a) or 10.2(b) would not reasonably be expected to be satisfied.

      (b) By Corning. Corning shall give prompt notice to the other parties when and if Corning becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 11.2(a) or 11.2(b) would not reasonably be expected to be satisfied.

      (c) By Avanex. Avanex shall give prompt notice to the other parties when and if Avanex becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Sections 10.3(a),10.3(b),11.3(a) or 11.3(b) would not reasonably be expected to be satisfied.

      (d) Updated Schedules. Not less than five (5) days prior to the Asset Purchase Closing or the Share Acquisition Closing, as applicable, each of the parties shall update such sections of its respective Disclosure Schedule which are specifically referenced in a representation or warranty contained in Article IV, Article V or Article VI of this Agreement, which update shall indicate any changes to such Disclosure Schedule resulting from events which have occurred since the date of this Agreement, to the extent that the changes giving rise to such update are permitted pursuant to the terms of this Agreement.

Five days prior to the Asset Purchase Closing, Corning shall update all schedules to this Agreement to include such matters as are necessary in order to cause the representations and warranties of Corning contained in Section 5.6 to be true as of the Closing Date. Notwithstanding the foregoing, no update made pursuant to this Section 8.10(d) shall prevent or cure any inaccuracy or breach of any representation or warranty, or any failure to perform or comply with any covenant, contained in this Agreement.

8.11	Third-Party Consents.

      (a) As soon as practicable following the date hereof, Avanex, Parent and Corning will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts or with respect to any Ancillary Agreements required to be obtained in connection with the consummation of the transactions contemplated hereby at the sole cost and expense of the party required to obtain the consent, waiver or approval hereunder. To the extent such consents, waivers and approvals are not obtained prior to the Share Acquisition Closing or Asset Purchase Closing, as applicable, each of Avanex, Parent and Corning agrees to use its commercially reasonable efforts to obtain such consents, waivers and approvals as promptly as practicable following the Share Acquisition Closing or the Asset Purchase Closing, as applicable; provided, however, that, so long as it has used its commercially reasonable efforts, no party hereto shall have any liability for any failure, in and of itself, to obtain any such consents, waivers and approvals.

      (b) In the case of any Corning Transferred Agreement that is an agreement with an Italian public entity, the parties shall timely notify the relevant Italian public entity of the proposed transfer in compliance with applicable Italian law.

      8.12     Nasdaq Listing. Prior to the Closing Date and the Closing Date, Avanex agrees to use commercially reasonable efforts to maintain its listing on the Nasdaq Stock Market and to authorize for listing on the Nasdaq Stock Market the shares of Avanex Common Stock issuable in connection with the Asset Purchase and the Share Acquisition, subject to official notice of issuance.

8.13	Collection of Accounts Receivable After Closing.

      (a) After the Asset Purchase Closing, Avanex may receive payments from customers for Inventory sold by Corning prior to the Closing Date. As part of its collection efforts for accounts receivable which are Excluded Assets, Corning may receive customer payments with respect to Purchased Corning Inventory sold by Avanex after the Closing Date. To allocate customer payments accurately, Avanex and Corning agree that following the Closing Date, and not less frequently than monthly, Avanex and Corning shall report to the other any amount paid for Corning Commercialized OCM Products by customers which had accounts receivable to Corning as of the Closing Date. If a customer has accounts receivable payable to each of Corning and Avanex, the first payments received from that customer will be applied to Corning for accounts receivable which were Excluded Assets.

      (b) Within ten (10) business days after the end of each calendar quarter, Avanex and Corning will send to each other a statement of the collections from customers which had accounts receivable for Corning Commercialized OCM Products at the Asset Purchase Closing. If Avanex has received any customer payments attributable to Excluded Assets, Avanex shall deliver funds in U.S. dollars in that amount to Corning within fifteen (15) business days after the end of each calendar quarter. If Corning has received any customer payments in excess of that customer’s accounts receivable at the Asset Purchase Closing, or if the payment is clearly designated for Corning Commercialized OCM Products sold after the Closing Date, Corning shall deliver funds in U.S. dollars to Avanex within fifteen (15) business days after the end of such calendar quarter.

      (c) If any dispute arises between Corning and Avanex with respect to the matters described in this Section 8.13, either party may refer the matter to its chief financial officer or his designee. Upon written notice that one party has made such referral, the other party shall also refer the matter to its chief financial officer or his designee. The chief financial officers or their designees shall meet in person or by teleconference within 30 days after notice of referral to resolve such dispute.

      8.14     OPSAVE Research Grant. Prior to the Share Acquisition Closing, Parent shall use commercially reasonable efforts, to obtain from the French Ministry of Industry and Technology its position regarding its July 1, 2002 EUR 2 million grant to Optronics France in respect of the OPSAVE research project as a result of the change of control of Optronics France that would result upon the consummation of the Share Acquisition.

      8.15     Intercompany Indebtedness and Agreements.

      (a) Prior to the Share Acquisition Closing, Parent shall take all actions necessary or advisable in order to terminate all agreements, contracts or commitments existing between Optronics France on the one hand, and Parent or any of its Subsidiaries on the other hand, on or before the Closing Date, except those agreements, contracts or commitments set forth on Schedule 8.15.

      (b) Prior to the Share Acquisition Closing, Parent shall cancel all intercompany financial indebtedness owed by either of the Optronics Subsidiaries to Parent or its other Subsidiaries, such cancellation to be effective as of the Share Acquisition Closing. Avanex agrees that Parent may, at Parent’s option, implement such mechanisms as Parent may determine, including but not limited to debt forgiveness and capital increases, to achieve the requirement that all intercompany financial indebtedness of the Optronics Subsidiaries be cancelled as of the Share Acquisition Closing. For the purposes of this Section 8.15(b), intercompany trade payable accounts that are overdue as of the Closing Date, less intercompany account receivables that have been received in advance, shall be included as intercompany financial indebtedness.

      (c) Notwithstanding any agreement or understanding between Parent and Optronics France to the contrary, including the tax grouping agreement (convention d’intégration fiscale) dated 3 January 1997 between Parent and Optronics France, Parent hereby irrevocably waives any right to claim from Optronics France any payment in respect of Taxes in the event of a Tax reassessment concerning one or more fiscal years in which Optronics France was a member of a tax consolidation group (groupe d’intégration fiscale, as defined in Articles 223 A through 223 U of the French General Tax Code (Code general des Impôts)) of which Parent is or was the parent company.

      8.16     Parent Facilities Covenants.

      (a) Nozay and Livingston Relocations. Parent agrees that prior to the Share Acquisition Closing it shall: (i) at its sole cost and expense use good faith efforts to complete the transfer of any remaining Optronics Business located in Building K-1 in Livingston, U.K. to Building K-2 with such relocation to be performed in consultation with Avanex (the “Livingston Relocation”), and (ii) at its sole cost and expense use good faith efforts to complete the transfer of any remaining Optronics Business located in Bâtiment A-4 in Nozay, France to Bâtiment A0, A1, A2 and/or A3 with such relocation to be performed in consultation with Avanex (the “Nozay Relocation.”). In the event either the Livingston Relocation or the Nozay Relocation is not completed on or before the Share Acquisition Closing, Parent and Avanex shall mutually agree, prior to the Share Acquisition Closing, on a cost to complete the relevant relocation (“Post-Closing Relocation Cost”) and Parent shall pay at the Share Acquisition Closing the Post-Closing Relocation Cost to Avanex, and Avanex shall complete the relevant relocation.

      (b) Disposition of Optronics Leases. Parent agrees that, prior to the Share Acquisition Closing, it shall cause Optronics France and use commercially reasonably efforts to cause Optronics U.K., as applicable, to assign or, at its option, terminate the leases for buildings K-1 and K-3 in Livingston, U.K., building A4 in Nozay, France and the facilities leased by Optronics France in Lannion, France.

      8.17     Corning Facilities Covenants. Corning and Avanex shall cooperate in good faith to obtain the consent of the landlord under the Corning Milan Lease Agreement to the release of Cascade’s guaranty of the Corning Milan Lease Agreement in return for a similar guaranty of Avanex. In no event shall Avanex be required to offer any additional consideration for such release other than the replacement guaranty to the landlord under the Corning Milan Lease Agreement. Corning agrees to cooperate in good faith with Avanex to negotiate with the landlord under the Corning Milan Lease Agreement for more favorable terms regarding assignment and subletting under the Corning Milan Lease Agreement provided that Corning shall not be obligated to provide any consideration for such concessions.

      8.18     Component Purchases.

      (a) Prior to the Asset Purchase Closing, Corning will negotiate purchase arrangements for all components (other than dispersion compensating optical fiber) that currently are made by Corning or its Subsidiaries not using the Corning Purchased Assets that are currently used in Corning Commercialized OCM Products to the extent such components are not available from third parties at equal or better price, terms and conditions of sale. Any such arrangements will reflect current pricing and terms charged by Corning and will be for a term of one year from the Asset Purchase Closing.

      (b) After the Asset Purchase Closing, Avanex will make available to Corning on reasonable commercial terms and conditions Corning OCM Products sufficient to allow Corning to effectuate the terms of Section 8.7(a)(vi).

      8.19     Parent Fiber Supply. Between the date hereof and the Share Acquisition Closing, Parent and Avanex shall negotiate in good faith a commercially reasonable supply agreement for dispersion compensating optical fiber to be sold by Parent to Avanex or a Subsidiary of Avanex.

      8.20     Parent Ancillary Agreements Credit. Subject to applicable Law or accounting principles, Avanex shall be entitled to a credit and offset against any amounts payable by Avanex or its Affiliates to Parent or its Affiliates under any agreement entered into between them in connection with the transactions contemplated hereby (but excluding any amounts that may be owed pursuant to an indemnification obligation under this Agreement, unless Parent consents to such an offset, such consent not to be unreasonably withheld), an amount equal to €1.4 million during each of the eight (8) successive calendar quarters following the Closing Date; provided, however, that Parent shall pay to Avanex or its designated Affiliates, promptly after the end of the relevant quarter, the cumulative amount of the unused (whether due to applicable Law or accounting principles, or otherwise) credit as of the end of the fourth and eighth such quarters. More specific terms and conditions related to this entitlement, including terms relating to the timing and manner in which this credit and offset will be applied, will be set forth in the transition services agreement contemplated by Section 8.22(a) below, taking into account tax and accounting constraints.

      8.21     Parent Software Maintenance Agreement. Parent confirms that Optronics France will continue to benefit as licensee under Parent’s license agreement with SAP France at no additional license cost to Optronics France or the Combined Company for the use of such license; provided, however, that Avanex acknowledges and agrees that Optronics France will have to negotiate new terms to this agreement regarding support and maintenance after the Share Acquisition Closing, and Parent shall cooperate with Avanex in such negotiations.

      8.22     Transition Services Agreements.

      (a) Parent and Avanex shall negotiate in good faith prior to the Share Acquisition Closing a transition services agreement reflecting the parameters set forth in the Transition Services Parameters (Optronics) attached hereto as Schedule 8.22-1.

      (b) Corning and Avanex shall negotiate in good faith prior to the Asset Purchase Closing a transition services agreement reflecting the parameters set forth in the Transition Services Parameters (Corning) attached hereto as Schedule 8.22-2.

      8.23     Korean JV. Corning and Avanex shall cooperate in good faith to (a) reach a commercially reasonable agreement prior to the Asset Purchase Closing with SCM whereby SCM transfers revenue, products and technology to Avanex promptly after the Asset Purchase Closing or, (b) in the absence of such an agreement with SCM, reach a commercially reasonable agreement whereby Corning transfers relevant designs and Know-How to Avanex at the Asset Purchase Closing.

ARTICLE IX

TAX MATTERS

      9.1     Liability for Taxes.

      (a) Parent shall retain or assume and indemnify Avanex against (i) all Liabilities for Taxes that relate to the Optronics Business or the Optronics Subsidiaries and are attributable to the Pre-Closing Period and (ii) all Liabilities for Taxes attributable to any breach of a representation or warranty relating to Taxes. Corning shall retain or assume and indemnify Avanex against (i) all Liabilities for Taxes that relate to the Purchased Corning Assets or the business of Corning related to the Corning OCM Products and are attributable to the Pre-Closing Period and (ii) all Liabilities for Taxes attributable to any breach of a representation or warranty relating to Taxes. Any Liability for Taxes attributable to any breach of a representation or warranty relating to Taxes shall be limited by the provisions of Section 12.3(c), Section 12.3(d) and Section 12.7(a)

      (b) Avanex shall retain or assume all Liabilities for Taxes that relate to the Optronics Business, the Optronics Subsidiaries, the Purchased Corning Assets, the Corning Assigned IP or the Corning OCM Products and are attributable to any Post-Closing Period , except to the extent that such Liabilities for Taxes are attributable to any breach of representation or warranty relating to Taxes.

      (c) With respect to any Straddle Period, Tax Liabilities will be allocated between the Pre-Closing Period and the Post-Closing Period by closing the books at the end of the Closing Date, except that Taxes of a periodic nature, such as property taxes, shall be allocated by apportioning a pro rata portion of such Taxes to each day in the relevant Straddle Period.

      (d) Neither Corning nor Parent shall be required to indemnify Avanex for reductions in net operating loss carryovers, Tax credits or similar Tax attributes. Corning and Parent shall not be required to indemnify Avanex against Liabilities for Taxes attributable to the Pre-Closing Period or a breach of representation or warranty to the extent such Liabilities for Taxes could be reduced under applicable Law by reason of net operating loss carryovers, Tax credits and similar Tax attributes arising in the Pre-Closing Period (assuming for the purposes of this sentence that such attributes have not been used to reduce Taxes in the Post-Closing Period).

      9.2     Tax Return Filing; Audit Responsibilities; Cooperation.

      (a) Except as set forth in Section 9.2(b), Avanex shall control and be responsible for the filing of all Tax Returns required to be filed with respect to the Optronics Business, or the Purchased Corning Assets, after the Closing Date. Avanex shall permit Parent and Corning, respectively, to review and comment on each such Tax Return described in the preceding sentence twenty (20) days prior to filing and shall make such changes as Parent or Corning shall reasonably request; provided, however, that such comments and requested changes shall be limited to Taxes that relate to the portion of the Tax period that ends on the Closing Date or Asset Purchase Closing Date, as applicable.

      (b) Parent and Corning shall each control and be responsible for the preparation and filing of all Tax Returns due after the Closing Date that relate on the one hand to the Optronics Business and on the other hand to the Purchased Assets or the Corning OCM Products, to the extent such Tax Returns only include Pre-Closing Period operations. Parent and Corning, respectively, shall permit Avanex to review and comment on each such Tax Return described in the preceding sentence fifteen (15) days prior to filing and shall make such changes as Avanex shall reasonably request; provided, however, that such comments and requested changes shall be limited to matters which could reasonably be expected to affect Post-Closing Period Taxes. Parent and Corning, respectively, shall each make all payments required with respect to any such Tax Return.

      (c) In the event that Avanex, Parent or Corning is liable under this Agreement for any Taxes paid by another party hereto with respect to any Tax Return, prompt reimbursement shall be made.

      (d) If Avanex or either Optronics Subsidiary (referred to throughout this Section 9.2(d) as “Avanex”) shall receive notice of a Tax Contest with respect to either Optronics Subsidiary, the Purchased Assets or the Corning OCM Business which could reasonably be expected to cause Parent or Corning to have an indemnification obligation under this Article IX, then Avanex shall notify Parent or Corning in writing of such Tax Contest by certified U.S. mail within twenty (20) days of receiving such notice. Avanex shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that Avanex shall afford Parent or Corning the opportunity to control jointly the portion of such Tax Contest which could reasonably be expected to cause Parent or Corning to have an indemnification obligation under this Article IX. If Parent or Corning are afforded the opportunity to jointly control pursuant to the previous sentence but decline in writing to do so, then Avanex shall have the right to control the conduct of such Tax Contest, provided, however, that (i) Avanex shall keep Parent or Corning informed of all developments relating to such Tax Contest on a timely basis and shall in good faith (A) afford Parent or Corning full opportunity to observe at any such proceedings and to review any submissions related to such issues and (B) provide Parent or Corning with final copies of such submissions, and (ii) Avanex shall not resolve such Tax Contest without Parent’s or Corning’s written consent, which consent shall not be unreasonably withheld. Each party shall bear its own costs for participating in such Tax Contest.

      (e) In the event of a dispute between Parent or Corning and Avanex regarding the conduct or resolution of any Tax Contest in which they share joint control of the conduct and resolution, such dispute shall be referred to a Tax Arbitrator. The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be shared equally by the disputing parties. Each party shall bear its own costs for participating in such dispute resolution.

      (f) Any net refunds and credits attributable to the payment of Taxes for a Pre-Closing Period shall be for the account of Parent to the extent they relate to the Optronics Business and for the account of Corning to the extent they relate to the Purchased Corning Assets or the Corning Commercialized OCM Products.

      (g) To the extent not inconsistent with the provisions of this Article IX, the procedures of Article XII shall apply in the case of any claim related to Taxes.

      9.3     Cooperation. Each of Avanex, Parent and Corning shall:

(a) provide assistance to each other Party as reasonably requested in preparing and filing Tax Returns and responding to Tax audits or Tax authority disputes;

(b) make available to each other Party as reasonably requested all information, records, and documents relating to Taxes concerning the Optronics Business, the Purchased Assets or the Corning OCM Business;

(c) provide timely notice to each other Party in writing of any pending or threatened Tax audits, assessments or Tax proceedings for which such party may have a liability under this Agreement;

(d) furnish each other Party with copies of all correspondence received from any Taxing authority in connection with any Tax audit or Tax proceedings with respect to any taxable period for which such party may have a liability under this Agreement;

(e) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other Party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof); provided, however, that in the event of an audit, examination, investigation or proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the books and records shall be retained until there is a final determination thereof (and the time for any appeals has expired); and

(f) at Avanex’s request, cooperate to obtain any available tax clearance or similar certificates.

ARTICLE X

CLOSING CONDITIONS TO THE SHARE ACQUISITION

      10.1     Conditions to Obligations of Each of Avanex and Parent to Effect the Share Acquisition. The respective obligations of each of Avanex and Parent to effect the Share Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, if legally permissible, by mutual agreement of Avanex and Parent:

(a) Stockholder Approval. The Avanex Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Share Acquisition illegal or otherwise prohibiting consummation of the Share Acquisition.

(c) Material Antitrust Requirements. Satisfaction of all material antitrust requirements reasonably determined to apply prior to the Share Acquisition Closing in connection with the transactions contemplated hereby shall have been obtained.

(d) No Governmental Restriction. There shall not be any pending or overtly threatened suit or action asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Share Acquisition or any of the other transactions contemplated by this Agreement or (ii) seeking to impose on Avanex, Optronics France, Optronics U.K. or the Combined Company or any Subsidiary or Affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(e) Nasdaq Listing. The shares of Avanex Common Stock to be issued in the Share Acquisition shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(f) Closing of the Asset Purchase. Each of the conditions to the closing of the Asset Purchase set forth in Article XI of this Agreement shall have been satisfied or waived in accordance with Article XI of this Agreement.

      10.2     Additional Conditions to Obligations of Avanex. The obligation of Avanex to consummate and effect the Share Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Avanex:

(a) Representations and Warranties. The representations and warranties of Parent contained in Article IV of this Agreement (i) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all respects, in the case of clauses (i) and (ii) as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of such date, except (A) with respect to clause (ii), any such representations and warranties in each case, or in the aggregate with other representations and warranties that are not qualified by the phrase “Material Adverse Effect”, as does not constitute a Material Adverse Effect on the Optronics Subsidiaries or on the Optronics Business, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect on the Optronics Subsidiaries or on the Optronics Business limitation set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in (ii), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Avanex shall have received a certificate to such effect signed on behalf of Parent by an authorized senior executive officer of Parent.

(b) Agreements and Covenants. Parent shall have performed or complied with in all material respects the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Avanex shall have received a certificate to such effect signed on behalf of Parent by an authorized senior executive officer of Parent.

(c) Third-Party Consents. Avanex shall have been furnished with evidence satisfactory to it that Parent has obtained all third-party consents, approvals and waivers set forth on Schedule 10.2(c), and additional third-party consents, approvals and waivers required pursuant to any agreement, contract or commitment related to the Optronics Business to which Parent is a party which are entered into following the date of this Agreement or which were not disclosed to Avanex prior to the date of this Agreement, the absence of which would reasonably be expected to have a Material Adverse Effect on the Optronics Subsidiaries.

(d) Resignation of Directors and Officers. The directors of Optronics France and Optronics U.K. shall have resigned as directors of Optronics France and Optronics U.K. effective upon the Share Acquisition Closing.

(e) Deliveries. Parent shall have delivered to Avanex one or several ordres de mouvement and duly written up registre de mouvements de titres and all such other documents or instruments as are necessary to vest in Avanex good, valid and marketable title to the Optronics France Shares. In addition, Parent shall have delivered to Optronics France the Parent Cash Contribution.

(f) Legal Opinion. Avanex shall have received a legal opinion of legal counsel to Parent in substantially the form attached hereto as Exhibit L.

      10.3     Additional Conditions to the Obligations of Parent. The obligation of Parent to consummate and effect the Share Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Avanex contained in Article VI of this Agreement and the representations and warranties of Corning contained in Article V of this Agreement (i) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all respects, in the case of clauses (i) and (ii) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of such date, except (A) with respect to clause (i), as it relates to representations of Corning, any such representations and warranties that would not reasonably be expected to constitute a Material Adverse Effect on the Combined Company; (B) with respect to clause (ii), any such representations and warranties in each case, or in the aggregate, as would not reasonably be expected to constitute, in the case of Avanex, a Material Adverse Effect on Avanex or, in the case of Corning, a Material Adverse Effect on the Combined Company; and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect limitations set forth in the preceding clause (B)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in clause (ii), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Parent shall have received a certificate to such effect signed on behalf of Avanex by an authorized senior executive officer of Avanex with respect to the representations and warranties of Avanex and on behalf of Corning by an authorized senior executive officer of Corning with respect to the representations and warranties of Corning.

(b) Agreements and Covenants. Avanex shall have performed or complied with in all material respects the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Avanex by an authorized senior executive officer of Avanex. Corning shall have performed or complied with in all material respects the agreements and covenants required by this

Agreement to be performed or complied with by it on or prior to the Closing Date, except where any failure to perform or comply would not reasonably be expected to constitute a Material Adverse Effect on the Combined Company, and Parent shall have received a certificate to such effect signed on behalf of Corning by an authorized senior executive officer of Corning.

(c) Third-Party Consents. Parent shall have been furnished with evidence satisfactory to it that Avanex has obtained all third-party consents, approvals and waivers set forth on Schedule 10.3(c) and any additional third-party consents, approvals and waivers required pursuant to any agreement, contract or commitment to which Avanex is a party that are entered into following the date of this Agreement or which were not disclosed to Parent prior to the date of this Agreement, the absence of which would reasonably be expected to have a Material Adverse Effect on Avanex.

(d) Avanex Change of Control. There shall not have been consummated any transaction involving the acquisition by any Designated Parent Competitor of more than a fifty percent (50%) interest in the total outstanding voting securities of Avanex, which transaction has not been approved by the Board of Directors of Avanex.

(e) Legal Opinion. Parent shall have received a legal opinion of legal counsel to Avanex, in substantially the form attached hereto as Exhibit M.

ARTICLE XI

CLOSING CONDITIONS TO THE ASSET PURCHASE

      11.1     Conditions to Obligations of Each of Avanex and Corning to Effect the Asset Purchase. The respective obligations of each of Avanex and Corning to effect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Avanex and Corning:

(a) Stockholder Approval. The Avanex Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Asset Purchase illegal or otherwise prohibiting consummation of the Asset Purchase.

(c) Material Antitrust Requirements. Satisfaction of all material antitrust requirements reasonably determined to apply prior to the Asset Purchase Closing in connection with the transaction contemplated hereby shall have been obtained.

(d) No Governmental Restriction. There shall not be any pending or overtly threatened suit or action asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Asset Purchase or any of the other transactions contemplated by this Agreement or (ii) seeking to impose on Avanex or Corning or any Subsidiary or affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(e) Nasdaq Listing. The shares of Avanex Common Stock to be issued in the Asset Purchase shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(f) Closing of Share Acquisition. Each of the conditions to the closing of the Share Acquisition set forth in Article X of this Agreement shall have been satisfied or waived in accordance with Article X of this Agreement.

(g) Consultation in Italy. Corning and its applicable Italian Subsidiary shall have duly completed the procedure of information and consultation with trade unions/works council set forth by Section 47 of Law No. 428 of December 29, 1990.

      11.2     Additional Conditions to the Obligations of Avanex. The obligation of Avanex to consummate and effect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Avanex:

(a) Representations and Warranties. The representations and warranties of Corning contained in Article V of this Agreement (i) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all respects, in the case of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of such date, except (A) with respect to clause (ii), any such representations and warranties in each case, or in the aggregate with other representations and warranties that are not qualified by the phrase “Material Adverse Effect,” as does not constitute a Material Adverse Effect on the business of Corning related to the Corning OCM Products, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect on the business of Corning related to the Corning OCM Products limitation set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in clause (ii), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Avanex shall have received a certificate to such effect signed on behalf of Parent by an authorized senior executive officer of Parent.

(b) Agreements and Covenants. Corning shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Avanex shall have received a certificate to such effect signed on behalf of Corning by an authorized senior executive officer of Corning.

(c) Third-Party Consents. Avanex shall have been furnished with evidence satisfactory to it that Corning has obtained all third-party consents, approvals and waivers set forth on Schedule 11.2(c), and such additional material third-party consents, approvals and waivers required pursuant to any agreement, contract or commitment related to the business of Corning related to the Corning OCM Products to which Corning is a party which are entered into following the date of this Agreement or which were not disclosed to Avanex prior to the date of this Agreement.

(d) Releases From All Liens. Releases from all Liens against the Purchased Assets, if any, shall have been obtained in form satisfactory to Avanex.

(e) Deliveries. Corning shall have delivered to Avanex (i) executed copies of all assignments and other instruments necessary to vest in Avanex good, valid and marketable title to the Purchased Corning Assets and (ii) the Corning Cash Contribution.

(f) Legal Opinion. Avanex shall have received a legal opinion of legal counsel to Corning, in substantially the form attached hereto as Exhibit N.

      11.3     Additional Conditions to the Obligations of Corning. The obligations of Corning to consummate and effect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Corning:

(a) Representations and Warranties. The representations and warranties of Avanex contained in Article VI of this Agreement and the representations and warranties of Parent contained in Article IV of this Agreement (i) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all respects, in the case of clauses (i) and (ii) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of such date, except (A) with respect to clause (i), as it relates to representations of Parent, any such representations and warranties that would not reasonably be expected to constitute a Material Adverse Effect on the Combined Company; (B) with respect to clause (ii) any such representations and warranties in each case, or in the aggregate, as would not reasonably be expected to constitute, in the case of Avanex, a Material Adverse Effect on Avanex or, in the case of Parent, a Material Adverse Effect on the Combined Company; and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect limitations set forth in the preceding clause (B)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in clause (ii), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Corning shall have received a certificate to such effect signed on behalf of Avanex by an authorized senior executive officer of Avanex with respect to the representations and warranties of Avanex and on behalf of Parent by an authorized senior executive officer of Parent with respect to the representations and warranties of Parent.

(b) Agreements and Covenants. Avanex shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Corning shall have received a certificate to such effect signed on behalf of Avanex by an authorized senior executive officer of Avanex. Parent shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except where any failure to perform or comply would not reasonably be expected to constitute a Material Adverse Effect on the Combined Company, and Corning shall have received a certificate to such effect signed on behalf of Parent by an authorized senior executive officer of Parent.

(c) Third Party Consents. Corning shall have been furnished with evidence satisfactory to it that Avanex has obtained all consents, approvals and waivers set forth on Schedule 11.3(c) and any additional third-party consents, approvals and waivers required pursuant to any agreement, contract or commitment to which Avanex is a party that are entered into following the date of this Agreement or which were not disclosed to Corning prior to the date of this Agreement, the absence of which would reasonably be expected to have a Material Adverse Effect on Avanex.

(d) Legal Opinion. Corning shall have received a legal opinion of legal counsel to Avanex, in substantially the form attached hereto as Exhibit O.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      12.1     Survival of Representation, Warranties, Covenants and Agreements. The representations and warranties of Parent contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Share Acquisition Closing and will continue (regardless of any investigation made by or on behalf of the parties to this Agreement) until 5:00 p.m. Pacific Time on the twelve (12) month anniversary of the Share Acquisition Closing and the representations and warranties of Corning contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Asset Purchase Closing and will continue (regardless of any investigation made by or on behalf of the parties to this Agreement) until 5:00 p.m. Pacific Time on the twelve (12) month anniversary of the Asset Purchase Closing, and the representations and warranties of Avanex contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Share Acquisition Closing or the Asset Purchase Closing, as the case may be, and will continue (regardless of any investigation made by or on behalf of the parties to this Agreement) until 5:00 p.m. Pacific Time on the twelve (12) month anniversary of the Share Acquisition Closing or the Asset Purchase Closing, as the case may be; provided, however, that (a) the representations and warranties contained in Section 4.9, Section 5.9, and Section 6.8 shall survive until the close of business on the expiration date of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation, extension, suspension or interruption thereof) and (b) the representations and warranties contained in the first four sentences of Section 4.5, the first three sentences of Section 5.2, Section 5.4, Section 6.2, and the first three sentences of Section 6.4 shall survive until the later of the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) or the twelve (12) month anniversary of (i) the Share Acquisition Closing, in the case of representations and warranties of Parent, (ii) the Asset Purchase Closing, in the case of representations and warranties of Corning, or (iii) the Share Acquisition Closing or the Asset Purchase Closing, as the case may be, in the case of representations and warranties of Avanex. All covenants and obligations which are to be performed following the Share Acquisition Closing and Asset Purchase Closing shall remain in full force and effect and shall survive until fully performed or waived. No claim for indemnification under this Article XII may be asserted with respect to any representation or warranty after the applicable date set forth above unless, prior to the date such representation or warranty expires, the party seeking indemnification has properly made a claim with respect thereto pursuant to Section 12.3 or 12.6 hereof, as applicable.

      12.2     Indemnification.

      (a) Parent Indemnification. From and after the Share Acquisition Closing, Parent agrees to indemnify and hold Avanex and its officers, directors and Affiliates (collectively, the “Avanex Indemnified Persons”) harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (each a “Loss” and, collectively, “Losses”) paid, sustained or incurred by the such parties, or any of them, as a result of (i) any breach or inaccuracy of any representation or warranty of Parent contained in this Agreement or any document, certificate, or other instrument delivered in connection with this Agreement, (ii) any failure by Parent to perform or comply with any covenant contained in this Agreement or any document, certificate, or other instrument delivered in connection with this Agreement, or (iii) the Parent Indemnifiable Liabilities; provided, however, that for purposes of this Section 12.2(a), Losses shall not include any amounts that have been reflected as a “liability” of Optronics France or Optronics U.K. (as defined in Schedule 1.1(ffff) on the Final Working Capital Statement and any amounts that were specifically the subject of an Avanex Objection or otherwise addressed by the parties or the Accounting Arbitrator pursuant to Section 2.5(c).

      (b) Corning Indemnification. From and after the Asset Purchase Closing, Corning agrees to indemnify and hold the Avanex Indemnified Persons harmless against any and all Losses paid, sustained, or incurred by such parties, or any of them, as a result of (i) any breach or inaccuracy of any representation or warranty of Corning contained in this Agreement or any document, certificate, or other instrument delivered in connection with this Agreement, (ii) any failure by Corning to perform or comply with any covenant contained in this Agreement or any document, certificate, or other instrument delivered in connection with this Agreement or (iii) the Retained Corning Liabilities.

      (c) Avanex Indemnification. From and after the Share Acquisition Closing or the Asset Purchase Closing, as the case may be, Avanex agrees to indemnify and hold each of Parent, and its officers, directors and Affiliates (collectively, the “Parent Indemnified Persons”) and Corning and its officers, directors and Affiliates (collectively, the “Corning Indemnified Persons”) harmless against any and all Losses paid, sustained, or incurred by such parties, or any of them, as a result of (i) any breach or inaccuracy of any representation or warranty of Avanex contained in this Agreement or any document, certificate or other instrument delivered in connection with this Agreement, (ii) any failure by Avanex to perform or comply with any covenant contained in this Agreement or any document, certificate or other instrument delivered in connection with this Agreement or (iii) in the case of the Corning Indemnified Persons, the Assumed Corning Liabilities.

      12.3     Claims for Indemnification; Objections to Claims; Threshold.

      (a) Claims by an Indemnified Party. A party making a claim for indemnification pursuant to this Article XII (an “Indemnified Party”) may seek indemnity at any time by promptly delivering to the party from which indemnification is sought (an “Indemnifying Party”) an Officer’s Certificate, subject to the provisions of Section 12.3(b) hereof. The term “Officer’s Certificate” means a certificate signed by a duly authorized officer of an Indemnified Party (i) stating that an Indemnified Party has paid, sustained or incurred Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was or will be paid, sustained, or incurred, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. No delay on the part of an Indemnified Party in notifying an Indemnifying Party of such Losses shall relieve the Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

      (b) Objections. An Indemnifying Party may object to any claim set forth in such Officer’s Certificate by providing written notice to the Indemnified Party specifying the basis for its objection within twenty (20) days following delivery of such Officer’s Certificate to the Indemnifying Party. If no such objection is made, the Indemnifying Party shall promptly pay the claim.

      (c) Parent Threshold. No Avanex Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from the breach or inaccuracy of any representation or warranty of Parent until the aggregate amount of all Losses under all claims of all Avanex Indemnified Persons for all such breaches and inaccuracies shall exceed One Million Dollars ($1,000,000.00) (the “Parent Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Parent Threshold, subject to Section 12.7. Notwithstanding the foregoing, the Parent Threshold shall not apply in the case of Losses resulting from Parent Indemnifiable Liabilities, which shall be subject to indemnification hereunder in full.

      (d) Corning Threshold. No Avanex Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from the breach or inaccuracy of any representation or warranty of Corning until the aggregate amount of all Losses under all claims of all Alsp Indemnified Persons for all such breaches and inaccuracies shall exceed One Million Dollars ($1,000,000.00) (the “Corning Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Corning Threshold, subject to Section 12.7. Notwithstanding the foregoing, the Corning Threshold shall not apply in the case of Losses resulting from Retained Corning Liabilities, which shall be subject to indemnification hereunder in full.

      (e) Avanex Threshold. No Parent Indemnified Person or Corning Indemnified Person shall be entitled to indemnification hereunder for any Losses arising from the breach or inaccuracy of any representation or warranty of Avanex until the aggregate amount of all Losses under all claims of all such Persons for all such breaches and inaccuracies shall exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the “Avanex Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Avanex Threshold, subject to Section 12.7. Notwithstanding the foregoing, the Avanex Threshold shall not apply in the case of Losses resulting from the Assumed Liabilities, which shall be subject to indemnification hereunder in full.

      12.4     Resolutions of Conflicts. If an objection to the amount of Losses specified in such Officer’s Certificate is provided by the Indemnifying Party pursuant to Section 12.3(b) above, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party and the Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Indemnifying Party shall promptly pay such claims as are set forth in such memorandum. If the Indemnifying Party and the Indemnified Party are unable to resolve such dispute after good faith discussions within forty-five (45) days (as may be extended by agreement of the applicable parties) following the delivery of such objection notice, such dispute shall be resolved by a court of competent jurisdiction in accordance with Section 14.7 hereof.

      12.5     Provisions Regarding Optronics Environmental Claims.

      (a) Survival of Indemnity. Notwithstanding anything to the contrary in this Agreement, no claim for indemnity with respect to Optronics Environmental Claims may be made after the fifth (5th) anniversary following the Share Acquisition Closing.

      (b) Threshold and Minor Claims. No Indemnified Party shall be entitled to indemnification pursuant to this Section 12.5 until the aggregate amount of all Losses under all claims of all Indemnified Parties for all such matters shall exceed One Million Dollars ($1,000,000.00) (“Environmental Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Environmental Threshold. Optronics Environmental Claims shall not be subject to any cap on recoverable amounts. Optronics Environmental Claims that do not exceed Twenty-Five Thousand Dollars ($25,000) for any one Optronics Environmental Claim shall not apply to the Environmental Threshold and shall not be an indemnifiable matter under Section 12.2(a)(iii) hereof.

      (c) Parent’s Duty to Complete Remedial Activities.

      (i) Parent and Avanex agree that Parent shall, at its option, have the right to perform all Remedial Activities with respect to an Optronics Environmental Claim that does not involve any Hazardous Materials contamination caused by Avanex or an Affiliate of Avanex after the Share Acquisition Closing, which Remedial Activities shall be performed: (A) in a good and workmanlike manner, (B) within a commercially reasonable time (and in any event and within the time permitted by applicable Laws) and (C) in accordance with all Laws. Avanex or an Avanex Subsidiary, as applicable, shall provide reasonable access to the facility where the Remedial Activities are to be performed (assuming such site is leased or owned by Avanex) subject to the requirements of any applicable lease for such facility, to enable the Parent to undertake and complete such Remedial Activities. During the any period of access to any facility of Avanex or its Subsidiary for the performance of any such Remedial Activities, Parent shall minimize, to the extent feasible, any interference with the ongoing operations of any occupant of such facility and the Optronics Business.

      (ii) If Parent shall fail to commence such Remedial Activities subject to indemnity under Section 12.2(a)(iii) hereof, (A) within ten (10) days after the entry of a judgment against Parent for specific performance of Parent’s obligations to perform such Remedial Activities, (B) within a reasonable period of time following receipt of written notice to Parent from the Indemnified Party of a valid demand that Remedial Activities are required as a result of an Optronics Environmental Claim; or (C) in case of an imminent and substantial threat to human health or the environment, no later than five (5) business days following receipt by Parent of the Indemnified Party’s notice to Parent in the manner required hereunder, the Indemnified Party, at its election, may perform (or cause its assignee to perform) such Remedial Activities subject to recovery of any Losses by the Indemnified Party under Section 12.2(a)(iii) hereof. In either event, upon demand, Parent shall take such actions and execute such documents as may be required to make a member of Parent the “generator,” responsible for any Hazardous Material waste generated in performing the Remedial Activity.

      (iii) In the event that Remedial Activities performed by Parent hereunder shall have the potential to disrupt, in any manner, the occupancy of or operations at an Optronics Leased Real Property, or materially affect in any manner the Optronics Business, such Remedial Activities shall be performed only after obtaining the Indemnified Party’s prior written approval (which shall not be unreasonably withheld or delayed) of all material matters relating to said activity, including, without limitation, (i) the identity of all environmental consultants, contractors and other Persons performing the work, (ii) the time and manner for the performance of the work, and (iii) the precautions to be undertaken to protect the site and where the work will be performed and the occupants thereon.

      (iv) Parent shall copy Avanex, and Avanex shall copy Parent, as the case may be, on any material correspondence to any Governmental Entity or third party claimant regarding Remedial Activities performed with respect to any Optronics Environmental Claim and each, as applicable, shall with reasonable promptness, provide the other with copies of any documents on such matters received from any

Governmental Entity or third party claimant. Parent shall also with reasonable promptness provide copies of any reports, assessments, studies and sampling results relating to any Remedial Activities performed by Parent hereunder.

      12.6     Third-Party Claims.

      (a) If an Indemnified Party shall become aware of a claim by a third party, with respect to any matter, which such Indemnified Party believes in good faith may give rise to indemnification pursuant to this Article XII (a “Third-Party Claim”), then such Indemnified Party shall give notice to the Indemnifying Party, within twenty (20) days after such party becoming aware of any such Third-Party Claim, which notice shall set forth in reasonable detail any material information with respect to the Third-Party Claim as is reasonably available to such Indemnified Party; provided, however, that no delay on the part of such Indemnified Party, in notifying the Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

      (b) In case any Third-Party Claim is asserted against an Indemnified Party, the Indemnifying Party will be entitled, if the Indemnifying Party so elects by written notice delivered to such Indemnified Party within thirty (30) days after receiving such Indemnified Party’s notice of such claim, to assume the defense thereof, at the sole expense of the Indemnifying Party, with counsel reasonably satisfactory to such Indemnified Party.

      (c) If the Indemnifying Party so assumes any such defense, the Indemnifying Party shall conduct the defense of the Third-Party Claim actively and diligently. The Indemnifying Party shall not compromise or settle such Third-Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed.

      (d) In the event that the Indemnifying Party assumes the defense of the Third-Party Claim in accordance with Section 12.6(b), the Indemnified Party may retain separate counsel and participate in the defense of the Third-Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless such Indemnified Party shall determine in good faith that there is a conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Third-Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed. The Indemnified Party, will cooperate in the defense of the Third-Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnifying Party and material to the claim and will make available all officers, directors and employees reasonably requested by the Indemnifying Party for investigation, depositions and trial upon reasonable prior notice for periods which will not adversely affect such person’s ability to perform such person’s job requirements.

      (e) In the event that the Indemnifying Party fails or elects not to assume the defense of the Indemnified Party with respect to such Third-Party Claim, the Indemnified Party shall have the right to undertake the defense and the Indemnified Party shall not compromise or settle such Third-Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. In such case, the Indemnified Party shall conduct the defense of the Third-Party Claim actively and diligently, and the Indemnifying Party will cooperate with the Indemnified Party, and the Indemnifying Party will use its best efforts to cooperate in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnified Party and material to the claim and will make available all individuals reasonably requested by the Indemnified Party for investigation, depositions and trial.

      12.7     Maximum Payments; Remedy.

      (a) General. Subject to Section 12.7(b) below, the maximum aggregate amount that may be recovered from an Indemnifying Party pursuant to Section 12.2(a), Section 12.2(b) or Section 12.2(c) shall be limited to (i) fifty percent (50%) of the value of the shares of Avanex Common Stock comprising the Share Acquisition Consideration (the “Optronics Cap Amount”) in the case of all Losses of Avanex Indemnified Persons arising under Section 12.2(a)(i) from breaches and inaccuracies of representations and warranties of Parent, (ii) fifty percent (50%) of the value of the shares of Avanex Common Stock comprising the Asset Purchase Consideration (the “Corning Cap Amount”) in the case of all Losses of Avanex Indemnified Persons arising under Section 12.2(b)(i) from breaches and inaccuracies of representations and warranties of Corning, (iii) the Optronics Cap Amount in the case of Losses of Parent Indemnified Persons arising under Section 12.2(c)(i) from breaches and inaccuracies of representations and warranties of Avanex, or (iv) the Corning Cap amount in the case of Losses of Corning Indemnified Persons arising under Section 12.2(c)(i) from breaches and inaccuracies of representations and warranties of Avanex. For purposes of this Section 12.7(a) only, the value of a share of Avanex Common Stock shall be the average of the closing sales prices on the Nasdaq National Market of one share of Avanex Common Stock for the five (5) trading days ending on the last complete trading day immediately preceding the Closing Date.

      (b) No Limitation With Respect to Certain Matters. Notwithstanding anything to the contrary contained herein, the maximum amount that may be recovered from an Indemnifying Party in respect of Losses arising out of any Parent Indemnifiable Liability, any Corning Retained Liability or any Assumed Corning Liability shall not be limited.

      (c) Additional Limitations.

      (i) The amount which an Indemnified Party shall be entitled to receive from an Indemnifying Party under this Article XII with respect to a Loss shall be net of any recovery actually received by such Indemnified Party from third parties (including insurance proceeds, counterclaims, warranties, subrogation actions and the like).

      (ii) No Indemnifying Party shall be liable to any Indemnified Party for incidental, consequential or punitive damages or loss of profit or income suffered by any Indemnified Party with respect to any Losses under Section 12.2 of this Agreement except for reimbursement for or payment of Losses in connection with a Third-Party Claim.

      (iii) The Parties shall cooperate with each other with respect to resolving any claim or Loss with respect to which one party is obligated to indemnify any other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Loss.

      (iv) No Indemnified Party shall be entitled to indemnification for any Loss to the extent reserved or provided for in any balance sheet with respect to which a financial statement representation was made in this Agreement.

      (d) Exclusive Remedy.

      (i) If the Share Acquisition Closing occurs, the exclusive remedy for any breach or inaccuracy of any of the representations, warranties and covenants of Parent contained in this Agreement, or for any Losses resulting from any of the Parent Indemnifiable Liabilities, shall be the indemnification obligation of Parent set forth in Article IX (related to Taxes) and in this Article XII; provided, however, that Avanex shall not be prohibited from seeking any equitable relief available to it pursuant to this Agreement with respect to any breach of any covenant or agreement of Parent contained in this Agreement; provided, further, that nothing contained in this Article XII shall limit any remedy available to Avanex, or relieve Parent from any liability, with respect to Losses resulting from fraud of Parent in connection with this Agreement or in any certificate or other instrument delivered pursuant to this Agreement.

      (ii) If the Asset Purchase Closing occurs, the exclusive remedy for any breach or inaccuracy of the representations, warranties and covenants of Corning contained in this Agreement, or for any Losses resulting from the Retained Corning Liabilities shall be the indemnification obligation of Corning set forth in Article IX (related to Taxes) and in this Article XII; provided, however, that Avanex shall not be prohibited from seeking any equitable relief available to it pursuant to this Agreement with respect to any breach of any covenant or agreement of Corning contained in this Agreement; provided, further, that nothing contained in this Article XII shall limit any remedy available to Avanex, or relieve Corning from any liability, with respect to Losses resulting from fraud of Corning in connection with this Agreement or in any certificate or other instrument delivered pursuant to this Agreement.

      (iii) If the Share Acquisition Closing occurs, the exclusive remedy available to Parent and its employees, officers, directors and Affiliates for any breach or inaccuracy of any of the representations, warranties and covenants of Avanex contained in this Agreement shall be the indemnification obligation of Avanex set forth in Article IX (related to Taxes) and in this Article XII; provided, however, that Parent shall not be prohibited from seeking any equitable relief available to it pursuant to this Agreement with respect to any breach of any covenant or agreement of Avanex contained in this Agreement. If the Asset Purchase Closing occurs, the exclusive remedy available to Corning and its employees, officers, directors and Affiliates for any breach or inaccuracy of any of the representations, warranties and covenants of Avanex contained in this Agreement, or for any Losses resulting from any of the Assumed Corning Liabilities, shall be the indemnification obligation of Avanex set forth in Article IX (related to Taxes) and in this Article XII; provided, however, that Corning shall not be prohibited from seeking any equitable relief available to it pursuant to this Agreement with respect to any breach of any covenant or agreement of Avanex contained in this Agreement; provided further, that nothing contained in this Article XII shall limit any remedy available to Parent or Corning, or relieve Avanex from any liability, with respect to Losses resulting from fraud of Avanex in connection with this Agreement or in any certificate or other instrument delivered pursuant to this Agreement.

ARTICLE XIII

TERMINATION, AMENDMENT AND WAIVER

      13.1     Termination. This Agreement may be terminated at any time prior to the first to occur of (i) the Share Acquisition Closing or (ii) the Asset Purchase Closing, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of Avanex:

(a) by mutual written consent duly authorized by the Boards of Directors of Avanex, Parent and Corning;

(b) by any of Avanex, Parent or Corning if the transactions contemplated by this Agreement shall not have been consummated by August 1, 2003, in the event that the SEC shall have declined to review the Proxy Statement, or October 1, 2003, in the event that the SEC shall have reviewed the Proxy Statement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the transactions contemplated by this Agreement to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by any of Avanex, Parent or Corning if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting either the Share Acquisition or the Asset Purchase, which order, decree, ruling or other action is final and nonappealable;

(d) by any of Avanex, Parent or Corning if the required approval of the stockholders of Avanex contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Avanex stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to Avanex where the failure to obtain Avanex stockholder approval shall have been caused by the action or failure to act of Avanex and such action or failure to act constitutes a material breach by Avanex of this Agreement;

(e) by Avanex, upon a breach of any representation, warranty, covenant or agreement on the part of either Parent or Corning set forth in this Agreement, or if any representation or warranty of either Parent or Corning shall have become inaccurate, in either case such that the conditions set forth in Section 10.2(a), Section 10.2(b), Section 11.2(a) or Section 11.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s or Corning’s representations and warranties or breach by Parent or Corning is curable by such party through the exercise of its commercially reasonable efforts, then this Agreement shall not be terminable by Avanex pursuant to this Section 13.1(e) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Avanex to Parent or Corning, as the case may be, of such breach or inaccuracy and (ii) Parent or Corning, as the case may be, ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(e) as a result of such particular breach or inaccuracy if such breach by Parent or Corning is cured prior to such termination becoming effective);

(f) by Corning, upon a breach of any representation, warranty, covenant or agreement on the part of either Avanex or Parent set forth in this Agreement, or if any representation or warranty of Avanex or Parent shall have become inaccurate, in either case such that the conditions set forth in Section 11.3(a) or Section 11.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Avanex’s or Parent’s representations and warranties or breach by Avanex or Parent is curable by such party through the exercise of commercially reasonable efforts, then this Agreement shall not be terminable by Corning pursuant to this Section 13.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Corning to Avanex or Parent, as the case may be, of such breach or inaccuracy and (ii) Avanex or Parent, as the case may be, ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(f) as a result of such particular breach or inaccuracy if such breach by Avanex or Parent is cured prior to such termination becoming effective); and

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of either Avanex or Corning set forth in this Agreement, or if any representation or warranty of Avanex or Corning shall have become inaccurate, in either case such that the conditions set forth in Section 10.3(a) or Section 10.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Avanex’s or Corning’s representations and warranties or breach by Avanex or Corning is curable by such party through the exercise of its commercially reasonable efforts, then this Agreement shall not be terminable by Parent pursuant to this Section 13.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to Avanex or Corning, as the case may be, of such breach or inaccuracy and (ii) Avanex or Corning, as the case may be, ceasing to exercise its commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(g) as a result of such particular breach or inaccuracy if such breach by Avanex is cured prior to such termination becoming effective).

      13.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 8.5, this Section 13.2, Section 13.3 and Article XIV, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any intentional or willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      13.3     Fees and Expenses. Except as set forth in Section 13.1, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

      13.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Share Issuance by the stockholders of Avanex, provided, however, that after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of the parties.

      13.5     Extension; Waiver. At any time prior to the consummation of the transactions contemplated hereby, any party hereto, by action taken or authorized by its respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto for the benefit of such party and with respect to itself only, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto with respect to itself only, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE XIV

GENERAL PROVISIONS

      14.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Avanex, to:

Avanex Corporation

40919 Encyclopedia Circle
Fremont, California 94538
USA
Attention: Chief Executive Officer
Fax No.: (510)897-4189

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road
Palo Alto, CA 94304
USA
Attention: Mark A. Bertelsen
           Steve L. Camahort
Fax: 1-650-493-6811

Freshfields Bruckhaus Daringer

69 Boulevard Haussmann
75008 Paris
France
Attention: Martin J. Wright
Fax: 1 33 1 44 56 44 00/1/2/3

(b)	if to Parent, to:

Alcatel

54, rue La Boetie
75008 Paris
France
Attention:
General Counsel
Fax No.: 33 1 40 76 51 59

with a copy to:

Proskauer Rose LLP

1585 Broadway
New York, NY 10036
USA
Attention: Ronald R. Papa
Lauren Boglivi
Fax: 1-212-969-2900

(c)	if to Corning, to:

Corning Incorporated

One Riverfront Plaza
Corning, NY 14831
USA
Attention: Secretary
Fax No.: 1-607-974-6135

with a copy to:

Nixon Peabody LLP

Clinton Square
P.O. Box 31051
Rochester, NY 14803
USA
Attention: Deborah McLean Quinn
Fax: 1-866-947-0724

      14.2     Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.3     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      14.4     Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Disclosure Schedule, the Corning Disclosure Schedule and the Avanex Disclosure Schedule, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, provided, however, that the Confidentiality Agreements shall continue in full force and effect following the execution and delivery of this Agreement, the Share Acquisition Closing and the Asset Purchase Closing, and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person not a party hereto any rights or remedies hereunder, except as specifically provided in Section 12.2.

      14.5     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

      14.6     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      14.7     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties acknowledge that the implementation of certain obligations under this Agreement (e.g., the transfer of shares and assets) in a jurisdiction outside the United States may be subject to the law of such jurisdiction; however, if and to the extent that the application of such other law is not mandatory, the choice of law provisions of this Agreement shall apply. Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence an action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon it by mailing or delivering such service to the address set forth in Section 14.1 hereof, and (e) agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      14.8     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, each party waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      14.9     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Avanex can assign its rights and obligations to any direct or indirect wholly-owned Subsidiary of Avanex without such approval, but no such assignment shall relieve Avanex of its obligations hereunder. Any purported assignment in violation of this Section 14.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      14.10     Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

AVANEX CORPORATION

By:	/s/ WALTER ALESSANDRINI

Name: Walter Alessandrini

Title:	Chairman, Chief Executive Officer and President

ALCATEL

By:	/s/ PAUL WENSEL

Name: Paul Wensel

Title:	Senior International Counsel

CORNING INCORPORATED

By:	/s/ LAWRENCE D. MCRAE

Name: Lawrence D. McRae

Title:	Senior Vice President

[SIGNATURE PAGE TO SHARE ACQUISITION AND ASSET PURCHASE AGREEMENT]

ANNEX B

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

May 12, 2003

The Board of Directors

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Avanex Corporation (“Avanex”) of the Consideration (defined below) to be paid by Avanex pursuant to the terms and subject to the conditions set forth in the Share Acquisition and Asset Purchase Agreement, dated as of May 12, 2003 (the “Agreement”), among Avanex, Corning Incorporated (“Corning”) and Alcatel (“Alcatel”). As more fully described in the Agreement, (i) Avanex will acquire all of the outstanding share capital of Alcatel Optronics France SA, a wholly owned subsidiary of Alcatel (“Alcatel Optronics”), subject to certain cash contributions and post-closing adjustments as set forth in the Agreement, and certain intellectual property of Alcatel related to the business of Alcatel Optronics (the “Alcatel Optronics Acquisition”) in exchange for which Avanex will issue to Alcatel that number of shares of common stock, par value $0.001 per share, of Avanex (the “Avanex Common Stock”) equal to the product resulting from multiplying (a) 0.28 and (b) the quotient obtained by dividing (x) that number of shares of Avanex Common Stock outstanding immediately prior to the closing of the Transaction by (y) 0.55 (or, in the event that the Alcatel Optronics Acquisition is consummated and the Corning Business Acquisition is not consummated at any time, 0.72) (such number of shares, the “Alcatel Optronics Consideration”) and (ii) Avanex will acquire substantially all of the assets, and will assume certain liabilities, related to the optical components business (the “Corning Business”) of Corning, subject to certain cash contributions as set forth in the Agreement, (the “Corning Business Acquisition” and, together with the Alcatel Optronics Acquisition, the “Transaction”) in exchange for which Avanex will issue to Corning that number of shares of Avanex Common Stock equal to the product resulting from multiplying (a) 0.17 and (b) the quotient obtained by dividing (x) that number of shares of Avanex Common Stock outstanding immediately prior to the closing of the Transaction by (y) 0.55 (such number of shares, the “Corning Business Consideration”). For purposes of this opinion, “Consideration” shall mean the Alcatel Optronics Consideration and the Corning Business Consideration, collectively.

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Avanex and certain senior officers and other representatives and advisors of Alcatel and Corning concerning the business, operations and prospects of Alcatel Optronics and the Corning Business, respectively. We examined certain publicly available business and financial information relating to Avanex, Alcatel Optronics and the Corning Business as well as certain financial forecasts and other information and data relating to Avanex, Alcatel Optronics and the Corning Business which were provided to or otherwise reviewed by or discussed with us by the respective managements of Avanex, Alcatel and Corning, including information relating to the potential strategic implications and operational benefits anticipated by the management of Avanex to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Agreement in relation to, among other things: the historical and projected earnings and other operating data of Alcatel Optronics and the Corning Business; the capitalization of Alcatel Optronics and the financial condition of Avanex, Alcatel Optronics and the Corning Business. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Alcatel Optronics and the Corning Business. We also evaluated certain pro forma financial effects of the Transaction on Avanex.

The Board of Directors
Avanex Corporation
May 12, 2003

In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to Avanex, Alcatel Optronics and the Corning Business provided to or otherwise reviewed by or discussed with us, including adjustments to the forecasts and other information and data relating to Avanex, Alcatel Optronics and the Corning Business discussed with us by the management of Avanex, we have been advised by the respective managements of Avanex, Alcatel and Corning that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Avanex, Alcatel and Corning as to the future financial performance of Avanex, Alcatel Optronics and the Corning Business, respectively. We have been further advised by the management of Avanex that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Avanex with respect to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Transaction and the other matters covered thereby. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any term, condition or agreement material to our analysis and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Alcatel Optronics or the Corning Business or the contemplated benefits to Avanex of the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Alcatel Optronics or the Corning Business nor have we made any physical inspection of the properties or assets of Alcatel Optronics or the Corning Business. We are not expressing any opinion as to what the value of the Avanex Common Stock actually will be when issued in the Transaction or the price at which the Avanex Common Stock will trade at any time. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Avanex or the effect of any other transaction in which Avanex might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Avanex in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and are currently providing, services to Avanex, Alcatel and Corning unrelated to the proposed Transaction, for which services we and such affiliates have received and expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Avanex, Alcatel and Corning for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Avanex, Alcatel, Corning and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Avanex in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

The Board of Directors
Avanex Corporation
May 12, 2003

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid by Avanex in the Transaction is fair, from a financial point of view, to Avanex.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

PROXY

AVANEX CORPORATION

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

July 25, 2003

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Walter Alessandrini and Anthony A. Florence, or either of them, each with full power of substitution, to represent the undersigned at the special meeting of stockholders of Avanex Corporation and at any adjournments or postponements of the special meeting, and to vote, as designated on the reverse side, the number of shares the undersigned would be entitled to vote if personally present at the meeting. The special meeting will be held at 10:00 a.m. Pacific time on July 25, 2003 at 40919 Encyclopedia Circle, Fremont, California 94538.

      THE BOARD OF DIRECTORS OF AVANEX CORPORATION RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL  1 AND “FOR” PROPOSAL  2.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

▲ FOLD AND DETACH HERE ▲

     The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposal 1 and FOR Proposal 2.

Please mark your votes as indicated in this example	☒

1.	To approve the issuance of Avanex Corporation common stock to Alcatel in connection with the acquisition of the outstanding equity of Alcatel Optronics France SA, a subsidiary of Alcatel, pursuant to the Share Acquisition and Asset Purchase Agreement, dated as of May 12, 2003, between Avanex Corporation, Alcatel and Corning Incorporated.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve the issuance of Avanex Corporation common stock to Corning Incorporated in connection with the purchase of certain assets of Corning Incorporated, pursuant to the Share Acquisition and Asset Purchase Agreement, dated as of May 12, 2003, between Avanex Corporation, Alcatel and Corning Incorporated.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the special meeting, or any adjournment or postponement of the special meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Date:	, 2003

Signature:

Signature:

Please sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executives, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

▲ FOLD AND DETACH HERE ▲

(	INSTRUCTIONS IF VOTING BY TELEPHONE OR INTERNET QUICK * * * EASY * * * IMMEDIATE	:

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Use any touch-tone telephone or the Internet to transmit your voting instructions until 11:59 p.m. Eastern time on July 24, 2003.

You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

VOTE BY PHONE:

•	The phone number is 1-800-730-8458. You may call at any time. There is NO CHARGE to you for this call. This call requires a touch-tone telephone.

•	If you choose to vote on each proposal separately, press 0. You will hear these instructions:

To vote FOR, press 1, AGAINST, press 9, ABSTAIN, press 0. When asked, please confirm your vote by pressing 1.

VOTE BY INTERNET: The web address is www.proxyvoting.com/avnx

IF YOU VOTE BY PHONE OR INTERNET – DO NOT MAIL THE PROXY CARD

THANK YOU FOR VOTING.

Call * * Toll Free * * On a Touch-Tone Telephone 1-800-730-8458 – ANYTIME There is NO CHARGE to you for this call. OR Vote by Internet www.proxyvoting.com/avnx	CONTROL NUMBER for Telephone/Internet Voting